                                               Filed Pursuant to Rule 424(b)(2)
                                                  Registration Number 333-67805
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 25, 1998)

                               14,000,000 SHARES

                     [LOGO OF FEDERAL MOGUL APPEARS HERE]

                                 COMMON STOCK

                             ---------------------

  This is an offering of 14,000,000 shares of Common Stock, without par value, of Federal-Mogul Corporation.

  The U.S. underwriters will offer 12,000,000 shares in the United States and Canada and the international underwriters will offer 2,000,000 shares outside the United States and Canada. This is a firm commitment underwriting.

  The last reported sale price of the Common Stock, which is listed on the New York Stock Exchange under the symbol "FMO", on December 14, 1998, was $56 15/16 per share. See "Price Range of Common Stock and Dividends."

  INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-15 TO READ ABOUT CERTAIN RISKS THAT INVESTORS SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                         PER SHARE    TOTAL
                                                         --------- ------------
Public offering price...................................  $56.938  $797,125,000
Underwriting discount...................................  $ 1.623  $ 22,718,063
Proceeds to Federal-Mogul Corporation...................  $55.315  $774,406,937

  The U.S. underwriters may, under certain circumstances, purchase up to an additional 1,800,000 shares of Common Stock at the public offering price less the underwriting discount, solely to cover over-allotments. The international underwriters may similarly purchase up to an additional 300,000 shares.

  The underwriters expect to deliver the shares against payment in New York, New York on December 18, 1998.

BEAR, STEARNS & CO. INC.
               DONALDSON, LUFKIN & JENRETTE
                                  MERRILL LYNCH & CO.
                                              MORGAN STANLEY DEAN WITTER
                                                            SCHRODER & CO. INC.

         The date of this Prospectus Supplement is December 14, 1998.

                                    SUMMARY

  This summary may not contain all the information that may be important in deciding whether to purchase Common Stock. If you are considering purchasing Common Stock you should carefully review the information contained in this Prospectus Supplement, the accompanying Prospectus and the documents to which they refer before you make an investment decision. Federal-Mogul Corporation is referred to in this Prospectus Supplement and in the accompanying Prospectus as "Federal-Mogul" and "the Company."

                           FEDERAL-MOGUL CORPORATION

  Federal-Mogul is a leading global manufacturer and distributor of a broad range of engine components, other vehicular components and related products. The Company's products are primarily used in the manufacture and maintenance of:

  . automobiles and light trucks

  . heavy duty trucks

  . farm and construction vehicles and

  . industrial equipment.

  Federal-Mogul's products include:

  POWERTRAIN SYSTEM COMPONENTS, which are internal engine components, directly involved in creating a vehicle's movement. These components consist primarily of engine bearings, bushings, pistons, piston pins, rings, liners and ignition.

  SEALING SYSTEM COMPONENTS, which provide for the encapsulation of fluids and gases from the engine, transmission and axle and also prevent external objects from entering the systems. They consist of dynamic seals (which are found between components that move in relation to one another) and gaskets (which are located between components that are static in relation to one another).

  BRAKES AND FRICTION PRODUCTS, which are used primarily for vehicular brake systems. The acquisition of Cooper Automotive substantially expanded Federal-Mogul's existing brakes and friction business and management anticipates establishing brakes and friction products (previously administered together with the products listed under "general products") as a separate manufacturing operating unit.

  GENERAL PRODUCTS, which consist of Federal-Mogul's remaining product lines, primarily camshafts, sintered products (which are engine components made from powdered metal), chassis components and systems protection products (which are used for shielding against heat, noise, abrasion and stone impingement).

  Federal-Mogul markets its products to many of the world's major manufacturers of new vehicles ("original equipment manufacturers"). Federal-Mogul also manufactures and supplies its products and related parts to aftermarket customers (purchasers of replacement parts) for each category of equipment described above. Among Federal-Mogul's largest customers are BMW, Caterpillar, Cummins, DaimlerChrysler, Fiat, Ford, General Motors, LucasVarity, NAPA, Peugeot, Renault and Volkswagen/Audi (in alphabetical order).

  Founded in 1899, Federal-Mogul traditionally focused on the manufacture and distribution of engine bearings and sealing systems. From 1990 through 1996, Federal-Mogul pursued a strategy of opening retail auto parts stores in various domestic and international locations. These geographically dispersed stores proved burdensome to manage and resulted in substantial operating losses. In the fourth quarter of 1996, Federal-Mogul underwent a change of management, following which the Company initiated a significant restructuring program designed to refocus the Company on its core competency of manufacturing. As part of its restructuring, Federal-Mogul closed or sold substantially all of its retail operations. Federal-Mogul also began to pursue a growth strategy of acquiring complementary manufacturing companies that enhance the Company's product base, expand its global manufacturing operations and provide opportunities to capitalize on the Company's aftermarket distribution network and technological resources.

  In connection with its growth strategy, on March 6, 1998 Federal-Mogul acquired T&N plc ("T&N"), a U.K.-based supplier of engine and transmission products, for a total purchase price of approximately (Pounds)1.46 billion ($2.41 billion, converted at a blended exchange rate of 1 pound sterling to 1.6510 U.S. dollars). T&N manufactures and supplies high technology engineered automotive components and industrial materials including pistons, friction products, bearings, systems protection, camshafts and sealing products. On February 24, 1998, Federal-Mogul acquired Fel-Pro Incorporated and certain affiliated entities, which constitute the operating businesses of the Fel-Pro group of companies ("Fel-Pro"), a privately-owned automotive parts manufacturer, for total consideration of approximately $717 million. Fel-Pro is a premier gasket manufacturer for the North American aftermarket and original equipment heavy duty market. See "Recent Acquisitions."

                              RECENT DEVELOPMENTS

  On October 9, 1998, the Company acquired the automotive division of Cooper Industries, Inc. ("Cooper Automotive") for $1.9 billion (the "Cooper Acquisition"), excluding fees and expenses. Cooper Automotive, comprised of the Cooper Automotive and the Moog divisions of Cooper Industries, Inc., is a premier provider of leading brand name automotive products to the aftermarket and original equipment market. Cooper Automotive manufactures and distributes brake and friction products, chassis, ignition products and lighting and wiper products under well-known brand names including Champion, Moog, Abex, Wagner and Zanxx. Among Cooper Automotive's largest customers are AutoValue, Carquest, DaimlerChrysler, Ford, Fiat, General Motors and NAPA (in alphabetical order). Cooper Automotive had revenues in 1997 of $1.9 billion.

  Following the Cooper Acquisition, Federal-Mogul operates facilities at over 300 locations in 24 countries. On a pro forma basis adjusted for the acquisitions of T&N, Fel-Pro and Cooper Automotive and the dispositions of the T&N Bearings Business and the Fel-Pro Chemical Business (each as defined below), as if they had occurred on January 1, 1997, Federal-Mogul's total sales for 1997 were $6.6 billion. More detailed information regarding the Cooper Acquisition and its effect upon the Company is found under the captions "Unaudited Pro Forma Financial Data: T&N, Fel-Pro and Cooper Automotive" and "Recent Acquisitions," and in Annex I to this Prospectus Supplement.

  On October 27, 1998, Federal-Mogul entered into an agreement to sell T&N's thinwall and dry bearings (polymer bearings) operations (the "T&N Bearings Business") and certain other engine hard part assets to Dana Corporation for a purchase price of $430 million. Completion of the sale is subject to regulatory approval and is expected to occur by the end of 1998.

  The following charts set forth Federal-Mogul's net sales by market segment, geographic region and manufacturing division as a percentage of total net sales for the year ended December 31, 1997 on two differing pro forma bases. The charts on the left reflect the Company's composition after giving effect to (i) the T&N and Fel-Pro acquisitions (ii) the sale of the T&N Bearings Business and
(iii) the sale by Federal-Mogul in July 1998 of Fel-Pro Chemical Products, L.P. ("Fel-Pro Chemical Business"), as if each had occurred on January 1, 1997. The charts on the right reflect the Company's composition after giving effect to the Cooper Acquisition (as well as the events given effect in the charts on the left), as if each had occurred on January 1, 1997.

                                 Federal-Mogul
                       1997 Net Sales by Market Segment
      Pre-Cooper Automotive(1)             Post-Cooper Automotive(2)

      [PIE CHART APPEARS HERE]             [PIE CHART APPEARS HERE]

       52% Original Equipment               45% Original Equipment
       48% Aftermarket                      55% Aftermarket

                                 Federal-Mogul
                       1997 Net Sales by Geographic Region
      Pre-Cooper Automotive(1)             Post-Cooper Automotive(2)

      [PIE CHART APPEARS HERE]             [PIE CHART APPEARS HERE]

         49% North America                     57% North America
         11% Rest of World                     10% Rest of World
         40% Europe                            33% Europe

                                 Federal-Mogul
                   1997 Net Sales by Manufacturing Division
      Pre-Cooper Automotive(1)             Post-Cooper Automotive(2)

      [PIE CHART APPEARS HERE]             [PIE CHART APPEARS HERE]

       38% General Products                 37% Powertrain Systems
       22% Sealing Systems                  16% Brakes & Friction
       40% Powertrain Systems               28% General Products
                                            19% Sealing Systems

(1) Pro forma for the acquisitions of T&N and Fel-Pro and the dispositions of the T&N Bearings Business and the Fel-Pro Chemical Business.
(2) Pro forma for the acquisitions of T&N, Fel-Pro and Cooper Automotive and the dispositions of the T&N Bearings Business and the Fel-Pro Chemical Business.

                               BUSINESS STRATEGY

  Federal-Mogul's recent restructuring program and the acquisitions which followed focused the Company on its core competency of manufacturing and expanded the Company's product base, geographic reach and market penetration. Key elements of the Company's strategy for continuing this focused growth and further enhancing its market presence are as follows:

  . Systems Approach. Due to its broad manufacturing capabilities and product offerings, Federal-Mogul is one of a small number of manufacturers with the ability to seal entire engine, transmission and axle systems and to act as a single-source supplier of engine and sealing components. In addition, Federal-Mogul is committed to becoming a provider of complete engine modules for its original equipment customers. The Company believes that original equipment manufacturers of automobiles, trucks and other vehicles are increasingly seeking to reduce the number of suppliers from which they source parts and to develop relationships with suppliers that can offer integrated systems and modules in order to lower production costs, increase quality, provide better technology and shorten product development cycles. The T&N and Fel-Pro acquisitions expanded the Company's gasket, cast aluminum piston, large bearing and sealing product lines and added product lines for articulated pistons, cylinder liners and piston rings. These acquisitions are major steps toward Federal-Mogul's strategic goal of developing global engine and sealing systems for its original equipment customers. The Cooper Acquisition expands the Company's friction and brake components, ignition and lighting product lines and adds to the Company's system capabilities primarily in the brake/friction, lighting and ignition areas.

  . Continue Focus on New Product Innovation. The Company's expertise in engineering and research and development has made it a leader in virtually all of the product segments in which it competes. The Company utilizes the latest technologies, processes and materials to solve problems for customers and to bring new, innovative products to market. The Company has special competencies in alloy development, customized materials formulations, surface technology, advanced modeling and testing and systems engineering. These capabilities allow the Company to reduce production costs and to develop products that are more durable and exhibit better interaction with surrounding components. These innovative products better serve original equipment customers and aid brand development, resulting in a higher margin product mix.

  . Extend Global Manufacturing Reach. The Company intends to extend its manufacturing capabilities worldwide in response to the global expansion of its original equipment manufacturing customers. The acquisitions of T&N, Fel-Pro and Cooper Automotive substantially increased the Company's manufacturing presence, particularly in North America and Europe. Management believes expansion of manufacturing operations to follow the expansion of original equipment manufacturers into Latin America, Eastern Europe and Asia provides significant growth opportunities for the Company in the future.

  . Pursue Strategic Acquisitions. The vehicular engine and sealing component industry is large and highly fragmented. The Company believes that as original equipment manufacturers continue to outsource and reduce the number of suppliers, opportunities will exist for further consolidation within this industry. The Company believes that, through its established presence in these markets and its strong relationships with original equipment manufacturers worldwide, the Company is in a favorable position to capitalize on future industry consolidation. The Company's management has substantial experience in completing and integrating acquisitions within the automobile parts industry and believes that this experience will help it select and pursue acquisition opportunities that can enhance the Company's product base, expand its global manufacturing operations and further capitalize on the Company's aftermarket distribution network and technological resources.

  . Expand Aftermarket Presence. Approximately 48% of the Company's 1997 sales, on a pro forma basis adjusted for the acquisitions of T&N and Fel-Pro, were generated from the aftermarket. The Company believes that opportunities exist to further leverage its broad product offerings and to increase its penetration of the worldwide aftermarket. In addition, the Company believes that its ability to sell products developed for the original equipment market to aftermarket customers reduces the impact of adverse changes in demand for new vehicles. The Cooper Acquisition substantially expands the Company's presence in the worldwide aftermarket. On a pro forma basis, giving effect to the acquisitions of T&N, Fel-Pro and Cooper Automotive and the dispositions of the T&N Bearings Business and the Fel-Pro Chemical Business as if they had occurred on January 1, 1997, approximately 55% of the Company's 1997 sales were generated from the aftermarket.

  . EVA Focus. In 1997, Federal-Mogul adopted Economic Value Added (EVA(R)) as its primary system for evaluating financial performance (for purposes including planning, internal resource allocation and, to an increasing extent, determining incentive compensation). EVA is based upon comparison of the cost of capital with the return on such capital. EVA is equal to net operating profits after economic taxes less a charge for capital invested in the Company. This charge is equal to the product of the total capital invested in the Company and the targeted weighted average cost of capital. In connection with this effort, the Company's management places significant emphasis on improving the Company's financial performance and achieving various operating efficiencies through technical development, manufacturing, marketing and administrative rationalization. The Company's EVA improved significantly in 1997 due primarily to improved operating margins (which margins rose from 4.9% in 1996 to 7.7% in 1997) combined with $166 million of cash flow from continuing operations (net of expenditures for property, plant and equipment) in 1997. The Company is also applying EVA to the integration of T&N, Fel-Pro and Cooper Automotive to optimize synergies and cost savings. As the Company continues to expand both its product base and its geographic scope, management will evaluate investments and acquisitions based on both EVA and strategic importance. In addition, the Company currently determines compensation for certain top managers using an EVA based system and expects to increase the number of managers participating in its EVA based compensation system to over 200 in 1999.


                                ----------------

  Federal-Mogul is a Michigan corporation with its principal executive offices located at 26555 Northwestern Highway, Southfield, Michigan 48034. The Company's main telephone number is (248) 354-7700.

                                 THE OFFERINGS

Common Stock Offered (1)..
                           14,000,000 shares. The U.S. Underwriters are offering 12,000,000 of these shares initially in the United States and Canada (the "U.S. Offering"). The International Managers are offering 2,000,000 of these shares initially in a concurrent international offering outside the United States and Canada (the "International Offering"; the U.S. Offering and the International Offering are together referred to as the "Offerings"). See "Underwriting."

Common Stock to be
 Outstanding after the     70,362,595 shares
 Offerings (1) (2)........

Use of Proceeds........... Federal-Mogul will use the proceeds of the
                           Offerings to prepay certain indebtedness incurred to finance the acquisition of Cooper Automotive. See "Use of Proceeds."

NYSE Symbol...............
                           FMO

Risk Factors.............. Prospective investors should read and consider the discussion of certain risks of investing in the Common Stock which begins on page S-15. See "Risk Factors."
--------
(1) Assumes no exercise of the Underwriters' over-allotment options granted by the Company to the U.S. Underwriters for up to an additional 1,800,000 shares and to the International Managers for up to an additional 300,000 shares. See "Underwriters."
(2) Includes 3,038,721 shares issuable upon the exchange of the Company's Series E Mandatory Exchangeable Preferred Stock ("Series E Stock"), which are mandatorily exchangeable on February 24, 1999. Does not include: (i) 1,844,100 shares issuable upon exercise of outstanding options under Federal-Mogul's various stock option and incentive stock plans as of November 11, 1998, (ii) 3,710,637 additional shares reserved for issuance upon exercise of options not yet granted under those option plans and (iii) 11,165,049 shares reserved for issuance in connection with the Company's 7.0% Trust Convertible Preferred Securities.

                       SUMMARY HISTORICAL FINANCIAL DATA

  The following table presents summary historical financial information for Federal-Mogul, T&N, Fel-Pro and Cooper Automotive for the periods indicated. This summary historical financial data is taken from financial statements and notes filed with the Securities and Exchange Commission (and, in the case of financial data concerning Cooper Automotive, also reprinted in Annex I of this Prospectus Supplement), as described under "Presentation of Financial Information." Because the information in this table is only a summary and does not provide all of the information contained in the related financial statements, prospective investors in the Common Stock should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and other information which Federal-Mogul has filed with the Securities and Exchange Commission. See "Available Information."

FEDERAL-MOGUL

                                                                    NINE MONTHS ENDED
                                                                      SEPTEMBER 30,
                             YEAR ENDED DECEMBER 31,                   (UNAUDITED)
                          -------------------------------------     ----------------------
                            1997          1996          1995         1998(1)        1997
                          ---------     ---------     ---------     ---------     --------
                          (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Net sales...............  $ 1,806.6     $ 2,032.7     $ 1,999.8     $ 2,993.2     $1,391.6
Costs and expenses......   (1,703.7)(2)  (2,258.0)(3)  (2,000.7)(4)  (2,860.2)(5) (1,308.4)
Other income/(expense)..       (3.4)         (3.4)         (2.4)        (14.6)         1.3
Income tax (expense)
 benefit................      (27.5)         22.4          (2.5)        (62.6)       (24.7)
                          ---------     ---------     ---------     ---------     --------
Net earnings (loss)
 before extraordinary
 item...................       72.0        (206.3)         (5.8)         55.8         59.8
Extraordinary item--loss
 on early retirement of
 debt, net of applicable
 income tax benefit.....       (2.6)          --            --          (31.3)        (2.6)
                          ---------     ---------     ---------     ---------     --------
Net earnings (loss).....  $    69.4     $  (206.3)    $    (5.8)    $    24.5     $   57.2
                          =========     =========     =========     =========     ========
COMMON SHARE SUMMARY
 (DILUTED):
Earnings (loss) per
 share:
 Before extraordinary
  item..................  $    1.67     $   (6.20)    $   (0.42)    $    1.06     $   1.39
 Extraordinary item--
  loss on early
  retirement of debt,
  net of applicable
  income tax benefit....      (0.06)          --            --          (0.61)       (0.06)
                          ---------     ---------     ---------     ---------     --------
Net earnings (loss) per
 share..................  $    1.61     $   (6.20)    $   (0.42)    $    0.45     $   1.33
                          =========     =========     =========     =========     ========
Dividends declared per
 share..................  $    0.48     $    0.48     $    0.48     $   0.125     $   0.36
                          =========     =========     =========     =========     ========
Average shares and
 equivalents outstanding
 (in thousands)(6)......     41,854        34,659        34,642        51,272       41,839
CONSOLIDATED BALANCE
 SHEET DATA:
Total assets............  $ 1,802.1     $ 1,455.2     $ 1,701.1     $ 7,417.4          --
Short-term debt(7)......       28.6         280.1         111.9         170.9          --
Long-term debt..........      273.1         209.6         481.5       2,426.0          --
Shareholders' equity....      369.3         318.5         550.3       1,205.6          --
OTHER FINANCIAL
 INFORMATION:
Cash provided from (used
 by) operating
 activities.............  $   215.7     $   149.0     $   (34.7)    $   228.1     $  156.9
Cash provided from (used
 by) investing
 activities.............       (5.5)        (12.5)       (109.4)     (2,766.8)        48.8
Cash provided from (used
 by) financing
 activities.............      298.1        (122.8)        138.5       2,099.6       (218.3)
EBITDA(8)...............      190.8          95.0         154.0         419.9        146.3
Expenditures for
 property, plant,
 equipment and other
 long term assets.......       49.7          54.2          78.5         129.1         29.9
Depreciation and
 amortization expense...       52.8          63.7          61.0         149.2         40.7

                          Footnotes on following page

--------
(1) Reflects first time consolidation of T&N and Fel-Pro as of March 6, 1998 and February 24, 1998, respectively.
(2) Includes $1.1 million for a net restructuring credit, a $2.4 million charge for an adjustment of assets held for sale to fair value and other long-lived assets, a $1.6 million credit for reengineering and other related charges, and a $10.5 million net charge related to the British pound currency option.
(3) Includes $57.6 million for a restructuring charge, $151.3 million for adjustment of assets held for sale to fair value and other long lived assets and $11.4 million relating to reengineering and other related charges.
(4) Includes $26.9 million for restructuring charges, $51.8 million for adjustment of assets held for sale to fair value and other long lived assets and $13.9 million relating to reengineering and other related charges.
(5) Includes $18.6 million for a purchased in-process research and development charge, $3.9 million for net restructuring charges, $19.0 million of charges for adjustment of assets held for sale to fair value and other long-lived assets, and a $13.3 million net gain on British pound currency option and forward contract.
(6) On June 10, 1998, Federal-Mogul completed a primary offering of 10,537,093 shares of Common Stock. Federal-Mogul used the net proceeds therefrom, which approximated $592.3 million, to repay outstanding debt incurred for financing the T&N acquisition. In addition, 422,581 shares of the Series E stock were converted to 2,112,907 shares of common stock and were sold in a secondary offering by the holders thereof (collectively, the "June Equity Offering").
(7) Includes current maturities of long-term debt.
(8) "EBITDA" represents the sum of income before interest income and expense, expense associated with the Company-obligated mandatatorily redeemable preferred securities of subsidiary trust holding solely convertible subordinated debentures of the Company, income taxes and extraordinary items, plus depreciation and amortization as well as nonrecurring items including gains on the sale of businesses, restructuring and reengineering charges, adjustments of assets held for sale to fair value and other long-lived assets, the net effect of British pound currency option and forward contract, and purchased in-process research and development charge. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities, for the purpose of analyzing Federal-Mogul's operating performance, financial position and cash flows. EBITDA measures are calculated differently by other companies. As such, the EBITDA measures presented may not be comparable to other similarly titled measures of other companies. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.
T&N

                                                      YEAR ENDED
                                                     DECEMBER 31,
                                            --------------------------------
                                                 1997             1996
T&N HISTORICAL IN U.K. GAAP                 ---------------  ---------------
                                             (POUNDS STERLING IN MILLIONS)
CONSOLIDATED PROFIT AND LOSS ACCOUNTS
 DATA:
Total turnover excluding associated
 undertakings.............................  (Pounds)1,799.1  (Pounds)1,956.0
Cost of sales.............................         (1,293.5)        (1,418.3)
Other operating expenses..................           (331.6)          (370.3)
Other, net................................             11.2           (560.2)(1)
Tax on profit (loss) on ordinary
 activities...............................            (62.8)            (8.0)
                                            ---------------  ---------------
Profit/(loss) attributable to
 shareholders.............................  (Pounds)  122.4  (Pounds) (400.8)
                                            ===============  ===============
CONSOLIDATED BALANCE SHEET DATA:
Total assets..............................  (Pounds)1,576.2  (Pounds)1,558.3
Borrowings due within one year............            103.7             77.2
Borrowings due after more than one year...            285.4            260.2
Equity shareholders' funds at end of year.            191.4            118.3
                                                      YEAR ENDED
                                                     DECEMBER 31,
                                            --------------------------------
                                                 1997             1996
T&N UNAUDITED PRO FORMA IN U.S. GAAP(2)(3)  ---------------  ---------------
                                                 (DOLLARS IN MILLIONS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales.................................  $       2,948.4  $       3,055.4
Costs and expenses........................         (2,698.7)        (4,058.6)(1)
Income tax (expense) benefit..............           (159.3)           278.5
                                            ---------------  ---------------
Net earnings (loss).......................  $          90.4  $        (724.7)
                                            ===============  ===============
CONSOLIDATED BALANCE SHEET DATA:
Total assets..............................  $       3,120.1  $       3,299.5
Short-term debt...........................            125.4             68.1
Long-term debt............................            469.5            445.2
Shareholders' equity......................            466.5            456.1
OTHER FINANCIAL INFORMATION:
Cash flow provided from (used by)
 operating activities.....................  $         268.8  $         115.6
Cash flow provided from (used by)
 investing activities.....................           (116.7)          (211.8)
Cash flow provided from (used by)
 financing activities.....................           (125.0)            80.1
EBITDA(4).................................            421.3            390.2
Expenditures for property, plant,
 equipment and other long term assets.....            170.9            179.2
Depreciation and amortization expense.....            167.6            161.9

                          Footnotes on following page

--------
(1) Includes charge for asbestos-related costs of (Pounds)515 million under U.K. GAAP and $1.164 billion under U.S. GAAP.
(2) The T&N historical financial statements were prepared in accordance with U.K. GAAP, which differs in certain significant respects from U.S. GAAP (see Note 29 to the T&N Financial Statements, which can be found in Federal-Mogul's Form 8-K filed on April 7, 1998). The following table reconciles the T&N profit/(loss) attributable to shareholders as reported under U.K. GAAP to net earnings/(loss) as stated under U.S. GAAP:

                                                           YEAR ENDED
                                                          DECEMBER 31,
                                                  -----------------------------
                                                      1997            1996
                                                  -------------  --------------
                                                         (IN MILLIONS)
   Profit/(loss) attributable to shareholders as
    reported under U.K. GAAP--stated in pound
    sterling....................................  (Pounds)122.4  (Pounds)(400.8)
   Converted to U.S. dollars....................  $       201.4  $       (628.4)
   U.S. GAAP adjustments (in U.S. dollars):
   Amortization of goodwill.....................          (11.2)           (5.3)
   Amortization of patents......................           (2.6)           (2.5)
   Deferred taxation--full provision............          (67.1)          158.7
   Tax effect of other U.S. GAAP reconciling
    items.......................................            3.0           121.8
   Pension costs................................          (11.5)          (23.7)
   Asbestos provision discount..................           (0.8)         (355.9)
   Depreciation on fixed asset revaluations.....            9.5             9.7
   Carrying value of investments................          (31.6)            --
   Other........................................            2.1             2.0
   Minority interests...........................           (0.8)           (1.1)
                                                  -------------  --------------
   Net earnings (loss) under U.S. GAAP..........  $        90.4  $       (724.7)
                                                  =============  ==============

(3) Operating results and balance sheet data for 1997 have been translated at a rate of 1.6453 U.S. dollars to 1 pound sterling and 1.6451 U.S. dollars to 1 pound sterling, respectively. Operating results and balance sheet data for 1996 have been translated at a rate of 1.5680 U.S. dollars to 1 pound sterling and 1.7110 U.S. dollars to 1 pound sterling, respectively.
(4) "EBITDA" represents the sum of income before interest income and expense and income taxes, plus depreciation and amortization as well as nonrecurring items including gains on the sale of businesses, the cost and gains associated with options over shares of Kolbenschmidt AG, asbestos related costs and bid costs. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities, for the purpose of analyzing T&N's operating performance, financial position and cash flows. EBITDA measures are calculated differently by other companies. As such, the EBITDA measures presented may not be comparable to other similarly titled measures of other companies. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

FEL-PRO

                                                              YEAR ENDED
                                                       -------------------------
                                                       DECEMBER 28, DECEMBER 29,
                                                           1997         1996
                                                       ------------ ------------
                                                         (DOLLARS IN MILLIONS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales............................................    $ 489.3      $ 448.0
Costs and expenses...................................     (442.3)      (408.7)
Income tax expense...................................      (25.5)        (6.9)
                                                         -------      -------
Net earnings.........................................    $  21.5      $  32.4
                                                         =======      =======
CONSOLIDATED BALANCE SHEET DATA:
Total assets.........................................    $ 270.1      $ 261.8
Short-term debt......................................        --           --
Long-term debt.......................................        --           --
Shareholders' equity.................................      139.9        151.8
OTHER FINANCIAL INFORMATION:
Cash provided from (used by) operating activities....    $  51.7      $  31.1
Cash provided from (used by) investing activities....      (18.5)       (30.6)
Cash provided from (used by) financing activities....      (33.2)        (0.5)
EBITDA(1)............................................       58.4         50.5
Expenditures for property, plant, equipment and other
 long term assets....................................       18.3         14.1
Depreciation and amortization expense................       11.5         11.3

--------
(1) "EBITDA" represents the sum of income before income taxes, plus depreciation and amortization. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities, for the purpose of analyzing Fel-Pro's operating performance, financial position and cash flows. EBITDA measures are calculated differently by other companies. As such, the EBITDA measures presented may not be comparable to other similarly titled measures of other companies. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

COOPER AUTOMOTIVE
                                                            NINE MONTHS ENDED
                                   YEAR ENDED                 SEPTEMBER 30,
                                  DECEMBER 31,                 (UNAUDITED)
                               -----------------------     --------------------
                                 1997          1996          1998       1997
                               ---------     ---------     ---------  ---------
                                   (DOLLARS IN                 (DOLLARS IN
                                    MILLIONS)                   MILLIONS)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Revenues.....................  $ 1,873.2     $ 1,903.2     $ 1,400.8  $ 1,423.8
Costs and expenses...........   (1,738.9)(1)  (1,813.4)(1)  (1,238.4)  (1,320.6)
Other expense................      (14.4)        (13.2)         (7.1)      (9.2)
Income tax expense...........      (54.3)        (49.1)        (64.4)     (42.5)
                               ---------     ---------     ---------  ---------
Net earnings.................  $    65.6     $    27.5     $    90.9  $    51.5
                               =========     =========     =========  =========
CONSOLIDATED BALANCE SHEET
 DATA:
Total assets.................  $ 2,619.6     $ 2,659.2     $ 2,705.3  $     --
Short-term debt(2)...........       35.5           6.1           2.9        --
Long-term debt...............        3.6           7.1           1.6        --
Net assets...................    1,804.6       1,849.6       1,954.3        --
OTHER FINANCIAL INFORMATION:
Cash provided from (used by)
 operating activities........  $   157.5     $   173.6     $   104.8  $   107.9
Cash provided from (used by)
 investing activities........      (95.4)       (132.6)        (40.6)     (68.7)
Cash provided from (used by)
 financing activities........      (66.5)        (38.3)        (37.0)     (27.0)
EBITDA(3)....................      274.5         280.4         228.1      211.9
Expenditures for property,
 plant, equipment and other
 long-term assets............       78.4          87.1          43.7       58.7
Depreciation and amortization
 expense.....................       97.6         101.1          72.4       73.7

--------
(1) Includes nonrecurring charges of $55.9 million and $102.0 million for 1997 and 1996, respectively. See Note 3 to the Cooper Automotive Financial Statements in Annex I of this Prospectus Supplement.
(2) Includes current maturities of long-term debt.
(3) "EBITDA" represents the sum of income before interest income and expense and income taxes, plus depreciation and amortization, as well as nonrecurring items. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities, for the purpose of analyzing Cooper Automotive's operating performance, financial position and cash flows. EBITDA measures are calculated differently by other companies. As such, the EBITDA measures presented may not be comparable to other similarly titled measures of other companies. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

  The following table presents summary pro forma financial information for the periods indicated and on September 30, 1998, prepared on the following bases:
(i) as adjusted to give effect to the acquisitions of T&N and Fel-Pro, the dispositions of the T&N Bearings Business and the Fel-Pro Chemical Business, and the June Equity Offering, as if they had occurred at the beginning of each period for which information is presented and on September 30, 1998, and (ii) as adjusted for the factors in clause (i), and as further adjusted to give effect to the Cooper Acquisition and the Offerings as if they had occurred at the beginning of each period for which information is presented and on September 30, 1998. This summary pro forma financial data is taken from the "Unaudited Pro Forma Financial Data" included elsewhere in this Prospectus Supplement.

  The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have occurred had the relevant events happened on the dates indicated, nor are they necessarily indicative of Federal-Mogul's future results of operations or financial position. The unaudited pro forma financial information does not include expected synergies, cost benefits and related restructuring charges in connection with the acquisitions of T&N, Fel-Pro and Cooper Automotive. Because the information in this table is only a summary and does not provide all of the information contained in the related financial statements, prospective investors in the Common Stock should read this table together with "Unaudited Pro Forma Financial Data" herein and the financial statements and other information which Federal-Mogul has filed with the Securities and Exchange Commission. See "Available Information."

  The unaudited pro forma financial information gives effect to the acquisitions using the purchase method of accounting. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma financial information and are based upon preliminary available information and upon certain assumptions made by management of Federal-Mogul. Accordingly, the pro forma adjustments reflected in the unaudited pro forma financial information are preliminary and subject to revision. Such revision could be material.

                                PRO FORMA COMBINED FOR
                             T&N AND FEL-PRO ACQUISITIONS,
                              THE DISPOSITIONS OF THE T&N            PRO FORMA COMBINED AS
                            BEARINGS BUSINESS AND THE FEL-           FURTHER ADJUSTED FOR
                          PRO CHEMICAL BUSINESS, AND THE JUNE       THE COOPER ACQUISITION
                                    EQUITY OFFERING                AND FOR THE OFFERINGS(1)
                          ----------------------------------- -----------------------------------
                                            NINE MONTHS ENDED                   NINE MONTHS ENDED
                             YEAR ENDED       SEPTEMBER 30,      YEAR ENDED       SEPTEMBER 30,
                          DECEMBER 31, 1997       1998        DECEMBER 31, 1997       1998
                          ----------------- ----------------- ----------------- -----------------
                                 (DOLLARS IN MILLIONS,               (DOLLARS IN MILLIONS,
                               EXCEPT PER SHARE AMOUNTS)           EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Net sales...............      $ 4,791.1         $ 3,528.8         $ 6,644.7         $ 4,919.7
Costs and expenses......       (4,657.4)         (3,400.4)         (6,482.3)         (4,709.6)
Income tax expense......         (130.4)            (62.7)           (150.4)            (95.5)
                              ---------         ---------         ---------         ---------
Net earnings before
 extraordinary items and
 nonrecurring
 charges(2).............      $     3.3         $    65.7         $    12.0         $   114.6
                              =========         =========         =========         =========
COMMON SHARE SUMMARY
 (DILUTED):
Earnings (loss) per
 share before
 extraordinary item and
 nonrecurring
 charges(3).............      $   (0.08)        $    1.09         $    0.08         $    1.56
                              =========         =========         =========         =========
Average shares and
 equivalents outstanding
 (in thousands).........         49,300            58,600            64,000            72,600
BALANCE SHEET DATA:
Total assets............             NA         $ 7,417.4                NA         $10,110.5
Total debt..............             NA           2,596.9                NA           3,752.8
Shareholders' equity....             NA           1,205.6                NA           1,974.2
OTHER FINANCIAL
 INFORMATION:
EBITDA(4)...............      $   592.6         $   464.9         $   870.2         $   690.9
Expenditures for
 property, plant,
 equipment and other
 long-term assets.......          238.5             159.9             316.9             203.6
Depreciation and
 amortization expense...          245.4             174.9             337.6             244.0

                          Footnotes on following page

--------
(1) Summary pro forma financial information is as adjusted to give effect to the following: (i) the acquisitions of T&N and Fel-Pro, the dispositions of the T&N Bearings Business and the Fel-Pro Chemical Business, and the June Equity Offering, (ii) the Cooper Acquisition, and (iii) the sale by the Company of 14.0 million shares of Common Stock in the Offerings at a purchase price of $56 15/16 per share, in each case as if these events had each occurred at the beginning of each period for which information is presented and on September 30, 1998. See "Use of Proceeds."
(2) The unaudited pro forma statements of operations include only the results of ongoing operations and exclude such impacts as extraordinary items, nonrecurring items relating directly to the acquisitions, synergies and expected cost benefits associated with the integration of the acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Recent Acquisitions."
(3) Earnings (loss) per share as calculated for the pro forma combined entity includes a decrease to net earnings of $7.0 million and $2.7 million in preferred dividend requirements for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively.
(4) "EBITDA" represents the sum of income before interest income and expense, expense associated with the Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely convertible subordinated debentures of the Company, income taxes and extraordinary items, plus depreciation and amortization as well as nonrecurring items including gains on the sale of businesses, restructuring and reengineering charges, adjustments of assets held for sale to fair value and other long lived assets, the net effect of British pound currency option and forward contract, gains associated with options over shares in Kolbenschmidt AG, bid costs and nonrecurring charges of Cooper Automotive. EBITDA should not be construed as a substitute for income from operations, net income or cash flow operating activities, for the purpose of analyzing Federal-Mogul's operating performance, financial position and cash flows. EBITDA measures are calculated differently by other companies. As such, the EBITDA measures presented may not be comparable to other similarly titled measures of other companies. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

                                 RISK FACTORS

  An investment in Common Stock involves various risks. If you are considering purchasing Common Stock, you should carefully review the information contained in this Prospectus Supplement, the accompanying Prospectus and the documents to which they refer. You should particularly consider the following factors:

EFFECT OF SUBSTANTIAL LEVERAGE

  Federal-Mogul incurred a significant amount of debt when it purchased T&N, Fel-Pro and Cooper Automotive. The Company will use the net proceeds of the Offerings to repay a portion of this debt, but the Company will continue to be highly leveraged. The following chart contains important financial statistics as of September 30, 1998, adjusted to account for the Cooper Acquisition as if it had been completed by that date:

           Total short-term debt............... $  173.8 million
           Total long-term debt................ $4,352.6 million
         Total debt............................ $4,526.4 million
           Company-obligated mandatorily
            redeemable preferred securities of
            subsidiary trust holding solely
            convertible subordinated debentures
            of the Company..................... $  575.0 million
           Minority interest in consolidated
            subsidiaries....................... $   62.4 million
           Shareholders' equity................ $1,205.6 million
         Total capitalization.................. $6,369.4 million

  This means that as of September 30, 1998, accounting for the Cooper Acquisition as if it had been completed by that date:

    . the Company's ratio of debt to total capitalization was 71%; and

    . the Company's ratio of long-term debt to total capitalization was 68%.

  Federal-Mogul intends to use the net proceeds of the Offerings to repay approximately $773.6 million of its existing bank debt ($889.7 million if the Underwriters' overallotment options are exercised in full). In addition, Federal-Mogul has signed an agreement to sell the T&N Bearings Business for $430 million. The Company will use the proceeds received from this sale, after deducting taxes, to repay indebtedness. However, because the sale has not yet been completed, the Company cannot be certain of the net proceeds it will receive.

  Federal-Mogul's leverage may have important consequences to holders of the Common Stock. For example, it could:

    . limit Federal-Mogul's ability to obtain additional financing to fund future working capital requirements, capital expenditures, debt service requirements, acquisitions or other general corporate requirements;

    . require Federal-Mogul to use a substantial portion of its cash flow from operations to pay principal and interest on its indebtedness, which reduces the funds the Company will have available to finance operations and future business opportunities;

    . place Federal-Mogul at a competitive disadvantage to those of its competitors that may be less leveraged; and

    . increase Federal-Mogul's vulnerability to adverse economic and industry conditions.

  In addition, since certain of Federal-Mogul's debt is at variable rates of interest, Federal-Mogul will be vulnerable to increases in interest rates. Increases in interest rates could have a material adverse effect on Federal-Mogul's operations, liquidity and financial condition. Federal-Mogul's ability to make scheduled principal and interest payments on its indebtedness and its ability to refinance its indebtedness depend on the Company's future performance. This performance is, to a certain extent, subject to economic, financial, competitive and other factors beyond Federal-Mogul's control.

  It is possible that in the future Federal-Mogul's business may not continue to generate sufficient cash flow from operations to service its debt and make necessary capital expenditures. If this occurs, Federal-Mogul may be required to adopt one or more alternatives, such as reducing or delaying planned expansion, selling assets, restructuring debt or obtaining additional equity capital. There is no certainty that any of these strategies could be implemented on satisfactory terms or without substantial additional expense for Federal-Mogul. These and other factors could have a material adverse effect on the results of operations, liquidity and financial condition of Federal-Mogul and on the marketability, price and future value of the Common Stock.

  The Credit Agreements (as hereinafter defined) limit Federal-Mogul's ability to incur additional debt and to dispose of assets. The Credit Agreements also require Federal-Mogul to make interest and principal payments and payments from material disposals, from "excess cash flow" and from the proceeds of certain issuances of capital stock or debt. The Company must also comply with certain financial ratios and minimum net worth tests. See "Description of Certain Indebtedness." There is no certainty that these requirements will be met in the future. If Federal-Mogul does not comply with these requirements, the resulting default under the Credit Agreements could lead to acceleration of the related debt. Other indebtedness that contain cross-acceleration or cross-default provisions could also be accelerated. In such a case, Federal-Mogul might not be able to refinance or otherwise repay such indebtedness.

  Federal-Mogul may also incur substantial debt in the future, although its ability to do so is restricted by the Credit Agreements. For more information regarding the Company's debt and capitalization, see "Capitalization" and "Description of Certain Indebtedness."

INTEGRATION OF BUSINESSES

  Federal-Mogul's business grew in size and complexity due to the acquisitions of T&N, Fel-Pro and Cooper Automotive. Federal-Mogul must integrate operations, management and personnel of four businesses that previously operated independently and may encounter difficulties completing this integration. Any material delays or unexpected costs the Company incurs in connection with the integration process could have a material adverse effect on Federal-Mogul and its results of operations, liquidity and financial condition.

SYNERGY AND VALUATION OF CERTAIN ACQUIRED ASSETS AND LIABILITIES

  Federal-Mogul analyzed possible economic synergies it hoped to realize as a result of the acquisitions of T&N, Fel-Pro and Cooper Automotive. It is possible that Federal-Mogul will not achieve the desired levels of synergies. If the Company fails to achieve its desired levels of synergies, it could have a material adverse effect on the business, results of operations, liquidity and financial condition of Federal-Mogul.

  Federal-Mogul has announced that it intends to incur restructuring charges and related costs of $195 million in connection with synergies targeted for the T&N and Fel-Pro acquisitions. Of this amount, $54 million will be recognized as expense as incurred and $141 million was recorded as a direct cost of the acquisitions. This is moderately less than the annual level of synergy benefits anticipated from those acquisitions in the year 2000. See "Recent Acquisitions." In connection with the Cooper Acquisition, Federal-Mogul expects to incur restructuring charges and related costs of $126 million. Of this amount, $38 million will be recognized as expense as incurred and $88 million was recorded as a direct cost of the acquisition. See Annex I to this Prospectus Supplement. It is possible that such costs will be substantially greater than these amounts or that achieving such synergies will require additional costs or charges to earnings in future periods. In connection with the acquisitions of T&N, Fel-Pro and Cooper Automotive, the Company is performing valuations of certain acquired assets and liabilities. The unaudited pro forma financial information is based upon preliminary available information and upon certain assumptions made by management of Federal-Mogul. As a result, the financial information may be materially revised as new information becomes available. Any such cost or charges could have a material adverse effect on the business, results of operations, liquidity and financial condition of Federal-Mogul.

T&N'S ASBESTOS LIABILITY

  T&N and certain of its subsidiaries are among many defendants named in a large number of court actions brought in the United States, and a smaller number of claims brought in the United Kingdom, relating to alleged asbestos-related diseases resulting from exposure to asbestos or products containing asbestos. T&N is also one of many defendants named in a small number of U.S. property damage claims. Prior to and including 1996, T&N incurred significant charges to income in connection with settling claims, establishing reserves for asbestos liabilities and obtaining insurance coverage for certain asbestos liabilities. Prior to its acquisition by Federal-Mogul, T&N secured, by payment of a premium of (Pounds)92 million, a (Pounds)500 million layer of insurance which will be triggered should the aggregate number of claims notified after June 30, 1996, where the exposure occurred prior to that date ("IBNR claims"), exceed (Pounds)690 million. In connection with the T&N acquisition, Federal-Mogul recorded reserves for IBNR claims up to the self-retention amount of T&N's IBNR insurance policies. In addition, the Company has provided reserves for claims notified before June 30, 1996. As of September 30, 1998, the Company has provided $1.292 billion as its estimate for future costs related to resolving asbestos claims. For a more detailed description of T&N's asbestos liabilities and the financial impact of these liabilities on the Company, see "Business--Legal Proceedings," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Federal-Mogul--Asbestos Liability and Legal Proceedings" "--T&N-- Asbestos" and Notes 19 and 28 to the T&N Financial Statements (found in the Company's Form 8-K filed on April 7, 1998). Although T&N has carefully projected its future asbestos liability, the assumptions underlying such projections continuously change and it is therefore not possible to project with certainty the number of such claims that may be made nor the expenditure which may arise therefrom. T&N may be subject to material additional liabilities and significant additional litigation relating to asbestos that would result in additional charges not covered by reserves or insurance. Any such liabilities or litigation could have a material adverse effect on Federal-Mogul's results of operations, business, liquidity and financial condition.

ACQUISITION STRATEGY

  One of Federal-Mogul's principal business strategies is to acquire businesses in order to expand its manufacturing and distribution capabilities. Federal-Mogul intends to acquire companies that it believes complement its existing business and will achieve satisfactory rates of return. Federal-Mogul is usually engaged in various stages of evaluating potential acquisition candidates, and the Company expects to complete as quickly as possible any acquisition that it believes meets its criteria. Federal-Mogul may not succeed in completing each potential acquisition and may not in the future succeed in locating and acquiring appropriate companies on attractive terms, integrating acquired companies or realizing desired benefits of such acquisitions.

  Federal-Mogul believes that it will require significant capital expenditures to successfully implement its acquisition strategy, which it might not be able to fund from its cash from operations. Therefore, Federal-Mogul may borrow money or otherwise obtain financing for future acquisitions. Holders of the Common Stock may be affected by Federal-Mogul's incurrence of additional debt. See "--Effect of Substantial Leverage." If Federal-Mogul is unable to obtain suitable financing, it may be unable to complete future acquisitions.

CYCLICAL NATURE OF AUTOMOTIVE INDUSTRY

  Federal-Mogul's principal operations are directly related to automobile sales and production in the United States and abroad. Automobile sales and production are cyclical and can be affected by the strength of a country's general economy. In addition, automobile production and sales can be affected by labor relations, regulatory requirements, trade agreements and other factors. A decline in automotive sales and production would likely affect not only sales to original equipment customers (purchasers of new automobiles) but also sales to aftermarket customers (purchasers of replacement parts) and could result in a decline in Federal-Mogul's results of operations or a deterioration in Federal-Mogul's financial condition. If demand changes and Federal-Mogul fails to respond appropriately, its results of operations could be adversely affected. In addition, technical improvements in automotive component designs may adversely affect aftermarket demand.

INTERNATIONAL OPERATIONS

  Federal-Mogul has manufacturing and distribution facilities in many countries, principally in North America, Europe and Latin America. The acquisition of T&N significantly increased the portion of Federal-Mogul's business located outside the United States, though the Cooper Acquisition will partially offset this effect. International operations are subject to certain risks including (i) exposure to local economic conditions, (ii) exposure to local political conditions (including the risk of seizure of assets by foreign governments), (iii) currency exchange rate fluctuations and currency controls and (iv) export and import restrictions. The likelihood of such occurrences and their potential effect on Federal-Mogul are unpredictable and vary from country to country.

FOREIGN CURRENCY RISK

  Certain Federal-Mogul operating entities report their financial condition and results of operations in various foreign currencies (including pounds sterling, German marks and, to a lesser extent South African rand and French francs). Federal-Mogul translates the reported amounts into U.S. dollars at the applicable exchange rates in preparing its consolidated financial statements. As a result, the fluctuating value of the dollar against these foreign currencies will affect reported sales and operating margin of T&N and other subsidiaries, as consolidated into Federal-Mogul. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Federal-Mogul--Year Ended December 31, 1997 Compared with Year Ended December 31, 1996 and Year Ended December 31, 1996 Compared with Year Ended December 31, 1995--Foreign Currency and Commodity Contracts."

  In addition, Federal-Mogul is exposed to a risk of loss from changes in foreign exchange rates whenever Federal-Mogul or one of its foreign subsidiaries enters into a purchase or sales transaction using a currency that is not its normal currency. While the Company reduces such risks by matching revenues and costs with the same currency, changes in currency exchange rates could have a material adverse effect on Federal-Mogul's financial condition or results of operations.

COMPETITION

  The global vehicular parts business is highly competitive. Federal-Mogul competes with many of its customers that produce their own components as well as with independent manufacturers and distributors of components in the United States and abroad. Certain of the Company's competitors have significantly greater financial and other resources than the Company. If the Company is unable to respond successfully to changing competitive conditions demand for its products may decline.

                          FORWARD-LOOKING STATEMENTS

  Some of the statements contained or incorporated in this Prospectus Supplement and the accompanying Prospectus discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. Forward-looking information in this Prospectus Supplement and the accompanying Prospectus includes information regarding:

    . plans to integrate the businesses of T&N, Fel-Pro and Cooper Automotive into Federal-Mogul;

    . plans to address computer software issues related to the approach of the year 2000;

    . estimated proceeds of planned dispositions and the effects of such dispositions on Federal-Mogul's balance sheet and statement of operations; and

    . the scope and effect of T&N's asbestos liability.

  Important factors and risks that may cause actual results to differ from projections include, for example:

    . those relating to the combination of Federal-Mogul's business with those of T&N, Fel-Pro and Cooper Automotive;

    . the anticipated synergies, cost benefits, operating efficiencies, restructuring charges and related costs in connection with those acquisitions;

    . conditions in the automotive components industry;

    . certain global and regional economic conditions; and

    . other factors which may be described in the Company's future filings with the Securities and Exchange Commission.

                                USE OF PROCEEDS

  The net proceeds to Federal-Mogul from the sale of the 14.0 million shares of Common Stock offered in the Offerings are estimated to be $773.6 million ($889.7 million if the Underwriters' over-allotment options are exercised in full). This assumes a public offering price of $56 15/16 per share, after deducting the estimated underwriting discount and offering expenses, estimated at $23.6 million ($27.0 million if the Underwriters' over-allotment options are exercised in full).

  Federal-Mogul intends to use the net proceeds of the Offerings to prepay a portion of the New Interim Loans (as defined below), the outstanding principal balance of which is $1.55 billion. The New Interim Loans currently bear interest at a floating rate based upon, at Federal-Mogul's option, either (i) the higher of the prime rate of The Chase Manhattan Bank ("Chase") and 0.5% in excess of the overnight federal funds rate, plus (in each case) a margin of 1.25% or (ii) the average of the offering rates of certain banks in the London interbank eurodollar market for U.S. dollar deposits plus a margin of 2.25%. The New Interim Loans are scheduled to mature on April 9, 2000. Amounts borrowed under the New Interim Loans were used as part of the financing of the acquisition of Cooper Automotive. See "Recent Acquisitions--Financing of the Acquisitions" and "Description of Certain Indebtedness."

                                EXCHANGE RATES

  The following table sets forth, for the periods and dates indicated, certain information concerning the noon buying rate in New York City for cable transfers in pounds sterling, as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") for pounds sterling expressed in U.S. dollars per (Pounds)1.00. On December 14, 1998, the Noon Buying Rate was (Pounds)1.00=$1.6885.

CALENDAR PERIOD                                HIGH   LOW  AVERAGE(1) PERIOD END
---------------                                ----- ----- ---------- ----------
1998, through December 14, 1998............... $1.72 $1.61   $1.66      $1.69
1997.......................................... $1.70 $1.58   $1.64      $1.64
1996.......................................... $1.71 $1.49   $1.57      $1.71
1995.......................................... $1.64 $1.53   $1.58      $1.55
1994.......................................... $1.64 $1.46   $1.54      $1.57
1993.......................................... $1.59 $1.42   $1.50      $1.48

--------
(1) The average of the Noon Buying Rates on the last business day of each month during the relevant period.

                              RECENT ACQUISITIONS

  As part of its strategy to expand its core competencies in manufacturing and distribution, Federal-Mogul acquired T&N, Fel-Pro and Cooper Automotive, three other significant automotive parts manufacturers and distributors, in March, February and October 1998, respectively.

THE COOPER ACQUISITION

  On October 9, 1998, the Company acquired Cooper Automotive for a total purchase price of $1.9 billion. The Company incurred approximately $25 million of fees and expenses (consisting of $19.5 million of debt financing costs and $5.5 million of direct transaction costs) in connection with the Cooper Acquisition.

  Cooper Automotive consists of the Cooper Automotive Division (the Champion spark plug group of companies) and the Moog Automotive Division of Cooper Industries, Inc. Cooper Automotive is a premier provider of leading brand name automotive products to the aftermarket and original equipment ("OE") market. Cooper Automotive manufactures and distributes brake and friction products, chassis products, ignition products, lighting and wiper products under well-known brand names including Champion, Moog, Abex, Wagner and Zanxx. Among Cooper Automotive's largest customers are AutoValue, Carquest, DaimlerChrysler, Ford, Fiat, General Motors and NAPA (in alphabetical order). Cooper Automotive had sales in 1997 of $1.9 billion.

  A DESCRIPTION OF THE COOPER ACQUISITION, A DESCRIPTION OF COOPER AUTOMOTIVE'S BUSINESS AND FINANCIAL INFORMATION REGARDING COOPER AUTOMOTIVE IS INCLUDED IN THIS PROSPECTUS SUPPLEMENT AS ANNEX I.

THE T&N ACQUISITION

  On March 6, 1998, Federal-Mogul acquired T&N for total consideration of approximately (Pounds)1.46 billion ($2.41 billion, converted at a blended exchange rate of 1 pound sterling to 1.6510 U.S. dollars). T&N, headquartered in Manchester, England, manufactures and supplies high technology engineered automotive components and industrial materials. In 1997, T&N had sales of approximately (Pounds)1.80 billion ($2.96 billion) with about 80% of such sales relating to the world automotive industry. In connection with securing regulatory approvals for the acquisition of T&N, Federal-Mogul agreed with the FTC to divest the T&N Bearings Business. See "Business--Reorganization" and "Unaudited Pro Forma Financial Data: T&N, Fel-Pro and Cooper Automotive." The T&N Bearings Business accounted for approximately $393.1 million of T&N's 1997 revenues and employed approximately 4,000 people.

  On October 27, 1998, Federal-Mogul entered into an agreement to sell the T&N Bearings Business and certain other engine hard part assets to Dana Corporation for a purchase price of $430 million. Completion of the sale is subject to regulatory approval and is expected to occur by the end of 1998.

THE FEL-PRO ACQUISITION

  On February 24, 1998, Federal-Mogul acquired Fel-Pro, a group of privately-owned automotive parts manufacturers headquartered in Skokie, Illinois. The total consideration paid for Fel-Pro was approximately $717 million, which included 1,030,325.6 shares of Federal-Mogul Series E Mandatory Exchangeable Preferred Stock ("Series E Stock") with an imputed value of $225 million and approximately $492 million in cash. Fel-Pro is a leading gaskets manufacturer for the North American aftermarket and OE heavy duty market. In 1997, Fel-Pro had sales of approximately $500 million. Federal-Mogul has since resold the Fel-Pro Chemical Business (representing approximately $32.8 million of Fel-Pro's 1997 net sales and $2.6 million of Fel-Pro's 1997 net income).

STRATEGIC RATIONALE FOR THE ACQUISITIONS

The principal benefits to Federal-Mogul from the acquisitions of T&N, Fel-Pro and Cooper Automotive are as follows:

  . Establishing Federal-Mogul as a highly competitive first tier worldwide automotive supplier.

  . Expanding Federal-Mogul's manufactured product portfolio to offer complete systems and modules.

  . Enhancing Federal-Mogul's position as a global supplier of engine and transmission parts.

  . Reinforcing Federal-Mogul's ability to provide high quality service to both its original equipment and aftermarket customers.

  . Extending Federal-Mogul's international presence and accelerating its worldwide aftermarket growth.

  . Broadening Federal-Mogul's brake/friction and ignition system capabilities.

SYNERGIES AND COST BENEFITS

  Federal-Mogul expects significant pre-tax synergies and cost benefits to be achieved as a result of the acquisitions of T&N, Fel-Pro and Cooper Automotive. Federal-Mogul has announced that it intends, in connection with its targeted synergies, to incur various restructuring charges and related costs. The Company currently anticipates realizing approximate pre-tax synergies and cost benefits and funding approximate restructuring charges and related costs in connection with these acquisitions as follows.

                      PRE-TAX SYNERGIES AND COST BENEFITS
                           (IN MILLIONS OF DOLLARS)

                                     1998                    1999                    2000
                                    -------                 -------                 -------
      T&N and Fel Pro               $  51.0                 $ 182.0                 $ 235.0
      Cooper Automotive                 --                     94.0                   154.0
                                    -------                 -------                 -------
                                    $  51.0                 $ 276.0                 $ 389.0

                  RESTRUCTURING CHARGES AND RELATED COSTS(1)
                           (IN MILLIONS OF DOLLARS)

                                     1998                    1999                    2000
                                    -------                 -------                 -------
      T&N and Fel Pro(2)            $  94.0                 $ 101.0                 $   --
      Cooper Automotive(3)             10.0                   116.0                     --
                                    -------                 -------                 -------
                                    $ 104.0                 $ 217.0                     --

  The foregoing information relating to synergies, cost benefits, restructuring charges and related costs constitute forward-looking statements and should be read in conjunction with the information set forth under the caption "Risk Factors--Synergy and Valuation of Certain Acquired Assets and Liabilities" and "Forward-Looking Statements."

--------
(1) Represents estimated cash outflows.
(2) Of the total restructuring charges and related costs for the T&N and Fel-Pro acquisitions, $54 million is to be recognized as expense when incurred and $141 million was recognized as a direct cost of the acquisitions.
(3) Of the total restructuring charges and related costs for the Cooper Acquisition, $38 million is to be recognized as expense when incurred and $88 million was recognized as a direct cost of the acquisition.

FINANCING OF THE ACQUISITIONS

  The acquisition of T&N was funded primarily through a $2.75 billion floating rate 1997 Credit Agreement (as hereinafter defined) (consisting of a $2.35 billion term loan facility and a $400 million revolving loan facility) and a $500 million floating rate Senior Subordinated Credit Agreement (as hereinafter defined). The senior term loan facility was reduced to $2.275 billion effective as of March 11, 1998. The entire amount of the senior term loan facility, as well as the entire amount of the senior subordinated credit facility, were drawn down. These credit facilities also refinanced Federal-Mogul's $350 million indebtedness under a revolving credit facility (which had been used to finance the acquisition of Fel-Pro) and $150 million of other indebtedness incurred in the acquisition of Fel-Pro. Federal-Mogul used the proceeds of the sale of shares of its Common Stock in an underwritten public offering in June 1998 as well as the proceeds from the issuance of notes in the principal amount of $1 billion in June 1998, to prepay the entire outstanding $500 million principal amount of the loans under the Senior Subordinated Credit Agreement and a portion of the outstanding principal amount under the 1997 Credit Agreement ($1,076.8 million). See "Description of Certain Indebtedness."

  Additional funds for the acquisition of T&N were obtained through the sale in December 1997 of 11,500,000 7% Trust Convertible Preferred Securities (generating gross proceeds of $575 million) by Federal-Mogul Financing Trust, a subsidiary of Federal-Mogul which invested the net proceeds of that offering in 7% Convertible Junior Subordinated Debentures of Federal-Mogul. See "Description of Capital Stock--Trust Preferred Securities." Federal-Mogul also issued 1,030,325.6 shares of Series E Stock, with an imputed value of $225 million, as partial consideration for the acquisition of Fel-Pro.

  The acquisition of Cooper Automotive was funded primarily through a $1.95 billion floating rate Term Loan Agreement (as hereinafter defined) and a $200 million 364-day floating rate Revolving Credit Agreement (as hereinafter defined). The proceeds of the Offerings will be used to repay a portion of the loans incurred under the Term Loan Agreement in connection with the Cooper Acquisition. See "Use of Proceeds" and "Description of Certain Indebtedness."

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

  Federal-Mogul Common Stock is listed on the NYSE under the symbol "FMO."

  The following table sets forth the reported high and low sale prices per share for the Common Stock on the New York Stock Exchange Composite Tape and the cash dividends declared on the Common Stock for such periods:

                                                   PRICE RANGE
                                                 ----------------- DIVIDENDS PER
                                                  HIGH       LOW   COMMON SHARE
                                                 -------   ------- -------------
1996
  First Quarter................................. $20 7/8   $17 3/8    $.12
  Second Quarter................................  19 7/8    17 7/8     .12
  Third Quarter.................................  22 1/2    16 1/4     .12
  Fourth Quarter................................  24 1/2    20 3/8     .12
1997
  First Quarter.................................  26 3/4    21 5/8     .12
  Second Quarter................................  36 3/8    24 1/2     .12
  Third Quarter.................................  39 15/16  32 3/4     .12
  Fourth Quarter................................  47 5/8    36 3/4     .12
1998
  First Quarter.................................  54 3/8    39 3/4     .12
  Second Quarter................................  69 1/4    52 5/8     .0025
  Third Quarter.................................    72      46 5/8     .0025
  Fourth Quarter (through December 14, 1998)....    63        33       .0025(1)

--------
(1) Declared but not yet paid.

  On December 14, 1998, the reported last sale price of the Common Stock on the NYSE was $56 15/16 per share. On that date, there were approximately 8,600 shareholders of record of Common Stock.

  Dividends on the Common Stock of Federal-Mogul are payable at the discretion of Federal-Mogul's Board of Directors out of funds legally available therefor. The Board of Directors has declared a cash dividend payable in the fourth quarter of 1998 in the amount of $.0025 per share of Common Stock. The record date for this dividend was November 27, 1998. Common Stock sold in the Offerings will not entitle holders to receive this dividend. Management presently intends to retain future earnings for working capital, in accordance with Federal-Mogul's growth strategy, and therefore anticipates paying dividends at a comparable level in the foreseeable future. In addition, the Credit Agreements contain certain limits upon dividends. See "Description of Certain Indebtedness."

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of Federal-Mogul at September 30, 1998 on (i) an actual basis, (ii) an as adjusted basis for the Cooper Acquisition and (iii) a further adjusted basis for the Offerings. Other than as indicated, there has been no material change to the information set forth in this capitalization table between September 30, 1998 and the date hereof.

                                                SEPTEMBER 30, 1998
                                     ------------------------------------------
                                                AS ADJUSTED FOR    AS ADJUSTED
                                      ACTUAL   COOPER ACQUISITION FOR OFFERINGS
                                     --------  ------------------ -------------
                                               (DOLLARS IN MILLIONS)
Short-term debt:(1)                  $  170.9      $   173.8        $  173.8
                                     --------      ---------        --------
Long-term debt:
  Cooper bank financing............  $    --       $ 1,925.0        $1,151.4
  T&N and Fel-Pro bank financing...   1,098.8        1,098.8         1,098.8
  7.5% Notes due 2004..............     249.5          249.5           249.5
  7.75% Notes due 2006.............     399.9          399.9           399.9
  8.8% Notes due 2007..............     124.7          124.7           124.7
  7.875% Notes due 2010............     349.2          349.2           349.2
  Medium-term notes due 1999
   through 2005....................     125.0          125.0           125.0
  ESOP obligation..................      11.6           11.6            11.6
  Other............................      67.3           68.9            68.9
                                     --------      ---------        --------
    Total long-term debt(2)........   2,426.0        4,352.6         3,579.0
                                     --------      ---------        --------
Minority interest in consolidated
 subsidiaries......................      60.6           62.4            62.4
Company-obligated mandatorily
 redeemable preferred securities of
 subsidiary trust holding solely
 convertible subordinated
 debentures of the Company(3)......     575.0          575.0           575.0
Shareholders' equity:
  Series C ESOP Convertible
   Preferred Stock.................      45.2           45.2            45.2
  Series E Preferred Stock.........     132.7          132.7           132.7
  Common Stock.....................     266.1          266.1           336.1
  Additional paid-in capital.......     953.4          953.4         1,657.0
  Accumulated deficit..............     (99.1)         (99.1)         (104.1)(4)
  Unearned ESOP compensation.......     (18.1)         (18.1)          (18.1)
  Accumulated other comprehensive
   income..........................     (68.3)         (68.3)          (68.3)
  Other............................      (6.3)          (6.3)           (6.3)
                                     --------      ---------        --------
    Total shareholders' equity.....   1,205.6        1,205.6         1,974.2
                                     --------      ---------        --------
      Total capitalization.........  $4,438.1      $ 6,369.4        $6,364.4
                                     ========      =========        ========

--------
(1) Includes current maturities of long-term debt.
(2) Less current maturities of long-term debt.
(3) This consists of Federal-Mogul obligated 7% Trust Convertible Preferred Securities of Federal-Mogul Financing Trust. Substantially all of the assets of Federal-Mogul Financing Trust consist of the 7% Convertible Junior Subordinated Debentures of Federal-Mogul.
(4) Includes the extraordinary loss (net of tax) of approximately $5.0 million resulting from the early retirement of debt from the use of proceeds of the Offerings.

    UNAUDITED PRO FORMA FINANCIAL DATA: T&N, FEL-PRO AND COOPER AUTOMOTIVE*

  Federal-Mogul completed its cash offer to acquire T&N on March 6, 1998. The acquisition has been accounted for using the purchase method of accounting. The total consideration paid of approximately (Pounds)1.46 billion ($2.41 billion, converted at a blended exchange rate of 1 pound sterling to 1.6510 U.S. dollars) was funded primarily through the $2.75 billion floating rate 1997 Credit Agreement (consisting of a $2.35 billion (reduced to $2.275 billion effective as of March 11, 1998) term loan facility and a $400 million revolving loan facility) and a $500 million floating rate Senior Subordinated Credit Agreement, each from a syndicate led by Chase. These credit facilities also refinanced the borrowings used to finance the cash portion of the purchase price for Fel-Pro. Additional funds for the acquisition of T&N were obtained through the December 1997 sale of 7% Trust Convertible Preferred Securities (generating gross proceeds of $575 million) by Federal-Mogul Financing Trust, a subsidiary of the Company.

  Federal-Mogul completed the acquisition of Fel-Pro, for approximately $717 million, on February 24, 1998. The acquisition has been accounted for using the purchase method of accounting. The purchase price consists of 1,030,325.6 shares of newly issued Series E Stock (exchangeable into 5,151,628 shares of Common Stock) with an imputed value of $225 million and $492 million in cash. The cash was provided through an existing revolving credit facility provided by a syndicate led by Chase and three short-term loans, each in the amount of $50 million, from Chase, ABN Amro Bank NV and First Chicago NBD Bank, respectively. Portions of the debt incurred in financing the acquisitions of T&N and Fel-Pro have since been re-financed. See "Description of Certain Indebtedness."

  On June 10, 1998, Federal-Mogul completed a primary offering of 10,537,093 shares of Common Stock. Federal-Mogul used the net proceeds therefrom of $592.3 million to repay outstanding debt incurred for financing the T&N acquisition. In addition, 422,581 shares of the Series E Stock were converted to 2,112,907 shares of common stock and were sold in a secondary offering by the holders thereof (collectively, the "June Equity Offering").

  On October 9, 1998, Federal-Mogul acquired Cooper Automotive for a total purchase price of $1.9 billion, excluding fees and expenses. The acquisition has been accounted for using the purchase method of accounting. The purchase price was funded from borrowings under the Company's Credit Agreements.

  The estimated cost of the acquisition of Cooper Automotive is computed as follows:

                                                                        COOPER
                                                                      AUTOMOTIVE
                                                                      ----------
                                                                       (DOLLARS
                                                                          IN
                                                                      MILLIONS)
      Cash...........................................................  $1,900.0
      Direct transaction costs.......................................       5.5
                                                                       --------
      Estimated acquisition cost.....................................  $1,905.5
                                                                       ========

  The pro forma preliminary allocation of the purchase price of the acquisition of Cooper Automotive is expected to be as follows:

                                                                COOPER
                                                              AUTOMOTIVE
                                                              ----------
                                                                 (DOLLARS IN
                                                                  MILLIONS)
      Current assets........................................   $1,047.7
      Liabilities assumed...................................     (806.2)
      Property, plant and
       equipment............................................      630.3
      Identifiable intangible
       assets...............................................      185.2
      Goodwill..............................................      848.5
                                                               --------
      Total.................................................   $1,905.5
                                                               ========

--------
* Additional information regarding the Cooper Acquisition and its effect upon the Company is found in Annex I to this Prospectus Supplement.

  In connection with securing regulatory approvals for the acquisition of T&N, Federal-Mogul executed an Agreement Containing Consent Order with the FTC on February 27, 1998. Pursuant to this agreement, Federal-Mogul must divest the T&N Bearings Business within six months after the FTC declares the consent order final and must provide for independent management of the T&N Bearings Business pending such divestiture. The agreement stipulates that the T&N Bearings Business is to be maintained as a viable, independent competitor of Federal-Mogul and that Federal-Mogul shall not attempt to direct the activities of, or exercise control over, the T&N Bearings Business or have contact with the T&N Bearings Business outside of normal business activities.

  The net assets of the T&N Bearings Business have been recorded at their fair value based on estimates of selling values less costs to sell. Previously, the Company had estimated proceeds to be between $500 and $650 million calculated using multiples of earnings similar to recent automotive industry transactions considering both the ability to conduct an orderly disposition and the requirements of the FTC Consent Order. An amount within the low end of this range was originally used to record the net assets with estimated after-tax proceeds of approximately $400 million. At September 30, 1998, the proceeds were estimated to be approximately $430 million, based on indications of interest received from interested parties, with estimated after-tax proceeds of approximately $372 million and excluding the net working capital impact. Subsequently, the Company reached an agreement to sell the T&N Bearings Business and proceeds are expected to approximate estimates used at September 30, 1998. See "Recent Developments." The Company's investment in the T&N Bearings Business is included in the balance sheet caption "Acquired businesses to be divested."

  In addition, Federal-Mogul held the Fel-Pro Chemical Business acquired in the Fel-Pro transaction for sale. Federal-Mogul has separately identified the estimated effect of the divestiture of the Fel-Pro Chemical Business in the unaudited pro forma statements of operations. In July 1998, Federal-Mogul sold the Fel-Pro Chemical Business for approximately $60 million. The net cash flows from operations of the Fel-Pro Chemical Business, the interest expense on debt incurred during the holding period and proceeds from the sale were accounted for as adjustments to the purchase price of Fel-Pro.

  The unaudited pro forma statements of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998, have been prepared to illustrate the effect of the acquisitions of T&N, Fel-Pro and Cooper Automotive, the dispositions of the T&N Bearings Business and the Fel-Pro Chemical Business and the June Equity Offering and the Offerings, as if they had occurred on the first day of each period. The unaudited pro forma statements of operations include only the results of ongoing operations and exclude such impacts as extraordinary items, nonrecurring items directly relating to the acquisitions, expected synergies and expected cost benefits associated with the integration of the acquisitions. The unaudited pro forma balance sheet as of September 30, 1998, has been prepared to illustrate the effect of the acquisition of Cooper Automotive and the Offerings as if they had occurred on that date.

  The unaudited pro forma financial information gives effect to the acquisition transactions using the purchase method of accounting. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma financial information and are based upon preliminary available information and upon certain assumptions made by management of Federal-Mogul. Accordingly, the pro forma adjustments reflected in the unaudited pro forma financial information are preliminary and subject to revision. Such revision could be material.

  The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have occurred had the acquisitions of T&N, Fel-Pro or Cooper Automotive, the dispositions of the T&N Bearings Business or Fel-Pro Chemical Business, or the June Equity Offering or the Offerings been consummated on the dates indicated, nor are they necessarily indicative of Federal-Mogul's future results of operations or financial position. The unaudited pro forma financial information should be read in conjunction with the audited consolidated financial statements of Federal-Mogul, as well as the audited financial statements of the acquired companies.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS: T&N, FEL-PRO AND COOPER AUTOMOTIVE

                          YEAR ENDED DECEMBER 31, 1997
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



                             FEDERAL-      T&N                 DISPOSITION OF
                              MOGUL     HISTORICAL   FEL-PRO    T&N BEARINGS
                            HISTORICAL  U.S. GAAP   HISTORICAL    BUSINESS
                            ----------  ----------  ---------- --------------
                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Sales.....................  $ 1,806.6   $ 2,948.4    $ 489.3      $ (393.1)(a)
Cost of products sold.....    1,381.8     2,187.6      268.5        (295.4)(a)
                            ---------   ---------    -------      --------
Gross margin..............      424.8       760.8      220.8         (97.7)
Selling general and
 administrative expenses..      276.0       486.4      171.8         (46.1)(a)
Amortization..............       10.2        13.9        2.0           --
Restructuring charges
 (credits)................       (1.1)        --         --            --
Reengineering and other
 related charges
 (benefits)...............       (1.6)        --         --            --
Nonrecurring charges......        --          --         --            --
Adjustment of assets held
 for sale to fair value...        2.4         --         --            --
Interest expense..........       32.0        60.5        --          (16.9)(a)
Interest income...........       (7.1)      (17.9)       --            2.3 (a)
International currency
 exchange losses..........        0.6         4.4        --           (0.3)(a)
British pound currency
 option, net..............       10.5         --         --            --
Gain on sale of
 Kolbenschmidt AG share
 purchase options.........        --        (21.7)       --            --
Other (income) expense,
 net......................        3.4       (14.5)       --           (1.3)(a)
                            ---------   ---------    -------      --------
 Earnings before income
  taxes, extraordinary
  item and nonrecurring
  charges.................       99.5       249.7       47.0         (35.4)
Income tax expense
 (benefit)................       27.5       159.3       25.5          (9.4)(a)
                            ---------   ---------    -------      --------
 Net earnings (loss)
  before extraordinary
  item and nonrecurring
  charges.................  $    72.0   $    90.4    $  21.5      $  (26.0)
                            =========   =========    =======      ========
Earnings (loss) per common
 share:
 Basic....................  $    1.81
 Diluted..................  $    1.67
Weighted average shares
 outstanding (thousands):
 Basic....................     36,647
                            =========
 Diluted..................     41,854
                            =========


  See accompanying notes to Unaudited Pro Forma Statement of Operations: T&N,
                         Fel-Pro and Cooper Automotive.

                                                             PRO FORMA
DISPOSITION                                                  COMBINED                   COOPER       PRO FORMA
OF FEL-PRO         T&N          FEL-PRO          JUNE        (WITHOUT        COOPER   AUTOMOTIVE      COMBINED      PROPOSED
 CHEMICAL       PRO FORMA      PRO FORMA    EQUITY OFFERING   COOPER       AUTOMOTIVE  PRO FORMA    (WITH COOPER    OFFERING
 BUSINESS      ADJUSTMENTS    ADJUSTMENTS     ADJUSTMENTS   AUTOMOTIVE)    HISTORICAL ADJUSTMENTS   AUTOMOTIVE)    ADJUSTMENTS
-----------    -----------    -----------   --------------- -----------    ---------- -----------   ------------   -----------
   $(32.9)(b)    $ (15.3)(c)    $(11.9)(k)       $ --        $4,791.1       $1,873.2    $ (19.6)(r)   $6,644.7        $ --
    (16.8)(b)        8.4 (d)      (6.9)(l)         --         3,527.2        1,294.4      (28.6)(s)    4,793.0          --
  -------        -------        ------           -----       --------       --------    -------       --------        -----
    (16.1)         (23.7)         (5.0)            --         1,263.9          578.8        9.0        1,851.7          --
    (13.0)(b)      (61.6)(e)       --              --           813.5          354.8        --         1,168.3          --
     (0.4)(b)       59.1 (f)      12.6 (m)         --            97.4           32.7        0.5 (t)      130.6          --
      --             --            --              --            (1.1)           --         --            (1.1)         --
      --             --            --              --            (1.6)           --         --            (1.6)         --
      --             --            --              --             --            55.9        --            55.9          --
      --             --            --              --             2.4            --         --             2.4          --
      --           147.4 (g)      33.6 (n)       (46.0)(p)      210.6            1.1      161.6 (u)      373.3        (61.9)(w)
      --            13.7 (h)       --              --            (9.0)           --         --            (9.0)         --
      --             --            --              --             4.7            --         --             4.7          --
      --             --            --              --            10.5            --         --            10.5          --
      --             --            --              --           (21.7)           --         --           (21.7)         --
      --            36.9 (i)       --              --            24.5           14.4        --            38.9          --
  -------        -------        ------           -----       --------       --------    -------       --------        -----
     (2.7)        (219.2)        (51.2)           46.0          133.7          119.9     (153.1)         100.5         61.9
      --           (67.0)(j)     (22.5)(o)        17.0 (q)      130.4           54.3      (57.2)(v)      127.5         22.9 (x)
  -------        -------        ------           -----       --------       --------    -------       --------        -----
   $ (2.7)       $(152.2)       $(28.7)          $29.0       $    3.3       $   65.6    $ (95.9)      $  (27.0)       $39.0
  =======        =======        ======           =====       ========       ========    =======       ========        =====
                                                             $  (0.08)(y)                             $  (0.69)(y)
                                                             $  (0.08)(y)                             $  (0.69)(y)
                                                               49,300                                   49,300
                                                             ========                                 ========
                                                               49,300                                   49,300
                                                             ========                                 ========
DISPOSITION
OF FEL-PRO     AS ADJUSTED
 CHEMICAL        FOR THE
 BUSINESS       OFFERINGS
-----------    -----------
   $(32.9)(b)   $6,644.7
    (16.8)(b)    4,793.0
-------------- --------------
    (16.1)       1,851.7
    (13.0)(b)    1,168.3
     (0.4)(b)      130.6
      --            (1.1)
      --            (1.6)
      --            55.9
      --             2.4
      --           311.4
      --            (9.0)
      --             4.7
      --            10.5
      --           (21.7)
      --            38.9
-------------- --------------
     (2.7)         162.4
      --           150.4
-------------- --------------
   $ (2.7)      $   12.0
============== ==============
                $   0.08 (y)
                $   0.08 (y)
                  63,300
               ==============
                  64,000
               ==============


  See accompanying notes to Unaudited Pro Forma Statement of Operations: T&N,
                         Fel-Pro and Cooper Automotive.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

  NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS: T&N, FEL-PRO AND
                               COOPER AUTOMOTIVE

                     FOR THE YEAR ENDED DECEMBER 31, 1997

                 (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

RELATING TO THE DIVESTITURE OF THE T&N BEARINGS BUSINESS AND FEL-PRO CHEMICAL
BUSINESS:

(a) To eliminate the historical statement of operations of the T&N Bearings Business

(b)To eliminate the historical statement of operations of the Fel-Pro Chemical Business

RELATING TO THE PURCHASE OF T&N:

(c)To eliminate intercompany sales between Federal-Mogul and T&N

(d)To reflect the net effect of the following adjustments:

   Decrease in depreciation expense relating to the adjustment of property, plant and equipment acquired to estimated fair value ...  $ (46.9)
   Elimination of intercompany cost of products sold between Federal-
    Mogul and T&N.....................................................    (15.3)
   Elimination of profit in ending inventory on intercompany sales
    between Federal-Mogul and T&N.....................................      0.8
   Increase in pension expense--elimination of deferred gain..........      8.7
   Decrease in postretirement benefits expense--elimination of
    deferred loss.....................................................     (0.5)
   Reclassification of certain distribution costs of T&N from selling,
    general and administrative expenses to cost of products sold......     61.6
                                                                        -------
                                                                        $   8.4
                                                                        =======

(e) To reflect the reclassification of certain distribution costs of T&N from selling, general and administrative expenses to cost of products sold

(f)To reflect the net effect of the following adjustments:

   Amortization of additional goodwill resulting from the purchase of
    T&N...............................................................  $  42.3
   Amortization of other identifiable intangible assets acquired to
    estimated fair value..............................................     16.8
                                                                        -------
                                                                        $  59.1
                                                                        =======

(g) To reflect the net effect of the following adjustments:

   Increase in interest expense relating to the net debt incurred for the purchase of T&N...............................................  $ 153.2
   Reduction in historical interest expense of T&N relating to the
    elimination of historical outstanding long-term debt..............    (23.4)
   Amortization of debt issuance costs................................     17.6
                                                                        -------
                                                                        $ 147.4
                                                                        =======

(h) To reflect the net effect of the following adjustments:

   Reduction in interest income as a result of the use of existing cash balances of Federal-Mogul to finance a portion of the T&N
    transaction.......................................................  $   2.2
   Reduction in interest income as a result of the use of existing
    cash balances of T&N..............................................     11.5
                                                                        -------
                                                                        $  13.7
                                                                        =======

(i) To reflect an additional eleven months of expense associated with the Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely convertible debentures of the Company

(j) To record the income tax effects of the statement of operations adjustments

  NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS: T&N, FEL-PRO AND
                               COOPER AUTOMOTIVE

                     FOR THE YEAR ENDED DECEMBER 31, 1997

                 (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

RELATING TO THE PURCHASE OF FEL-PRO:

(k) To eliminate intercompany sales between Federal-Mogul and Fel-Pro

(l) To reflect the net effect of the following adjustments:

   Increase in depreciation expense relating to the adjustment of property, plant and equipment acquired to estimated fair value ... $  3.0
   Elimination of intercompany cost of products sold between Federal-
    Mogul and Fel-Pro.................................................  (11.9)
   Elimination of profit in ending inventory on intercompany sales
    between Federal-Mogul and Fel-Pro.................................    0.6
   Increase in postretirement benefits expense--elimination of
    deferred loss.....................................................    1.4
                                                                       ------
                                                                       $ (6.9)
                                                                       ======

(m) To reflect the amortization of goodwill resulting from the purchase of Fel-Pro

(n) To reflect interest expense relating to the debt incurred for the purchase of Fel-Pro

(o) To reflect the income tax effects of the statement of operations adjustments

RELATING TO THE JUNE EQUITY OFFERING:

(p) To reflect a decrease in interest expense as a result of the proceeds from the June Equity Offering and related reduction of debt

(q) To reflect the income tax effect of the statement of operations adjustment

RELATING TO THE PURCHASE OF COOPER AUTOMOTIVE:

(r) To eliminate intercompany sales between Federal-Mogul and Cooper
    Automotive

(s) To reflect the net effect of the following adjustments:

  Decrease in depreciation expense relating to the adjustment of property, plant and equipment acquired to estimated fair value...... $ (5.9)
  Elimination of intercompany cost of products sold between Federal-
   Mogul and Cooper Automotive.........................................  (19.6)
  Elimination of profit in ending inventory on intercompany sales
   between Federal-Mogul and Cooper Automotive.........................    2.9
  Decrease in pension expense--elimination of deferred loss............  (11.4)
  Increase in postretirement benefits expense--elimination of deferred
   gain................................................................    5.4
                                                                        ------
                                                                        $(28.6)

(t) To reflect the net effect of the following adjustments:

  Decrease in amortization expense of goodwill resulting from the purchase of Cooper Automotive....................................... $(11.5)
  Amortization of other identifiable assets acquired to estimated fair
   value...............................................................   12.0
                                                                        ------
                                                                        $  0.5
                                                                        ======

(u) To reflect the effect of the following adjustments:

  Increase in interest expense relating to the debt incurred for the purchase of Cooper Automotive........................................ $154.0
  Amortization of debt issuance costs...................................    7.6
                                                                         ------
                                                                         $161.6
                                                                         ======

(v) To record the income tax effects of the statement of operations adjustments

  NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS: T&N, FEL-PRO AND
                               COOPER AUTOMOTIVE

                     FOR THE YEAR ENDED DECEMBER 31, 1997

                 (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

RELATING TO THE PROPOSED OFFERINGS:

(w) To reflect the effect of anticipated net proceeds approximating $773.6 million from the proposed Offerings used to pay off a portion of the debt incurred in connection with the Cooper Automotive acquisition

(x) To reflect the income tax effects of the statement of operations adjustments

(y) Earnings (loss) per share as calculated for the pro forma statement of operations adjustments:

                                  PRO FORMA          PRO FORMA      AS ADJUSTED
                              COMBINED (WITHOUT    COMBINED (WITH     FOR THE
                              COOPER AUTOMOTIVE) COOPER AUTOMOTIVE)  OFFERINGS
                              ------------------ ------------------ -----------
Net earnings (loss) before
 extraordinary item and non-
 recurring charges..........        $  3.3             $(27.0)        $ 12.0
Less: Series C preferred
 dividend requirement.......          (2.4)              (2.4)          (2.4)
Less: Series D preferred
 dividend requirement.......          (3.1)              (3.1)          (3.1)
Less: Series E preferred
 dividend requirement.......          (1.5)              (1.5)          (1.5)
                                    ------             ------         ------
Net earnings (loss)
 available to common
 shareholders before
 extraordinary and non-
 recurring charges--basic
 and diluted................        $ (3.7)            $(34.0)        $  5.0
Denominator for basic
 earnings (loss) per share--
 weighted average shares
 outstanding (in thousands).        49,300             49,300         63,300
Denominator for diluted
 earnings (loss) per share--
 weighted average shares
 outstanding (in thousands).        49,300             49,300         64,000
Basic earnings (loss) per
 share......................        $(0.08)            $(0.69)        $ 0.08
                                    ======             ======         ======
Diluted earnings (loss) per
 share......................        $(0.08)            $(0.69)        $ 0.08
                                    ======             ======         ======

The unaudited pro forma statement of operations discloses net income from continuing operations before non-recurring charges directly attributable to the transactions. The following non-recurring charges were not considered and have been excluded from the unaudited pro forma statement of operations:

  Estimated purchased in-process research and development costs........... $18.6
  Adjustment of inventory to estimated fair value--T&N....................  11.0
  Adjustment of inventory to estimated fair value--Cooper Automotive......  22.0
                                                                           -----
                                                                           $51.6
                                                                           =====

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS: T&N, FEL-PRO AND COOPER AUTOMOTIVE

                    NINE MONTHS ENDED SEPTEMBER 30, 1998(A)

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                           FEDERAL-     T&N                     DISPOSITION OF       T&N
                            MOGUL    HISTORICAL    FEL-PRO          FEL-PRO       PRO FORMA
                          HISTORICAL U.S. GAAP    HISTORICAL   CHEMICAL BUSINESS ADJUSTMENTS
                          ---------- ----------   ----------   ----------------- -----------
Sales...................   $2,993.2    $468.3 (b)   $ 78.0 (c)       $(5.7)(d)      $(3.0)(e)
Cost of products sold...    2,221.6     358.8 (b)     47.6 (c)        (3.2)(d)        1.3 (f)
                           --------    ------       ------           -----          -----
Gross margin............      771.6     109.5         30.4            (2.5)          (4.3)
Selling, general and
 administrative
 expenses...............      431.1      78.2 (b)     30.0 (c)        (1.5)(d)      (10.6)(g)
Amortization............       60.4       2.3 (b)      --              --            10.6 (h)
Purchased in-process
 research and
 development charge.....       18.6       --           --              --           (18.6)(i)
Restructuring charges...        3.9       --           --              --             --
Adjustment of assets
 held for sale to fair
 value..................       19.0       --           --              --             --
Integration costs.......       13.7       --           --              --             --
Interest expense........      107.4       8.4 (b)      --              --            28.3 (j)
Interest income.........       (7.5)     (1.2)(b)      --              --             7.1 (k)
International currency
 exchange (gains)
 losses.................        5.3       --           --              --             --
Net gain on British
 pound currency option
 and forward contract...      (13.3)      --           --              --             --
Other (income) expense,
 net....................       14.6       6.2 (b)     56.1 (c)        (1.7)(d)        --
                           --------    ------       ------           -----          -----
Net earnings (loss)
 before income taxes and
 extraordinary item.....      118.4      15.6        (55.7)            0.7          (21.1)
Income tax expense
 (benefit)..............       62.6       6.4 (b)      --              --           (11.9)(l)
                           --------    ------       ------           -----          -----
Net Earnings Before
 Extraordinary Item.....   $   55.8    $  9.2       $(55.7)          $ 0.7          $(9.2)
                           ========    ======       ======           =====          =====
Earnings per common
 share:
Basic...................   $   1.17
                           ========
Diluted.................   $   1.06
                           ========
Weighted average shares
 outstanding
 (thousands):
Basic...................     45,600
Diluted.................     51,300


 See accompanying notes to Unaudited Statement of Operations: T&N, Fel-Pro and
                               Cooper Automotive.

                              PRO FORMA                                PRO FORMA
                              COMBINED                    COOPER       COMBINED
  FEL-PRO         JUNE        (WITHOUT         COOPER   AUTOMOTIVE       (WITH         PROPOSED     AS ADJUSTED
 PRO FORMA   EQUITY OFFERING   COOPER        AUTOMOTIVE  PRO FORMA      COOPER         OFFERING       FOR THE
ADJUSTMENTS    ADJUSTMENTS   AUTOMOTIVE)     HISTORICAL ADJUSTMENTS   AUTOMOTIVE)     ADJUSTMENTS    OFFERINGS
-----------  --------------- -----------     ---------- -----------   -----------     -----------   -----------
   $(2.0)(m)        --        $3,528.8        $1,400.8    $ (9.9)(u)   $4,919.7          $ --        $4,919.7
    (1.5)(n)        --         2,624.6           953.6     (11.3)(v)    3,566.9            --         3,566.9
   -----         ------       --------        --------    ------       --------          -----       --------
    (0.5)           --           904.2           447.2       1.4        1,352.8            --         1,352.8
     --             --           527.2           259.7       --           786.9            --           786.9
     2.0 (o)        --            75.3            24.7       0.2 (w)      100.2            --           100.2
     --             --             --              --        --             --             --             --
     --             --             3.9             --        --             3.9            --             3.9
     --             --            19.0             --        --            19.0            --            19.0
     --             --            13.7             --        --            13.7            --            13.7
     5.6 (p)     $(20.3)(s)      129.4             0.4     121.2 (x)      251.0          (46.4)(z)      204.6
     --             --            (1.6)            --        --            (1.6)           --            (1.6)
     --             --             5.3             --        --             5.3            --             5.3
     --             --           (13.3)            --        --           (13.3)           --           (13.3)
   (58.3)(q)        --            16.9             7.1       --            24.0            --            24.0
   -----         ------       --------        --------    ------       --------          -----       --------
    50.2           20.3          128.4           155.3    (120.0)         163.7           46.4          210.1
    (1.9)(r)        7.5 (t)       62.7            64.4     (48.8)(y)       78.3           17.2 (aa)      95.5
   -----         ------       --------        --------    ------       --------          -----       --------
   $52.1         $ 12.8       $   65.7        $   90.9    $(71.2)      $   85.4          $29.2       $  114.6
   =====         ======       ========        ========    ======       ========          =====       ========
                              $   1.19 (bb)                            $   1.56 (bb)                 $   1.67 (bb)
                              ========                                 ========                      ========
                              $   1.09 (bb)                            $   1.43 (bb)                 $   1.56 (bb)
                              ========                                 ========                      ========
                                53,100                                   53,100                        67,100
                              ========                                 ========                      ========
                                58,600                                   58,600                        72,600
                              ========                                 ========                      ========



  See accompanying notes to Unaudited Pro Forma Statement of Operations: T&N,
                         Fel-Pro and Cooper Automotive.

  NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS: T&N, FEL-PRO AND
                               COOPER AUTOMOTIVE

                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                 (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

RELATING TO THE HISTORICAL OPERATIONS OF T&N AND FEL-PRO AND THE DISPOSITIONS OF THE T&N BEARINGS BUSINESS AND FEL-PRO CHEMICAL BUSINESS:

(a) The headings in the table above differ from those found in the equivalent table for the year ended December 31, 1997 in that the heading "Disposition of T&N Bearings Business" is omitted. In connection with the FTC consent order, the T&N Bearings Business operating results have been excluded from Federal-Mogul's results of operations.

(b) To reflect historical operations of T&N (U.S. GAAP) for the period of January 1, 1998 through the date of acquisition

(c)To reflect historical operations of Fel-Pro for the period of January 1, 1998 through the date of acquisition

(d)To eliminate the historical statement of operations of the Fel-Pro Chemical Business

RELATING TO THE PURCHASE OF T&N:

(e)To eliminate intercompany sales between Federal-Mogul and T&N

(f) To record the net effect of the following adjustments:

    Decrease in depreciation expense relating to the adjustment of property, plant and equipment to estimated fair value.............. $(7.8)
    Elimination of intercompany cost of products sold between Federal-
     Mogul and T&N......................................................  (3.0)
    Increase in pension expense--elimination of deferred gain...........   1.5
    Reclassification of certain distribution costs of T&N from selling, general and administrative expenses to cost of products sold.......  10.6
                                                                         -----
                                                                         $ 1.3
                                                                         =====

(g) To reflect the reclassification of certain distribution costs of T&N from selling, general and administrative expenses to cost of products sold

(h)To reflect the net effect of the following adjustments:

    Amortization of additional goodwill resulting from the purchase of
     T&N ................................................................ $ 7.6
    Amortization of other identifiable intangible assets acquired to
     estimated fair value ...............................................   3.0
                                                                          -----
                                                                          $10.6
                                                                          =====

(i) To eliminate the purchased in-process research and development charge incurred in the acquisition of T&N

(j) To reflect the net effect of the following adjustments:

    Increase in interest expense related to the debt incurred for the purchase T&N....................................................... $29.3
    Reduction in historical interest expense of T&N relating to the elimination of historical long-term debt...........................  (4.0)
    Amortization of debt issuance costs ................................   3.0
                                                                         -----
                                                                         $28.3
                                                                         =====

(k) To reflect the net effect of the following adjustments:

    Reduction in interest income as a result of the use of existing cash balances of Federal-Mogul to finance a portion of the T&N
     transaction.......................................................... $5.1
    Reduction of interest income as a result of the use of existing cash balances of T&N during the first quarter of 1998.....................  2.0
                                                                           ----
                                                                           $7.1
                                                                           ====

(l) To record the income tax effects of the statement of operations adjustments

 NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS: T&N, FEL-PRO AND COOPER
                                   AUTOMOTIVE

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

RELATING TO THE PURCHASE OF FEL-PRO:

(m)  To eliminate intercompany sales between Federal-Mogul and Fel-Pro

(n)To reflect the net effect of the following adjustments:

  Increase in depreciation expense relating to the adjustment of
   property, plant and equipment to estimated fair value..............  $   0.5
  Elimination of intercompany cost of products sold between Federal-
   Mogul and Fel-Pro..................................................     (2.0)
                                                                        -------
                                                                        $  (1.5)
                                                                        =======
(o)To reflect the amortization of goodwill resulting from the purchase of Fel-Pro
(p)To reflect interest expense relating to the debt incurred for the purchase of Fel-Pro
(q)To reverse historical other expenses for Fel-Pro related to approximately $56 million of executive bonuses, and
      approximately $2 million of other nonrecurring costs, both of which related to the sale of the business
(r)To record the income tax effects of the statement of operations adjustments
RELATING TO THE JUNE EQUITY OFFERING:
(s)To reflect the decrease in interest expense and related debt for the period January 1, 1998 to June 10, 1998 associated with the
      June Equity Offering
(t)To reflect the income tax effect of the statement of operations adjustment
RELATING TO THE PURCHASE OF COOPER AUTOMOTIVE:
(u)To eliminate intercompany sales between Federal-Mogul and Cooper
      Automotive
(v)To reflect the net effect of the following adjustments:
  Decrease in depreciation expense relating to the adjustment of property plant and equipment to estimated fair value...............  $  (3.5)
  Elimination of intercompany cost of products sold between Federal-
   Mogul and Cooper Automotive........................................     (9.9)
  Elimination of profit in ending inventory on intercompany sales
   between Federal-Mogul and Cooper Automotive........................      1.0
  Decrease in pension expense--elimination of deferred loss...........     (3.0)
  Increase in postretirement benefits expense--elimination of deferred
   gain...............................................................      4.1
                                                                        -------
                                                                        $ (11.3)
                                                                        =======
(w)To reflect the net effect of the following adjustments:
  Decrease in amortization of goodwill resulting from the purchase of
   Cooper Automotive..................................................  $  (8.8)
  Amortization of other identifiable assets acquired to estimated fair
   value..............................................................      9.0
                                                                        -------
                                                                        $   0.2
                                                                        =======
(x)To reflect the effect of the following adjustments:
  Increase in interest expense relating to the net debt incurred relating to purchase of Cooper Automotive..........................  $ 115.5
  Amortization of debt issuance costs.................................      5.7
                                                                        -------
                                                                        $ 121.2
                                                                        =======
(y)To reflect the income tax effects of the statement of operations adjustments
RELATING TO THE PROPOSED OFFERINGS:
(z)To reflect the effect of anticipated net proceeds approximating
      $773.6 million from the proposed offering used to pay off a portion of the debt incurred in connection with the Cooper
      Automotive acquisition
(aa)To reflect the income tax effects of the statement of operations adjustments

 NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS: T&N, FEL-PRO AND COOPER
                                   AUTOMOTIVE

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                               PRO FORMA          PRO FORMA      AS ADJUSTED
                           COMBINED (WITHOUT    COMBINED (WITH     FOR THE
                           COOPER AUTOMOTIVE) COOPER AUTOMOTIVE)  OFFERINGS
                           ------------------ ------------------ -----------
(bb) Earnings per share
 as calculated for the
 pro forma combined
 entity:
  Net earnings available
   to common shareholders
   before extraordinary
   item and nonrecurring
   charge--basic.........       $  65.7            $  85.4         $ 114.6
  Add: Series C preferred
   dividend requirement..          (1.7)              (1.7)           (1.7)
  Add: Series E preferred
   dividend requirement..          (1.0)              (1.0)           (1.0)
                                -------            -------         -------
  Net earnings before
   extraordinary item and
   non recurring
   charges--basic........       $  63.0            $  82.7         $ 111.9
  Add: Series C preferred
   dividend requirement..           1.7                1.7             1.7
  Add: Series E preferred
   dividend requirement..           1.0                1.0             1.0
  Less: Additional ESOP
   requirement...........          (1.6)              (1.6)           (1.6)
                                -------            -------         -------
  Net earnings available
   to common shareholders
   before extraordinary
   item and nonrecurring
   charge-diluted .......       $  64.1            $  83.8         $ 113.0
                                =======            =======         =======
  Denominator for basic
   earnings per share--
   weighted average
   shares outstanding (in
   thousands)............        53,100             53,100          67,100
                                =======            =======         =======
  Denominator for diluted
   earnings per share--
   weighted average
   shares outstanding (in
   thousands)............        58,600             58,600          72,600
                                =======            =======         =======
  Earnings per share--
   basic.................       $  1.19            $  1.56         $  1.67
  Earnings per share--
   diluted...............       $  1.09            $  1.43         $  1.56
  The unaudited pro forma statement of operations discloses the earnings from continuing operations before nonrecurring charges directly attributable to the transactions. The following nonrecurring charge was not considered and has been excluded from the unaudited proforma statement of operations:
  Adjustment of inventory
   to estimated fair
   value--Cooper
   Automotive............                                          $  22.0
                                                                   =======

              UNAUDITED PRO FORMA BALANCE SHEET: COOPER AUTOMOTIVE

                               SEPTEMBER 30, 1998

                             (DOLLARS IN MILLIONS)

                              HISTORICAL         COOPER        PRO FORMA
                          -------------------- AUTOMOTIVE       COMBINED    PROPOSED
                          FEDERAL-    COOPER    PRO FORMA     (WITH COOPER  OFFERINGS
                           MOGUL    AUTOMOTIVE ADJUSTMENTS    AUTOMOTIVE)  ADJUSTMENTS   COMBINED
                          --------  ---------- -----------    ------------ -----------   ---------
Cash and equivalents....  $  102.3   $   28.7   $    --        $   131.0     $  --       $   131.0
Accounts receivable.....     645.0      410.3        --          1,055.3        --         1,055.3
Investment in accounts
 receivable
 securitization.........     119.2        --         --            119.2        --           119.2
Inventories.............     653.7      440.6       56.0 (a)     1,150.3        --         1,150.3
Prepaid expenses and
 income tax benefits....     248.0       80.7       31.4 (b)       360.1       (5.0)(k)      355.1
Acquired businesses to
 be divested............     372.0        --         --            372.0        --           372.0
                          --------   --------   --------       ---------     ------      ---------
    Total current
     assets.............   2,140.2      960.3       87.4         3,187.9       (5.0)       3.182.9
Property, plant and
 equipment..............   1,605.0      509.9      120.4 (c)     2,235.3        --         2,235.3
Goodwill................   2,620.4    1,109.8     (261.3)(d)     3,468.9        --         3,468.9
Other intangible assets.     451.9        5.0      180.2 (e)       637.1        --           637.1
Business investments and
 other assets...........     599.9      120.3     (133.9)(f)       586.3        --           586.3
                          --------   --------   --------       ---------     ------      ---------
    Total assets........  $7,417.4   $2,705.3   $   (7.2)      $10,115.5     $ (5.0)     $10,110.5
                          ========   ========   ========       =========     ======      =========
Short-term debt,
 including current
 portion of long-term
 debt...................  $  170.9   $    2.9   $    --        $   173.8     $  --       $   173.8
Accounts payable........     335.4      173.4        --            508.8        --           508.8
Accrued compensation....     189.8       53.6                      243.4        --           243.4
Restructuring and
 rationalization........     166.1       26.7       88.0 (g)       280.8        --           280.8
Current portion of
 asbestos liability.....     100.0        --         --            100.0        --           100.0
Other accrued
 liabilities............     466.9      122.3        --            589.2        --           589.2
                          --------   --------   --------       ---------     ------      ---------
    Total current
     liabilities........   1,429.1      378.9       88.0         1,896.0        --         1,896.0
Long-term debt..........   2,426.0        1.6    1,925.0 (h)     4,352.6     (773.6)(l)    3,579.0
Long-term portion of
 asbestos liability.....   1,194.8        --         --          1,194.8        --         1,194.8
Postemployment benefits.     445.1      308.6      (65.9)(i)       687.8        --           687.8
Other accrued
 liabilities............      81.2       60.1        --            141.3        --           141.3
Minority interest in
 consolidated
 subsidiaries...........      60.6        1.8        --             62.4        --            62.4
Company-obligated
 mandatorily redeemable
 preferred securities of
 subsidiary trust
 holding solely
 convertible
 subordinated debentures
 of the Company.........     575.0        --         --            575.0        --           575.0
Shareholders' equity:
  Series C ESOP
   preferred stock......      45.2        --         --             45.2        --            45.2
  Series E preferred
   stock................     132.7        --         --            132.7        --           132.7
  Common stock..........     266.1        --         --            266.1       70.0 (l)      336.1
  Additional paid-in
   capital..............     953.4        --         --            953.4      703.6 (l)    1,657.0
  Retained earnings
   (accumulated
   deficit).............     (99.1)       --         --            (99.1)      (5.0)(k)     (104.1)
  Unearned ESOP
   compensation.........     (18.1)       --         --            (18.1)       --           (18.1)
  Accumulated other
   comprehensive income.     (68.3)       --         --            (68.3)       --           (68.3)
  Other.................      (6.3)       --         --             (6.3)       --            (6.3)
  Net assets............       --     1,954.3   (1,954.3)(j)         --         --             --
                          --------   --------   --------       ---------     ------      ---------
    Total shareholders'
     equity.............   1,205.6    1,954.3   (1,954.3)        1,205.6      768.6        1,974.2
                          --------   --------   --------       ---------     ------      ---------
    Total Liabilities
     and Shareholders'
     Equity.............  $7,417.4   $2,705.3   $   (7.2)      $10,115.5     $ (5.0)     $10,110.5
                          ========   ========   ========       =========     ======      =========


 See accompanying notes to Unaudited Pro Forma Balance Sheet: Cooper Automotive

     NOTES TO UNAUDITED PRO FORMA SEPTEMBER 30, 1998 BALANCE SHEET: COOPER
                                  AUTOMOTIVE
                             (DOLLARS IN MILLIONS)

 (a)To adjust inventory acquired to estimated fair value

    To record debt issuance cost........................................ $ 19.5
    To record deferred tax asset........................................   11.9
                                                                         ------
                                                                         $ 31.4
                                                                         ======

 (b)

 (c)To adjust property, plant and equipment acquired to estimated fair value**

 (d) To record estimated goodwill as the excess of the preliminary purchase price paid and estimated costs incurred relating to the acquisition in excess of the estimated fair value of identifiable net assets acquired**

 (e) To adjust other identifiable intangible assets acquired to estimated fair value**

 (f) To adjust the noncurrent deferred taxes
 (g) To provide for estimated severance and exit costs relating to Cooper Automotive

 (h) To reflect the issuance of debt in connection with the acquisition

 (i) To adjust postemployment benefit liabilities acquired to estimated fair value**

 (j) To eliminate historical equity of Cooper Automotive

 (k) To reflect the extraordinary loss (net of tax) resulting from the early retirement of debt from the use of proceeds of the Offerings

 (l) To reflect the use of proceeds of the Offerings

**The Company has made preliminary estimates of the fair values of fixed assets, intangible assets and research, development in-process, and postemployment benefits liabilities based upon the relative difference between book values and fair values of previous acquisitions. The Company will have valuations for such amounts completed by appraisers. The result of the appraiser's valuations could differ materially from these estimates made by the Company. The research and development in-process charge is not currently determinable. However, the Company does not expect the charge, if any, to be in excess of $10 million.

             SELECTED CONSOLIDATED FINANCIAL DATA--FEDERAL-MOGUL*

  The following selected historical consolidated financial information of Federal-Mogul with respect to each year in the three-year period ended December 31, 1997 is derived from the Federal-Mogul Audited Financial Statements. Such consolidated financial statements have been audited by Ernst & Young LLP, independent certified public accountants. The unaudited financial information for the nine-month periods ended September 30, 1998 and 1997 have been derived from the Federal-Mogul Unaudited Financial Statements. The Federal-Mogul Unaudited Financial Statements are unaudited, but in the opinion of management, reflect all adjustments necessary for a fair presentation of such information. The selected consolidated financial information provided below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Federal-Mogul" and the consolidated financial statements of Federal-Mogul and the notes thereto incorporated by reference herein.

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                                YEAR ENDED DECEMBER 31,         (UNAUDITED)
                               ----------------------------  ------------------
                                 1997      1996      1995      1998(1)   1997
                               --------  --------  --------  --------  --------
                                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE
                                                 AMOUNTS)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Net sales....................  $1,806.6  $2,032.7  $1,999.8  $2,993.2  $1,391.6
Costs of products sold.......   1,381.8   1,660.5   1,602.2   2,221.6   1,061.4
                               --------  --------  --------  --------  --------
Gross margin.................     424.8     372.2     397.6     771.6     330.2
Selling, general and
 administrative expenses.....    (286.2)   (333.8)   (299.3)   (491.5)   (225.9)
Purchased in-process research
 and development charge......       --        --        --      (18.6)      --
Gain on sales of businesses..       --        --       24.0       --        --
Restructuring (charges)
 credits.....................       1.1     (57.6)    (26.9)     (3.9)      --
Reengineering and other
 related (charges) credits...       1.6     (11.4)    (13.9)      --        --
Adjustment of assets held for
 sale to fair value and other
 long-lived assets...........      (2.4)   (151.3)    (51.8)    (19.0)      --
Integration costs............       --        --        --      (13.7)      --
Interest expense.............     (32.0)    (42.6)    (37.3)   (107.4)    (25.3)
Interest income..............       7.1       2.9       9.6       7.5       4.2
International currency
 exchange losses.............      (0.6)     (3.7)     (2.9)     (5.3)      --
British pound currency option
 and foreign contract, net...     (10.5)      --        --       13.3       --
Other expense, net(2)........      (3.4)     (3.4)     (2.4)    (14.6)      1.3
                               --------  --------  --------  --------  --------
Earnings (Loss) before income
 taxes and extraordinary
 item........................      99.5    (228.7)     (3.3)    118.4      84.5
Income tax expense (benefit).      27.5     (22.4)      2.5      62.6      24.7
                               --------  --------  --------  --------  --------
Net Earnings (Loss) before
 extraordinary item..........  $   72.0  $ (206.3) $   (5.8) $   55.8  $   59.8
                               --------  --------  --------  --------  --------
Extraordinary item--loss on
 early retirement of debt,
 net of applicable income tax
 benefit.....................      (2.6)      --        --      (31.3)     (2.6)
                               --------  --------  --------  --------  --------
Net Earnings (Loss)..........      69.4    (206.3)     (5.8)     24.5      57.2
Preferred dividends..........       5.5       8.7       8.9       2.7       4.9
                               --------  --------  --------  --------  --------
Net Earnings (Loss) Available
 to Common Shareholders......  $   63.9  $ (215.0) $  (14.7) $   21.8  $   52.3
                               ========  ========  ========  ========  ========
Dividends declared per share.  $   0.48  $   0.48  $   0.48  $   .125  $    .36
                               ========  ========  ========  ========  ========
COMMON SHARE SUMMARY
 (DILUTED):
Income (loss) before
 extraordinary item..........  $   1.67  $  (6.20) $  (0.42) $   1.06  $   1.39
Extraordinary item...........     (0.06)      --        --      (0.61)    (0.06)
                               --------  --------  --------  --------  --------
Net Earnings (Loss) Per
 Common Share................  $   1.61  $  (6.20) $  (0.42) $   0.45  $   1.33
                               ========  ========  ========  ========  ========

--------
* On October 9, 1998 the Company acquired the automotive division of Cooper Industries, Inc. for $1.9 billion, excluding fees and expenses. INFORMATION REGARDING THE COOPER ACQUISITION AND ITS EFFECT UPON THE COMPANY IS FOUND IN ANNEX I TO THIS PROSPECTUS SUPPLEMENT AND IS NOT REFLECTED IN THIS SECTION.
                          Footnotes on following page

                                                               NINE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                YEAR ENDED DECEMBER 31,        (UNAUDITED)
                               ----------------------------  -----------------
                                 1997      1996      1995      1998(1)  1997
                               --------  --------  --------  --------  -------
                                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE
                                                AMOUNTS)
CONSOLIDATED BALANCE SHEET
 DATA:
Total assets.................. $1,802.1  $1,455.2  $1,701.1  $7,417.4     $--
Short-term debt(3)............     28.6     280.1     111.9     170.9      --
Long-term debt................    273.1     209.6     481.5   2,426.0      --
Shareholders' equity..........    369.3     318.5     550.3   1,205.6      --
OTHER FINANCIAL INFORMATION:
Cash provided from (used by)
 operating activities......... $  215.7  $  149.0  $  (34.7) $  228.1  $ 156.9
Cash provided from (used by)
 investing activities.........     (5.5)    (12.5)   (109.4) (2,766.8)    48.8
Cash provided from (used by)
 financing activities.........    298.1    (122.8)    138.5   2,099.6   (218.3)
EBITDA(4).....................    190.8      95.0     154.0     419.9    146.3
Expenditures for property,
 plant, equipment and other
 long-term assets.............     49.7      54.2      78.5     129.1     29.9
Depreciation and amortization
 expense......................     52.8      63.7      61.0     149.2     40.7

--------
(1) Reflects first time consolidation of T&N and Fel-Pro as of March 6, 1998 and February 24, 1998, respectively.
(2) Other expense, net includes $3.4 million and $30.2 million of expense associated with Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely convertible subordinated debentures of the Company for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively.
(3) Includes current maturities of long-term debt.
(4) "EBITDA" represents the sum of income before interest income and expense, expense associated with the minority interest-preferred securities of affiliates, income taxes and extraordinary items, plus depreciation and amortization as well as nonrecurring items including gains on the sale of businesses, restructuring and reengineering charges, adjustments of assets held for sale to fair value and other long lived assets, the net effect of British pound currency option and forward contract, and purchased in-process research and development charge. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities, for the purpose of analyzing Federal-Mogul's operating performance, financial position and cash flows. EBITDA measures are calculated differently by other companies. As such, the EBITDA measures presented may not be comparable to other similarly titled measures of other companies. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

                   SELECTED CONSOLIDATED FINANCIAL DATA--T&N

  The following selected historical consolidated financial information of T&N with respect to each year in the two-year period ended December 31, 1997 is derived from the T&N Financial Statements. The T&N Financial Statements have been audited by KPMG Audit Plc, independent certified public accountants, and are stated in accordance with U.K. GAAP. The selected consolidated financial information provided below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--T&N" and the T&N Financial Statements incorporated by reference herein.

T&N HISTORICAL IN U.K. GAAP

                                                YEAR ENDED DECEMBER 31,
                                            --------------------------------
                                                 1997             1996
                                            ---------------  ---------------
                                             (POUNDS STERLING IN MILLIONS)
CONSOLIDATED PROFIT AND LOSS ACCOUNTS
 DATA:
Total turnover excluding associated
 undertakings.............................  (Pounds)1,799.1  (Pounds)1,956.0
Cost of sales.............................         (1,293.5)        (1,418.3)
Other operating expenses..................           (331.6)          (370.3)
Other, net................................             11.2           (560.2)(1)
Tax on profit (loss) on ordinary
 activities...............................            (62.8)            (8.0)
                                            ---------------  ---------------
Profit/(loss) attributable to
 shareholders.............................  (Pounds)  122.4  (Pounds) (400.8)
                                            ===============  ===============
CONSOLIDATED BALANCE SHEET DATA:
Total assets..............................  (Pounds)1,576.2  (Pounds)1,558.3
Borrowings due within one year............            103.7             77.2
Borrowings due after more than one year...            285.4            260.2
Equity shareholders' funds at end of year.            191.4            118.3

T&N PRO FORMA IN U.S. GAAP(2)(3)

                                                            YEAR ENDED
                                                           DECEMBER 31,
                                                         ------------------
                                                           1997      1996
                                                         --------  --------
                                                            (DOLLARS IN
                                                             MILLIONS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales............................................... $2,948.4  $3,055.4
Costs and expenses...................................... (2,698.7) (4,058.6)(1)
Income tax (expense) benefit............................   (159.3)    278.5
                                                         --------  --------
Net earnings (loss)..................................... $   90.4  $ (724.7)
                                                         ========  ========
CONSOLIDATED BALANCE SHEET DATA:
Total assets............................................ $3,120.1  $3,299.5
Short-term debt.........................................    125.4      68.1
Long-term debt..........................................    469.5     445.2
Shareholders' equity....................................    466.5     456.1
OTHER FINANCIAL INFORMATION:
Cash flow provided from (used by) operating activities.. $  268.8  $  115.6
Cash flow provided from (used by) investing activities..   (116.7)   (211.8)
Cash flow provided from (used by) financing activities..   (125.0)     80.1
EBITDA(4)...............................................    421.3     390.2
Expenditures for property, plant, equipment and other
 long term assets.......................................    170.9     179.2
Depreciation and amortization expense...................    167.6     161.9

                          Footnotes on following page

--------
(1) Includes charge for asbestos related costs of (Pounds)515 million under U.K. GAAP and $1.164 billion under U.S. GAAP.
(2) The T&N historical financial statements were prepared in accordance with U.K. GAAP, which differs in certain significant respects from U.S. GAAP (see Note 29 to the T&N Financial Statements). The following table reconciles the T&N profit/loss attributable to shareholders as reported under U.K. GAAP to net earnings/loss as stated under U.S. GAAP:

                                                         YEAR ENDED
                                                        DECEMBER 31,
                                                -----------------------------
                                                    1997            1996
                                                -------------  --------------
                                                       (IN MILLIONS)
      Profit/(loss) attributable to
       shareholders as reported under U.K.
       GAAP--stated in pound sterling.......... (Pounds)122.4  (Pounds)(400.8)
      Converted to U.S. dollars................ $       201.4  $       (628.4)
      U.S. GAAP adjustments (in U.S. dollars):
        Amortization of goodwill...............         (11.2)           (5.3)
        Amortization of patents................          (2.6)           (2.5)
        Deferred taxation--full provision......         (67.1)          158.7
        Tax effect of other U.S. GAAP
         reconciling items.....................           3.0           121.8
        Pension costs..........................         (11.5)          (23.7)
        Asbestos provision discount............          (0.8)         (355.9)
        Depreciation on fixed asset
         revaluations..........................           9.5             9.7
        Carrying value of investments..........         (31.6)             --
        Other..................................           2.1             2.0
        Minority interests.....................          (0.8)           (1.1)
                                                -------------  --------------
      Net earnings (loss)...................... $        90.4  $       (724.7)
                                                =============  ==============

(3) Operating results and balance sheet data for 1997 have been translated at a rate of 1.6453 U.S. dollars to 1 pound sterling, and 1.6451 U.S. dollars to 1 pound sterling, respectively. Operating results and balance sheet data for 1996 have been translated at a rate of 1.5680 U.S. dollars to 1 pound sterling and 1.7110 U.S. dollars to 1 pound sterling, respectively.
(4) "EBITDA" represents the sum of income before interest income and expense and income taxes, plus depreciation and amortization as well as nonrecurring items including gains on the sale of businesses, the cost and gains associated with options over shares of Kolbenschmidt AG, asbestos related costs and bid costs. EBITDA should not be construed as a substitute for income from operations, net income or cash flow operating activities, for the purpose of analyzing T&N's operating performance, financial position and cash flows. EBITDA measures are calculated differently by other companies. As such, the EBITDA measures presented may not be comparable to other similarly titled measures of other companies. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

                 SELECTED CONSOLIDATED FINANCIAL DATA--FEL-PRO

  The following selected historical consolidated financial information of Fel-Pro with respect to the years ended December 28, 1997 and December 29, 1996 is derived from the Fel-Pro Financial Statements. The Fel-Pro Financial Statements have been audited by Ernst & Young LLP, independent certified public accountants. The selected consolidated financial information provided below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Fel-Pro" and the Fel-Pro Financial Statements incorporated by reference herein.

                                                              YEAR ENDED
                                                       -------------------------
                                                       DECEMBER 28, DECEMBER 29,
                                                           1997         1996
                                                       ------------ ------------
                                                         (DOLLARS IN MILLIONS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales............................................     $489.3       $448.0
Costs and expenses...................................     (442.3)      (408.7)
Income tax (expense) benefit.........................      (25.5)        (6.9)
                                                          ------       ------
Net earnings.........................................     $ 21.5       $ 32.4
                                                          ======       ======
CONSOLIDATED BALANCE SHEET DATA:
Total assets.........................................     $270.1       $261.8
Short-term debt......................................        --           --
Long-term debt.......................................        --           --
Shareholders' equity.................................      139.9        151.8
OTHER FINANCIAL INFORMATION:
Cash provided from (used by) operating activities....     $ 51.7       $ 31.1
Cash provided from (used by) investing activities....      (18.5)       (30.6)
Cash provided from (used by) financing activities....      (33.2)        (0.5)
EBITDA(1)............................................       58.4         50.5
Expenditures for property, plant, equipment and other
 long-term assets....................................       18.3         14.1
Depreciation and amortization expense................       11.5         11.3

--------
(1) "EBITDA" represents the sum of income before income taxes, plus depreciation and amortization. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities, for the purpose of analyzing Fel-Pro's operating performance, financial position and cash flows. EBITDA measures are calculated differently by other companies. As such, the EBITDA measures presented may not be comparable to other similarly titled measures of other companies. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS*

OVERVIEW

  Federal-Mogul is a leading global manufacturer and distributor of a broad range of vehicular components for automobiles and light trucks, heavy duty trucks, farm and construction vehicles and industrial products. The Company's principal customers include many of the world's major OE manufacturers of such vehicles and industrial products. The Company also manufactures and supplies its products and related parts to the aftermarket.

  The Company, which had traditionally focused on the manufacture and distribution of engine bearings and sealing systems, in 1990 began to add retail auto stores in various domestic and international locations. These geographically-dispersed stores proved burdensome to manage and resulted in substantial operating losses. In the fourth quarter of 1996, Federal-Mogul underwent a change of management, following which the Company initiated a significant restructuring program designed to refocus the Company on its core competency of manufacturing. As part of such restructuring, Federal-Mogul took the following actions: (i) closed international aftermarket distribution centers in Malaysia and Singapore; (ii) divested 94 international retail aftermarket operations and sold or restructured 25 wholesale aftermarket operations; (iii) closed its Leiters Ford, Indiana manufacturing facility and consolidated its lighting products operations in Juarez, Mexico; (iv) consolidated certain of its North American warehouse facilities; (v) consolidated its customer support functions previously housed in Phoenix, Arizona into the Company's Southfield headquarters; (vi) consolidated its European aftermarket management functions in Geneva, Switzerland into the Wiesbaden, Germany manufacturing headquarters; and (vii) streamlined certain of its administrative and operational staff functions worldwide. By June 30, 1998, the Company had divested substantially all of its retail assets.

  In connection with the restructuring, Federal-Mogul also began to pursue a growth strategy of acquiring complementary manufacturing companies that enhance Federal-Mogul's product base, expand its global manufacturing operations and provide opportunities to capitalize on Federal-Mogul's aftermarket distribution network and technological resources.

  On March 6, 1998, Federal-Mogul completed its cash offer to acquire all outstanding common stock of T&N for 260 pence per share. On February 24, 1998, Federal-Mogul acquired all the equity interests of Fel-Pro. See "Recent Acquisitions."

  The Company also acquired Bimet S.A. ("Bimet") during the first quarter of 1998 and increased its ownership in Federal-Mogul/Bruss Sealing Systems ("Summerton") and KFM Bearing Co., Ltd. ("KFM"), as well as divesting its minority interest in G. Bruss GmbH & Co. KG ("Bruss") and selling the Fel-Pro Chemical Business, which was acquired as part of Fel-Pro.

  The consolidated statement of operations for the nine months ended September 30, 1998 includes the operating results of T&N and Fel-Pro from their respective acquisition dates. Operating results for the T&N Bearings Business and the Fel-Pro Chemical Business (which includes amortization expense for goodwill allocated to the businesses and interest expense relating to the holding costs of the businesses) have been excluded from the condensed consolidated statement of operations for the nine months ended September 30, 1998.
--------
*On October 9, 1998 the Company acquired Cooper Automotive for $1.9 billion, excluding fees and expenses. INFORMATION REGARDING THE COOPER ACQUISITION AND ITS EFFECT UPON THE COMPANY IS FOUND IN ANNEX I TO THIS PROSPECTUS SUPPLEMENT AND IS NOT REFLECTED IN THIS SECTION.

                                 FEDERAL-MOGUL

  THE FOLLOWING IS BASED ON TEXT INCLUDED IN FEDERAL-MOGUL'S QUARTERLY REPORT ON FORM 10-Q FILED IN RESPECT OF THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1998 AND SPEAKS AS OF THAT DATE.

 NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER
                                   30, 1997

RESULTS OF OPERATIONS

 Net Sales

  Sales for the nine months ended September 30, 1998 were $2,993.2 million compared to $1,391.6 million for the same 1997 period. The 115.1% increase in net sales is primarily attributable to the acquisitions of T&N and Fel-Pro the results of which were included from their respective dates of acquisition. Excluding the impact of the T&N and Fel-Pro acquisitions and the impact of previously divested retail aftermarket businesses, net sales decreased 4.2%.

  Powertrain Systems sales were $1,269.4 million for the nine months ended September 30, 1998 compared to $608.2 million for the same 1997 period. Approximately $694 million of the 108.7% increase related to sales of T&N. Excluding the acquisition of T&N and Powertrain products previously sold through the divested retail aftermarket businesses, sales decreased 2.2%. The decrease in sales is attributable to effects from the General Motors strike as well as softness in the North American aftermarket business.

  Sealing Systems sales were $663.4 million for the nine months ended September 30, 1998 compared to $238.5 million in the same 1997 period. Approximately $135 million of the 178.2% increase related to sales of T&N and approximately $278 million related to sales of Fel-Pro. Excluding the acquisitions of T&N and Fel-Pro and sealing products previously sold through the divested retail aftermarket businesses, sales increased 5.4% due to strong heavy duty and industrial sales as well as strong third quarter volume in both North and South American aftermarket businesses.

  General Products sales were $1,060.4 million for the nine months ended September 30, 1998 compared to $544.9 million in 1997. Approximately $617 million of the 94.6% increase related to sales of T&N. Excluding the acquisitions of T&N and general products previously sold through the divested retail aftermarket businesses, sales decreased 11.2% primarily due to continuing softness in the North American aftermarket business.

 Cost of Products Sold

  Cost of products sold as a percent of net sales decreased to 74.2% for the nine months ended September 30, 1998 from 76.3% for the same 1997 period. Excluding the effect of a $10.9 million charge in the first quarter of 1998 associated with the purchase accounting write-up of acquired inventory to fair value and the subsequent sale of this inventory at the higher cost, as well as a $6.4 million write-down of inventory, primarily related to the liquidation of the Puerto Rican retail assets, cost of products sold as a percent of sales decreased to 73.6%. Management attributes this decrease to productivity improvements, cost controls, streamlined operations, the divestiture of underperforming assets and the acquisitions previously discussed.

 Selling, General and Administrative Expenses

  Selling, general and administrative ("SG&A") expenses as percent of net sales decreased to 14.4% for the nine months ended September 30, 1998 compared to 15.7% for the same 1997 period. The decrease is primarily attributable to the benefits of prior restructuring actions, the divestiture of retail aftermarket businesses and the realization of combined efficiencies from the acquisitions previously discussed slightly offset by an approximately $4 million increase related to Year 2000 costs.

 Amortization Expense

  Amortization expense for the nine months ended September 30, 1998 was $60.4 million compared to $7.9 million for the nine months ended September 30, 1997. The increase in amortization expense was attributable to the expense related to the increase in goodwill and other intangible assets associated with the T&N and Fel-Pro acquisitions.

 Purchased In-Process Research and Development Charge

  The Company recognized an $18.6 million charge in the first quarter of 1998 associated with the estimated fair value of in-process research and development costs allocated in purchase accounting to a portion of the total consideration paid.

 Restructuring Charges

  During the first quarter of 1998, the Company recognized a $10.5 million restructuring charge related to operations in place prior to the acquisitions of T&N and Fel-Pro. The restructuring charge included $10.2 million and $0.3 million for severance and exit costs, respectively. Employee severance costs result from planned terminations in various business operations of the Company. The severance costs were based on the estimated levels that will be paid to the affected employees pursuant to the Company's workforce reduction policies and certain foreign governmental regulations. The Company anticipates that the actions related to the first quarter 1998 restructuring plan will be completed primarily within one year.

  During the third quarter of 1998, the Company recognized a $6.6 million restructuring credit for the reversal of a restructuring charge recorded in the fourth quarter of 1997. The restructuring credit primarily related to the exit of retail operations in Puerto Rico.

 Rationalization of Acquired Businesses

  In connection with the previously discussed acquisitions, the Company recognized approximately $151 million in reserves related to the rationalization and integration of acquired businesses. The rationalization reserves provide for approximately $125 million and $26 million in severance and exit costs, respectively.

  The components of the integration plan include: closure of certain manufacturing facilities worldwide; relocation of highly manual manufacturing product lines to lower cost regions or more suitable locations; consolidation of overlapping manufacturing, technical and sales facilities and joint ventures; closure of two aftermarket central warehouses and five in-country warehouses; consolidation of aftermarket marketing and customer support functions; and streamlining of administrative, sales, marketing and product engineering staffs worldwide. An anticipated result of the integration plan and the restructuring will be a reduction of approximately 4,200 full-time employees.

 Adjustment of Assets Held for Sale to Fair Value

  In addition to the T&N Bearings Business and the Fel-Pro Chemical Business held for sale, during 1998, the Company decided to sell its subsidiary, Bertolotti Pietro e Figli, S.r.l. ("Bertolotti"), conducting aftermarket operations in Italy. The carrying value of Bertolotti's assets have been reduced to its fair value based on estimates of selling values less costs to sell, calculated using multiples of earnings similar to recent automotive industry transactions in Italy. The Company recognized a $20.0 million first quarter charge primarily associated with the write-down of Bertolotti's assets to the estimated fair value. The Company expects to complete the sale of Bertolotti within one year.

  In the second quarter, the Company recognized a $1.0 million benefit associated with the adjustment of the assets of Chile to its estimated fair value.

  As part of its 1996 restructuring plan, the Company continued to close or sell certain retail aftermarket operations during 1998. As of September 30, 1998, the Company has sold or closed substantially all its retail aftermarket operations. Net cash proceeds received for those retail aftermarket locations sold in the nine months ended September 30, 1998 approximated $7 million. No gain or loss was recognized on the dispositions of those retail aftermarket locations, as the related assets had been previously adjusted to fair value.

 Integration Costs

  In the nine months ended September 30, 1998, the Company incurred $13.7 million in expenses directly related to the integration of the T&N and Fel-Pro acquisitions previously discussed. In addition, the Company expects to incur additional expenses of approximately $24 million necessary to complete the integration of the acquired companies during the fourth quarter of 1998 and throughout 1999.

 Anticipated Synergy

  The Company anticipates its annual synergies in the year 2000 to be moderately in excess of the previously discussed $10.5 million restructuring, $151 million rationalization and $38 million of expected integration costs.

 Net Interest Expense

  Interest expense for the nine months ended September 30, 1998 was $107.4 million compared to $25.3 million for the same 1997 period. The increase in interest expense is attributable to the interest expense related to the financing of the T&N and Fel-Pro acquisitions slightly offset by reduced preacquisition debt levels as compared to the nine months ended September 30, 1997.

 Net Gain on British Pound Currency Option and Forward Contract

  In the fourth quarter of 1997, in anticipation of the then pending T&N acquisition, the Company purchased a British pound currency option for $28.1 million with a notional amount of $2.5 billion. In January 1998, the Company settled the option and recognized a loss of $17.3 million.

  Also in January 1998, in anticipation of the then pending T&N acquisition, the Company entered into a forward contract to purchase 1.5 billion pounds sterling for a notional amount of approximately $2.45 billion. As a result of favorable exchange fluctuations in the British pound/U.S. dollar exchange rate experienced during the contract period, the Company recognized a $30.6 million gain.

  The Company entered into the above transactions to effectively serve as economic hedges for the purchase of T&N. Such transactions, however, do not qualify for "hedge accounting" under U.S. GAAP, and therefore the loss on the British pound currency option and the gain on the British pound forward contract are reflected in the statement of operations caption "Net gain on British pound currency option and forward contract."

 Income Tax Expense

  During the nine months ended September 30, 1998, the Company recognized charges for adjustment of assets held for sale to fair value and purchased in-process research and development and recognized a net gain on the British pound currency option and forward contract. These transactions resulted in a pre-tax net charge of $24.3 million. The net income tax benefit related to these transactions totaled $2.1 million. In addition, due to the acquisitions of T&N and Fel-Pro, the Company recognized approximately $28 million in non-deductible goodwill amortization expense.

LIQUIDITY AND CAPITAL RESOURCES

 Cash Flow Provided from Operating Activities

  Cash flow provided from operating activities was $228.1 million for the nine months ended September 30, 1998. Cash flow was generated primarily from a decrease in inventories of $47.0 million, an increase in other accrued liabilities of $51.4 million and net earnings adjusted for the loss on early retirement of debt and the non-cash charges of depreciation and amortization, purchased in-process research and development, restructuring and adjustment of assets held for sale to fair value. Partially offsetting these items was an increase in accounts receivable of $25.7 million, payments against the asbestos liability of $58.8 million and payments against restructuring, reengineering and rationalization reserves of $35.7 million.

 Cash Flow Used by Investing Activities

  Cash flow used by investing activities was $2,766.8 million and was primarily related to the acquisitions of T&N, Fel-Pro, Bimet and the increase in ownership of Summerton and KFM partially reduced by the sale of the Company's interest in G. Bruss GmbH & Co. KG and the sale of certain retail aftermarket locations. Partially offsetting the acquisitions, the Company received proceeds from the sale of options which were acquired with the acquisition of T&N. In addition, capital expenditures of $129.1 million were made for property, plant and equipment to implement process improvements, information technology and new product introductions. Capital expenditures are anticipated not to exceed $200 million in 1998, primarily for enhanced manufacturing capabilities and process improvements.

 Cash Flow Provided from Financing Activities

  Cash flow provided from financing activities was $2,099.6 million for the nine months ended September 30, 1998 primarily from the increase in debt related to the acquisitions of T&N and Fel-Pro and the issuance of common stock detailed below, partially offset by the related debt issuance fees of $55.3 million and fees paid for the early retirement of debt of $27.4 million.

  On April 17, 1998, in connection with the Company's efforts to put into place a permanent capital structure, the Company filed a shelf Registration Statement on Form S-3 with the Securities and Exchange Commission for the offering from time to time of up to an aggregate $2.5 billion of debt or equity securities (including shares of common stock registered for the account of certain securityholders).

  On June 6, 1998, the Company issued 12,650,000 shares of common stock under such registration statement, including 2.1 million shares which were converted from Series E Stock. The net proceeds from the sale of the common stock of $592 million was used to prepay the entire outstanding principal amount under the Senior Subordinated Credit Agreement and partially repay the Senior Credit Agreement.

  In addition, under the above shelf registration statement, the Company issued $1.0 billion of bonds on June 25, 1998. The bonds have maturities ranging from 6 to 12 years, a weighted average yield of 7.76% and a weighted average coupon of 7.73%. The net proceeds were used to reduce floating rate bank debt.

  As of September 30, 1998, the Company had $1.1 billion outstanding related to the Senior Credit Agreement with maturities ranging from March of 1999 through the year 2005 and a weighted-average interest rate of 7.9%. Over 60% of the maturities occur after the year 2003.

  In addition, the Company funded a portion of the T&N acquisition through the December 1997 sale of 11.5 million shares of 7% Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely convertible subordinated debentures of the Company (generating gross proceeds of $575 million) by Federal-Mogul Financing Trust, a subsidiary of the Company.

  The early retirement of the Senior Subordinated Credit Agreement and the partial repayment of the Senior Credit Agreement, as well as the early retirement in April 1998 of $251 million in private placement debt assumed in connection with the acquisition of T&N, resulted in a $47.1 million pretax ($31.3 million after tax) extraordinary loss in the second quarter of 1998.

  In connection with the Fel-Pro acquisition, the Company issued 1,030,325.6 million shares Series E Stock with an imputed value of $225 million. The shares of Series E Stock are exchangeable into shares of the Company's common stock at a rate of five shares of common stock per share of Series E Stock. Subsequently, in June 1998, in conjunction with the common stock offering, the Company converted 422,581 shares of Series E Stock into 2.1 million shares of common stock. The remaining 607,745 million shares of Series E Stock are required to be exchanged into shares of the Company's common stock no later than February 24, 1999, subject to certain conditions and such shares are paid quarterly dividends at a rate of $0.12 per common stock equivalent.

  The Company has pledged the capital stock of its U.S. subsidiaries, 65% of capital stock of certain foreign subsidiaries and certain intercompany loans to secure the senior debt of the Company. In addition, certain U.S. subsidiaries of the Company have guaranteed the senior debt.

  The Company believes that cash flow from operations, together with borrowings available under the Company's revolving credit facility, will continue to be sufficient to meet its ongoing working capital requirements.

 Foreign Currency and Commodity Contracts

  The financial condition and results of operations of certain of the Company's operating entities are reported in various foreign currencies (principally pounds sterling, German marks, and to a lesser extent South African rand and French francs, among others) and then translated into U.S. dollars at the applicable exchange rate for inclusion in the Company's financial statements. As a result, the appreciation of the dollar against these foreign currencies will have a negative impact on the reported sales and operating margin of international T&N operations and other international subsidiaries as consolidated into the Company. Conversely, the depreciation of the dollar against these foreign currencies will have a positive impact.

  In addition, the Company incurs currency transaction risk whenever it or one of its international subsidiaries enters into either a purchase or sales transaction using a different currency than the relevant entity's functional currency. Currency transaction risk is reduced by matching revenues and costs with the same currency. Given the volatility of currency exchange rates, there can be no assurance that the Company will be able to effectively manage its currency transaction risks or that any volatility in currency exchange rates will not have a material adverse effect on the Company's financial condition or results of operations.

OTHER MATTERS

 New Dividend Policy

  Dividends on the capital stock of the Company are payable at the discretion of the Company's Board of Directors. Historically, quarterly dividends had been $.12 per share. In May 1998, the Board of Directors reduced the quarterly dividend and subsequently declared a cash dividend payable in the second and third quarters of 1998 in the amount of $.0025 per share of common stock. The Company, consistent with its growth strategy, presently intends to retain future earnings in the business and therefore anticipates paying dividends at a comparable level in the foreseeable future.

 Year 2000 Costs

  The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. The Company has established a team that has completed an awareness program and assessment project to address the Year 2000 issue including information technology ("IT") and non-IT systems. In addition, the Board of Directors has received status reports related to the Company's progress in addressing the Year 2000 issue. The Company has determined that it will be required to modify or replace portions of its software so that its computer systems will properly utilize dates beyond December 31, 1999. The Company has initiated remediation and testing, and is implementing the action plan to address the Year 2000 issue and estimates that the majority of testing will be completed by the end of the first quarter of 1999. A number of independent third party assessments have been performed and others are planned. The Company presently believes that with modifications to existing software and conversions to new software, the Year 2000 issue can be mitigated. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 issue could cause production interruptions that could have a material impact on the operations of the Company. The Company has initiated development of contingency plans and will continue to do so throughout the program.

  The Company has initiated formal communications with a substantial majority of its significant suppliers and large customers to determine their plans to address the Year 2000 issue. While the Company expects a successful resolution of all issues, there can be no guarantee that the systems of other companies on which the Company's systems rely will be converted in a timely manner, or that a failure to convert by a supplier or customer, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company. The Company has determined it has no exposure to contingencies related to the Year 2000 issue for the products it has sold.

  The Company has contracts in place with external resources and has allocated internal resources to reprogram or replace, and test the software for Year 2000 modifications. The Company plans to complete the Year 2000 project within one year. The total cost of the Year 2000 project is estimated to be $25 million and is being funded through operating cash flows. These estimates have been verified by independent third party assessment. Of the total project cost, approximately $11 million is attributable to the purchase of new software which will be capitalized. The remaining $14 million represents maintenance and repair of existing systems and will be expensed as incurred. The Company expects a majority of the costs will be incurred in 1998. As of September 30, 1998, the Company had incurred and expensed approximately $5 million related to the completed awareness program and assessment project and the implementation of their remediation plan.

  The costs of the project and the date which the Company plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties.

 Euro Conversion

  On January 1, 1999, certain member countries of the European Union are scheduled to irrevocably fix the conversion rates between their national currencies and a common currency, the "euro", which will become their legal currency on that date. The participating countries' former national currencies will continue to exist as denominations of the euro between January 1, 1999 and January 1, 2002. The Company has established a steering committee that is currently evaluating the business implications of conversion to the euro, including the need to adapt internal systems to accommodate euro-denominated transactions. The acquisition of T&N has provided the Company with a strong knowledge base in which to assist with the conversion. While the Company is still in various stages of assessment and implementation, the Company does not expect the conversion to the euro to have a material effect on its financial condition or results of operations.

 Effect of Accounting Pronouncements

  In 1997, the Financial Accounting Standards Board issued Statement No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company adopted Statement 130 as of January 1, 1998. The adoption of this statement had no impact on Federal Mogul's net earnings
(loss) or shareholders' equity. SFAS No. 130 requires foreign currency translation adjustments and unrealized gains or losses on investments and derivative instruments to be included in other comprehensive income. Prior to the adoption of SFAS No. 130 these items were reported as a component of shareholders' equity.

  Total comprehensive income, net of the related estimated tax, was $47.1 million and $15.0 million for the three months ended September 30, 1998 and 1997, respectively, and $22.9 million and $42.4 million for the nine months ended September 30, 1998 and 1997, respectively.

  In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 1999. The Company currently makes minimal use of derivatives. Management does not anticipate, under current circumstances, that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

SUBSEQUENT EVENTS

 Cooper Acquisition

  On October 9, 1998, the Company acquired Cooper Automotive, headquartered in St. Louis, Missouri, with net sales of approximately $1.9 billion for approximately $1.9 billion cash. See Annex I to this Prospectus Supplement.

  In connection with the acquisition of Cooper Automotive, the Company entered into a $1.95 billion floating rate senior credit agreement with The Chase Manhattan Bank as agent and a syndicate of lenders. The senior-credit agreement consists of $1.55 billion in interim loans which will mature on April 9, 2000 and $400 million of Tranche C Loans which will be repaid in 29 consecutive quarterly installments beginning September 30, 1999.

 Announced Sale of T&N Bearings Business

  On October 27, 1998, the Company announced that it had entered into an agreement to sell the T&N Bearing Business to Dana Corporation. The Company expects to receive proceeds of approximately $430 million and an additional $13 million of net proceeds from the collection of accounts receivable related to the sold businesses. The sale of these businesses is in connection with the Consent Order with the Federal Trade Commission and undertakings with the governments of the United Kingdom, France and Germany to divest thinwall bearings, polymer bearings and North American thinwall bearings aftermarket segments and is subject to regulatory approvals, which are expected in the fourth quarter of 1998.

 Announced Acquisition of Tri-Way

  On October 6, 1998, the Company entered into an agreement to acquire Tri-Way Machine Limited, a privately-owned manufacturer of machines and machining systems for the world's metal cutting industry headquartered in Windsor, Ontario, Canada with sales of approximately $35 million.

 Revolving Credit Agreement

  In October 1998, the Company entered into a $200 million 364-day floating rate revolving credit agreement with the Chase Manhattan Bank as agent and a syndicate of lenders.

ASBESTOS LIABILITY AND LEGAL PROCEEDINGS

 T&N Asbestos

  As of September 30, 1998, the Company has provided $1.292 billion as its estimate for future costs related to resolving asbestos claims. In the United States, the Company's subsidiary, T&N plc, and two of T&N plc's U.S. subsidiaries (the "T&N Companies") are among many defendants named in numerous court actions alleging personal injury resulting from exposure to asbestos or asbestos-containing products. T&N is also subject to asbestos-disease litigation, to a lesser extent, in the United Kingdom and to property damage litigation based upon asbestos in the United States. Because of the slow onset of asbestos-related diseases, management anticipates that similar claims will be made in the future. Although T&N has carefully projected its future asbestos liability, the assumptions underlying such projections continuously change and it is therefore not possible to project with certainty the number of such claims may be made nor the expenditure which may arise therefrom. T&N has appointed the Center for Claims Resolution ("CCR"), a not-for-profit coalition of former asbestos producers and sellers, as its representative in relation to all asbestos-related personal injury claims made against the T&N Companies in the United States.

  Prior to its acquisition, T&N secured a (Pounds)500 million (approximately $837 million at the September 30, 1998 exchange rate of $1.6742 to 1 pound sterling) layer of insurance which will be triggered should the aggregate amount of claims filed after June 30, 1996, where the exposure occurred prior to that date, exceed (Pounds)690 million (approximately $1,155 million at the September 30, 1998 exchange rate). At September 30, 1998 the Company has recorded reserves approximating the insurance level for such claims.

  While management believes that reserves are appropriate for anticipated losses arising from T&N's asbestos related claims, no assurance can be given that T&N will not be subject to material additional liabilities and significant additional litigation relating to asbestos. Any such liabilities or litigation in amounts in excess of the reserves recorded by the Company and the additional (Pounds)500 million of insurance coverage could have a material adverse effect on the Company's results of operations, business, liquidity and financial condition.

 Federal-Mogul and Fel-Pro Asbestos

  The Company also is one of a large number of defendants in a number of lawsuits brought by claimants alleging injury due to exposure to asbestos. In addition, Fel-Pro has been named as a defendant in a large number of product liability cases involving asbestos, primarily involving gasket or packing products sold to ship owners. The Company is defending all such claims vigorously and believes that it and Fel-Pro have substantial defenses to liability and adequate insurance coverage for defense and indemnity. While the outcome of litigation cannot be predicted with certainty, management believes that asbestos claims pending against Federal-Mogul Corporation and Fel-Pro as of September 30, 1998 will not have a material effect on the Company's financial position. At September 30, 1998, approximately $3 million in related reserves has been provided related to asbestos claims pending against Federal-Mogul Corporation and Fel-Pro.

 Other

  The Company is involved in various other legal actions and claims, directly and through its subsidiaries (including T&N and Fel-Pro). After taking into consideration legal counsel's evaluation of such actions, management is of the opinion that its outcomes are not reasonably likely to have a material adverse affect on the Company's financial position, operating results, or cash flows.

  YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996 AND
    YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

  THE FOLLOWING IS BASED ON TEXT INCLUDED IN FEDERAL-MOGUL'S ANNUAL REPORT ON FORM 10-K FILED IN RESPECT OF THE YEAR ENDED DECEMBER 31, 1997 AND SPEAKS AS OF THAT DATE.

RESULTS OF OPERATIONS

 Net Sales

  Consolidated net sales decreased 11.1% in 1997, primarily due to the divestiture of certain international retail and wholesale operations, the sale of the heavy wall bearings operations in Brazil and Germany, the sale of the United States ball bearing business and continued softness in the North American aftermarket business. These decreases were partially offset by certain volume increases primarily in the original equipment business.

  Original equipment and aftermarket sales were:

                                                        1997     1996     1995
                                                      -------- -------- --------
                                                        (DOLLARS IN MILLIONS)
Original Equipment:
  Americas........................................... $  451.4 $  449.1 $  465.4
  International......................................    170.3    219.5    222.7
Aftermarket:
  United States and Canada...........................    699.1    759.8    780.8
  International......................................    485.8    604.3    530.9
                                                      -------- -------- --------
    Total sales...................................... $1,806.6 $2,032.7 $1,999.8
                                                      ======== ======== ========

  Original equipment business sales in the Americas were flat in 1997 as compared to 1996. However, excluding the effect of the Company's divestitures of its electrical products business in September 1996 and its United States ball bearing operations in November 1996, net sales increased 15.7% in 1997 compared to 1996. Management attributes this increase primarily to strong 1997 sales in its sealing products division. Sales decreased in 1996 as compared to 1995 due to the sale of the Precision Forged Products Division in April 1995 and the 1996 sales of the electrical products business and the United States ball bearings manufacturing operations, offset slightly by the acquisition of Seal Technology Systems Limited in September 1995. Excluding the effect of these acquisitions and divestitures, sales increased 2.7% in 1996.

  International original equipment business sales decreased in 1997 as compared to 1996 due to the effects of exchange rate fluctuations and the divestiture of the heavy wall bearing operations in Germany and Brazil completed on January 2, 1997. Excluding the effects of exchange rate fluctuations and the divestiture, sales increased 11.7%. Management attributes this increase to strong customer demand for sputter bearings and Glycodur material products. In 1996, sales decreased as compared to 1995 due to the Company's decision to exit some conventional engine bearing business that did not meet appropriate profitability levels.

  North American aftermarket sales decreased in 1997 as compared to 1996 due to continued weak sales in engine products. Sales decreased in 1996 as compared to 1995 primarily due to the elimination of special extended payment terms.

  International aftermarket business sales in 1997 as compared to 1996 decreased primarily due to the effects of foreign exchange fluctuations and the 1997 divestitures of operations in Turkey, Australia, South Africa and Chile. Excluding the effects of exchange and 1997 divestitures, sales were essentially flat. In 1996, sales increased as compared to 1995 due to the full year impact of the acquisitions of Bertolotti in June 1995 and Centropiezas in September 1995, and to a lesser extent, volume and pricing increases in Mexico, increased sales volume in Australia and new local operations in Brazil. These increases were partially offset by $21 million resulting from the devaluation of the South African rand and a decrease in Venezuela due to a recession.

  Original equipment sales as a percentage of total sales of the Company increased to 34.4% in 1997 from 32.8% in 1996, with a corresponding decrease in aftermarket sales. This shift in 1997 reflects the Company's pursuit and implementation of its strategy to focus on manufacturing and distribution, as demonstrated by the previously discussed 1997 divestitures and planned acquisitions. Previously, as the Company was implementing its retail growth strategy, original equipment sales as a percentage of total sales of the Company decreased to 32.8% in 1996 from 34.4% in 1995, with a corresponding increase in aftermarket sales.

 Cost of Products Sold

  Cost of products sold as a percent of net sales decreased to 76.5% in 1997 compared to 81.7% for 1996. The decrease is primarily due to the 1997 divestitures of less profitable operations and productivity improvements in the North American aftermarket and the Americas original equipment business. In addition, a portion of the 1997 decrease is attributable to 1996 third and fourth quarter charges incurred of $8 million for customer incentive programs and $13 million for excess and obsolete inventory. See "--Changes in Accounting Estimates."

  Cost of products sold as a percent of net sales increased to 81.7% in 1996 compared to 80.2% in 1995. The increase is primarily attributable to 1996 third and fourth quarter charges incurred of $8 million for customer incentive programs and $13 million for excess and obsolete inventory. See "--Changes in Accounting Estimates."

 Selling, General and Administrative Expenses

  SG&A expenses as a percent of net sales decreased to 15.8% for 1997 compared to 16.4% for 1996. In contrast, SG&A expenses as a percent of net sales increased to 16.4% for 1996 compared to 15.0% for 1995. The 1997 decrease and 1996 increase in SG&A as a percent of net sales is primarily attributable to bad debt expense, customer incentive programs and environmental and legal matters (see "--Changes in Accounting Estimates" of $3 million for bad debt expense, $8 million for customer incentive programs and $9 million for environmental and legal matters) incurred in the third and fourth quarters of 1996. In addition, the 1996 increase was partially due to higher SG&A costs in the international aftermarket business.

 Changes in Accounting Estimates

  In 1996, the Company made certain changes in accounting estimates totaling $51 million in the third and fourth quarters attributable to 1996 events and new information becoming available. The changes in accounting estimates included the following:

  Customer Incentive Programs: The increase in the provision for customer incentive programs of $18 million resulted from contractual changes implemented primarily in the third and fourth quarters of 1996 with certain customers, new sales programs, additional customer participation in these programs and current experience with these programs.

  Excess and Obsolete Inventory: Business volume growth remained below expectations in 1996, principally in the third and fourth quarters, causing a build up of certain inventories beyond anticipated demand. In addition, the Company's strategic initiative to focus on its manufacturing business and divest its retail and certain aftermarket businesses and the sale of the U.S. ball bearings operations in the fourth quarter adversely affected the utility of the North American aftermarket business inventory. As a result, the Company recorded an additional $13 million provision for excess and obsolete inventory.

  Bad Debts: The increase in the bad debt provision of $3 million was principally attributable to the deterioration of account balances of numerous low volume customers and termination of business with certain North American aftermarket customers during 1996.

  Environmental and Legal Matters: The environmental and legal provision was increased by $9 million due to the completion of environmental studies and related analyses, new issues arising and changes in the status of other legal matters.

  Other: The remaining $8 million of changes in accounting estimates is comprised of $1 million for changes in the workers' compensation reserve based on worsening experience in outstanding claims in certain older policy years, $3 million for interest capitalization, $2 million to adjust estimates of inventoriable costs and $2 million for other items.

 Sales of Businesses

  During 1997, the Company received $73.6 million in net cash proceeds from the sale of its aftermarket operations in South Africa, Australia and Chile, and its heavy wall bearing operations in Germany and Brazil.

  During 1996, the Company received $42.0 million in net cash proceeds from the sale of its United States ball bearings and electrical products manufacturing operations.

  Except for the sale of the electrical products manufacturing operations, sales of businesses in 1997 and 1996 relate to assets previously adjusted to fair value. See "--Adjustment of Assets Held for Sale to Fair Value and Other Long-Lived Assets." Accordingly, no gain or loss was recognized on the date of sale related to these transactions. In addition, no gain or loss was recognized related to the sale of the electrical products manufacturing operations.

  During 1995, the Company sold its equity interest in Westwind Air Bearings, Limited, recognizing a pretax gain of $16.2 million and its Precision Forged Products Division for a pretax gain of $7.8 million.

 Restructuring Charges

  Primarily as a result of the amendments to the 1996 restructuring plan, described previously in this section, the Company's 1997 operating results were increased by $23.1 million for the reversal of previously recognized 1996 and 1995 restructuring charges. Offsetting this reversal is a $22.0 million charge for new 1997 restructuring programs. The net impact on 1997 operations, as a result of the restructuring activities, was a credit of $1.1 million. The 1997 charge includes $3.1 million for exiting certain European aftermarket product lines and the related employment reductions, $6.8 million for termination of certain European administrative and support personnel, $7.5 million for additional exit and severance costs related to the Puerto Rican retail operations, $2.6 million for consolidation and reconfiguration of the North American aftermarket service branch network and $2.0 million for other actions. The Company anticipates that the actions related to the 1997 restructuring plan will be complete by the end of 1998, and that most of the severance and exit costs will be paid in 1998.

  In the fourth quarter of 1996, the Company recognized a restructuring charge of $57.6 million for costs associated with employee severance, exit and consolidation costs for 132 international retail operations and 30 wholesale aftermarket operations, rationalization of European manufacturing operations, consolidation of lighting products, consolidation or closure of certain North American warehouse facilities, consolidation of customer support functions in the United States and streamlining of administrative and operational staff functions worldwide. The charge consists of $22.7 million for the sale of 132 international retail aftermarket and 30 wholesale aftermarket operations, $14.7 million for corporate employee severance costs, $7.7 million for the rationalization of European manufacturing operations, $5.3 million for consolidation or closure of certain North American warehouse facilities, $2.8 million for consolidation of customer support functions in the United States, $2.5 million for closure of the Leiters Ford facility and $1.9 million for other miscellaneous actions, including the consolidation of the European aftermarket management function into the European manufacturing headquarters. The Company's 1997 progress and actual implementation of the 1996 restructuring plan resulted in 1997 operating results being increased by $20.8 million for severance and $1.4 million of exit and consolidation costs being reversed. The Company expects to pay out most of the remaining 1996 severance and exit costs in 1998.

  Results of operations in the second and fourth quarters of 1995 include restructuring charges of $6.1 million and $20.8 million, respectively. These charges were comprised of $20.1 million for employee severance and $6.8 million for exit costs and consolidation of certain facilities. The workforce reductions and consolidation of facilities were completed as of December 31, 1996. Operating results for 1997 were increased by $0.9 million relating to 1995 exit costs being reversed. The Company expects to pay out the remaining 1995 exit costs in 1998.

 Reengineering and Other Related Charges

  Operating results for 1997 include a credit of $1.6 million relating to 1996 reengineering and other related charges being reversed.

  In 1996, the Company initiated an extensive effort to strategically review its businesses and focus on its core competencies: manufacturing, engineering and distribution. As a result of this process, the Company recognized a charge of $11.4 million for professional fees and personnel costs related to the strategic review of the Company and changes in management and related costs.

  In 1995, the Company recognized a charge of $13.9 million for reengineering and other costs. These costs included $7.0 million for professional fees and personnel costs, and $6.9 million primarily for certain other non-recurring costs relating to brand consolidation at the customer level of the Company's Federal-Mogul(R), TRW(R) and Sealed Power(R) branded engine parts.

 Adjustment of Assets Held for Sale to Fair Value and Other Long-Lived Assets

  The Company continually reviews all components of its businesses for possible improvement of future profitability through acquisition, divestiture, reengineering or restructuring. The Company also continually reviews and updates its impairment reserves related to the divestiture of its remaining international retail aftermarket operations and adjusts the reserve components to approximate their net fair value.

  In the fourth quarter of 1997, the Company recognized a charge of $2.4 million to write-down of certain long-lived assets to fair value. As of December 31, 1997, assets held for sale primarily include retail aftermarket operations in Puerto Rico, Ecuador, Venezuela and Panama. By the end of the first quarter of 1998, the Company expects to have successfully exited all of its retail aftermarket businesses, except for Puerto Rico where the Company continues to seek a buyer.

  During 1996, management designed a restructuring plan to aggressively improve the Company's cost structure, streamline operations and divest the Company of underperforming assets. As part of this plan, the Company decided to sell 132 international retail aftermarket operations, sell or restructure 30 wholesale aftermarket operations and consolidate a North American manufacturing operation. The carrying value of assets held for sale was reduced to fair value based on estimates of selling values less costs to sell. Selling values used to determine the fair value of assets held for sale were determined using market prices (i.e., valuation multiples) of comparable companies from other 1996 transactions. The resulting adjustment of $148.5 million to reduce assets held for sale to fair value was recorded in the fourth quarter of 1996. As previously described in this section, the Company made significant progress related to the implementation of the 1996 restructuring plan. Also in 1996, based upon the final sale, the Company recognized an additional writedown of $2.8 million to the net asset value of the United States ball bearings operations. In 1995, the Company decided to sell the ball bearings operations and reduced the carrying value by $17.0 million to record assets held for sale at fair value.

  In 1995, the Company also decided to sell its heavy wall bearing operations in Germany and Brazil. The Company estimated the fair value of the businesses held for sale based on discussions with prospective buyers, adjusted for selling costs. The Company reduced its carrying value by $17 million to record assets held for sale at fair value. The heavy wall bearing operations were sold in January 1997 for net proceeds of $8.9 million, which approximated the carrying value of the assets at December 31, 1996.

  In addition, in 1995, the Company reduced the carrying value of certain other impaired long-lived assets by $17.8 million to record them at fair value. No further fair value adjustments were recorded for these assets in 1996 or 1997.

  Net sales for all assets held for sale and adjusted to fair value approximated $114 million, $335 million, and $322 million in 1997, 1996 and 1995, respectively. Net sales for the remaining retail aftermarket operations held for sale at December 31, 1997 approximated $44 million, $48 million and $22 million in 1997, 1996 and 1995, respectively.

 Interest Expense

  Interest expense decreased $10.6 million in 1997 to $32.0 million. The decrease was primarily due to a $188 million reduction of debt which resulted from improvements in working capital and the sale of the South African and Australian businesses. Although the Company decreased its debt by $104 million from 1995 to 1996, interest expense increased $5.3 million in 1996 primarily due to a higher average debt level than in 1995. Excluding the U.S. and European revolving credit facilities, which were classified as short-term debt during 1996 and as long-term debt during 1995, the weighted average interest rate for short-term debt increased to 10.9% for 1996 from 9.5% for 1995. The interest rate on the U.S. and European revolving credit facilities at December 31, 1996 and 1995 was 6.1% and 6.2%, respectively.

 Income Taxes

  At December 31, 1997, the Company had deferred tax assets, net of a $44.4 million valuation allowance, of $140.5 million and deferred tax liabilities of $75.9 million.

  The net deferred tax asset of $64.6 million included the tax benefits of $58.2 million related to the Company's postretirement benefit obligation at December 31, 1997. The Company expects to realize the benefits associated with this obligation over a period of 35 to 40 years.

  The difference between the 1997 effective income tax rate and the statutory tax rate is principally due to utilization of losses on foreign investment and an income tax benefit related to the sales of the South African and Australian businesses (refer also to Note 16 of the Consolidated Financial Statements).

LIQUIDITY AND CAPITAL RESOURCES

  Cash flow from operations of $215.7 million in 1997 increased significantly during 1997 primarily due to increased earnings. The Company also reduced inventory from operations by $59.9 million in 1997. Inventory reductions in the North American aftermarket business were primarily responsible for the decrease. The decrease in North America aftermarket inventory is attributable to reduced lead times while still maintaining availability of products and modifying safety stock levels.

  Cash flow used by investing activities of $5.5 million in 1997 include $28.1 million for the British pound currency option, described later in this section, and $2.4 million for other professional fees paid in anticipation of the T&N acquisition. In addition, cash flows used by investing activities include the receipt of $73.6 million in net proceeds from the 1997 divestitures.

  Cash flow from 1997 financing activities was $298.1 million, an increase of $420.9 million from 1996. The following events were primarily responsible for the net increase for 1997:

  Issuance of Preferred Securities of Affiliate: In December 1997, the Company's financing trust completed a $575 million private issuance of 11,500,000 shares of 7% Trust Convertible Preferred Securities. The convertible preferred securities are redeemable at the Company's option, in whole or in part, on or after December 6, 2000. All outstanding convertible securities are required to be redeemed no later than December 1, 2027.

  Issuance of Senior Notes: In April 1997, the Company issued a fully subscribed $125 million debt offering of 8.8% senior notes due April 2007. Proceeds from the offering were used to reduce the Company's short-term debt and the early extinguishment of the private placement debt.

  Extinguishment of Private Placement Debt: In the second quarter of 1997, the Company retired $64.7 million in private placement debt. The early retirement of this debt eliminated high coupon debt and potentially restrictive covenants giving the Company greater financial flexibility in the future. In addition, the early retirement of this debt involved a make whole payment that resulted in a $4.1 million pretax ($2.6 million after tax) extraordinary loss.

  Accounts Receivable Securitization: During 1997, the Company replaced an existing accounts receivable securitization program with a new program which provides up to $100 million of financing. On an ongoing basis, the Company sells certain accounts receivable to a subsidiary of the Company, which then sells such receivables, without recourse, to a master trust. Amounts sold under this arrangement were $63.2 million as of December 31, 1997, and have been excluded from the balance sheet. During 1997, cash payments totaling $31.8 million were made to the master trust related to the Company's accounts receivable securitization. These cash payments effectively increased the Company's investment in the accounts receivable securitization.

  Multicurrency Revolver: In June 1997, the Company entered into a new $350 million multicurrency revolving credit facility with a consortium of international banks which matures in June 2002. The multicurrency revolving credit facility replaced the existing U.S. and European revolving credit facilities. The multicurrency revolving credit facility contains restrictive covenants that, among other matters, require the Company to maintain certain financial ratios. As of December 31, 1997, there were no borrowings outstanding against the multicurrency revolving credit facility.

  In December 1997, the Company entered into a $3.25 billion committed bank facility with a reputable financial institution related to the T&N acquisition. The facility provides for up to $2.75 billion of senior debt and up to $500 million of subordinated debt. Because this facility was contingent upon the acquisition of T&N, no amounts were outstanding as of December 31, 1997. Certain fees relating to this facility have been incurred and paid as of December 31, 1997.

  The Company believes that cash flow from operations will continue to be sufficient to meet its ongoing working capital requirements.

ENVIRONMENTAL MATTERS

  The Company is a party to lawsuits filed in various jurisdictions alleging claims pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA") or other state or federal environmental laws. In addition, the Company has been notified by the Environmental Protection Agency and various state agencies that it may be a potentially responsible party ("PRP") for the cost of cleaning up certain other hazardous waste storage or disposal facilities pursuant to CERCLA and other federal and state environmental laws. PRP designation requires the funding of site investigations and subsequent remedial activities. Although these laws could impose joint and several liability upon each party at any site, the potential exposure is expected to be limited because at all sites other companies, generally including many large, solvent public companies, have been named as PRPs. In addition, the Company has identified certain present and former properties at which it may be responsible for cleaning up environmental contamination.

  The Company is actively seeking to resolve these matters. Although difficult to quantify based on the complexity of the issues, the Company has accrued the estimated cost associated with such matters based upon current available information from site investigations and consultants. The environmental and legal reserve was approximately $11 million at December 31, 1997 and $12 million at December 31, 1996. Management believes that such accruals will be adequate to cover the Company's estimated liability for its exposure in respect of such matters.

FOREIGN CURRENCY AND COMMODITY CONTRACTS

  In connection with the T&N acquisition, the Company purchased for $28.1 million a foreign currency option with a notional amount of $2.5 billion to cap the effect of potential unfavorable fluctuations in the British pound/U.S. dollar exchange rate. The cost of the option and its change in fair value has been reflected in the results of operations in the fourth quarter of 1997. At December 31, 1997, the Company has recognized a net loss on this transaction of $10.5 million.

  The Company is subject to exposure to market risks from changes in foreign exchange rates and raw material price fluctuations, derivative financial instruments are utilized by the Company to reduce those risks. Except for the British pound currency option discussed above, the Company does not hold or issue derivative financial instruments for trading purposes.

  Other than the British pound currency option discussed above, the Company does not have foreign exchange forward or currency option contracts outstanding at December 31, 1997.

  In the first quarter of 1998, the Company settled the British pound currency option, resulting in a pretax loss of $17.3 million. Also in the first quarter of 1998, the Company entered into a forward contract to purchase 1.5 billion British pounds for a notional amount approximating $2.45 billion. The forward contract expires in the first quarter of 1998.

OTHER MATTERS

 Conversion of Series D Convertible Exchangeable Preferred Stock

  In August 1997, the Company announced a call for the redemption of all its outstanding $3.875 Series D Convertible Exchangeable Preferred Stock. These preferred shareholders elected to convert each preferred share into 2.778 shares of Common Stock. The Company issued 4.4 million shares of Common Stock in exchange for all of the outstanding Series D convertible exchangeable preferred stock.

 Customer Reorganization

  On February 2, 1998, APS Holding Corporation ("APS") filed for reorganization protection under Chapter 11 of the United States Bankruptcy Code. As of the date of the Chapter 11 filing, the Company's total receivables with APS approximated $10 million. APS has received a capital line of credit from a reputable financial institution and is continuing business operations. The Company continues to do business with APS on a cash in advance basis. Although difficult to quantify based upon the uncertainty of the financial condition of APS, the Company believes that net uncollectible receivables, if any, from APS will be immaterial.

  In addition, APS is a customer of Fel-Pro. The Company believes that the allowance established by Fel-Pro prior to the acquisition of Fel-Pro related to receivables from APS is adequate to cover any uncollectible amounts.

                                      T&N

    YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996 AND YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

  On March 6, 1998, Federal-Mogul completed its cash offer to acquire all outstanding common stock of T&N for 260 pence per share. Total consideration paid was (Pounds)1.4636 billion ($2.4164 billion, converted at a blended exchange rate of 1 pound sterling to 1.6510 U.S. dollars). In connection with securing regulatory approvals for the acquisition of T&N, Federal Mogul agreed subsequently to divest certain assets, consisting principally of T&N's thinwall and dry bearings (polymer bearings) operations. See "Business-- Reorganization." These assets are a subset of the operations T&N included in its bearings product group and the discussion below of such product group does not, therefore, directly correspond to the assets to be divested (which are referred to elsewhere in this Offering Memorandum as the "T&N Bearings Business").

  The following discussion is based upon the T&N Financial Statements incorporated herein by reference, which have been prepared in conformance with U.K. GAAP. U.K. GAAP differ in certain significant respects from U.S. GAAP. The significant differences between U.S. GAAP and U.K. GAAP as they relate to T&N are summarized in Note 29 to the T&N Financial Statements. (The T&N Financial Statements may be found in the Company's Form 8-K filed April 7,
1998).

RESULTS OF OPERATIONS

 Turnover (Net Sales)

  T&N's consolidated turnover excluding associated undertakings (hereinafter referred to as net sales) decreased by 8.0% in 1997. The 1997 decrease was primarily due to the effects of adverse foreign exchange fluctuations, 1997 divestitures and the full year impact of 1996 divestitures. These decreases were partially offset by the 1997 acquisition of Metal Leve, Inc., which expanded T&N's product offerings in piston-related products, and certain volume improvements for continuing businesses. Excluding 1997 acquisitions (which added (Pounds)30 million to 1997 net sales) and the impact of divestitures, 1997 net sales decreased 4.4% as compared to 1996.

  The primary source of the foreign exchange fluctuation impact on T&N in 1997 was the continued appreciation of the pound sterling in relation to other European currencies (and, to a lesser extent, the U.S. dollar) through the year. This appreciation resulted in an adverse currency translation effect upon overseas earnings and erosion of margins on exports billed in foreign currency. These effects were partially offset by reduced expense for materials imported into the U.K. Excluding the effects of (Pounds)153 million in adverse foreign currency fluctuations and acquisitions, net sales from continuing operations increased by approximately 4.0%.

  Net sales by market were:

                                      1997            1996            1995
                                 --------------- --------------- ---------------
                                          (POUNDS STERLING IN MILLIONS)
      Light vehicle original
       equipment...............  (Pounds)  731.2 (Pounds)  772.9 (Pounds)  756.6
      Automotive aftermarket...            497.1           529.4           480.1
      Industrial and heavy duty
       original equipment......            570.8           653.7           854.8
                                 --------------- --------------- ---------------
                                 (Pounds)1,799.1 (Pounds)1,956.0 (Pounds)2,091.5
                                 =============== =============== ===============

  Net sales by product group (as these were configured prior to Federal-Mogul's acquisition of T&N) were:

                                      1997            1996            1995
                                 --------------- --------------- ---------------
                                          (POUNDS STERLING IN MILLIONS)
      Bearings.................  (Pounds)  329.6 (Pounds)  333.1 (Pounds)  342.5
      Sealing products.........            195.1           216.0           227.0
      Friction products........            293.9           309.5           319.0
      Piston products..........            572.8           574.7           559.6
      Composites and camshafts.            372.9           381.1           328.9
                                 --------------- --------------- ---------------
      Continuing operations....          1,764.3         1,814.4         1,777.0
      Discontinued operations..             34.8           141.6           314.5
                                 --------------- --------------- ---------------
                                 (Pounds)1,799.1 (Pounds)1,956.0 (Pounds)2,091.5
                                 =============== =============== ===============

  Decreases in sealing products net sales were primarily attributable to German and French businesses. Piston products net sales, which declined by 0.3% in 1997 as compared with 1996, were affected by the acquisition of Metal Leve, Inc. (excluding that acquisition, piston products net sales from continuing operations decreased 5.2%).

  During 1997, 1996 and 1995, T&N divested certain non-core businesses with net sales of (Pounds)34.8 million, (Pounds)141.6 million and (Pounds)314.5 million. These divestitures included the disposition of T&N's entire construction materials and engineering products business.

  Net sales for businesses divested by product group were:

                                               DISCONTINUED OPERATIONS
                                       ----------------------------------------
                                           1997         1996          1995
                                       ------------ ------------- -------------
                                            (POUNDS STERLING IN MILLIONS)
      Sealing products................ (Pounds)12.1 (Pounds) 49.8 (Pounds) 49.6
      Friction products...............         12.5          18.6          10.9
      Composites and camshafts........         10.2          18.9         170.8
      Construction materials and
       engineering....................          --           54.3          83.2
                                       ------------ ------------- -------------
                                       (Pounds)34.8 (Pounds)141.6 (Pounds)314.5
                                       ============ ============= =============

 Cost of Sales

  Cost of sales as a percentage of net sales was 71.8%, 72.5% and 72.1% for 1997, 1996 and 1995, respectively. The 1997 acquisition and 1997 and 1996 divestitures had an immaterial impact on cost of sales as a percentage of net sales. Excluding the impact of 1995 divestitures, cost of sales as a percentage of net sales was 71.3% in 1995.

 Federal-Mogul Bid Related Costs

  T&N incurred (Pounds)10 million of costs in 1997 related to the acquisition bid by Federal-Mogul. These fees were primarily for professional services provided with respect to the offer to purchase the entire outstanding share capital of T&N.

 Other Operating Expenses

  Significant components of other operating expenses were:

                                         1997          1996          1995
                                    -------------- ------------- -------------
                                          (POUNDS STERLING IN MILLIONS)
      Selling and distribution
       costs....................... (Pounds) 148.8 (Pounds)168.6 (Pounds)173.5
      Administrative expenses......          130.7         148.7         144.0
      Research & development.......           52.1          53.0          52.2
                                    -------------- ------------- -------------
                                    (Pounds) 331.6 (Pounds)370.3 (Pounds)369.7
                                    ============== ============= =============

  Selling and distribution costs as a percentage of net sales were 8.3%, 8.6% and 8.3% for 1997, 1996 and 1995, respectively. Administrative expenses as a percentage of net sales were 7.3%, 7.6% and 6.9% for 1997, 1996 and 1995, respectively. The 1997 acquisition and 1997, 1996 and 1995 divestitures impact on selling and distribution costs as a percentage of net sales and administrative expenses as a percentage of net sales were immaterial.

  Research and development costs as a percentage of net sales were 2.9%, 2.7% and 2.5% for 1997, 1996 and 1995, respectively, and reflect T&N's continuing commitment to investment in innovation and technology.

ASBESTOS

  In the U.S., T&N plc and two of its U.S. subsidiaries (the "T&N Companies") are among many defendants named in numerous court actions alleging personal injury resulting from exposure to asbestos or asbestos-containing products. T&N plc is also, to a lesser extent, subject to asbestos-disease litigation in the U.K. and to property damage litigation in the U.S. Because of the slow onset of asbestos-related diseases, management anticipates that similar claims will be made in the future. It is not known how many such claims may be made nor the expenditure which may arise therefrom. See "Risk Factors--T&N's Asbestos Liability."

  In 1996, T&N secured a (Pounds)500 million layer of insurance which will be triggered should the aggregate cost to resolve claims notified after June 30, 1996, where the exposure occurred prior to that date (incurred but not reported, or "IBNR," claims), exceed (Pounds)690 million. For additional information regarding asbestos-related liabilities and reserves, see the Pro Forma Financial Statements and Notes 19 and 28 to the T&N Financial Statements (which are found in the Company's Form 8-K filed April 7, 1998).

 Asbestos Charges Recognized in 1996 and 1997

  T&N recognized a charge to establish provisions for IBNR claims for the year ended December 31, 1996 in the amount of (Pounds)323 million ((Pounds)550 million on an undiscounted basis); T&N also recognized a second charge in the amount of (Pounds)50 million related to the risk that U.S. courts would reject a class action settlement to which the T&N Companies were party (in Georgine et al. v. Amchem et al.). This settlement was ultimately rejected by the U.S. Supreme Court in 1997 and some increase in new IBNR claims filed has resulted. T&N also recognized a (Pounds)50 million charge in 1996 for claims notified and outstanding as of June 30, 1996. In addition, T&N recorded the (Pounds)92 million cost of the (Pounds)500 million layer of insurance in 1996, and the premium was paid in 1997. T&N recognized no additional provisions relating to asbestos in 1997.

 Asbestos-Related Payments in 1996 and 1997

  T&N paid (Pounds)149.4 million for asbestos-related claims, including the (Pounds)92 million insurance premium, during 1997 and (Pounds)64.8 million in 1996.

RELEASE OF PROVISION/(PROVISION AGAINST) FIXED ASSET INVESTMENTS:
KOLBENSCHMIDT COSTS

  In March 1995, T&N entered into option arrangements for 1,345,452 shares of Kolbenschmidt AG ("KS"), which represented approximately 49% of the outstanding share capital of KS. In 1995, T&N recognized a charge of (Pounds)19.5 million related to the creation of provisions relating to the reduction of the value of fixed asset investments (the Kolbenschmidt options).

  In 1996, KS issued nine shares for each share already outstanding such that the option arrangements increased to 13,454,520 shares. In December 1996, options over 6,727,260 shares expired and T&N recognized a (Pounds)23.4 million related charge.

  In 1997, Commerzbank subsequently sold the KS shares and, subject to the option arrangement, T&N received part of the proceeds and recognized a gain of (Pounds)13.2 million, accordingly. In addition, T&N received an offer to purchase its remaining interest in KS, and, as a result, T&N recognized in 1997 an additional (Pounds)19.2 million gain (the sale of such remaining interest occurred in March 1998). (See Note 4 to the T&N Financial Statements, which may be found in the Company's Form 8-K filed April 7, 1998.)

NET INTEREST PAYABLE AND SIMILAR CHARGES--GROUP

  Net interest payable and similar charges--group (hereinafter referred to as interest expense or interest income) was (Pounds)28.4 million in 1997 as compared to (Pounds)26.8 million in 1996.

  Gross interest expense was (Pounds)39.3 million in 1997 as compared to (Pounds)32.5 million in 1996. The 1997 increase of (Pounds)6.8 million in gross interest expense is primarily attributable to higher interest rates, partially offset by lower average borrowings arising from continued improvements in working capital. In addition, 1997 gross interest expense includes (Pounds)2.5 million for the amortization of T&N's discounted asbestos provision.

  Gross interest income was (Pounds)10.9 million in 1997 as compared to (Pounds)5.7 million in 1996. The 1997 increase was primarily attributable to earnings on funds reserved for asbestos liabilities.

  Net interest expense in 1996 decreased (Pounds)9.0 million as compared to 1995. The 1996 decrease was primarily due to lower debt levels and interest rates as compared with 1995.

TAX ON PROFIT/(LOSS) ON ORDINARY ACTIVITIES (INCOME TAXES)

  Income tax expense was (Pounds)62.8 million in 1997 resulting in an effective tax rate of 33.0% compared with the statutory U.K. corporation tax of 31.5%. The difference between the effective tax rate and U.K. corporation rate is attributable to a number of factors, none of which are material.

LIQUIDITY AND CAPITAL RESOURCES

  Cash flows from operating activities (including asbestos) were (Pounds)111.4 million in 1997 as compared to (Pounds)215.7 million in 1996. The 1997 decrease is primarily attributable to the strong sales performance and the increase in orders for 1998 shipment in the fourth quarter of 1997 which limited T&N's ability to reduce debtors (accounts receivable) and stocks (inventory) as compared to the 1996 reductions.

  Capital expenditures in 1997 were (Pounds)103.9 million compared to (Pounds)114.3 million in 1996. The 1997 decrease is primarily attributable to the disposal of certain businesses and foreign currency fluctuations.

  Proceeds from business disposals were (Pounds)75.7 million in 1997 compared to (Pounds)74.8 million in 1996.

  T&N paid (Pounds)32.6 million in 1997 for the acquisition of businesses. The most significant acquisition in 1997 was that of Metal Leve, Inc., a manufacturer of articulated pistons based in the United States.

LEGAL MATTERS

  In addition to the asbestos litigation, T&N is engaged in various actions arising in the ordinary course of its business. Management is of the opinion that the outcome of these matters will not have a material adverse effect on T&N's financial condition.

FOREIGN CURRENCY AND COMMODITY CONTRACTS

  T&N was subject to exposure to market risks from changes in foreign exchange rates and raw material price fluctuations. Derivative financial instruments were utilized by T&N to reduce those risks. T&N does not hold or issue derivative financial instruments for trading purposes.

                                    FEL-PRO

    YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996 AND YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

  On January 9, 1998, Fel-Pro's owners signed an agreement to sell the Fel-Pro group, consisting of Fel-Pro Inc., certain operating businesses and holding companies affiliated with Fel-Pro Inc. and certain real estate owned by Fel-Pro Inc. or its affiliates to Federal-Mogul. The transaction closed on February 24, 1998, at which time Federal-Mogul acquired all equity interests in the specified Fel-Pro entities for approximately $717 million, which included 1,030,325.6 shares of Series E Stock (as hereinafter defined) with an imputed value of $225 million and approximately $492 million in cash. Federal-Mogul recently sold the chemical manufacturing operations acquired with Fel-Pro (representing approximately $32.8 million of Fel-Pro's 1997 net sales and $2.6 million of Fel-Pro's 1997 net income).

RESULTS OF OPERATIONS

 Net Sales

  Fel-Pro's consolidated net sales increased 9.2% in 1997 as compared to 1996, primarily due to volume increases from new and existing customers in the aftermarket business. Consolidated net sales increased 15.5% in 1996 as compared to 1995 primarily due to volume increases from new and existing customers in the aftermarket business, as well as the acquisition of TCI, a high performance transmission and torque converter manufacturer in December of 1995 and the acquisition of Korody-Colyer ("KC") in October of 1995 for $12.3 million and $7.1 million, respectively. Excluding the effect of the acquisitions of TCI and KC, Fel-Pro's net sales increased 6.4% in 1995.

  Original equipment and aftermarket sales of Fel-Pro were:

                                                             1997   1996   1995
                                                            ------ ------ ------
                                                                (DOLLARS IN
                                                                 MILLIONS)
Original Equipment:
  Americas................................................. $ 94.6 $ 88.4 $ 85.8
Aftermarket:
  United States and Canada.................................  299.8  282.9  246.4
  International............................................   94.9   76.6   55.5
                                                            ------ ------ ------
    Total sales............................................ $489.3 $447.9 $387.7
                                                            ====== ====== ======

  Original equipment sales increased 7.0% in 1997 as compared to 1996 due to volume increases of gaskets for the heavy duty market partially offset by volume decreases in the automotive market related to the end of certain products' life cycles. Fel-Pro's original equipment sales increased 3.0% in 1996 as compared to 1995.

  Aftermarket sales in the United States and Canada increased 6.0% in 1997 as compared to 1996 primarily due to new customer business. Sales increased 14.8% in 1996 as compared to 1995 due to the following: (i) volume increases from new and existing customers; (ii) the December 1995 acquisition of TCI; and
(iii) the full year impact of the October 1995 acquisition of KC.

  Excluding the effect of the 1995 acquisitions, Fel-Pro's aftermarket sales in the United States and Canada increased 7.8% in 1996.

  International aftermarket sales increased 23.9% in 1997 as compared to 1996 primarily due to volume increases in heavy duty diesel engine parts. International aftermarket sales increased 38.0% in 1996 as compared to 1995 primarily due to volume increases in heavy duty engine parts which included the full year impact of the October 1995 KC acquisition. Excluding the effect of the acquisition, international aftermarket sales increased 22.7% in 1996.

 Cost of Goods Sold

  Cost of goods sold as a percent of net sales was flat in 1997 at 54.8% as compared to 1996. Cost of goods sold as a percent of net sales decreased to 54.8% in 1996 compared to 56.0% in 1995. The decrease is primarily attributable to cost reductions and productivity improvement efforts.

 Operating Expenses

  Operating expenses as a percentage of net sales decreased to 35.5% in 1997 compared to 36.4% in 1996. The 1997 decrease is primarily attributable to Fel-Pro's increases in sales volume exceeding the corresponding increase in variable operating expenses. Operating expenses as a percentage of net sales were relatively flat in 1996 as compared to 1995.

 Income Taxes

  Fel-Pro's $15.7 million deferred tax assets at December 29, 1996 were written off in 1997 due to the conversion from C corporation status to Subchapter S corporation status of its principal operating company effective 1997.

  The difference between Fel-Pro's effective income tax rate and the statutory tax rate is also due to the conversion of Fel-Pro's principal operating company from C corporation status to Subchapter S corporation status in 1997. In 1997, upon conversion of the principal operating company (Felt Products Mfg. Co. and subsidiaries) to Subchapter S corporation status and in addition to writing off the deferred tax assets, Fel-Pro recognized $7.4 million of expense associated with LIFO recapture taxes.

LIQUIDITY AND CAPITAL RESOURCES

  Cash flow from operations of $51.7 million in 1997 increased significantly during 1997 primarily due to the write-off of $16.8 million in deferred taxes and an $11.3 million improvement in accounts receivable over the prior year.

  Cash flow used by investing activities of $18.5 million in 1997 include $3.5 million for the September purchase of certain operating assets of Biwax Corporation. Capital expenditures were $18.3 million in 1997, primarily for enhanced manufacturing capabilities and process improvements. Partially offsetting these outflows were $3.9 million related to proceeds from available for sale marketable securities.

  Cash flows used by 1997 financing activities were $33.2 million, a decrease of $32.7 million from 1996. The 1997 decrease was primarily due to lower amounts provided to fund Fel-Pro's affiliates.

LEGAL MATTERS

  Fel-Pro is engaged in various legal actions arising in the ordinary course of its business. Management, after taking into consideration legal counsel's evaluation of such actions, is of the opinion that it has adequate legal defenses or insurance coverage and that the outcome of these matters will not have a material adverse effect on Fel-Pro's financial position.

OTHER MATTERS

 Customer Bankruptcy Reorganization

  On February 2, 1998, APS filed for reorganization protection under Chapter 11 of the United States Bankruptcy Code.

  Fel-Pro believes that the allowance established related to receivables from APS is adequate to cover any uncollectible amounts.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

1997 CREDIT AGREEMENT

  In connection with the acquisitions of T&N and Fel-Pro, Federal-Mogul entered into a $2.75 billion floating rate senior credit agreement (the "1997 Credit Agreement") (consisting of a $2.35 billion term loan facility, which was reduced to $2.275 billion effective as of March 11, 1998 and a $400 million revolving loan facility) and a $500 million floating rate senior subordinated credit agreement (the "Senior Subordinated Credit Agreement"), each with Chase as agent and a syndicate of lenders. The entire amount of the senior term loan facility and the entire amount of the senior subordinated credit facility were drawn down. The senior term loan facility consisted of
(i) interim loans (the "Interim Loans") in the aggregate amount of $925 million maturing September 12, 1999; (ii) Tranche A loans (the "Tranche A Loans") in the aggregate amount of $600 million; and (iii) Tranche B loans (the "Tranche B Loans" and, together with the Interim Loans and the Tranche A Loans, the "1997 Term Loans") in the aggregate amount of $750 million. Federal-Mogul used the proceeds of the sale of 10,537,093 shares of its Common Stock in an underwritten public offering in June 1998 as well as the proceeds from the issuance of notes in the principal amount of $1 billion, in June 1998, to prepay the entire outstanding $500 million principal amount of the loans under the Senior Subordinated Credit Agreement and the outstanding $925 million principal amount of the Interim Loans as well as to reduce the outstanding balances of the Tranche A Loans and the Tranche B Loans by $144.4 million and $7.3 million, respectively.

  The Tranche A Loans mature on December 31, 2003 and are to be repaid in 20 quarterly installments commencing March 31, 1999, the amount of each quarterly installment being $19 million in 1999 and 2000, $30 million in 2001 and $41 million in 2002 and 2003. The Tranche B Loans mature on December 31, 2005 and are to be repaid in 28 quarterly installments commencing March 31, 1999, the amount of each quarterly installment being $1.25 million during the period from 1999 to 2003, inclusive, $75 million in 2004 and $106.25 million in 2005. As of June 30, 1998, the outstanding principal amounts of the Tranche A Loans and the Tranche B Loans were $455.6 million and $742.7 million, respectively.

  Under the 1997 Credit Agreement, Federal-Mogul may borrow up to an aggregate amount of $400 million outstanding at any time in revolving credit loans (the "1997 Revolving Credit Loans"), which are available for working capital and other general corporate purposes for a period of six years commencing March 12, 1998. Up to $120 million of Revolving Credit Loans may be borrowed in currencies other than U.S. dollars.

  Indebtedness under the 1997 Credit Agreement bears interest at a floating rate based upon, at Federal-Mogul's option, either (i) the higher of the prime rate of Chase and 0.5% in excess of the overnight federal funds rate ("Base Rate"), plus (in each case) a margin, or (ii) the average of the offering rates of certain banks in the London interbank eurodollar market for U.S. dollar deposits ("Eurodollar Rate"), plus a margin. The applicable margins depend upon Federal-Mogul's consolidated leverage ratio: (i) in the case of Base Rate loans, the applicable margin will vary between 0% and 0.5% for 1997 Revolving Credit Loans, 0.0% and 1.0% for Tranche A Loans and 0.5% and 1.25% for Tranche B Loans, and (ii) in the case of Eurodollar Rate loans, the applicable margin will vary between 0.75% and 1.5% for 1997 Revolving Credit Loans, 1.0% and 2% for Tranche A Loans and 1.5% and 2.25% for Tranche B Loans.

 Collateral and Guarantees

  Federal-Mogul, its U.S. subsidiaries and certain of its foreign subsidiaries have pledged or are in the process of pledging 100% (or, in the case of the stock of certain foreign subsidiaries, 65%) of the capital stock of certain of their subsidiaries and certain intercompany loans to secure the 1997 Term Loans and 1997 Revolving Credit Loans. Part of such collateral also secures certain existing public debt of Federal-Mogul and certain other indebtedness, and all such collateral will be released when Federal-Mogul has obtained investment grade ratings for its debt or met a certain leverage ratio. In addition, the U.S. subsidiaries and certain foreign subsidiaries of Federal-Mogul have guaranteed the 1997 Term Loans and 1997 Revolving Credit Loans and certain other indebtedness. The stock of certain other subsidiaries of Federal-Mogul may be pledged in the future to secure the 1997 Term Loans and the 1997 Revolving Credit Loans and other indebtedness, and one or more of such other subsidiaries may also in the future guarantee such indebtedness.

 Certain Covenants

  The 1997 Credit Agreement contains certain covenants that restrict or limit Federal-Mogul from taking various actions, including, subject to specified exceptions, (i) the granting of additional liens, (ii) the incurrence of additional indebtedness, (iii) the granting of additional guarantees, (iv) mergers, acquisitions and other fundamental corporate changes, (v) the sale of assets, (vi) the payment of dividends and other restricted payments, (vii) the making of investments, (viii) optional prepayments of certain debt and the modification of debt instruments, (ix) entering into sale and leaseback transactions, (x) the imposition of restrictions on any subsidiary's ability to make payments, loans or advances to Federal-Mogul, (xi) entering into a new debt agreement with more restrictive covenants and (xii) transactions with affiliates. The 1997 Credit Agreement also contains certain financial covenants that require Federal-Mogul to meet and maintain certain financial tests and minimum ratios, including a minimum cash flow coverage ratio, a minimum consolidated leverage ratio and a minimum consolidated net worth test. Federal-Mogul may elect to have a different set of covenants apply to the 1997 Credit Agreement, which will require lower leverage but otherwise will be less restrictive. Prior to the election by Federal-Mogul of alternative covenants, the 1997 Credit Agreement prohibits payment of dividends on Federal Mogul Common Stock in excess of the rate of $0.12 per quarter.

 Events of Default

  The 1997 Credit Agreement contains customary events of default, including nonpayment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross acceleration and cross default to certain other indebtedness, bankruptcy, noncompliance with certain provisions of ERISA, material judgments, failure of the collateral documents or subordination provisions, and change of control. The occurrence of any of such events could result in acceleration of Federal-Mogul's obligations under the 1997 Credit Agreement and foreclosure on collateral securing the 1997 Term Loans and 1997 Revolving Credit Loans.

 Fees

  Federal-Mogul is currently paying a facility fee on the used and unused portion of each lender's commitment to make 1997 Revolving Credit Loans at the rate of 0.25% to 0.5% per annum, depending on Federal-Mogul's leverage ratio. In addition, Federal-Mogul paid customary fees to Chase and reimbursed customary expenses in connection with the closing of the 1997 Credit Agreement and the Senior Subordinated Credit Agreement.

1998 TERM LOAN AGREEMENT AND 1998 364-DAY REVOLVING CREDIT AGREEMENT

  In connection with its acquisition of Cooper Automotive, Federal-Mogul has entered into (i) a $1.95 billion floating rate senior credit agreement (the "Term Loan Agreement"), consisting of a senior term loan facility, and (ii) a $200 million 364-day floating rate revolving credit agreement (the "Revolving Credit Agreement," together with the Term Loan Agreement, the "1998 Credit Agreements" and, together with the 1997 Credit Agreement, the "Credit Agreements"), each with Chase as agent and a syndicate of lenders. The senior term loan facility consists of (i) interim loans (the "New Interim Loans") in the aggregate amount of $1.55 billion, and (ii) Tranche C loans (the "Tranche C Loans" and, together with the New Interim Loans, the "1998 Term Loans") in the aggregate amount of $400 million.

  Under the Term Loan Agreement, the New Interim Loans will mature April 9, 2000 and are to be payable in full on that date. The Tranche C Loans will mature September 30, 2006 and are to be repaid in 29 consecutive quarterly installments commencing September 30, 1999, the first 28 of which shall be equal to $250,000 and the final installment of which shall be equal to $393 million.

  Under the Revolving Credit Agreement, Federal-Mogul may borrow up to an aggregate amount of $200 million outstanding at any time in revolving credit loans (the "1998 Revolving Credit Loans"), which will be available for working capital and other general corporate purposes for a period of 364 days commencing October 9, 1998.

  Indebtedness under the 1998 Credit Agreements bears interest at a floating rate based upon, at Federal-Mogul's option, either (i) the Base Rate, plus a margin of 1.25% for the New Interim Loans, a margin of 1.75% for the Tranche C Loans, and a margin based on Federal-Mogul's consolidated leverage ratio for the 1998 Revolving Credit Loans, or (ii) the Eurodollar Rate, plus a margin of 2.25% for the New Interim Loans, a margin of 2.75% for the Tranche C Loans, and a margin based on Federal-Mogul's consolidated leverage ratio for the 1998 Revolving Credit Loans. In the case of the 1998 Revolving Credit Loans: (i) for Base Rate loans, the applicable margin will vary between 0% and 0.5%, and
(ii) for Eurodollar Rate loans, the applicable margin will vary between 0.75% and 1.5%.

 Collateral and Guarantees, Covenants and Events of Default

  Indebtedness under the 1998 Credit Agreements is secured by the same collateral and guaranteed by the same subsidiaries as applicable to the 1997 Credit Agreement. The 1998 Credit Agreements also have the same covenants and events of default as the 1997 Credit Agreement.

 Fees

  Federal-Mogul is currently paying a facility fee on the used and unused portion of each lender's commitment to make 1998 Revolving Credit Loans at the rate of 0.25% and 0.5% per annum, depending on Federal-Mogul's leverage ratio. In addition, Federal-Mogul paid customary fees to Chase and reimbursed customary expenses in connection with the closing of the 1998 Credit Agreements.

REPAYMENTS AND REFINANCING

  The 1997 Credit Agreement and the Term Loan Agreement require mandatory repayments with some or all of the net proceeds received upon the occurrence of certain events, including issuances by Federal-Mogul of capital stock, the incurrence by Federal-Mogul of certain debt, certain sales of assets and the existence of "excess cash flow." The "asset sale" and "excess cash flow" (each as defined in the 1997 Credit Agreement and the Term Loan Agreement) prepayment requirements cease to be applicable when certain leverage tests are met.

  Pursuant to these requirements, it is anticipated that the net proceeds from the Offerings will be used to prepay a portion of the New Interim Loans.

  Federal-Mogul has the option to prepay without premium at any time the 1997 Term Loans, the 1998 Term Loans, the 1997 Revolving Credit Loans and the 1998 Revolving Credit Loans.

                                   BUSINESS*

  FOR PURPOSES OF THIS SECTION OF THE PROSPECTUS SUPPLEMENT ("BUSINESS"), REFERENCES TO "FEDERAL-MOGUL" OR THE "COMPANY" INCLUDE OPERATIONS ACQUIRED IN THE ACQUISITIONS OF T&N AND FEL-PRO AND STATISTICS HAVE BEEN PREPARED ON A PRO FORMA BASIS, GIVING EFFECT TO THE ACQUISITIONS OF T&N AND FEL-PRO AND THE DISPOSITION OF THE T&N BEARINGS BUSINESS AND THE FEL-PRO CHEMICAL BUSINESS AS IF THEY HAD OCCURRED ON JANUARY 1, 1997, UNLESS OTHERWISE NOTED. SEE "UNAUDITED PRO FORMA FINANCIAL DATA: T&N, FEL-PRO AND COOPER AUTOMOTIVE."

OVERVIEW

  Federal-Mogul is a leading global manufacturer and distributor of a broad range of engine components, other vehicular components and related products. The Company's products are primarily used in the manufacture and maintenance of:

    . automobiles and light trucks

    . heavy duty trucks

    . farm and construction vehicles, and

    . industrial equipment.

  Federal-Mogul's products include:

  POWERTRAIN SYSTEM COMPONENTS, which are internal engine components directly involved in creating a vehicle's movement. These components consist primarily of engine bearings, bushings, pistons, piston pins, rings, liners and ignition.

  SEALING SYSTEM COMPONENTS, which provide for the encapsulation of fluids and gases from the engine, transmission and axle and also prevent external objects from entering the systems. They consist of dynamic seals (which are found between components that move in relation to one another) and gaskets (which are located between components that are static in relation to one another).

  BRAKES AND FRICTION PRODUCTS, which are used primarily for vehicular brake systems. The acquisition of Cooper Automotive substantially expanded Federal-Mogul's existing brakes and friction business and management anticipates establishing brakes and friction products (previously administered together with the products listed under "general products", below) as a separate manufacturing operating unit.

  GENERAL PRODUCTS, which consist of Federal-Mogul's remaining product lines, primarily camshafts, sintered products (which are engine components made from powdered metal), chassis components and systems protection products (which are used for shielding against heat, noise, abrasion and stone impingement).

  Federal-Mogul markets its products to many of the world's major manufacturers of new vehicles ("OE manufacturers".) Federal-Mogul also manufactures and supplies its products and related parts to aftermarket customers (purchasers of replacement parts) for each category of equipment described above. Among Federal-Mogul's largest customers are BMW, Caterpillar, Cummins, DaimlerChrysler, Fiat, Ford, General Motors, LucasVarity, NAPA, Peugeot, Renault and Volkswagen/Audi (in alphabetical order).

  Founded in 1899, Federal-Mogul traditionally focused on the manufacture and distribution of engine bearings and sealing systems. From 1990 through 1996, Federal-Mogul pursued a strategy of opening retail auto parts stores in various domestic and international locations. These geographically-dispersed stores proved burdensome to manage and resulted in substantial operating losses. In the fourth quarter of 1996, Federal-Mogul underwent a change of management, following which the Company initiated a significant restructuring program
--------
*On October 9, 1998 the Company acquired Cooper Automotive for $1.9 billion, excluding fees and expenses. INFORMATION REGARDING THE COOPER ACQUISITION AND ITS EFFECT UPON THE COMPANY IS FOUND IN ANNEX I TO THIS PROSPECTUS SUPPLEMENT, AND IS NOT REFLECTED IN THIS SECTION.

designed to refocus the Company on its core competency of manufacturing. As part of such restructuring, Federal-Mogul took the following actions: (i) closed international aftermarket distribution centers in Malaysia and Singapore; (ii) divested 94 international retail aftermarket operations and sold or restructured 25 wholesale aftermarket operations; (iii) closed its Leiters Ford, Indiana, manufacturing facility and consolidated its lighting products operations in Juarez, Mexico; (iv) consolidated certain of its North American warehouse facilities; (v) consolidated its customer support functions previously housed in Phoenix, Arizona, into the Company's Southfield headquarters; (vi) consolidated its European aftermarket management functions in Geneva, Switzerland, into the Wiesbaden, Germany, manufacturing headquarters; and (vii) streamlined certain of its administrative and operational staff functions worldwide. In addition, by June 30, 1998, the Company had exited substantially all of its retail businesses. Federal-Mogul also began to pursue a growth strategy of acquiring complementary manufacturing companies that enhance the Company's product base, expand its global manufacturing operations and provide opportunities to capitalize on the Company's aftermarket distribution network and technological resources.

  In connection with its growth strategy, on March 6, 1998 Federal-Mogul acquired T&N, a U.K.-based supplier of engine and transmission products, for total consideration of approximately (Pounds)1.46 billion ($2.41 billion, converted at a blended exchange rate of 1 pound sterling to 1.6510 U.S. dollars). T&N manufactures and supplies high technology engineered automotive components and industrial materials including pistons, friction products, bearings, systems protection, camshafts and sealing products. On February 24, 1998, Federal-Mogul acquired Fel-Pro, a privately-owned automotive parts manufacturer, for total consideration of approximately $717 million. Fel-Pro is a premier gasket manufacturer for the North American aftermarket and OE heavy duty market. See "Recent Acquisitions."

  Federal-Mogul currently operates facilities at over 240 locations in 24 countries. On a pro forma basis (giving effect to the acquisitions of T&N and Fel-Pro and the disposition of the T&N Bearings Business as if they had occurred on January 1, 1997), Federal-Mogul's total sales for 1997 were $4.8 billion.

  Among Federal-Mogul's largest customers are BMW, Caterpillar, Cummins, DaimlerChrysler, Fiat, Ford, General Motors, LucasVarity, NAPA, Peugeot, Renault and Volkswagen/Audi (in alphabetical order).

BUSINESS STRATEGY

  Federal-Mogul's recent restructuring program and the acquisitions which followed focused the Company on its core competency of manufacturing and expanded the Company's product base, geographic reach and market penetration. Key elements of the Company's strategy for continuing this focused growth and further enhancing its market presence are as follows:

 Systems Approach

  Due to its broad manufacturing capabilities and product offerings, Federal-Mogul is one of a small number of manufacturers with the ability to seal entire engine, transmission and axle systems and to act as a single-source supplier of engine and sealing components. In addition, Federal-Mogul is committed to becoming a provider of complete engine modules for its OE customers. The Company believes that OE manufacturers of automobiles, trucks and other vehicles are increasingly seeking to reduce the number of suppliers from which they source parts and to develop relationships with suppliers that can offer integrated systems and modules in order to lower production costs, increase quality, provide better technology and shorten product development cycles. The T&N and Fel-Pro acquisitions, which expanded the Company's gasket, cast aluminum piston, large bearing and sealing product lines and added product lines for articulated pistons, cylinder liners and piston rings, are major steps toward Federal-Mogul's strategic goal of developing global engine and sealing systems for its OE customers.

 Continue Focus on New Product Innovation

  The Company's expertise in engineering and research and development has made Federal-Mogul a leader in virtually all of the products segments in which it competes. The Company utilizes the latest technologies, processes and materials to solve problems for customers and to bring new, innovative products to market. The Company has special competencies in alloy development, customized materials formulations, surface technology, advanced modeling and testing and systems engineering. These capabilities allow the Company to reduce production costs and to develop products that are more durable and exhibit better interaction with surrounding components. These innovative products better serve OE customers and aid brand development, resulting in a higher margin product mix.

 Extend Global Manufacturing Reach

  The Company is committed to extending its manufacturing capabilities worldwide in response to the global expansion of its OE manufacturing customers. The acquisition of T&N and Fel-Pro have substantially increased the Company's manufacturing presence, particularly in North America and Europe. Management believes expansion of manufacturing operations to follow the expansion of OE manufacturers into Latin America, Eastern Europe and Asia provides significant growth opportunities for the Company in the future.

 Pursue Strategic Acquisitions

  The vehicular engine and sealing component industry is large and highly fragmented. The Company believes that as OE manufacturers continue to outsource and reduce the number of suppliers, opportunities will exist for further consolidation within the industry. The Company believes that, through its established presence in these markets and its strong relationships with OE manufacturers worldwide, the Company is in a favorable position to capitalize on future industry consolidation. The Company's management has substantial experience in completing and integrating acquisitions within the automobile parts industry and believes that this experience will help it select and pursue acquisition opportunities that can enhance the Company's product base, expand its global manufacturing operations and further capitalize on the Company's aftermarket distribution network and technological resources.

 Expand Aftermarket Presence

  Approximately 48% of the Company's 1997 sales were generated from the aftermarket. The Company believes that opportunities exist to further leverage its broad product offerings and to increase its penetration of the worldwide aftermarket. In addition, the Company believes that its ability to sell products developed for the OE market to aftermarket customers reduces the impact of adverse changes in demand for new vehicles.

 EVA Focus

  In 1997, Federal-Mogul adopted Economic Value Added (EVA(R)) as its primary system for evaluating financial performance (for purposes including planning, internal resource allocation and, to an increasing extent, determination of incentive compensation). EVA is based upon comparison of the cost of capital with the return on such capital. EVA is equal to net operating profits after economic taxes less a charge for capital invested in the Company. This charge for capital is equal to the product of the total capital invested in the Company and the targeted weighted average cost of capital. In connection with this effort, the Company's management has placed significant emphasis on improving the Company's financial performance and achieving various operating efficiencies through technical development, manufacturing, marketing and administrative rationalization. The Company's EVA improved significantly in 1997 due primarily to improved operating margins (which margins rose from 4.9% in 1996 to 7.7% in 1997) combined with $166 million of cash flow from continuing operations (net of expenditures for property, plant and equipment) in 1997. EVA is also being applied to the integration of T&N and Fel-Pro to optimize synergies and cost savings. As the Company continues to expand both its product base and its geographic scope, management will evaluate investments and acquisitions based on both EVA and strategic importance. In addition, the Company currently determines compensation for certain top managers using an EVA based system and expects to increase the number of managers participating in its EVA based compensation system to over 200 in 1999.

REORGANIZATION

  Following the acquisitions of T&N and Fel-Pro, Federal-Mogul's integrated operations are being reorganized to realize synergies and effectively coordinate operations. Operations will be conducted through three manufacturing operating units corresponding to major product areas: Powertrain Systems, Sealing Systems and General Products. The major product categories in Powertrain Systems include engine bearings and piston products. Sealing Systems includes dynamic seals and gaskets. General Products include camshafts, friction products, sintered products, systems protection products and a number of smaller product lines. The Worldwide Aftermarket organization is responsible for Federal-Mogul's global aftermarket sales, marketing and distribution.

  The components of Federal-Mogul's plan for integrating operations acquired with T&N and Fel-Pro include: closure of several manufacturing facilities worldwide; relocation of highly manual manufacturing product lines to lower cost regions or more suitable locations; consolidation of overlapping manufacturing, technical and sales facilities and joint ventures; closure of selected aftermarket central warehouses and selected in-country warehouses; consolidation of aftermarket marketing and customer support functions; and streamlining of administrative, sales, marketing and product engineering staffs worldwide. An anticipated result of the integration plan and the restructuring is a reduction of approximately 4,200 employees.

  In connection with securing regulatory approvals for the acquisition of T&N, Federal-Mogul executed an Agreement Containing Consent Order with the FTC on February 27, 1998. Pursuant to this agreement Federal-Mogul must divest the T&N Bearings Business within six months after the FTC declares the consent order final and must provide for independent management of those assets pending such divestiture. The agreement stipulates that the T&N Bearings Business is to be maintained as a viable, independent competitor of Federal-Mogul and that Federal-Mogul shall not attempt to direct the activities of, or exercise control over, the T&N Bearings Business or have contact with the T&N Bearings Business outside of normal business activities. The T&N Bearings Business accounted for approximately $393.1 million of T&N's 1997 revenues and employed approximately 4,000 people. Certain pro forma information related to the disposition of the T&N Bearings Business is set forth under the caption "Unaudited Pro Forma Financial Data: T&N, Fel-Pro and Cooper Automotive." In addition, T&N's North American aftermarket business is being held separately (on an interim basis) as an independent business pursuant to the Agreement Containing Consent Order.

  On October 27, 1998, Federal-Mogul entered into an agreement to sell the T&N Bearings Business and certain other engine hard part assets to Dana Corporation for a purchase price of $430 million. Completion of the sale is subject to regulation approval and is expected to occur by the end of 1998.

MANUFACTURING DIVISIONS

  Federal-Mogul has three manufacturing divisions as follows:

                                                      % OF
  MANUFACTURING DIVISION   PRODUCT                 1997 SALES BRAND NAMES                  APPLICATION


  Powertrain Systems       Engine Bearings,                   Federal-Mogul(R),            automotive, light truck,
   ($1.9 billion of        Bushings, Washers                  Glyco(R), AE Goetze(R)       heavy duty, industrial,
   consolidated            and Large Bearings         40.0%   and Sterling(R)              marine, agricultural,
   sales in 1997)          Pistons and Piston Pins    33.0%                                power generation and
                           Rings and Liners           27.0%                                small air-cooled engine
                                                     ------
                                                     100.0%
                                                     ======


  Sealing Systems          Dynamic Seals              30.0%   National(R), Mather(R),      automotive, light truck,
   ($1.1 billion of        Gaskets                    70.0%   STS(R), Redi-Seal(R), Redi-  heavy duty truck, agri-
   consolidated                                               Sleeve(R), Unipiston(R),     cultural, off-highway,
   sales in 1997)                                             Engine Seal(R),              marine, railroad, high
                                                              Fel-Pro(R), Payen(R)         performance and
                                                              and McCord(R)                industrial
                                                     ------
                                                     100.0%
                                                     ======


  General Products         Camshafts                  13.0%   Weyburn-Bartel(R), Wey-      vehicular and industrial
   ($1.2 billion of        Friction Products          42.0%   burn-Lydmet(R), Brico(R),
   consolidated            Sintered Products          17.0%   Sintertech(R), Bentley-
   sales in 1997)(1)       Systems Protection                 Harris(R), Silverton(R),
                           Products                    9.0%   FHE(R), Connoisseur
                           Other General                      Auto Air Conditioning(R),
                           Products                   19.0%   Carter(R) and Signal-Stat(R)
                                                     ------
                                                     100.0%
                                                     ======

--------
(1) Excluding approximately $600 million of sourced aftermarket product.

POWERTRAIN SYSTEMS

  Federal-Mogul's Powertrain Systems products are used in automotive, light truck, heavy duty, industrial, marine, agricultural, power generation and small air-cooled engine applications. The Powertrain Systems (not including the T&N Bearings Business to be divested) accounted for $1.9 billion of Federal-Mogul's 1997 consolidated sales, of which 41% were in North America, 52% were in Europe and 7% were in the rest of the world. In 1997, Powertrain Systems unit's five largest customers by sales volume were Caterpillar, Cummins, Ford, General Motors and Volkswagen/Audi (in alphabetical order). Approximately 68% of the sales in 1997 for Powertrain Systems were to OE customers while 32% were to aftermarket customers.

  Federal-Mogul's Powertrain Systems operations combine large bearings and piston products operations acquired in the T&N acquisition with pre-existing powertrain assets of Federal-Mogul, primarily bearings operations. The addition of T&N greatly expanded Federal-Mogul's presence in cast aluminum pistons and large bearings as well as adding four additional product lines, articulated pistons, piston rings, cylinder liners and piston pins. The Company's Powertrain Systems maintains 57 manufacturing locations in 16 countries. (T&N's other Powertrain Systems operations--thinwall bearings and dry bearings--are to be divested for regulatory reasons and are held separately, in the interim, see "--Reorganization.")

  Engine Bearings, Bushings, Washers and Large Bearings. Engine bearings, bushings, washers and large bearings accounted for approximately 40% of the sales for Powertrain Systems. Federal-Mogul manufactures thin wall engine bearings, bushings and washers for original equipment and aftermarket sales. These products include bimetallic and trimetallic journal bearings (main, connecting rod, thrust and tilting pad), bimetallic and trimetallic bushings and washers, valve plates, labyrinth seals, dry bearings and sputter bearings. Federal-Mogul's large bearings products--heavy wall bearings, rotating plant bearings and structural products--are sold only to OE customers. Engine bearings, bushings, washers and large bearings are sold under the brand names Federal-Mogul(R) and Glyco.(R)

  Pistons and Piston Pins. Pistons and piston pins accounted for approximately 33% of the sales for Powertrain Systems. Federal-Mogul designs and manufactures cast aluminum pistons for all gasoline and diesel engine applications, articulated aluminum body/steel crown pistons for heavy duty diesel applications, piston rings for all classes of internal combustion engines, cylinder liners in cast iron for new generation aluminum block engines and piston pins from steel. The addition of T&N has significantly expanded the technology, scope and range of pistons offered by Federal-Mogul, most notably in the OE market. The T&N acquisition has also added piston rings and a wide range of high strength steel piston pins (also known as wrist pins or gudgeon pins) to the Federal-Mogul product line. Pistons and piston rings are sold under the brand names AE Goetze(R) and Sterling.(R)

  Rings and Liners. Rings and liners accounted for approximately 27% of the sales for Powertrain Systems. Federal-Mogul manufactures a wide range of cast iron or steel rings, plasma, chrome and CKS coatings and wet, dry and cast liners. Federal-Mogul now designs and manufactures a wide range of cast iron and steel piston rings. With the addition of T&N and Fel-Pro, Federal-Mogul added cylinder liners to its product line. Rings and liners are marketed under the brand name AE Goetze.(R)

SEALING SYSTEMS

  Federal-Mogul's Sealing Systems products are used in automotive, light truck, heavy duty diesel, agricultural, off-highway, marine, railroad, high performance and industrial applications. Sealing Systems accounted for $1.1 billion of Federal-Mogul's 1997 consolidated sales, of which 66% were in North America, 23% were in Europe and 11% were in the rest of the world. In 1997, this division's five largest customers by sales volume were Chrysler, Cummins, Fiat, Ford and General Motors (in alphabetical order). Approximately 47% of the sales in 1997 for Sealing Systems division were to OE customers while 53% were to aftermarket customers.

  Federal-Mogul's Sealing Systems operations combine the gaskets operations acquired in the T&N and Fel-Pro acquisitions with the pre-existing Federal-Mogul dynamic seals business. The acquisitions of T&N and Fel-Pro have made Federal-Mogul one of a select number of manufacturers with the ability to seal entire engines, transmissions and axle systems. The Company's Sealing Systems maintains 23 manufacturing locations in 12 countries.

  Dynamic Seals. Dynamic seals accounted for approximately 30% of the sales for Sealing Systems division. Federal-Mogul manufactures a line of dynamic seals consisting of oil seals (for engines, transmissions and axles), crankshaft seal carrier assemblies, valve stem seals, air conditioning compressor seals, bonded pistons for transmissions, 24-hour made-to-order oil seals, wear sleeves for shaft sealing surface repair and truck hub seals. These products are marketed under the brand names National(R), Mather(R), STS(R), Redi-Seal(R), Redi-Sleeve(R) and Unipiston(R).

  Gaskets. Gaskets accounted for approximately 70% of the sales for Sealing Systems. Federal-Mogul utilizes a wide range of material technologies to manufacture a full range of gasket types, including cylinder head gaskets in multi-layer steel, graphite, edge molded metal plate and other composites, valve and rocker cover gaskets, intake and exhaust manifold gaskets and miscellaneous gaskets in steel, composite, elastomeric and spiral wound. Federal-Mogul also offers a complete line of repair kits for professional installers under the brand name of Fel-Pro.(R) Federal-Mogul established a strong presence in the heavy duty OE market for gaskets (including, primarily, gaskets for light and heavy duty diesel engines) through its acquisition of Fel-Pro. While Fel-Pro's market share of automotive OE gaskets was more limited, T&N's Sealing Products division has a stronger presence in the automotive OE market, adding balance to Federal-Mogul's overall OE gasket activities.

GENERAL PRODUCTS

  Federal-Mogul's General Products includes four primary product lines, which were primarily acquired with T&N: camshafts, friction products, sintered products and systems protection products. In addition, General Products includes a number of smaller product lines, some of which (fuel systems components and lighting products) pre-date the acquisition of T&N and others of which (heat transfer products and textiles) were acquired with T&N. Products Federal-Mogul sources from other manufacturers, which are not related to Powertrain Systems and Sealing Systems, are included in General Products and distributed by Worldwide Aftermarket.

  Products manufactured by Federal-Mogul's General Products accounted for $1.2 billion of Federal-Mogul's 1997 consolidated sales (excluding $600 million of sourced aftermarket product). Approximately 34% of the unit's manufactured sales were in North America, 57% were in Europe and 9% were in the rest of the world. In 1997, General Products' five largest customers by sales volume were Ford, General Motors, LucasVarity, Peugeot and Renault (in alphabetical order). Approximately 64% of the sales in 1997 for General Products of products it manufactures were to OE customers while 36% were to aftermarket customers. The Company's General Products maintains 53 manufacturing locations in 17 countries.

  Camshafts. Camshafts accounted for approximately 13% of Federal-Mogul manufactured products sales for General Products. Federal-Mogul casts, machines and assembles camshafts primarily for the automotive market. These products are marketed under the brand names Weyburn-Bartel(R) and Weyburn-Lydmet(R).

  Friction Products. Friction products accounted for approximately 42% of Federal-Mogul manufactured products sales for General Products. Federal-Mogul manufactures disc brake pads, drum brakes and brake linings for the automotive and commercial vehicle sector. These products are marketed under the brand name Ferodo(R) and are sold primarily in Europe.

  Sintered Products. Sintered products accounted for approximately 17% of Federal-Mogul manufactured products sales for General Products. Federal-Mogul utilizes advanced powder metallurgy techniques for the manufacture of a wide range of automotive components including valve guides, valve seat inserts, ABS sensor rings and other transmission components, together with engine components, principally pulleys, gears and sprockets. These products are marketed under the brand names Brico(R) and Sintertech(R), solely to OE customers.

  Systems Protection Products. Systems protection products accounted for approximately 9% of Federal-Mogul manufactured products sales for General Products. Federal-Mogul manufactures a wide variety of products used for automotive under body and under hood protection from heat, noise, abrasion and stone impingement. Most of these products are based on braided, knitted and non-woven fabrics. Products based on the same technologies are sold in the electrical, white goods and aerospace industries. These products are marketed under the brand name Bentley-Harris(R), solely to OE customers, and are sold primarily in North America.

  Other General Products. Other general products--primarily consisting of heat transfer products, fuel system components and lighting products--accounted for approximately 19% of Federal-Mogul manufactured products sales for General Products. Federal-Mogul is in the process of reselling the chemical manufacturing operations acquired with Fel-Pro (representing approximately $32.8 million of Fel-Pro's 1997 net sales and $2.6 million of Fel-Pro's 1997 net income). The primary components of other general products are:

  . heat transfer products (engine cooling radiators in both aluminum and copper brass construction and heater, ventilator and air conditioning units for automotive in-cab use) manufactured in South Africa for sale in the South African market and for global export under the brand names Silverton(R), FHE(R) and Connoisseur Auto Air Conditioning(R);

  . fuel system components (a full line of fuel pumps including mechanical fuel pumps, diesel lift pumps, electric fuel pumps, electric fuel modules and hanger assemblies) marketed in North America, under the brand name Carter(R); and

  . lighting products (clearance marker lamps, front, side and rear signal lamps, stop, tail and turn lights, emergency lighting, turn signal switches, auxiliary lighting and back-up lamps) marketed under the brand name Signal-Stat(R).

WORLDWIDE AFTERMARKET

  Federal-Mogul's North American distribution centers in Jacksonville, Alabama, LaGrange, Indiana, and Maysville, Kentucky (the "Distribution Centers"), served as the core of Federal-Mogul's domestic aftermarket distribution network prior to the acquisitions of T&N and Fel-Pro. Products are shipped from these Distribution Centers to service centers in the United States and Canada. For Latin American sales, products are shipped through a facility in Weston, Florida to two international regional distribution centers and 15 Latin American branches. For European sales, products are shipped through Federal-Mogul's facility in Kontich, Belgium.

  T&N and Fel-Pro each brought with them developed aftermarket operations duplicating, in part, Federal-Mogul's existing capabilities. T&N was, at the time of its acquisition, the world's largest supplier of engine parts to the independent aftermarket, as measured by revenues (with approximately 80% of the parts distributed having been produced by T&N). Fel-Pro also brought significant aftermarket penetration with it, built on the substantial brand loyalty its gasket lines have acquired through a history of technological innovations, merchandising and marketing, which have differentiated them in the market, particularly among professional installers. Management thus believes that aftermarket distribution provides significant opportunities for realization of synergies.

  T&N's aftermarket distribution system at the time of the acquisition included 36 major distribution centers and sales offices utilizing over 1,600 employees worldwide to distribute over 200,000 component parts of 5,000 engine models via its AE and Goetze marketing networks. The Company's Worldwide Aftermarket includes 118 distribution facilities in 19 countries.

  Fel-Pro's domestic aftermarket business, focused primarily on gaskets, primarily distributed from a state-of-the-art facility inside its Skokie, Illinois plant, using a highly automated, virtually paperless process.

CUSTOMERS

  Among Federal-Mogul's largest customers are BMW, Caterpillar, Cummins, DaimlerChrysler, Fiat, Ford, General Motors, LucasVarity, NAPA, Peugeot, Renault and Volkswagen/Audi (in alphabetical order).

  Original Equipment. Federal-Mogul's OE customers consist primarily of automotive and heavy duty vehicle customers, as well as farm and industrial equipment manufacturers, agricultural, off-highway, marine, railroad, high performance and industrial applications. Federal-Mogul has well-established relationships with substantially all major North American and European automotive OE manufacturers, some pre-existing and others resulting from the acquisitions of T&N and Fel-Pro. Management believes there are additional system opportunities with OE manufacturers in the Asia-Pacific and Latin American regions. In addition, management believes that the acquisitions of T&N and Fel-Pro have positioned Federal-Mogul to take advantage of developing OE customer demand for single supplier systems and modules in the future, particularly in light of Federal-Mogul's global reach and capabilities. See "--Business Strategy."

  Aftermarket. Federal-Mogul's domestic and international customers include independent warehouse distributors who redistribute products to local parts suppliers called "jobbers," industrial bearing distributors, distributors of heavy duty vehicular parts, engine rebuilders and retail parts stores. The breadth of Federal-Mogul's product lines, together with the strength of its brand names and sales force, are central to Federal-Mogul's aftermarket operations.

RESEARCH AND DEVELOPMENT

  Federal-Mogul maintains technical centers in Europe and North America to develop and provide advanced materials, products and manufacturing processes for all of its manufacturing units, including facilities acquired with T&N and Fel-Pro. Federal-Mogul's expertise in engineering, research and development ensures that the latest technologies, processes and materials are considered in solving problems for customers and bringing new, innovative product to market. Federal-Mogul provides its customers with real-time engineering capabilities and design development in their home countries. In recognition of the importance of technology throughout its operations, following the acquisitions, Federal-Mogul created the post of Vice President-- Technology to coordinate technological activities throughout its operations.

  The acquisitions of T&N and Fel-Pro provided Federal-Mogul with substantial additional technological expertise. In particular, the newly acquired technical centers in the United Kingdom and the United States bring a new depth of capability in materials development, surface engineering, computational analysis, engine testing and systems engineering. Recent achievements of these centers include development of advanced piston alloys, novel bearing coatings, brake pads for motor sport applications, engine structure modelling to predict gasket performance and test techniques for measurement of bore distortion in running engines.

  The Fel-Pro acquisition brought substantial research operations focusing on gaskets and their manufacture, including complete material, application design and process development capabilities and a dedicated design/engineering staff of over 100 employees. Recent technology innovations pioneered by Fel-Pro include PermaDry Plus(R), multi-layered steel head gaskets, noise and vibration dampening devices and rubber edge molded gaskets. In the past, Fel-Pro has introduced several product innovations including Fel-Coprene(R), Print-O-Seal(R) and Perma-Torque Blue(R), which have become market standards in the gasket aftermarket.

  Technological activities are conducted at facilities Federal-Mogul acquired from T&N including, in particular, its central technical center at Cawston, England, its facility at Burscheid, Germany, and its technical center at Plymouth, Michigan, and at Fel-Pro's facilities in Skokie, Illinois, as well as at Federal-Mogul's major pre-existing technological centers, in Ann Arbor, Michigan, Logansport, Indiana, Malden, Missouri, and Wiesbaden, Germany. Each of Federal-Mogul's operating units is engaged in various engineering, research and development efforts working side by side with customers to develop custom solutions unique to their needs.

  Total expenditures for research and development activities were approximately $102.8 million in 1997, $101.6 million in 1996 and $99.8 million in 1995.

SUPPLIERS

  Federal-Mogul sells its manufactured parts as well as parts manufactured by other manufacturers to the aftermarket. In 1997, only one outside supplier of Federal-Mogul provided products that accounted for more than 5% of Federal-Mogul's net sales. This supplier provided products accounting for significantly less than 10% of Federal-Mogul's net sales, pursuant to a long-term contract.

  Federal-Mogul does not normally experience supply shortages of raw materials. Certain of Federal-Mogul's relationships with its long-term suppliers are contractual.

  In connection with the acquisition of the automotive aftermarket business of TRW, Inc. ("TRW") in 1992, Federal-Mogul and TRW entered into a Supply Agreement for an initial term of 15 years (the "Supply Period"), pursuant to which TRW agreed to supply Federal-Mogul with parts manufactured by TRW and distributed by Federal-Mogul. Upon completion of the Cooper Acquisition, Federal-Mogul's distributorship relationship with TRW will become non-exclusive, except in Europe where Federal-Mogul will remain TRW's exclusive distributor. After the Supply Period, the Supply Agreement will be automatically renewed for one year periods unless terminated by either party.

LEGAL PROCEEDINGS

 T&N Asbestos

  In the United States, Federal-Mogul's subsidiary, T&N plc, and two of T&N plc's U.S. subsidiaries (the "T&N Companies") are among many defendants named in numerous court actions alleging personal injury resulting from exposure to asbestos or asbestos-containing products. T&N plc is also subject to asbestos-disease litigation, to a lesser extent, in the UK and to property damage litigation based upon asbestos in the United States. Because of the slow onset of asbestos-related diseases, management anticipates that similar claims will be made in the future. Although T&N has carefully projected its future asbestos liability, the assumptions underlying such projections continuously change and it is therefore not possible to project with any certainty the number of such claims that may be made nor the expenditure which may arise therefrom. T&N has appointed the Center for Claims Resolution ("CCR"), a not-for-profit coalition of former asbestos producers and sellers, as its representative in relation to all asbestos-related personal injury claims made against the T&N Companies in the United States.

  Prior to its acquisition by Federal-Mogul, T&N secured, by payment of a premium of (Pounds)92 million, a (Pounds)500 million layer of insurance cover which will be triggered should the aggregate number of claims notified after June 30, 1996, where the exposure occurred prior to that date ("IBNR claims"), exceed (Pounds)690 million. In connection with the T&N acquisition, Federal-Mogul recorded reserves for IBNR claims up to the self-retention amount of T&N's IBNR insurance policies. In addition, the Company has provided reserves for claims notified prior to June 30, 1996 claims. As of September 30, 1998, the Company has provided $1.292 billion as its estimate for future costs related to resolving asbestos claims. For discussion of asbestos-related liabilities and reserves, see Notes 19 and 28 to the T&N Financial Statements (found in the Company's Form 8-K filed on April 7, 1998,) and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- T&N--Asbestos."

  While management believes that estimated reserves are appropriate for anticipated losses arising from T&N's asbestos-related claims, no assurance can be given that T&N will not be subject to material additional liabilities and significant additional litigation relating to asbestos. Any such liabilities or litigation could have a material adverse effect on Federal-Mogul's results of operations, business, liquidity and financial condition. See "Risk Factors--T&N's Asbestos Liability."

 Federal-Mogul and Fel-Pro Asbestos

  Federal-Mogul also is one of a large number of defendants in a number of lawsuits brought by claimants alleging injury due to exposure to asbestos. In addition, Fel-Pro has been named as a defendant in a large number of product liability cases involving asbestos, primarily involving gasket or packing products sold to shipowners. Federal-Mogul is defending all such claims vigorously and believes that it and Fel-Pro have substantial defenses to liability and adequate insurance coverage for defense costs (though Fel-Pro has agreed with its insurers to pay approximately 20% of defense costs, in exchange for the right to a significant role in decisions regarding the litigation). While the outcome of litigation cannot be predicted with certainty, after consulting with the office of Federal-Mogul's general counsel, management believes that asbestos claims pending against Federal-Mogul and Fel-Pro as of September 30, 1998 will not have a material effect on Federal-Mogul's financial position.

 Other

  Federal-Mogul is involved in various other legal actions and claims, directly and through its subsidiaries (including T&N and Fel-Pro). After taking into consideration legal counsel's evaluation of such actions, management is of the opinion that their outcomes are not reasonably likely to have a material adverse effect on Federal-Mogul's financial position operating results or cash flow.

  For information respecting lawsuits concerning environmental matters to which Federal-Mogul is a party, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Federal-Mogul--Environmental Matters."

EMPLOYEE RELATIONS

  On September 30, 1998, Federal-Mogul had approximately 41,500 full-time employees (including the T&N Bearings Business), of whom approximately 15,600 were employed in the United States. Approximately 13,300 of these employees work for operations predating the acquisitions of T&N and Fel-Pro, approximately 25,400 work for operations acquired with T&N and approximately 2,800 work for operations acquired with Fel-Pro. An anticipated result of the integration plan and restructuring relating to the acquisitions of T&N and Fel-Pro is a reduction of approximately 4,200 employees.

  Approximately 40% of Federal-Mogul's United States employees are represented by six unions. Approximately 55% of Federal-Mogul's foreign employees are represented by various unions. Each of Federal-Mogul's unionized manufacturing facilities has its own contract with its own expiration date and, as a result, no contract expiration date affects more than one facility. Federal-Mogul believes its labor relations to be good.

ENVIRONMENTAL REGULATIONS

  Federal-Mogul's operations, in common with those of industry generally, are subject to numerous existing and proposed laws and governmental regulations designed to protect the environment, particularly regarding plant wastes and emissions and solid waste disposal. Capital expenditures for property, plant and equipment for environment control activities did not have a material impact on Federal-Mogul's financial position or results of operations in 1997 and are not expected to have a material impact on Federal-Mogul's financial position or results of operations in 1998 or 1999.

BACKLOG

  The majority of Federal-Mogul's products are not on a backlog status. They are produced from readily available materials and have a relatively short manufacturing cycle. For products supplied by outside suppliers, Federal-Mogul generally purchases products from more than one source. Federal-Mogul expects to be capable of handling the anticipated 1998 sales volumes.

PATENTS AND LICENSES

  Federal-Mogul is committed to protecting its technology investments and market share through an active and growing international patent portfolio. Federal-Mogul's patent portfolio is composed of a large number of foreign and U.S. patents and pending patent applications which relate to a wide variety of products and processes. In the aggregate, Federal-Mogul's international patent portfolio is of material importance to its business; however, Federal-Mogul does not consider any international patent or group of international patents relating to a particular product or process to be of material importance when judged from the standpoint of the business as a whole.

COMPETITION

  The global vehicular parts business is highly competitive. Federal-Mogul competes with many of its customers that produce their own components as well as with independent manufacturers and distributors of component parts in the United States and abroad. In general, competition for such sales is based on price, product quality, customer service and the breadth of products offered by a given supplier. Federal-Mogul has attempted to meet these competitive challenges through more efficiently integrating its manufacturing and distribution operations, expanding its product coverage within its core businesses, and expanding its worldwide distribution network.

PROPERTIES

  Federal-Mogul conducts its business from its World Headquarters complex in Southfield, Michigan, which is leased pursuant to a sale/leaseback arrangement. At September 30, 1998, Federal-Mogul had over 120 manufacturing facilities with in excess of 16 million square feet (approximately 80% of which were owned and 20% were leased) and over 100 aftermarket facilities with in excess of 3.5 million square feet (approximately 10% of which were owned and 90% were leased). Over half of the manufacturing facilities (by square footage) were in Europe and approximately one-third were in North America. Over 85% of aftermarket facilities (by square footage) were in North America, with a strong majority of the remainder in Europe. Federal-Mogul also had other facilities (primarily research and office only sites) accounting for approximately 800,000 square feet.

  All owned and leased properties are well maintained and equipped for the purposes for which they are used. Federal-Mogul believes that its facilities are suitable and adequate for the operations involved. In the case of leased properties, Federal-Mogul believes that the leases could be renewed or comparable facilities could be obtained without materially affecting operations.

                                  MANAGEMENT

  The following tables set forth the name, age and position of the executive officers and the directors, respectively of Federal-Mogul.

  EXECUTIVE OFFICER    AGE                       POSITION
  -----------------    ---                       --------
Richard A. Snell......  57 Chairman, Chief Executive Officer and President
Alan C. Johnson.......  50 Executive Vice President--Powertrain Systems
Thomas W. Ryan........  51 Executive Vice President and Chief Financial Officer
Wilhelm A. Schmelzer..  58 Executive Vice President--Sealing Systems
Frank Tomes...........  55 Executive Vice President--General Products
Gordon A. Ulsh........  52 Executive Vice President--Worldwide Aftermarket
Edward W. Gray, Jr....  52 Senior Vice President, General Counsel and Secretary
Alan R. Begg..........  44 Vice President--Technology
David A. Bozynski.....  44 Vice President and Treasurer
Charles B. Grant......  53 Vice President--Corporate Development
Richard P. Randazzo...  54 Vice President--Human Resources
Kenneth P. Slaby......  47 Vice President and Controller
James J. Zamoyski.....  51 Vice President--Strategic Planning
       DIRECTOR        AGE
       --------        ---
Richard A. Snell......  57
John J. Fannon........  64
Roderick M. Hills.....  67
Paul S. Lewis.........  61
Antonio Madero........  61
Robert S. Miller......  56
John C. Pope..........  49
Sir Geoffrey Whalen...  62

  Mr. Snell has served as Chairman of the Board, Chief Executive Officer and President and a director of Federal-Mogul since November 1996. He also serves as Chairman of the Executive and Finance Committee and as a member of the Pension Committee. Mr. Snell was previously employed by Tenneco, Inc., from November 1987 to November 1996, most recently having served as President and Chief Executive Officer of Tenneco Automotive from September 1993 until he was employed by Federal-Mogul. Mr. Snell is also a member of the Board of Directors of Schneider National, Inc.

  Mr. Begg has served as Vice President--Technology since February 1998. Prior to this position, Mr. Begg served as Managing Director of T&N Technology and was a member of the T&N Management Committee from 1993 to February 1998, General Manager, Sales Director and Business Manager at BP Metal Composites from 1991 to 1993, and Senior Research Scientist and Project Leader for advance engineering materials development at BP Research Center from 1983 to 1988.

  Mr. Bozynski has served as Vice President and Treasurer since May 1996. Prior thereto, Mr. Bozynski was employed by Unisys Corporation as Vice President and Assistant Treasurer from October 1994 to April 1996, Vice President--Line of Business Finance from April 1993 to September 1993, and Vice President--Corporate Business Analysis from March 1992 to April 1993.

  Mr. Fannon has served as a director of Federal-Mogul since 1986. He is Chairman of the Compensation Committee and a member of the Pension and the Nominating Committees. Mr. Fannon retired in 1997 as Vice Chairman of Simpson Paper Company, a privately held global forest products company with annual sales exceeding $1 billion, a position that he held since 1993. From 1980 until 1993, Mr. Fannon served as President of Simpson Paper. Previously, he was Vice President of Marketing for Simpson Paper. He also serves as a director of Simpson Paper and Seton Medical Center.

  Mr. Grant has served as Vice President--Corporate Development since December 1992. Prior to this position, Mr. Grant served as Vice President and Controller of Federal-Mogul from May 1988 to December 1992, Vice President of Finance, Vice President--Controller and Controller of the Fastening Systems Group of Huck Manufacturing, and Audit Manager at Ernst & Young.

  Mr. Gray has served as Senior Vice President, General Counsel and Secretary since March 1998. Prior to this position, Mr. Gray was the managing partner for the Washington D.C. office of Fitch, Even, Tabin, and Flannery from April 1994 to 1998, a founding partner of Gray, Blount & Associates, LLP from 1993 to 1998 and at R.R. Donnelley & Sons Company from 1986 to May 1993, where his most recent position was Vice President--Information Services.

  Mr. Hills has served as director of Federal-Mogul since 1977. He is Chairman of the Nominating Committee and a member of the Audit, Executive and Finance, and Pension Committees. In January 1987, Mr. Hills was named Managing Director-Chairman of The Manchester Group Ltd., and has continued to manage that business, which is now conducted under the name of Hills Enterprises, Ltd. From May 1989 until June 1995, he also served successively as a partner of and/or a consultant to the law firms of Donovan Leisure Rogovin Huge & Schiller, Shea & Gould, and Mudge Rose Guthrie Alexander & Ferndon. Mr. Hills is a member of the Board of Directors of Waste Management, Inc. and Oak Industries, Inc.

  Mr. Johnson has served as Executive Vice President--Powertrain Systems since February 1998. Mr. Johnson has been with Federal-Mogul since 1970, serving as Executive Vice President responsible for Federal-Mogul's Worldwide manufacturing and international aftermarket operations from January 1997 to February 1998, President--Operations from January 1995 to January 1997, Vice President and President--Powertrain Operations--Americas from 1993 to January 1995 and Vice President and General Manager--Oil Seal Operations from 1992.

  Mr. Lewis has served as director of Federal-Mogul since May 1998. Mr. Lewis joined Tate & Lyle plc as Group Finance Director in June 1988 and became Deputy Chairman of the Group in March 1993. He served on the Executive Committee and various other board and committees with the Group. He joined the Board of Dairy Crest Group as a non-executive Director in August 1993. On December 1, 1995 Mr. Lewis joined the Board of T&N plc as a non-executive Director. Mr. Lewis served on the Listing Policy Committee of the London Stock Exchange until 1996 and is a Governor of Stratford School, East London and a member of the Finance Committee of London First.

  Mr. Madero has served as director of Federal-Mogul since February 1994. He is a member of the Audit, Nominating and Compensation Committees. Mr. Madero founded SANLUIS Corporacion S. A. de C.V. ("Sanluis") and has served as its Chairman of the Board and Chief Executive Officer since 1979. Sanluis is a Mexican holding company with interests in gold, silver, mining and auto parts. Mr. Madero is also a member of the Boards of Directors of Cydsa S.A., of Cydsa, S.A. de C.V., Grupo Embotelladoras Unidas, S.A. de C.V., Alfa, S.A. de C.V., Grupo Industrial Saltillo, S.A. de C.V., Fondo Opcion, S.A. de C.V., Grupo Industrial Durango, S.A. de C.V., G. Accion S.A., Grupo Financier Banamex Accival S.A., Seguros Comercial America, S.A., Grupo Posadas, S.A. de C.V., Banca Quadrum, S.A. de C.V., Banca Chase (Mexico) S.A., Deere and Company and a member of the International Advisory Committee of The Chase Manhattan Bank.

  Mr. Miller has served as a Director of Federal-Mogul since 1993. He is the Chairman of the Pension Committee and a member of the Audit and Nominating Committees. From September until November 1996 he served as Acting Chief Executive Officer of Federal-Mogul. Mr. Miller is Chairman of the Board and Chief

Executive Officer of Waste Management, Inc. Since 1993, Mr. Miller has served as Vice President and Treasurer, and as a director, of Moore Mill and Lumber Company, a privately held timber business in Oregon. In April 1995, he was named Chairman of the Board of Directors of Morrison Knudsen Corporation, a position he held until September 1996, when he became its Vice Chairman of the Board. In addition to Waste Management and Morrison Knudsen, Mr. Miller also serves as a member of the Board of Directors of Fluke Corporation, Pope & Talbot, Inc. and Symantec Corp.

  Mr. Pope has served as a director of Federal-Mogul since 1987. He is Chairman of the Audit Committee and a member of the Compensation, Executive and Finance, and Nominating Committees. Mr. Pope was President, Chief Operating Officer and Director of UAL Corporation and United Air Lines from May 1992 until July 1994. Mr. Pope was named Chairman of the Board of MotivePower Industries, Inc. in 1995. Mr. Pope is a member of the Board of Directors of Dollar Thrifty Automotive Group, Inc., Lamalie Associates, Inc., Medaphis Corporation, MotivePower Industries, Inc., Wallace Computer Services, Inc. and Waste Management, Inc.

  Mr. Randazzo has served as Vice President--Human Resources since January 1997. Prior thereto, Mr. Randazzo served as Senior Vice President--Human Resources of Nextel Communications, Inc. from December 1994 to December 1996, Senior Vice President--Human Resources--Americas Region of Asea Brown Boveri, Inc. from December 1990 to December 1994, and various positions at Xerox Corporation, including Vice President of Human Resources and the U.S. Marketing Group.

  Mr. Ryan has served as Executive Vice President since March 1998 and as Chief Financial Officer since February 1997. Mr. Ryan joined Federal-Mogul in February 1997 as Senior Vice President and Chief Financial Officer. Mr. Ryan was Chief Financial Officer of Tenneco Automotive, a division of Tenneco, Inc. from January 1995 to February 1997, and Vice President, Treasurer and Controller of A.O. Smith Corporation from March 1985 to January 1995.

  Mr. Schmelzer has served as Executive Vice President--Sealing Systems since February 1998. Since joining Federal-Mogul in 1969, Mr. Schmelzer has served as Vice President and Group Executive--Engine and Transmission Products from April 1995 to February 1998, Vice President and Group Executive--Engine and Transmission Products Europe from January 1992 to April 1995, General Manager--Engine and Transmission Products--Americas from 1989 to 1991 and General Manager of Manufacturing Operations in Spain and Mexico from 1987 to 1989. Mr. Schmelzer represents Federal-Mogul as Chairman of Supervisory Boards at Federal-Mogul S.A., France and Federal-Mogul S.p.A., Italy. He has been an Advisory Board member of Arkwright International Ltd. since May 1995.

  Mr. Slaby has served as Vice President and Controller since April 1996. Prior thereto, Mr. Slaby held various positions at General Electric Company for 23 years, including Manager--Financial Operation for the global silicones business from November 1990 to April 1996, Manager--Financial Operation with GE Aircraft Electronics from March 1987 to November 1990, and Manager Finance Section at GE Aircraft Electronics Systems Department from July 1985 to March 1987.

  Mr. Tomes has served as Executive Vice President--General Products since February 1998. Prior to this position, Mr. Tomes served as Chief Executive-- Composites and Camshafts Group of T&N plc from January 1996 to February 1998. Prior to that he was Chief Executive of T&N's Industrial Products and Materials Group.

  Mr. Ulsh has served as Executive Vice President--Worldwide Aftermarket since October 1998. Prior to this position, Mr. Ulsh served as Executive Vice President of Operations for the automotive products segment of Cooper Industries, Inc. He previously served in a number of positions at Cooper Automotive including President of the Cooper Automotive Division, Vice President of Operations, North America for Cooper Automotive and prior to that Vice President and General Manager of Wagner Lighting. Mr. Ulsh joined Wagner Brake and Lighting as Vice President of Operations in 1984, following 16 years in various manufacturing and engineering management positions at Ford Motor Company.

  Sir Geoffrey Whalen has served as director of Federal-Mogul since May 1998. Between 1984 and 1995, Sir Whalen was Managing Director, and from 1990 Deputy Chairman of Peugeot Talbot Motor Company plc. in the United Kingdom (now known as Peugeot). In January 1995, he retired from full-time employment with Peugeot. Sir Geoffrey Whalen is currently a director of Peugeot Motor Company plc; Conventry Building Society; Hills Precision Components Ltd.; Camden Motors Ltd.; Caradon plc, and Hall Engineering Holdings plc. Sir Geoffrey Whalen has also been active in the Society of Motor Manufacturers & Traders, the Trade Association representing vehicle and component makers in the United Kingdom where he was President 1988-1990 and 1993-1994 and is currently Deputy President.

  Mr. Zamoyski has served as Vice President--Strategic Planning since June 1997. Prior to this position, Mr. Zamoyski served as Vice President and General Manager from April 1995 to June 1997, Worldwide Aftermarket Operation--International from November 1993 to April 1996, and General Manager, Worldwide Aftermarket--Distribution and Logistics from August 1991 to November 1993.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information concerning the beneficial ownership of Common Stock held by shareholders known by the Company (based on filings with the Securities and Exchange Commission) to beneficially own in excess of five percent of the outstanding Common Stock as of November 15, 1998. In accordance with regulations promulgated by the Securities and Exchange Commission, the Table reflects for each beneficial owner the conversion of convertible securities (convertible within 60 days after November 15, 1998) owned by such beneficial owners, but, in determining the percentage ownership of such person, does not assume the conversion of convertible securities owned by any other person.

                                                 SHARES BENEFICIALLY OWNED
                                                   PRIOR TO THE OFFERINGS
                                                 ------------------------------
   NAME AND ADDRESS                                NUMBER OF
   OF BENEFICIAL HOLDER                             SHARES         PERCENT(1)
   --------------------                          ---------------- -------------
Tiger Management Corporation
 101 Park Avenue, 48th Floor
 New York, NY 10178-0002........................       10,030,000          18.8%
Janus Capital Corporation
 100 Fillmore Street
 Denver, CO 80206...............................        7,300,000          13.7%
The Capital Group Companies, Inc.
 33 South Hope Street
 Los Angeles, CA 90071..........................        4,185,000           7.8%
Merrill Lynch Asset Management
 800 Scudders Mill Road
 Plainsboro, NJ 08536...........................        3,470,000           6.5%

--------
(1) Percentages are calculated based on outstanding shares of Common Stock as of November 11, 1998, of 53,323,874 shares (and do not include (i) shares issuable upon the exchange of the Company's Series E Stock or conversion of the Company's Series C Stock, (ii) shares reserved for issuance upon exercise of outstanding options and (iii) shares reserved for issuance in connection with the Company's 7.0% Trust Convertible Preferred Securities).

                         DESCRIPTION OF CAPITAL STOCK

  The following statements are summaries of certain provisions of Federal-Mogul's Restated Articles of Incorporation (the "Articles of Incorporation") and Bylaws and of the Rights Agreement, dated as of November 3, 1988, as amended, between Federal-Mogul and The Bank of New York, as Rights Agent (the "Rights Agreement"). Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Restated Articles of Incorporation, the Bylaws and the Rights Agreement, including definitions therein of certain terms.

AUTHORIZED CAPITAL STOCK

  Federal-Mogul's authorized capital stock consists of 5,000,000 shares of preferred stock, which is issuable in series, and 260,000,000 shares of Common Stock. At November 11, 1998, Federal-Mogul had outstanding 739,279 shares of Series C ESOP Convertible Preferred Stock, 607,744.2 shares of Series E Mandatorily Convertible Preferred Stock and 53,323,874 shares of Common Stock. At November 11, 1998, of 1,500,000 shares of Common Stock authorized in 1984 under Federal-Mogul's incentive stock plans, no shares remained issuable; of 2,300,000 shares authorized in 1989, an aggregate of 371,942 shares remained issuable; and of 1,300,000 shares authorized in 1997 and 2,900,000 shares authorized in 1998, an aggregate of 3,338,695 shares remained issuable. See "--Incentive Stock Plans."

COMMON STOCK

  The holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of Common Stock are entitled to receive, upon any liquidation of Federal-Mogul, all remaining assets available for distribution to shareholders after satisfaction of Federal-Mogul's liabilities and the preferential rights of any preferred stock that may then be issued and outstanding. The outstanding shares of Common Stock are, and the Shares offered hereby will be, fully paid and nonassessable. The Common Stock is listed on the NYSE. The holders of Common Stock have no preemptive, conversion or redemption rights. The registrar and transfer agent for the Common Stock is The Bank of New York.

PREFERRED SHARE PURCHASE RIGHTS

  In 1988, Federal-Mogul's Board of Directors authorized the distribution of one Preferred Share Purchase Right (a "Right") for each outstanding share of Common Stock. Each Right entitles the holder thereof to buy one-half of one one-hundredth of a share of Series B Junior Participating Preferred Stock at a price of $70.00. The Rights are governed by the Rights Agreement.

  As distributed, the Rights trade together with the Common Stock. They may be exercised or traded separately only after the earlier to occur of: (i) 10 days following a public announcement that a person or group of persons has obtained the right to acquire 10% or more of the outstanding Common Stock (20% in the case of certain institutional investors), or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors) following the commencement or announcement of an intent to make a tender offer or exchange offer which would result in beneficial ownership by a person or group of persons of 10% or more of the outstanding Common Stock.

  If the acquiring person or group of persons acquires 10% or more of the Common Stock, each Right (other than those held by the acquirer) will entitle its holder to purchase, at the Right's exercise price, shares of Common Stock having a market value of twice the Right's exercise price. Additionally, if Federal-Mogul is acquired in a merger or other business combination, each Right (other than those held by the surviving or acquiring company) will entitle its holder to purchase, at the Right's exercise price, shares of the acquiring company's stock (or Common Stock of Federal-Mogul if it is the surviving corporation) having a market value of twice the Right's exercise price.

  Rights may be redeemed at the option of the Board of Directors for $0.005 per Right at any time before a person or group or persons acquires 10% or more of Federal-Mogul's Common Stock. The Board may amend the Rights at any time without shareholder approval. The Rights will expire by their terms on April 30, 1999.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Federal-Mogul in a manner that causes the Rights to become exercisable. Federal-Mogul believes, however, that the Rights would neither affect any prospective offeror willing to negotiate with the Board of Directors of Federal-Mogul nor interfere with any merger or other business combination approved by the Board of Directors.

SERIES C ESOP CONVERTIBLE PREFERRED STOCK

  In February 1989, Federal-Mogul established an Employee Stock Ownership Plan (the "ESOP") and issued 1,000,000 shares of Series C ESOP Convertible Preferred Stock ("Series C Stock") to the ESOP, of which 762,939 shares were outstanding at March 31, 1998. Such shares bear a dividend of $4.78125 per share per annum, subject to certain adjustments. The shares of Series C ESOP Convertible Preferred Stock are convertible into shares of Common Stock at a rate of two shares of Common Stock per share, subject to adjustment. The Series C Stock may be issued only to a trustee acting on behalf of an employee stock ownership plan or other employee benefit plan of Federal-Mogul and will be automatically converted into shares of Common Stock in the event of any transfer to a person other than such trustee. Such Series C Stock shares provide for a liquidation preference of $63.75 per share plus accrued and unpaid dividends. The Series C Stock is redeemable, in whole or in part, at the option of Federal-Mogul at a redemption price per share currently equal to 100.75% of the liquidation preference, declining to 100% of the liquidation preference on and after January 1, 1999, plus, in each case, accrued and unpaid dividends. Holders of the Series C Stock have full voting rights and generally vote together with the Common Stock as one class. Each share of the Series C Stock has such number of votes as equals the number of shares of Common Stock into which such share could be converted on the record date for determining the shareholders entitled to vote, or currently two votes per share. The shares of the Series C Stock are entitled to vote separately on certain matters. The shares of the Series C Stock are not subject to any sinking fund provisions and have no preemptive rights. The shares of the Series C Stock rank senior to Common Stock as to the payment of dividends and distribution of assets on liquidation, dissolution and winding up of Federal-Mogul.

  In the event that Federal-Mogul is unable to pay dividends on the Series C Stock, Federal-Mogul is required, pursuant to the terms of the ESOP, to make a contribution to the ESOP to satisfy the then current debt service requirements of the ESOP Note (which obligation is fully reflected in long-term debt on Federal-Mogul's balance sheet). See "Capitalization."

SERIES E MANDATORY EXCHANGEABLE PREFERRED STOCK

  On February 24, 1998, Federal-Mogul issued 1,030,325.6 shares of Series E Stock to holders of equity interests in the Fel-Pro entities as partial compensation for the acquisition thereof. 422,581.4 shares of Series E Stock were converted into 2,112,907 shares of Common Stock for inclusion in the June Equity Offering, resulting in a reduction in the number of shares of Series E Stock outstanding to 607,744.2 shares.

  The shares of Series E Stock are mandatorily exchangeable into shares of Common Stock at a rate of five shares of Common Stock for each share of Series E Stock (currently representing an aggregate of 3,038,701 shares of Common Stock), subject to adjustment, upon the earlier of: (i) the fifteenth day after holders of two-thirds of the outstanding Series E Stock have requested such exchange, (ii) the effective date of a registration statement filed at the request of holders of a majority of the Series E Stock pursuant to the registration rights agreement Federal-Mogul executed for the benefit of holders of Series E Stock and (iii) February 24, 1999.

  Shares of Series E Stock bear a fully cumulative dividend of $2.40 per share per annum, payable quarterly in arrears, subject to increase to $14.35 per share per annum if shares of Series E Stock remain outstanding after February 24, 1999, increasing by $2.05 each month thereafter to $26.65 per share per annum as of August 24, 1999, subject to certain adjustments. Holders of the Series E Stock have no voting rights through February 24, 1999, after which they have full voting rights and generally vote together with the Common Stock as one class, each share of the Series E Stock having such number of votes as equals the number of shares of Common Stock into which such share could be converted on the record date for determining the shareholders entitled to vote, currently five votes per share. The shares of the Series E Stock are not subject to any sinking fund or redemptive provisions and have no preemptive rights. The shares of the Series E Stock rank senior to Common Stock as to the payment of dividends and in parity to Common Stock as to distribution of assets on liquidation, dissolution and winding up of Federal-Mogul.

  The holders of a majority of the Common Shares into which the Series E Stock is convertible or has been converted may, upon no more than three occasions, request registration of all or part of such shares of Common Stock at any time after January 1, 1999. Such rights terminate at any point at which there are fewer than 3,000,000 shares of Common Stock eligible for such registration and such shares may be sold without restriction pursuant to Rule 144(k) under the Securities Act of 1933. The holders initiating the demand registration may elect whether the offering of the relevant shares upon registration shall be in the form of a firm commitment underwritten offering or otherwise (subject to certain restrictions, such as a determination by the underwriter of an offering that inclusion of the requested shares would adversely affect the marketability of the Common Stock).

CERTAIN PROVISIONS

  The Articles of Incorporation and Bylaws of Federal-Mogul and the Rights Agreement contain provisions, summarized below, that could have the effect of delaying, deterring or preventing a change of control of Federal-Mogul. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Restated Articles of Incorporation and Bylaws and the Rights Agreement.

FEDERAL-MOGUL'S ARTICLES OF INCORPORATION

  Federal-Mogul's Articles of Incorporation provide that the approval of a business combination (as hereinafter defined) requires (in addition to any other vote that may be required) the affirmative vote of at least a majority of the outstanding shares of preferred stock entitled to vote thereon and Common Stock, voting as a single class. In addition, (a) where the Articles of Incorporation require the approval of the holder of the preferred stock or one or more series thereof considered as a separate class, such business combination shall also require the affirmative vote of at least a majority of the outstanding shares of the preferred stock or such series thereof considered as a separate class that are not owned by an Interested Shareholder (as hereinafter defined) and (b) where applicable law requires that a transaction be approved by any class or series of Federal-Mogul's stock or any combination thereof considered as a single class, such transaction shall also require the affirmative vote of at least a majority of the shares of each such class or series or combination considered as a single class that are not owned by the Interested Shareholder.

  The voting requirements set forth in the previous paragraph shall not apply to any business combination if (a) Federal-Mogul's Board of Directors includes at least one member who was a duly elected and acting member of the Board of Directors (each being a "Disinterested Director") prior to the time the Interested Shareholder involved became an Interested Shareholder and such business combination has been approved by a majority of the Disinterested Directors and by a majority of the entire Board of Directors, (b) the aggregate amount of the cash and the fair market value of consideration other than cash to be received per share by holders of Common Stock in such business combination shall be at least equal to the Specified Price (as hereinafter defined) or (c) such business combination has been unanimously approved by the Board of Directors and the Board has, in the faithful exercise of its fiduciary duties to the holders of Common Stock, unanimously and expressly determined that the aggregate amount of the cash and the fair market value of the consideration other than cash to be received per share by holders of Common Stock in such business combination, although less than the Specified Price, is nonetheless fair to all holders of Common Stock.

  As used above:

    "business combination" means (a) any merger or consolidation of Federal-Mogul and any subsidiary with or into any Interested Shareholder or any corporation which after such merger or consolidation would be an affiliate of an Interested Shareholder, (b) any sale lease exchange, mortgage, pledge, transfer or other disposition to any Interested Shareholder or its affiliate of assets of Federal-Mogul or any subsidiary having a fair market value of $1 million or more (except in the ordinary course of business and on an arm's-length basis), (c) the issuance or transfer by Federal-Mogul or any subsidiary (in one transaction or a series of related transactions) of any securities of Federal-Mogul or a subsidiary to any Interested Shareholder or its affiliate for cash, securities or property having a fair market value of $1 million or more, (d) the adoption of any plan or proposal for the liquidation or dissolution of Federal-Mogul as a result of which any Interested Shareholder or its affiliate would receive any assets of Federal-Mogul other than cash or (e) any reclassification of securities (including any reverse stock split) or recapitalization of Federal-Mogul or merger or consolidation of Federal-Mogul with any subsidiary or any similar transaction (whether or not with an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportion of outstanding shares of any equity security of Federal-Mogul or a subsidiary directly owned by an Interested Shareholder or its affiliate.

    "Interested Shareholder" means a person who on the record date for determining the shareholders entitled to vote on a business combination is
  (a) the beneficial owner of 10% or more of the outstanding shares of Common Stock, (b) an affiliate of Federal-Mogul and within two years prior to such record date beneficially owned 10% or more of the then outstanding shares of Common Stock or (c) an assignee or other successor to any shares of capital stock of Federal-Mogul which were within two years prior thereto beneficially owned by an Interested Shareholder and such assignment or succession shall have occurred in one or more transactions not involving a public offering.

    "Specified Price" means the highest of (a) the highest per share price paid or agreed to be paid by such Interested Shareholder to acquire beneficial ownership of any shares of Common Stock within the two-year period prior to the consummation of the business combination; (b) the per share book value of the Common Stock at the end of the fiscal month immediately preceding the consummation of such business combination; and
  (c) if the Common Stock of the Interested Shareholder is publicly traded, the price per share equal to the earnings per share of Common Stock for the four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on such business combination (or, if votes are not solicited on such business combination, immediately preceding the consummation of such business combination) multiplied by the ratio (if any) of the highest published sale price of the Interested Shareholder's common stock during its four fiscal quarters immediately preceding such date, to the earnings per share of common stock of the Interested Shareholder for such four fiscal quarters.

FEDERAL-MOGUL'S BYLAWS

  Federal-Mogul's Bylaws contain provisions that govern nominations of directors by shareholders and presentation of business by shareholders for consideration at the annual meeting of shareholders. Generally, a shareholder must give notice of such nomination or business within 60 to 90 days prior to such meeting, giving specified information as to the shareholder and as to the person nominated and the business proposed to be brought before the meeting.

INCENTIVE STOCK PLANS

  Federal-Mogul's shareholders adopted Stock Option Plans in 1976 and 1984 and a Performance Incentive Stock Plan in 1989, and the holders of Common Stock and Series C Stock approved an Amended and Restated 1997 Long Term Incentive Plan (the "1997 Long Term Incentive Plan") in 1998. These plans provide generally for granting options to purchase shares of the Common Stock. Restricted shares may be awarded under both the 1989 Plan and the 1997 Long Term Incentive Plan, entitling holders to all the rights of Common Stock shareholders, subject to certain transfer restrictions or forfeitures. Options entitle employees and nonemployee directors to purchase shares at an exercise price not less than 100% of the fair market value of the shares on the grant date.

  The 1989 Performance Incentive Stock Plan and the 1997 Long Term Incentive Plan additionally provide for the granting of performance unit awards ("PUA's") to eligible employees. These awards may be granted in the form of Common Stock or units, the value of which are based on the market value of the Common Stock. PUA's must relate to certain performance criteria established by the Compensation Committee of the Board of Directors and are awarded on terms and conditions fixed by the Committee on the date of grant. At November 11, 1998, 91,500 PUA's had been granted and 88,100 were outstanding.

TRUST PREFERRED SECURITIES

  In December 1997, Federal-Mogul's wholly-owned financing trust ("Affiliate") completed a $575 million private issue of 11.5 million shares of 7.0% Trust Convertible Preferred Securities ("TCP Securities") with a liquidation value of $50 per convertible security. The net proceeds from the TCP Securities were used to purchase an equal amount of 7.0% Convertible Junior Subordinated Debentures ("Debentures") of Federal-Mogul. The TCP Securities represent an undivided interest in the Affiliate's assets, with a liquidation preference of $50 per security. Distribution on the TCP Securities are cumulative and will be paid quarterly in arrears at an annual rate of 7.0%, and are included in the consolidated statement of operations as a component of Other Expense, Net. The Company has the option to defer payment of the distributions for an extension period of up to 20 consecutive quarters.

  The TCP Securities are convertible, at the option of the holder, into Federal-Mogul Common Stock at an initial conversion rate of .9709 shares of Common Stock per TCP Security (an aggregate of 11,165,049 shares of Common Stock), subject to adjustment in certain circumstances. The TCP Securities and the Debentures will be redeemable, at the option of Federal-Mogul, on or after December 6, 2000 at a Redemption Price, expressed as a percentage of principal which is added to accrued and unpaid interest. The Redemption Price range is from 104.9% on December 6, 2000 to 100.0% after December 1, 2007. All outstanding TCP Securities and Debentures are required to be redeemed by December 1, 2027. At November 11, 1998, 11,500,000 Convertible Preferred Securities were outstanding.

                    CERTAIN UNITED STATES TAX CONSEQUENCES
                         TO NON-UNITED STATES HOLDERS

  The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock by a person that, for United States federal income tax purposes, is a nonresident alien individual or foreign corporation (a "non-U.S. holder"). The discussion does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position. Accordingly, each non-U.S. holder is urged to consult its own tax advisor with respect to the United States tax consequences of the ownership and disposition of Common Stock, as well as any tax consequences that may arise under the laws of any state, municipality, foreign country or other taxing jurisdiction.

DIVIDENDS

  Dividends paid to a non-U.S. holder of Common Stock ordinarily will be subject to withholding of United States federal income tax at a 30 percent rate, or at a lower rate under an applicable income tax treaty that provides for a reduced rate of withholding. However, if the dividends are effectively connected with the conduct by the holder of a trade or business within the United States, then the dividends will be exempt from the withholding tax described above and instead will be subject to United States federal income tax on a net income basis.

GAIN ON DISPOSITION OF COMMON STOCK

  A non-U.S. holder generally will not be subject to United States federal income tax in respect of gain realized on a disposition of Common Stock, provided that (a) the gain is not effectively connected with a trade or business conducted by the non-U.S. holder in the United States and (b) in the case of a non-U.S. holder who is an individual and who holds the Common Stock as a capital asset, such holder is present in the United States for less than 183 days in the taxable year of the sale and other conditions are met and (c) the Company is not nor has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period ending on the date of disposition or the non-U.S. holder's holding period and certain other conditions are met. The Company does not believe that it is, or is likely to become, a "United States real property holding corporation."

FEDERAL ESTATE TAXES

  Common Stock owned or treated as being owned by a non-U.S. holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

  U.S. information reporting requirements and backup withholding tax will not apply to dividends paid on Common Stock to a non-U.S. holder at an address outside the United States, except that with respect to payments made after December 31, 1999, a non-U.S. holder will be entitled to such an exemption only if it provides a Form W-8 (or satisfies certain documentary evidence requirements for establishing that it is a non-United States person) or otherwise establishes an exemption. As a general matter, information reporting and backup withholding also will not apply to a payment of the proceeds of a sale of Common Stock effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of Common Stock effected outside the United States by a foreign office of a broker if the broker (i) is a U.S. person, (ii) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a "controlled foreign corporation" as to the United States or (iv) with respect to payments made after December 31, 1999, a foreign partnership that, at any time during its taxable year is 50% or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of Common Stock will be subject to both backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

                                 UNDERWRITING

  Subject to the terms and conditions of the United States Purchase Agreement (the "U.S. Purchase Agreement"), the Underwriters named below (the "U.S. Underwriters") who are represented by Bear, Stearns & Co. Inc. ("Bear Stearns"), Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Schroder & Co. Inc., and concurrently with the sale of 2,000,000 shares of Common Stock to the International Managers (as hereinafter defined), have severally agreed to purchase from Federal-Mogul, the respective number of shares of Common Stock set forth opposite their names below:

                                                                        NUMBER
           U.S. UNDERWRITERS                                          OF SHARES
           -----------------                                          ----------
      Bear, Stearns & Co. Inc. ......................................  1,928,000
      Donaldson, Lufkin & Jenrette Securities Corporation............  1,708,000
      Merrill Lynch, Pierce, Fenner & Smith
               Incorporated..........................................  1,708,000
      Morgan Stanley & Co. Incorporated..............................  1,708,000
      Schroder & Co. Inc. ...........................................  1,708,000
      BancBoston Robertson Stephens..................................    120,000
      BT Alex. Brown Incorporated....................................    120,000
      Chase Securities Inc. .........................................    120,000
      CIBC Oppenheimer Corp. ........................................    120,000
      Credit Suisse First Boston Corporation.........................    120,000
      Credit Lyonnais Securities (USA) Inc. .........................    120,000
      Dresdner Kleinwort Benson North America LLC....................    120,000
      A.G. Edwards & Sons, Inc. .....................................    120,000
      First Chicago Capital Markets, Inc. ...........................    120,000
      ING Baring Furman Selz LLC.....................................    120,000
      Lehman Brothers Inc. ..........................................    120,000
      NationsBanc Montgomery Securities LLC..........................    120,000
      Nesbitt Burns Securities Inc. .................................    120,000
      Roney Capital Markets,
       A Division of First Chicago Capital Markets, Inc. ............    120,000
      Salomon Smith Barney Inc. .....................................    120,000
      Scotia Capital Markets (USA) Inc. .............................    120,000
      SG Cowen Securities Corporation................................    120,000
      Warburg Dillon Read LLC........................................    120,000
      Wheat First Securities, Inc. ..................................    120,000
      Axiom Capital Management, Inc. ................................     60,000
      Blaylock & Partners, L.P. .....................................     60,000
      BNY Capital Markets, Inc. .....................................     60,000
      Chatsworth Securities LLC......................................     60,000
      First of Michigan Corporation..................................     60,000
      Gabelli & Company, Inc. .......................................     60,000
      Gruntal & Co., L.L.C. .........................................     60,000
      HSBC Securities, Inc. .........................................     60,000
      Interstate/Johnson Lane Corporation............................     60,000
      Jefferies & Company............................................     60,000
      Josephthal & Co. Inc. .........................................     60,000
      McDonald & Company Securities, Inc. ...........................     60,000
      Fifth Third/The Ohio Company...................................     60,000
      Raymond James & Associates, Inc. ..............................     60,000
      Utendahl Capital Partners, L.P. ...............................     60,000
      Wit Capital Corporation........................................     60,000
                                                                      ----------
      Total.......................................................... 12,000,000
                                                                      ==========

  Federal-Mogul has also entered into an International Purchase Agreement (the "International Purchase Agreement" and, together with the U.S. Purchase Agreement, the "Purchase Agreements") with certain underwriters outside the United States and Canada (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters"). Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 12,000,000 shares of Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, Federal-Mogul has agreed to sell to the International Managers, and the International Managers severally have agreed to purchase, an aggregate of 2,000,000 shares of Common Stock. The offering price per share and the total underwriting discount per share are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

  In each Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth in such Purchase Agreement, to purchase all of the shares of Common Stock being sold pursuant to such Purchase Agreement if any of such shares of Common Stock being sold pursuant to such Purchase Agreement are purchased. Under certain circumstances, the commitments of non-defaulting U.S. Underwriters or International Managers (as the case may be) may be increased. The sale of Common Stock to the U.S. Underwriters is conditioned upon the sale of shares of Common Stock to the International Managers, and vice versa.

  The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the Underwriters are permitted to sell shares of Common Stock to each other for purposes of resale at the public offering price set forth on the cover page of this Prospectus Supplement, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or Canadian persons or to persons they believe intend to resell to U.S. persons or Canadian persons, except, in each case, for transactions pursuant to the Intersyndicate Agreement.

  The U.S. Underwriters have advised Federal-Mogul that the U.S. Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of $0.973 per share of Common Stock. The U.S. Underwriters may allow, and such dealers may reallow, a discount not in excess of $0.10 per share of Common Stock on sales to certain other dealers. After the public offering, the public offering price, concession and discount may be changed.

  Federal-Mogul has granted an option to the U.S. Underwriters, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to an additional 1,800,000 shares of Common Stock at the public offering price set forth on the cover page hereof, less the underwriting discount. The U.S. Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of shares of Common Stock offered hereby. To the extent that the U.S. Underwriters exercise this option, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase approximately the number of additional shares of Common Stock proportionate to such U.S. Underwriters' initial amount reflected in the foregoing table. Federal-Mogul has also granted an option to the International Managers, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to an additional 300,000 shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.

  Federal-Mogul and certain of its executive officers have agreed that, except under certain circumstances (including issuances of securities in connection with acquisitions), they will not, directly or indirectly, for a period of 90 days following the date of the Prospectus Supplement, except with the prior consent of Bear Stearns, on behalf of the Underwriters, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Common Stock, except that Federal-Mogul may issue Common Stock or options for shares of Common Stock issued pursuant to or sold in connection with any employee benefit plan.

  In order to facilitate the Offerings, certain persons participating in the Offerings may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock during and after the Offerings. Specifically, the U.S. Underwriters may over-allot or otherwise create a short position in the Common Stock for their own account by selling more shares of Common Stock than have been sold to them by Federal-Mogul. The U.S. Underwriters may elect to cover any such short position by purchasing shares of Common Stock in the open market or by exercising the over-allotment option granted to the U.S. Underwriters. In addition, such persons may stabilize or maintain the price of the Common Stock by bidding for or purchasing shares of Common Stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the Offerings are reclaimed if shares previously distributed in the Offerings are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Common Stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

  Certain of the U.S. Underwriters and their affiliates engage from time to time in various general financing and banking transactions with, or provide financial advisory services to, Federal-Mogul and its affiliates. Certain affiliates of the U.S. Underwriters and the International Managers are lenders under the Credit Agreements. Thus affiliates of certain of the U.S. Underwriters and the International Managers will receive in the aggregate proceeds from the Offerings in excess of 10% of the net proceeds of the Offerings. Accordingly, the Offerings are being made in compliance with Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. See "Use of Proceeds."

  Federal-Mogul has agreed to indemnify the U.S. Underwriters and the International Managers, against certain liabilities, including liabilities under the Securities Act.

  Federal-Mogul estimates that it will spend approximately $850,000 for printing, legal and accounting fees, and other expenses of the Offerings.

                     PRESENTATION OF FINANCIAL INFORMATION

  All references herein to "U.S. dollar," "dollar" or "$" are to the lawful currency of the United States of America, and all references herein to "pounds," "pounds sterling," "(Pounds)," "pence" or "p" are to the lawful currency of the United Kingdom. T&N, a subsidiary of Federal-Mogul, has published its consolidated financial statements in pounds sterling. Solely for the convenience of the reader, this Prospectus Supplement contains translations of certain amounts in pounds sterling into U.S. dollars at specified rates. No representation is made that the pounds sterling amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at those or any other rates. For informational purposes only, the Noon Buying Rate on December 14, 1998 was $1.6885 = (Pounds)1.00. See "Exchange Rates" for historical information regarding the Noon Buying Rate.

  Federal-Mogul acquired T&N on March 6, 1998 and acquired Fel-Pro on February 24, 1998. See "Recent Acquisitions." The financial information relating to Federal-Mogul set forth in this Offering Memorandum (i) to the extent it relates to the years ended December 31, 1995, 1996 and 1997, or is stated at those dates, has been derived from Federal-Mogul's audited consolidated financial statements of and for the years ended December 31, 1995, 1996 and 1997 included in Federal-Mogul's Annual Report on Form 10-K and incorporated herein reference (the "Federal-Mogul Audited Financial Statements") and (ii) to the extent it relates to the nine-month periods ended September 30, 1997 and 1998, or is stated at those dates, has been derived from Federal-Mogul's unaudited interim consolidated financial statements of and for the nine-month periods ended September 30, 1997 and 1998 (which includes the results of operations and cash flows of T&N and Fel-Pro from March 6, 1998 and February 24, 1998, respectively) included in Federal-Mogul's Quarterly Report on Form 10-Q and incorporated herein reference (the "Federal-Mogul Unaudited Interim Financial Statements" and, together with the Federal-Mogul Audited Financial Statements, the "Federal-Mogul Financial Statements"). The financial information relating to T&N for the years ended December 31, 1996 and 1997 in this Offering Memorandum has been derived from the audited consolidated financial statements of T&N incorporated herein reference (the "T&N Financial Statements") and the financial information relating to Fel-Pro set forth in this Offering Memorandum has been derived from the audited consolidated financial statements of Fel-Pro for the years ended December 28, 1997 and December 29, 1996 incorporated herein reference (the "Fel-Pro Financial Statements" and, together with the Federal-Mogul Financial Statements and the T&N Financial Statements, the "Financial Statements"). The T&N Financial Statements have been prepared in accordance with generally accepted accounting principles in the United Kingdom ("U.K. GAAP"), which differ in certain significant respects from generally accepted accounting principles in the United States ("U.S. GAAP"). The significant differences between U.S. GAAP and U.K. GAAP as they relate to T&N are summarized in Note 29 to the T&N Financial Statements.

  On October 9, 1998, the Company acquired Cooper Automotive for $1.9 billion, excluding fees and expenses. A DESCRIPTION OF THE COOPER ACQUISITION, A DESCRIPTION OF COOPER AUTOMOTIVE'S BUSINESS, AND FINANCIAL INFORMATION REGARDING COOPER AUTOMOTIVE IS INCLUDED IN THIS PROSPECTUS SUPPLEMENT AS
ANNEX I.

                             AVAILABLE INFORMATION

  Federal-Mogul is subject to the periodic reporting and other financial requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Federal-Mogul with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in Chicago, Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511, and in New York, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and such material is contained on the worldwide web site maintained by the Commission at http://www.sec.gov. Reports, proxy statements and other information concerning Federal-Mogul can be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  Federal-Mogul has filed with the Commission, pursuant to Section 13 of the Exchange Act:

    1. Federal-Mogul's Annual Report on Form 10-K for the year ended December 31, 1997;

    2. Federal-Mogul's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;

    3. Federal-Mogul's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

    4. Federal-Mogul's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

    5. Federal-Mogul's Current Reports on Form 8-K filed on January 13, 1998, March 11, 1998, March 23, 1998, April 7, 1998, April 17, 1998, May 14,
  1998, June 11, 1998, June 24, 1998, September 10, 1998, October 23, 1998
  and November 24, 1998; and
    6. Federal-Mogul's Proxy Statement for the 1998 Annual Shareholders' Meeting, filed on April 21, 1998.

  All documents filed by Federal-Mogul with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus Supplement and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus Supplement and made a part hereof from the date of filing of such documents, except that the information required by Item 402 (i), (k) and (l) of Regulation S-K under the Securities Act and included in any such document is not incorporated herein. Any statement contained in this Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in a subsequently filed document, that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

  This Prospectus Supplement incorporates documents by reference which are not presented herein or delivered herewith. These documents (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) are available without charge upon written or oral request directed to: Edward W. Gray, Jr., Esq., Senior Vice President, General Counsel and Secretary, Federal-Mogul Corporation, 26555 Northwestern Highway, Southfield, Michigan 48034 (Telephone: (248) 354-7700).


                                 LEGAL MATTERS

  The validity of the Common Stock being offered hereby will be passed upon for Federal-Mogul by David M. Sherbin, Esq., Associate General Counsel of Federal-Mogul. Mr. Sherbin owns and holds options to purchase approximately 1,550 shares of Common Stock of Federal-Mogul. Certain legal matters in connection with the Offering will be passed upon for Federal-Mogul by Cleary, Gottlieb, Steen & Hamilton, New York, New York, and for the Underwriters by Sidley & Austin, Chicago, Illinois, and Sachnoff & Weaver Ltd., Chicago, Illinois.

                                    EXPERTS

  The Federal-Mogul Audited Financial Statements incorporated herein by reference have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements audited by Ernst & Young LLP are incorporated herein by reference in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

  The Fel-Pro Financial Statements incorporated herein by reference have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements audited by Ernst & Young LLP are incorporated herein by reference in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

  The T&N Financial Statements incorporated herein by reference have been audited by KPMG Audit Plc, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements audited by KPMG Audit Plc are incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

  The Cooper Automotive Audited Financial Statements reprinted herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and reprinted herein. Such consolidated financial statements audited by Ernst & Young LLP are incorporated by reference and reprinted herein in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

                                                 ANNEX I: THE COOPER ACQUISITION

  On October 9, 1998, the Company acquired the automotive division of Cooper Industries, Inc. ("Cooper Automotive") for a total purchase price of $1.9 billion (the "Cooper Acquisition"). The Company also incurred approximately $25 million of fees and expenses (including $19.5 million of debt financing costs and $5.5 million of direct transaction costs) in connection with the Cooper Acquisition.*

                                    BUSINESS

  Cooper Automotive, comprised of the Cooper Automotive division (the Champion spark plug group of companies) and the Moog Automotive division of Cooper Industries, Inc., is a premier provider of leading brand name automotive products to the aftermarket and OE market. Cooper Automotive manufactures and distributes brake and friction products, chassis, ignition products, lighting and wiper products under well-known brand names including Champion(R), Moog(R), Anco(R), Abex(R), Wagner(R) and Zanxx(R). Among Cooper Automotive's largest customers are AutoValue, Carquest, DaimlerChrysler, Ford, Fiat, General Motors and NAPA (in alphabetical order).

  Cooper Automotive had 1997 revenues of $1.9 billion and operating earnings of $177 million before nonrecurring charges. The following charts set forth Cooper Automotive's sales by market segment, geographic region and manufacturing division as a percentage of total sales for the year ended December 31, 1997.

Cooper Automotive
1997 Revenues by
Market Segment

[PIE CHART APPEARS HERE]

74% Aftermarket
26% O.E.

Cooper Automotive
1997 Revenues by
Geographic Region

[PIE CHART APPEARS HERE]

8%  Rest of World
15% Europe
77% North America

Cooper Automotive
1997 Revenues by
Manufacturing Division

[PIE CHART APPEARS HERE]

29% Brake & Friction
10% Wiper
5%  Wire
26% Ignition
16% Lighting
14% Chassis

 Friction and Brake Hard Parts

  Cooper Automotive manufactures and distributes Abex(R) friction material and Wagner(R) brake components including master and wheel cylinders, calipers, brake lines and hoses, drums, rotors and miscellaneous hardware and cables. Abex(R) is the friction manufacturing unit that directly supplies the OE market and the Wagner(R) unit with friction needs. As a result, the Wagner(R) unit is a full line friction and brake hard part supplier to the aftermarket.

  The Cooper Automotive friction material business complements Federal-Mogul's existing Ferodo friction business. Ferodo is a leader in the European friction market and Abex(R) is a leader in the U.S. friction market. The Wagner(R) brake hard parts business provides Federal-Mogul with a manufacturing base for expanding sales of entire brake system packages to customers in both the OE market and aftermarket.


  The Abex, Wagner and Ferodo businesses generated sales in excess of $1 billion in 1997. Federal-Mogul anticipates establishing a separate friction and brake operating unit following the Cooper Acquisition.

 Lighting

  Cooper Automotive manufactures and distributes a variety of lighting products. Under the Wagner(R) brand "bumper-to-bumper" lighting is provided to both the OE market and aftermarket. This includes sealed beams, halogen capsules, lighting modules for front and rear trim, and interior lighting. The Blazer(R) brand is focused on
--------
* PRO FORMA FINANCIAL DATA RELATING TO COOPER AUTOMOTIVE IS FOUND UNDER THE CAPTION "UNAUDITED PRO FORMA FINANCIAL DATA: T&N, FEL-PRO AND COOPER AUTOMOTIVE" IN THIS PROSPECTUS SUPPLEMENT.

fog-type lights. The Wagner(R)/Blazer(R) unit is a leader in the North American automotive lighting aftermarket. Zanxx(R) is a leader in the OE market for connectors, sockets and switches for automotive lighting.

  Federal-Mogul supplies the heavy duty truck and trailer market with DOT-regulated lighting under its Signal-Stat brand. The combination of the Federal-Mogul and Cooper Automotive lighting businesses provides the Company with the capability to offer total vehicular industry lighting system packages to both the OE market and aftermarket.

 Chassis Parts

  Cooper Automotive manufactures and distributes Moog(R) steering and suspension products and Precision(R) universal joints. Federal-Mogul currently distributes purchased aftermarket chassis parts. The Cooper Acquisition will establish Federal-Mogul as a basic manufacturer of chassis parts. Moog(R) and Precision(R) maintain a leadership position in the North American aftermarket with their "problem solver" applications for the installer.

  Cooper Automotive's chassis parts business enhances Federal-Mogul's growth opportunities in the retail automotive parts market while allowing it to maintain its strong position with wholesaler distributors. The growth of the sport utility vehicle ("SUV") segment has also increased demand for replacement chassis parts due to heavier vehicle weight, a greater number of traditional chassis parts per vehicle and increased wear out rates.

  The expansion of Federal-Mogul's chassis product offering, coupled with Federal-Mogul's wheel-end offering (anti-friction bearings and seals) and the complete brake system offering will enable Federal-Mogul to provide a one-stop shopping source for undercar parts to customers in the aftermarket.

 Ignition

  Cooper Automotive manufacturers and distributes spark plugs, diesel glow plugs, ignition coils and wire and cable sets. Most of these products are sold by Cooper Automotive under the widely-recognized Champion(R) brand name, with some aftermarket wire and cable sold under the Belden(R) and PowerPath(R) brand names. In addition to maintaining a significant presence in the automotive ignition parts market, Cooper Automotive generates significant revenues from sales of ignition-type products for aviation-related applications.

  The Cooper Automotive ignition product line complements Federal-Mogul's powertrain capabilities, thereby enhancing the Company's ability to capitalize on opportunities presented by engine management and environmental regulations that place a premium on ignitability, heat and gas control. Federal-Mogul's focus on ignition and powertrain components and systems provides it with opportunities to benefit from the increased demand for cleaner and more efficient engines.


Wiper Blades

  Cooper Automotive manufactures and distributes wiper arms and blades in the North American and European aftermarket under the Anco(R) brand name. Federal-Mogul believes that demand for wiper arms and blades has been favorably impacted in recent years from the need for a third arm/blade on SUVs and new arm/blades that can conform to changes in car slope design. Federal-Mogul believes that the addition of a wiper arms/blade product line with strong retail brand name recognition can facilitate its ability to expand retail sales of its other products, such as gaskets, friction and certain suspension components. The Anco(R) brand also enjoys a significant position among OE manufacturers, which may enhance the Company's ability to market complete wiper systems.

STRATEGIC RATIONALE AND SYNERGIES

  The Cooper Acquisition is expected to further the Company's strategic objective of expanding manufactured product lines to engineered systems and modules and accelerating the Company's worldwide growth. Cooper Automotive brings additional leading brand names, new strategically compatible product lines, additional customers and enhanced distribution channel penetration. The Cooper Acquisition also broadens the Company's brake and friction and lighting product lines as well as adds ignition products and wiper blades to its range. Also, the combination of Federal-Mogul's wheel end bearing and seal business with chassis and brake system products offers customers the potential of a single consolidated vendor base for undervehicle parts.

  Management believes that significant benefits result from the ability to penetrate its existing customer base for distribution of Cooper Automotive products. In particular, the Company's relationships with OE manufacturers, heavy duty equipment and international customers represent opportunities for expansion of the market for Cooper Automotive products.

  Management also believes that integration of the Company's operations with those of Cooper Automotive will provide significant opportunities for synergies and cost savings. The Company currently anticipates pre-tax synergy and cost benefits of approximately $94 million in 1999; $154 million in 2000; and $161 million in 2001. In connection with realization of synergies, at closing Federal-Mogul recorded $88 million in pre-tax reserves for severance and exit costs, in addition to certain purchase accounting valuation adjustments, and expects to incur $23 million in integration costs over the subsequent 18 months. Specific cost savings targeted by management to realize synergies from the Cooper Acquisition include:

    Manufacturing. Consolidation of the friction products operations, combining Cooper Automotive's EIS(R), Wagner(R) and Abex(R) operations with Federal-Mogul's Ferodo(R) operations to rationalize manufacturing sites, transfer assembly labor to expanding lower cost facilities and reduce headcount.

    Sales and Marketing. Consolidation and streamlining of the combined sales and marketing personnel to take advantage of overlaps and economies of scale.

    Distribution, Sourcing and Administration. Consolidation of the aftermarket company based distribution network, transfer from "buy" to "make" sourcing and consolidation of both the administration and headquarters of Cooper Automotive located in St. Louis, Missouri to Federal-Mogul's Southfield, Michigan, headquarters.

THE COMBINED COMPANY

  On a pro forma basis (after giving effect to the Cooper Acquisition, the acquisitions of T&N and Fel-Pro and the disposition of the T&N Bearings Business and the Fel-Pro Chemical Business, as if they had occurred on January 1, 1997), Federal-Mogul's total sales for 1997 were $6.6 billion and its net earnings before extraordinary item, non-recurring charges and the Offerings adjustments was $12.0 million.

  Consummation of the Cooper Acquisition substantially expands the Company's brakes and friction business and management anticipates establishing brakes and friction as a separate manufacturing operating unit.

  The following charts set forth Federal-Mogul's net sales by market segment, geographic region and manufacturing division as a percentage of total net sales for the year ended December 31, 1997 on two differing pro forma bases. The charts on the left reflect the Company's composition after giving effect to the T&N and Fel-Pro acquisitions and the disposition of the T&N Bearings Business and the Fel-Pro Chemical Business as if they had occurred on January 1, 1997. The charts on the right reflect the Company's composition after giving effect to the Cooper Acquisition as well as the T&N and Fel-Pro acquisitions and the disposition of the T&N Bearings Business and the Fel-Pro Chemical Business as if all had occurred on January 1, 1997.

                                 Federal-Mogul
                       1997 Net Sales by Market Segment
      Pre-Cooper Automotive(1)             Post-Cooper Automotive(2)

      [PIE CHART APPEARS HERE]             [PIE CHART APPEARS HERE]

       52% Original Equipment               45% Original Equipment
       48% Aftermarket                      55% Aftermarket

                                 Federal-Mogul
                       1997 Net Sales by Geographic Region
      Pre-Cooper Automotive(1)             Post-Cooper Automotive(2)

      [PIE CHART APPEARS HERE]             [PIE CHART APPEARS HERE]

         49% North America                     57% North America
         11% Rest of World                     10% Rest of World
         40% Europe                            33% Europe

                                 Federal-Mogul
                   1997 Net Sales by Manufacturing Division
      Pre-Cooper Automotive(1)             Post-Cooper Automotive(2)

      [PIE CHART APPEARS HERE]             [PIE CHART APPEARS HERE]

       38% General Products                 37% Powertrain Systems
       22% Sealing Systems                  16% Brakes & Friction
       40% Powertrain Systems               28% General Products
                                            19% Sealing Systems

(1) Pro forma for the acquisitions of T&N and Fel-Pro and the dispositions of the T&N Bearings Business and the Fel-Pro Chemical Business.
(2) Pro forma for the acquisitions of T&N, Fel-Pro and Cooper Automotive and the dispositions of the T&N Bearings Business and the Fel-Pro Chemical Business.

                 SELECTED FINANCIAL DATA FOR COOPER AUTOMOTIVE

  The following selected historical consolidated financial information of Cooper Automotive with respect to each year in the three-year period ended December 31, 1997 is derived from the Cooper Automotive Audited Financial Statements. Such consolidated financial statements have been audited by Ernst & Young LLP, independent certified public accountants. The unaudited financial information for the nine-month period ended September 30, 1998 and 1997 has been derived from the Cooper Automotive Unaudited Financial Statements. The Cooper Automotive Unaudited Financial Statements are unaudited, but in the opinion of management, reflect all adjustments necessary for fair presentation of such information. The selected consolidated financial information provided below should be read in conjunction with "Management's Discussion and Analysis--Cooper Automotive" and consolidated financial statements of Cooper Automotive and the Notes thereto included in this Annex I.

                                                               NINE MONTHS
                                                           ENDED SEPTEMBER 30,
                              YEAR ENDED DECEMBER 31,          (UNAUDITED)
                             ----------------------------  --------------------
                               1997      1996      1995      1998       1997
                             --------  --------  --------  ---------  ---------
                                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE
                                                AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Revenues...................  $1,873.2  $1,903.2  $1,758.8  $ 1,400.8  $ 1,423.8
Cost of sales..............   1,294.4   1,316.9   1,215.9      953.6      985.2
Selling and administrative
 expenses..................     354.8     360.2     326.1      259.7      266.7
Goodwill amortization......      32.7      33.6      32.9       24.7       24.5
Nonrecurring charges.......      55.9     102.0       --         --        43.4
Other expense, net.........      14.4      13.2      13.2        7.1        9.2
Interest expense...........       1.1       0.7       1.3        0.4        0.8
                             --------  --------  --------  ---------  ---------
  Income before income
   taxes...................     119.9      76.6     169.4      155.3       94.0
Income taxes...............      54.3      49.1      79.1       64.4       42.5
                             --------  --------  --------  ---------  ---------
  Net income...............  $   65.6  $   27.5  $   90.3  $    90.9  $    51.5
                             ========  ========  ========  =========  =========
CONSOLIDATED BALANCE SHEET
 DATA:
Total assets...............  $2,619.6  $2,659.2        NA  $ 2,705.3         NA
Short-term debt(1).........      35.5       6.1        NA        2.9         NA
Long-term debt.............       3.6       7.1        NA        1.6         NA
Net assets.................   1,804.6   1,849.6        NA    1,954.3         NA
OTHER FINANCIAL
 INFORMATION:
Cash provided from (used
 by) operating activities..  $  157.5  $  173.6  $  188.9  $   104.8  $   107.9
Cash provided from (used
 by) investing activities..     (95.4)   (132.6)    (87.7)     (40.6)     (68.7)
Cash provided from (used
 by) financing activities..     (66.5)    (38.3)   (108.8)     (37.0)     (27.0)
EBITDA(2)..................     274.5     280.4     269.8      228.1      211.9
Expenditures for property,
 plant, equipment and other
 long-term assets..........      78.4      87.1      85.7       43.7       58.7
Depreciation and
 amortization expense......      97.6     101.1      99.1       72.4       73.7

--------
(1) Includes current maturities of long-term debt.
(2) "EBITDA" represents the sum of income before interest income and expense, income taxes and extraordinary items, plus depreciation and amortization as well as nonrecurring items. EBITDA should not be construed as a substitute for income from operations, net income or cash flow operating activities, for the purpose of analyzing Cooper Automotive's operating performance, financial position and cash flows. EBITDA measures are calculated differently by other companies. As such, the EBITDA measures presented may not be comparable to other similarly titled measures of other companies. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The information and discussion that follows should be read in conjunction with the Combined Financial Statements of Cooper Automotive and related notes thereto (the "Cooper Automotive Financial Statements"), appearing elsewhere in Annex I of this Prospectus Supplement.

OVERVIEW

  Over the last two years, Cooper Automotive has been engaged in a review and evaluation of its operations and as a result has recorded adjustments to the carrying value of assets and accruals for projects to which management is committed. During early 1998, Cooper Automotive completed the exit of remanufacturing activities and all product lines included in the temperature control business. The temperature control businesses were exchanged for the brake products business owned by Standard Motor Products ("SMP"), and the other remanufacturing businesses were sold for $4 million. During 1997, adjustments to the carrying value of the assets were recorded and no further adjustments were necessary upon completion of the transactions disposing of the businesses. On an annual basis, the revenues for the SMP brake products business of approximately $150 million are expected to exceed the revenues of the disposed businesses. Incremental earnings are anticipated in 1998 from the higher-margin brake business and as consolidation activities are completed during 1998. However, the temperature control business was a seasonal business with a majority of the sales occurring in the second and third quarter of each year. Therefore, during 1998, the exchange resulted in lower revenues in the second and third quarter and is expected to result in higher revenues in the fourth quarter.

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED WITH NINE MONTHS ENDED SEPTEMBER
                                   30, 1997

RESULTS OF OPERATIONS

 Revenues

  Revenues for the first nine months of 1998 totaled $1,400.8 million, a 2% decrease from the $1,423.8 million in the first nine months of 1997. Acquisitions and divestitures had a nominal effect on revenues. Increased sales to worldwide original equipment manufacturers and improved steering and suspension sales were more than offset by weak domestic aftermarket demand in most product lines. The net impact of the exchange of Cooper Automotive's temperature control business for the brake business of Standard Motor Products ("SMP Exchange") resulted in lower revenues during the period as a result of disruption in the marketplace during the transition and the seasonal nature of the temperature control business which typically had relatively strong second and third quarter sales each year. Also, revenues were affected by the bankruptcy of a large customer in the first quarter of 1998. The customer was converted to a cash basis during the first quarter of 1998, significantly reducing sales volume compared to 1997. Ongoing market consolidation continued to impact revenues through pricing pressure and other competitive conditions.

 Cost of Sales

  Cost of sales as a percentage of revenues improved to 68.1% during the first nine months of 1998 from 69.2% in 1997. The improvement was the result of the swap of Cooper Automotive's lower margin temperature control product line for the brake products business of SMP. Also contributing to the lower cost of sales percentage was the favorable effect on product mix from increased sales of friction products to the OE market and the heavy-duty aftermarket, which carries a higher margin.

 Selling and Administrative Expenses

  Selling and administrative expense as a percentage of revenues decreased to 18.5% during the first nine months of 1998 compared to 18.7% during the first nine months of 1997. Actual selling and administrative expenses were reduced in 1998 reflecting the benefits of certain sales and marketing restructuring, reduced spending for advertising, promotions and customer changeover costs.

 Goodwill Amortization

  Amortization of goodwill was $24.7 million and $24.5 million, respectively, for the first nine months of 1998 and the first nine months of 1997, reflective of the absence of significant acquisitions.

 Nonrecurring Charges

  During the first nine months of 1997, Cooper Automotive recorded charges of $43.4 million including adjustments to the carrying value of assets of $27.6 million and accruals of continuing obligations for replaced information systems and facility consolidations.

 Other Expense, net

  Other expense, net, decreased $2.1 million during the first nine months of 1998 compared to the same period in 1997, primarily due to a decrease in the actuarial expense for post-retirement benefits other than pensions.

 Interest Expense

  Interest expense decreased $0.4 million during the first nine months of 1998 compared to the first nine months of 1997, primarily due to lower levels of outstanding debt.

 Income Tax Expense

  The effective tax rate decreased to 41.5% in 1998 from 45.2% in 1997. The decrease was primarily attributable to the increase in income in 1998 reducing the impact of nondeductible goodwill on the effective tax rate. Net income increased 76.5% to $90.9 million during the first nine months of 1998 from $51.5 million in 1997. The increase was due to the nonrecurring charges in 1997 and the lower effective tax rate in 1998.

  YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996 AND
    YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

 Revenues

  Revenues decreased $30.0 million to $1.87 billion in 1997, a decrease of 1.6% from 1996 revenues of $1.90 billion. Excluding acquisitions, revenues declined $41.7 million, or 2.2%. Sales to OE manufacturers improved in 1997 with the increased production levels of vehicles containing Cooper Automotive products. Sales in the aftermarket were hampered by weak demand in most product lines. Temperature control product sales and remanufactured product lines declined primarily due to competitive price pressures. Wiper volume declined significantly in the first half of 1997 as mild weather patterns impacted winter-related products. In addition, the public announcement of the SMP Exchange contributed to a significant reduction in temperature control product sales. Revenues increased $144.4 million to $1.90 billion in 1996, an increase of 8.2% over 1995 revenues of $1.76 billion. Cooper Automotive's acquisitions accounted for $55.3 million of the increase in revenues. Harsh winter weather and lean distributor inventories boosted domestic aftermarket demand for wiper blades and ignition products in early 1996. New customers for lighting products, partial recovery from the 1995 economic downturn in Mexico and the increased placement of products on new vehicles and additional light vehicle production also increased revenues in 1996 compared to 1995. Partially offsetting these increases was a decline in sales of temperature control products as a result of a mild summer, a decline in domestic sales of heavy duty brake components as a result of decreases in OE production and lower European aftermarket sales influenced by weak economic conditions.

 Cost of Sales

  Cost of sales as a percentage of revenues improved slightly in 1997 to 69.1% from 69.2% in 1996. The improvement reflects the impact of the write-down of brake assets and other actions to reduce manufacturing costs, partially offset by the unfavorable effect on product mix of lower sales to the aftermarket, which carry a higher margin. Cost of sales as a percentage of revenues increased slightly in 1996 to 69.2% compared to 69.1% in 1995. The slightly higher percentage reflects the unfavorable effect on product mix from lower sales of higher margin heavy-duty brake components and lower aftermarket sales in Europe.

 Selling and Administrative Expense

  Selling and administrative expense remained flat as a percentage of 1997 and 1996 revenues at 18.9%, despite the reduction in revenues, reflecting efforts to control costs and the benefits from restructuring certain sales, marketing and distribution activities. Selling and administrative expenses as a percentage of revenues increased to 18.9% in 1996 from 18.5% in 1995. The increase resulted from higher advertising, promotion and customer changeover costs in 1996.

 Goodwill Amortization

  Goodwill amortization declined to $32.7 million in 1997 from $33.6 million in 1996, primarily as a result of the write-down in 1996 of goodwill related to certain Wagner brake product lines. Goodwill amortization increased to $33.6 million in 1996 from $32.9 million in 1995 primarily as a result of the February 1996 acquisition of Blazer International Corp.

 Nonrecurring Charges

  During 1997, Cooper Automotive recorded charges of $55.9 million including adjustments to the carrying value of assets of $30.6 million, accruals of continuing obligations for replaced information systems and facility consolidations of $12.8 million and an increase in the accrual for doubtful accounts for the bankruptcy of a large customer of $12.5 million. During 1996, Cooper Automotive initiated a strategic review of most of its businesses and recorded an $85.3 million asset write-down and a $16.7 million in charges primarily related to facility closings and consolidations. A majority of the consolidations were announced prior to the end of each year. Cash expenditures related to the payout of accrued severance and other expenditures related to the committed consolidations in the following year are not significant.

 Other Expense

  Other expense, net, in 1997 increased $1.2 million compared to 1996. The decrease of $1.0 million in the actuarial expense for post-retirement benefits other than pensions was more than offset by increases in miscellaneous other expenses. Other expense, net, in 1996 and 1995 were similar amounts with the increase in 1996 of $0.7 million in actuarial expense for post-retirement benefits offset by an increase in other income.

 Interest Expense

  Interest expense increased $0.4 million in 1997 compared to 1996 and decreased $0.6 million in 1996 as compared to 1995. The increase in 1997 was primarily attributable to higher levels of short-term debt at international locations, partially offset by decreases in industrial development bonds. The decrease in 1996 versus 1995 is primarily due to lower levels of outstanding debt.

 Income Tax Expense

  The effective tax rate decreased from 64.1% in 1996 to 45.3% in 1997. The 1996 rate was higher than normal due to the asset write-down which included the write-off of nondeductible goodwill. Excluding the impact of this write-down, the effective rate was 48.0%. The decrease in the effective rate from 48.0% in 1996 to 45.3% in 1997 was primarily attributable to the increase in income in 1997 reducing the impact of nondeductible goodwill on the effective tax rate.

 Net Income

  Net income in 1997 increased to $65.6 million from $27.5 million in 1996. The increase was due to lower nonrecurring charges in 1997. The effective tax rate increased to 64.1% in 1996 from 46.7% in 1995, primarily due to the write-down of goodwill that was nondeductible for income tax purposes. Net income in 1996 decreased to $27.5 million from $90.3 million in 1995, primarily due to the nonrecurring charges in 1996.

LIQUIDITY AND CAPITAL RESOURCES

 Operating Working Capital (For purposes of this discussion, operating working
capital is defined as   receivables and inventories less accounts payable)

  During the first nine months of 1998, operating working capital increased $31.6 million. A $27.5 million increase in receivables was the primary reason for the higher operating working capital.

  In 1997, operating working capital decreased $1.2 million as a result of a $29.5 million decrease in accounts receivable, a $12.6 million increase in inventories and a $15.7 million decrease in accounts payable. The decrease in accounts receivable reflects the lower sales in the fourth quarter of 1997 compared to 1996 and an increase in the allowance for doubtful accounts in 1997 for a major customer who filed for bankruptcy in the first quarter of 1998. The increase in inventories relates to a build up in inventories to support customer service during the implementation of integrated business systems during 1997 and 1998 at one of Cooper Automotive's divisions. In 1996, operating working capital increased $8.3 million as a result of an increase in accounts receivable of $28.8 million, a decrease in inventory of $1.8 million and an increase in accounts payable of $18.7 million. The increase in accounts receivable reflects higher sales in the fourth quarter of 1996 compared to 1995 and an increase in days receivables were outstanding in 1996.

 Cash Flow Provided from Operating Activities

  During the first nine months of 1998, net cash provided by operating activities totaled $104.8 million. These funds were primarily used to finance $43.7 million of capital expenditures and net financing activities of $36.9 million. During the first nine months of 1997, net cash provided by operating activities of $107.9 million was used to finance capital expenditures of $58.7 million, a small acquisition of $12.2 million and net financing activities of $26.8 million.

  Net cash provided by operating activities during the year ended December 31, 1997 totaled $157.5 million. These funds were used to finance net cash outflows for acquisitions of $20.1 million and capital expenditures of $78.4 million. Net cash provided by operating activities during the year ended December 31, 1996 totaled $173.6 million. The cash generated from operating activities was utilized to finance acquisitions of $55.4 million and capital expenditures of $87.1 million. Net cash flows provided by operating activities during the year ended December 31, 1995 totaled $188.9 million. This cash flow was used to fund acquisitions of $8.9 million and capital expenditures of $85.7 million.

  In connection with accounting for business combinations utilizing the purchase accounting method, Cooper Automotive records, to the extent appropriate, accruals for the costs of closing duplicate facilities, severing redundant personnel and integrating the acquired business into existing Cooper Automotive operations. Cash flow from operating activities for each of the three years in the periods ended December 31, 1997, is reduced by the amounts expended on the various accruals established in connection with each acquisition. At December 31, 1997, Cooper Automotive had accruals totaling $19.8 million related to these activities. Cooper Automotive spent $7.1 million in the first nine months of 1998 and $4.4 million, $20.7 million and $39.1 million in 1997, 1996 and 1995, respectively. Spending for the balance of 1998 and future years is not expected to be at the 1995 and 1996 levels, as most of the major projects related to earlier acquisitions have been completed and recent acquisitions do not involve significant restructuring activities.

  For purposes of Cooper Automotive's historical financial statements, identifiable debt was allocated to Cooper Automotive during each period with all of Cooper Automotive's combined positive or negative cash flows being treated as cash transferred to or from Cooper. The specifically identifiable industrial revenue bonds (the "IRB") of $1.5 million at September 30, 1998 and $3.5 million and $7.0 million at December 31, 1997 and 1996, respectively, and specifically identifiable international debt was assigned to Cooper Automotive. Cooper Automotive also has international short-term borrowing facilities under which $35.5 million and $6.1 million was outstanding at December 31, 1997 and 1996, respectively. The outstanding balance of the international short-term borrowings at September 30, 1998 was $2.5 million.

 Capital Expenditures and Commitments

  Capital expenditures on projects to reduce product costs, improve product quality, increase manufacturing efficiency and operating flexibility, or expand product capacity were $43.7 million during the first nine months of 1998, $78.4 million in 1997, $87.1 million in 1996 and $85.7 million in 1995.
Projected capital expenditures for 1998 are anticipated to approximate 1997 expenditures. The 1998 anticipated capital spending represents approximately 41% for various cost-reduction and capacity-maintenance projects, including machinery and equipment modernization and enhancement and computer hardware and software projects, 35% for capacity expansion, 7% related to environmental matters and 17% for other items.

 Foreign Currency Risk

  Cooper Automotive uses forward foreign currency exchange contracts to reduce the risk associated with changes in the exchange rates for firm commitments and anticipated sales or purchases where a product is manufactured or purchased in one country and sold or consumed in the manufacturing process in another country. Cooper Automotive's policy is to hedge firm commitments to eliminate this risk if natural hedges do not exist. Anticipated sales or purchases are hedged at the discretion of the operating business. Substantially all of Cooper Automotive's forward contracts expire within one year. At December 31, 1997, insignificant amounts of anticipated sales and purchases were hedged. Management believes that the effects of currency movements on the respective underlying hedged transactions offset any gain or loss on forward exchange contracts.

COOPER ASBESTOS LIABILITY

  Companies within Cooper Automotive are among a large number of defendants in a number of lawsuits brought by claimants alleging injury due to exposure to asbestos. Federal-Mogul believes the relevant entities have substantial defenses to liability and adequate insurance coverage for defense and indemnity. While the outcome of litigation cannot be predicted with certainty, management believes that asbestos claims pending against companies within Cooper Automotive as of September 30, 1998 will not have a material effect on Federal-Mogul's financial position.

YEAR 2000 COSTS

  The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Cooper Automotive has established teams that have completed awareness programs and assessment projects to address the Year 2000 issue including information technology ("IT") and non-IT systems. Cooper Automotive's Moog Division is implementing new enterprise systems, and the Cooper Automotive Division is revising or upgrading existing software so that its computer systems will properly utilize dates beyond December 31, 1999. Cooper Automotive presently believes that with modifications to existing software and conversion to new software and systems, the Year 2000 issue can be mitigated. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 issue could cause production interruptions that could have a material impact on the operations of Cooper Automotive.

  Cooper Automotive has initiated formal communications with a substantial majority of its significant suppliers and large customers to determine their plans to address the Year 2000 issue. While Cooper Automotive expects a successful resolution of all issues, there can be no guarantee that the systems of other companies on which the Cooper Automotive systems rely will be converted in a timely manner, or that a failure to convert by a supplier or customer, or a conversion that is incompatible with Cooper Automotive's systems, would not have a material adverse effect on Cooper Automotive. Cooper has determined it has no exposure to contingencies related to the Year 2000 issue for products it has sold.

  Cooper Automotive has contracts in place with external resources and has allocated internal resources to reprogram or replace and test the software and systems for Year 2000 modifications. Cooper Automotive's management believes that, at December 31, 1997, the business was greater than fifty percent complete in its efforts to convert software or install systems that are Year 2000 compliant. While most efforts are anticipated to be completed by the end of 1998, it is likely that certain efforts will be delayed into early 1999. The total cost of the Year 2000 project is estimated to be approximately $41 million and is being funded through operating cash flows. Of the total project cost, approximately $36 million is attributable to the purchase of new software and systems which will be capitalized. The remaining $5 million represents maintenance and repair of existing systems and will be expensed as incurred. Cooper Automotive expects the majority of the costs will be in 1998, and any remaining costs incurred in 1999 to be immaterial. As of September 30, 1998, Cooper Automotive had incurred and expensed the substantial majority of the $5 million estimated costs related to the completed awareness program and assessment project and the implementation of the remediation plan.

  The costs of the project and the date on which Cooper Automotive plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties.

                           INDEX TO COOPER AUTOMOTIVE
                              FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
  Report of Independent Auditors.......................................... I-13
  Combined Income Statements for the three years ended December 31, 1997.. I-14
  Combined Balance Sheets as of December 31, 1997 and 1996................ I-15
  Combined Statements of Cash Flows for the three years ended December 31,
   1997................................................................... I-16
  Notes to Combined Financial Statements.................................. I-17
  Unaudited Combined Income Statements for the Nine Months Ended September
   30, 1998 and 1997...................................................... I-31
  Unaudited Combined Balance Sheet as of September 30, 1998............... I-32
  Unaudited Combined Statements of Cash Flows for the Nine Months Ended
   September 30, 1998 and 1997............................................ I-33
  Notes to Unaudited Combined Financial Statements........................ I-34

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Cooper Industries, Inc.

  We have audited the accompanying combined balance sheets of the Cooper Automotive and Moog Automotive Divisions (the "Automotive Divisions") of Cooper Industries, Inc. (the "Company") as of December 31, 1997 and 1996, and the related combined income statements and statements of cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Automotive Divisions at December 31, 1997 and 1996, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Houston, Texas
October 1, 1998

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

                           COMBINED INCOME STATEMENTS

                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                       1997     1996     1995
                                                     -------- -------- --------
                                                           (IN MILLIONS)
Revenues............................................ $1,873.2 $1,903.2 $1,758.8
Cost of sales.......................................  1,294.4  1,316.9  1,215.9
Selling and administrative expenses.................    354.8    360.2    326.1
Goodwill amortization...............................     32.7     33.6     32.9
Nonrecurring charges................................     55.9    102.0      --
Other expense, net..................................     14.4     13.2     13.2
Interest expense....................................      1.1      0.7      1.3
                                                     -------- -------- --------
  Income before income taxes........................    119.9     76.6    169.4
Income taxes........................................     54.3     49.1     79.1
                                                     -------- -------- --------
  Net income........................................ $   65.6 $   27.5 $   90.3
                                                     ======== ======== ========





    The Notes to Combined Financial Statements are an integral part of these statements.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

                            COMBINED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                               -----------------
                                                                 1997     1996
                                                               -------- --------
                                                                 (IN MILLIONS)
ASSETS
Cash and cash equivalents....................................  $    1.5 $    3.3
Receivables (net of allowance for doubtful accounts of $17.1
 million and $5.7 million)...................................     382.8    412.3
Inventories..................................................     434.5    421.9
Deferred income taxes........................................      58.0     43.7
Other........................................................      27.5     30.2
                                                               -------- --------
  Total current assets.......................................     904.3    911.4
                                                               -------- --------
Property, plant and equipment, less accumulated depreciation.     525.5    533.3
Intangibles, less accumulated amortization...................   1,110.3  1,138.5
Deferred income taxes and other assets.......................      79.5     76.0
                                                               -------- --------
  Total assets...............................................  $2,619.6 $2,659.2
                                                               ======== ========
LIABILITIES AND NET ASSETS
Short-term debt, including current portion of long-term debt.  $   35.5 $    6.1
Accounts payable.............................................     171.4    187.1
Accrued liabilities..........................................     222.7    219.0
Accrued income taxes.........................................       2.0      7.5
                                                               -------- --------
  Total current liabilities..................................     431.6    419.7
                                                               -------- --------
Long-term debt...............................................       3.6      7.1
Postretirement benefits other than pensions..................     316.1    319.0
Other long-term liabilities..................................      63.7     63.8
Net assets...................................................   1,804.6  1,849.6
                                                               -------- --------
                                                               $2,619.6 $2,659.2
                                                               ======== ========



    The Notes to Combined Financial Statements are an integral part of these statements.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                        YEAR ENDED DECEMBER
                                                                31,
                                                        ---------------------
                                                        1997    1996    1995
                                                        -----  ------  ------
                                                           (IN MILLIONS)
Cash flows from operating activities:
  Net income........................................... $65.6  $ 27.5  $ 90.3
Adjustments to reconcile to net cash provided by
 operating activities:
  Depreciation expense.................................  64.9    67.5    66.2
  Goodwill amortization................................  32.7    33.6    32.9
  Deferred income taxes................................  (9.4)    2.3    50.5
  Nonrecurring asset write-down (1)....................  43.1    85.3     --
  Changes in assets and liabilities: (2)
    Receivables........................................   9.3   (20.7)    2.0
    Inventories........................................ (19.9)    7.6    23.5
    Accounts payable and accrued liabilities........... (27.7)  (15.4)  (46.7)
    Accrued income taxes...............................  (4.7)   13.6    (6.3)
    Other assets and liabilities, net..................   3.6   (27.7)  (23.5)
                                                        -----  ------  ------
      Net cash provided by operating activities........ 157.5   173.6   188.9
                                                        -----  ------  ------
Cash flows from investing activities:
  Cash paid for acquired businesses.................... (20.1)  (55.4)   (8.9)
  Capital expenditures................................. (78.4)  (87.1)  (85.7)
  Proceeds from sales of property, plant and equipment.   3.1     9.9     6.9
                                                        -----  ------  ------
      Net cash used in investing activities............ (95.4) (132.6)  (87.7)
                                                        -----  ------  ------
Cash flows from financing activities:
  Net short-term borrowings (repayments)...............  30.6     0.5    (3.6)
  Repayments of long-term debt.........................  (3.5)   (1.4)   (6.5)
  Transfers to Cooper Industries, Inc.................. (93.6)  (37.4)  (98.7)
                                                        -----  ------  ------
      Net cash used in financing activities............ (66.5)  (38.3) (108.8)
                                                        -----  ------  ------
Effect of exchange rate changes on cash and cash
 equivalents...........................................   2.6    (1.0)    1.7
                                                        -----  ------  ------
Increase (decrease) in cash and cash equivalents.......  (1.8)    1.7    (5.9)
      Cash and cash equivalents, beginning of year.....   3.3     1.6     7.5
                                                        -----  ------  ------
      Cash and cash equivalents, end of year........... $ 1.5  $  3.3  $  1.6
                                                        =====  ======  ======

--------
(1) Includes $12.5 million allowance for doubtful accounts in 1997 for a customer who filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the first quarter of 1998.
(2) Net of the effects of acquisitions, divestitures and translation.

  The Notes to Combined Financial Statements are an integral part of these statements. See Note 18 for information on noncash investing and financing activities.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

NOTE 1: AUTOMOTIVE DIVISIONS

  The accompanying financial statements reflect a combination of the assets, liabilities and operations of the Cooper Automotive and Moog Automotive Divisions (the "Automotive Divisions") of Cooper Industries, Inc. ("Cooper"). Historically, the Automotive Divisions have been included in the consolidated financial statements of Cooper on a divisional basis. The divisional basis includes separate operating units in the United States and separate legal entities or separate operating units of a holding company in international locations. The business units that comprise the Automotive Divisions (including the Automotive Divisions' headquarters) operate with complete financial and operations staff on a decentralized basis. Cooper provides certain centralized services for employee benefits administration, cash management, risk management, legal services, public relations, domestic tax reporting and internal and external audit. Cooper bills the Automotive Divisions for all direct costs incurred on behalf of the Automotive Divisions. General corporate, accounting, tax, legal and other administrative costs that are not directly attributable to the operations of the Automotive Divisions have been allocated based on a ratio of the Automotive Divisions' revenues to Cooper's consolidated revenues. Management believes that this allocation method provides the Automotive Divisions with a reasonable amount of such expenses.

  The accompanying combined financial statements include the accounts of the Automotive Divisions as described above. These statements are presented as if the Automotive Divisions had existed as an entity separate from its parent, Cooper, during the period presented and include the assets, liabilities, revenues and expenses that are directly related to the Automotive Divisions' operations. Because all of the Automotive Divisions' domestic results and, in certain cases, foreign results were included in the consolidated financial statements of Cooper on a divisional basis, there are no separate meaningful historical equity accounts for the Automotive Divisions.

  In addition to the domestic debt related to industrial revenue bonds, the Automotive Divisions' separate international debt and related interest expense have been included in the combined financial statements. Because the Automotive Divisions are fully integrated into Cooper's worldwide cash management system, all of their cash requirements are provided by Cooper and any excess cash generated by the Automotive Divisions is transferred to Cooper.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Combination: The combined financial statements include the accounts of the Cooper Automotive and Moog Automotive Divisions of Cooper, which comprised Cooper's Automotive Products Segment. All transactions between the two divisions have been eliminated. Affiliated companies are accounted for on the equity method where the Automotive Divisions own more than 20% but less than 50% of the affiliate unless significant economic, political or contractual considerations indicate that the cost method is appropriate.

  Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents: For purposes of the combined statements of cash flows, all investments purchased with original maturities of three months or less are considered cash equivalents.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

  Inventories: Inventories are carried at cost or, if lower, net realizable value. Cost is determined using the first-in, first-out (FIFO) method.

  Property, Plant and Equipment: Property, plant and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the related assets using primarily the straight-line method. This method is applied to group asset accounts, which in general have the following lives: buildings -- 10 to 40 years; machinery and equipment -- 3 to 20 years; and tooling, dies, patterns and other -- 5 to 10 years.

  Intangibles: Intangibles consist primarily of goodwill related to purchase acquisitions. Goodwill is being amortized over 40 years from the respective acquisition dates. The carrying value of goodwill is reviewed at the lowest level feasible whenever there are indications that the goodwill may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on undiscounted cash flows over the remaining amortization periods, the carrying value of the goodwill will be reduced by the estimated shortfall in discounted cash flows.

  Derivative Financial Instruments: On a recurring basis, foreign currency forward exchange contracts and commodity contracts are entered into to reduce risks of adverse changes in foreign exchange rates and commodity prices. All contracts are hedges of actual or anticipated transactions with the gain or loss on the contract recognized in the same period and in the same category of income or expense as the underlying hedged transaction. The Automotive Divisions do not enter into speculative derivative transactions or hedges of anticipated transactions unless there is a high probability the transactions will occur. Due to the short term of contracts and a restrictive policy, contract terminations or anticipated transactions that do not occur are rare and insignificant events that are accounted for through income in the period they occur.

NOTE 3: NONRECURRING CHARGES

  During 1997, the Automotive Divisions incurred charges of $43.4 million ($26.5 million after income taxes) for actions management committed to during the period after concluding an evaluation of certain sales, marketing and distribution activities and information systems relating to year 2000 compliance efforts. The 1997 charges include adjustments to the carrying value of assets of $30.6 million and accruals for obligations for replaced systems and facility consolidations of $12.8 million. Nonrecurring charges in 1997 also include $12.5 million ($7.6 million after income taxes) related to a customer that filed bankruptcy subsequent to December 31, 1997.

  The Automotive Divisions have begun a consolidation of certain sales, marketing and distribution activities. Adjustments to the carrying value of assets and accruals were recorded for projects committed to by management. Severance and certain other costs related to projects committed to by management are not expensed until the affected employees are notified. A majority of the consolidations have been announced and such costs were accrued and expensed during 1997. The remaining committed but unannounced consolidations are not anticipated to result in significant additional expenses.

  During 1997, Cooper began negotiations with Standard Motor Products, Inc. ("SMP") to exchange the Moog Automotive Division's temperature control business for the brake products business owned by SMP. The 1997 nonrecurring charge includes adjustments to the carrying value of the assets of the Moog Automotive Division's remanufacturing businesses, including a portion of the temperature control business, which were in the process of being divested. Effective March 28, 1998, the Automotive Divisions completed the exchange of the automotive temperature control business for the brake products business of Standard Motor Products. For accounting purposes, the exchange transaction is recorded as the sale of the Automotive Divisions' temperature control business and the purchase of the Standard Motor Products' brake business. The fair market values of the temperature control business assets were equal to the net book value of the assets after the write-down of the

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

assets in 1997. The acquisition cost of the brake business assets was approximately $81 million, subject to adjustment based on the actual book value of certain assets at the acquisition date. In February 1998, the Automotive Divisions also completed the sale of the constant velocity joint remanufacturing business for approximately $4 million.

  During 1997, the Automotive Divisions also assessed the impact of existing system capabilities to function at the turn of the century. The Moog Automotive Division is implementing new enterprise systems, and the Cooper Automotive division is revising or upgrading existing software to be year 2000 compliant. The Moog Division began the rollout of new enterprise-wide software in 1997 and anticipates completion of the rollout in 1998. Where possible, businesses have abandoned homegrown or highly customized applications and purchased year 2000 compliant replacements or upgrades. In some situations, operations within a business abandoned existing software and migrated to consolidated hardware and software that is year 2000 compliant. The Automotive Divisions recorded a $15.1 million charge in 1997 primarily related to the adjustment in the carrying value of abandoned hardware and software. While depreciation and amortization are reduced by the effect of the write-down, depreciation and amortization of new systems and equipment, as well as expenses incurred to revise current software to be year 2000 compliant, and implementation costs of new systems, are likely to exceed the reduction in depreciation and amortization in most future periods.

  During the third quarter of 1996, the Automotive Divisions completed a strategic review of their brake business, resulting in a write-down of approximately 21% of the long-lived assets of the business. The Wagner brake product lines, acquired as part of the McGraw-Edison acquisition in 1985, were subjected to intense competitive pricing and anticipated profitability improvements during 1996 were not being realized. As a result of the review of the Wagner brake products, the Automotive Divisions replaced Wagner technology with technology acquired in the 1994 acquisition of Abex Friction Products. Based on the strategic review, the Automotive Divisions concluded that the projected undiscounted cash flows of certain Wagner product lines would not recover the carrying value of the long-lived assets and goodwill associated with these product lines. Accordingly, the Automotive Divisions recorded an $85.3 million write-down ($64.4 million net of income taxes), including $31.5 million in goodwill, in 1996. The write-down reduced depreciation and amortization costs by approximately $3.6 million, net of tax, in 1997. The Automotive Divisions have incurred expenses executing the revised brake strategy, which have offset some of the benefit of the reduced depreciation and amortization in 1997.

  During 1996, the Automotive Divisions initiated a strategic review of most of their businesses. As a result of those actions, the Automotive Divisions incurred nonrecurring charges of $16.7 million ($10.2 million net of income taxes) during 1996 primarily related to costs incurred on facility closings and consolidations. The Automotive Divisions anticipate future cost savings from the facility closings and consolidations; however, the amounts are not quantifiable with any degree of accuracy. The nonrecurring charges of $16.7 million have an insignificant effect on future earnings, and expenditures beyond 1996 were insignificant.

NOTE 4: ACQUISITIONS AND DIVESTITURES

  The Automotive Divisions completed two product-line acquisitions in 1997 and 1996 and one small product-line acquisition in 1995. The 1997 acquisitions had an aggregate cost of $20.1 million and $14.0 million of goodwill was recorded, on a preliminary basis, with respect to the acquisitions. The total cost of the 1996 acquisitions was approximately $54.1 million and $36.1 million of goodwill was recorded with respect to the acquisitions. The 1995 product-line acquisition had a cost of $10.1 million. A total of $1.4 million of goodwill was recorded with respect to the acquisition.

  The acquisitions have been accounted for as purchases and the results of the acquisitions are included in the combined income statements since the respective acquisition dates.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

NOTE 5: INVENTORIES

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1997    1996
                                                                 ------  ------
                                                                 (IN MILLIONS)
      Raw materials............................................. $103.2  $101.2
      Work-in-process...........................................   61.1    56.4
      Finished goods............................................  282.5   272.2
      Perishable tooling and supplies...........................   35.9    34.7
                                                                 ------  ------
                                                                  482.7   464.5
      Inventory valuation allowances............................  (48.2)  (42.6)
                                                                 ------  ------
          Net inventories....................................... $434.5  $421.9
                                                                 ======  ======

NOTE 6: PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLES

                                                               DECEMBER 31,
                                                             ------------------
                                                               1997      1996
                                                             --------  --------
                                                               (IN MILLIONS)
      Property, plant and equipment:
        Land and land improvements.......................... $   21.6  $   22.1
        Buildings...........................................    195.0     189.3
        Machinery and equipment.............................    488.3     446.9
        Tooling, dies and patterns..........................     57.7      47.5
        All other...........................................     80.7     102.0
        Construction in progress............................     55.3      35.5
                                                             --------  --------
                                                                898.6     843.3
        Accumulated depreciation............................   (373.1)   (310.0)
                                                             --------  --------
                                                             $  525.5  $  533.3
                                                             ========  ========
      Intangibles:
        Goodwill............................................ $1,316.2  $1,317.2
        Other...............................................      5.7       3.0
                                                             --------  --------
                                                              1,321.9   1,320.2
        Accumulated amortization............................   (211.6)   (181.7)
                                                             --------  --------
                                                             $1,110.3  $1,138.5
                                                             ========  ========

NOTE 7: ACCRUED LIABILITIES

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1997   1996
                                                                  ------ ------
                                                                  (IN MILLIONS)
      Salaries, wages and employee benefit plans................. $ 51.1 $ 59.7
      Commissions and customer incentives........................   49.6   51.9
      Facility integration of acquired businesses................   19.8   23.5
      Product and environmental liability accruals...............   11.7   16.6
      Other (individual items less than 5% of total current
       liabilities)..............................................   90.5   67.3
                                                                  ------ ------
                                                                  $222.7 $219.0
                                                                  ====== ======

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

  At December 31, 1997, the Automotive Divisions had accruals of $.9 million with respect to potential product liability claims and $24.8 million with respect to potential environmental liabilities, including $14.0 million classified as a long-term liability, based on the Automotive Divisions' current estimate of the most likely amount of losses that it believes will be incurred.

  The product liability accrual consists of $.3 million of known claims with respect to ongoing operations, $.2 million of known claims for previously divested operations and $.4 million which represents an estimate of claims that have been incurred but not yet reported. While the Automotive Divisions are generally self-insured with respect to product liability claims, the Automotive Divisions have insurance coverage for individual 1997 claims above $3.0 million. Insurance levels have varied from year to year.

  Environmental remediation costs are accrued based on estimates of known environmental remediation exposures. Such accruals are adjusted as information develops or circumstances change. The environmental liability accrual includes $13.5 million related to sites owned by the Automotive Divisions and $11.3 million for retained environmental liabilities related to sites previously owned by the Automotive Divisions and third-party sites where the Automotive Divisions were a contributor. Third-party sites usually involve multiple contributors where the Automotive Divisions' liability will be determined based on an estimate of the Automotive Divisions' proportionate responsibility for the total cleanup. The amounts actually accrued for such sites are based on these estimates as well as an assessment of the financial capacity of the other potentially responsible parties.

  It has been the Automotive Divisions' consistent practice to include the entire product liability accrual and a significant portion of the environmental liability accrual as current liabilities, although only approximately 10-20% of the balance classified as current will be spent on an annual basis. The annual effect on earnings for product liability is essentially equal to the amounts disbursed. In the case of environmental liability, the annual expense is considerably smaller than the disbursements, since the vast majority of the Automotive Divisions' environmental liability has been recorded in connection with acquired companies. The change in the accrual balances from year to year reflects the effect of acquisitions and divestitures as well as normal expensing and funding.

  The Automotive Divisions have not utilized any form of discounting in establishing its product or environmental liability accruals. While both product liability and environmental liability accruals involve estimates that can have wide ranges of potential liability, the Automotive Divisions have taken a proactive approach and have managed the costs in both of these areas over the years. The Automotive Divisions do not believe that the nature of their products, production processes, or materials or other factors involved in the manufacturing process subject the Automotive Divisions to unusual risks or exposures for product or environmental liability. The Automotive Divisions' greatest exposure to inaccuracy in their estimates is with respect to the constantly changing definitions of what constitutes an environmental liability or an acceptable level of cleanup.

  In connection with acquisitions accounted for using the purchase method of accounting, the Automotive Divisions record, to the extent appropriate, accruals for the costs of closing duplicate facilities, severing redundant personnel and integrating the acquired business into existing operations of the Automotive Divisions. Significant accruals include plant shut-down and realignment costs, and facility relocations, and aggregated $19.8 million and $23.5 million at December 31, 1997 and 1996, respectively.

  Amounts expended totaled $4.4 million, $20.7 million and $39.1 million in 1997, 1996 and 1995, respectively. The spending related primarily to downsizing and consolidating international facilities in Mexico, Venezuela, Belgium and the United Kingdom totaling $7.4 million and $29.8 million in 1996 and 1995, respectively.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

NOTE 8: LONG-TERM DEBT AND OTHER BORROWING ARRANGEMENTS

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1997   1996
                                                                  ------ ------
                                                                  (IN MILLIONS)
      LIBOR + 0.4% industrial revenue bond, due 2019............. $  3.5 $  3.5
      Variable industrial revenue bond, due 2010.................    --     3.5
      Other......................................................     .1     .1
                                                                  ------ ------
      Long-term debt............................................. $  3.6 $  7.1
                                                                  ====== ======

  Cooper's cash and indebtedness is managed on a worldwide basis from the Cooper corporate office in Houston, Texas. The majority of the cash provided by or used by a particular division, including the Automotive Divisions is provided through this consolidated cash and debt management system. As a result, the amount of cash or debt historically related to the Automotive Divisions is not determinable. For purposes of the Automotive Divisions' historical financial statements, identifiable debt was allocated to the Automotive Divisions during each year with all of the Automotive Divisions' positive or negative cash flows being treated as cash transferred to or from Cooper. The specifically identifiable industrial revenue bonds (the "IRB") and specifically identifiable international debt was assigned to the Automotive Divisions. The Automotive Divisions also have international short-term borrowing facilities under which $35.5 million and $6.1 million was outstanding at December 31, 1997 and 1996, respectively. In January 1998, $23.0 million of the December 31, 1997 international short-term borrowings amount was repaid.

  The industrial revenue bond principal is payable at maturity in 2019. The future net minimum lease payments under capital leases and obligations under noncancelable operating leases are not significant.

  For purposes of the Automotive Divisions' historical financial statements, interest expense has been computed using the actual interest rate with respect to the IRB and international short-term borrowings. Total interest related to long-term debt and short-term debt paid during 1997, 1996 and 1995 was $1.1 million, $.8 million and $1.4 million, respectively.

NOTE 9: NET ASSETS

  Changes in net assets during the three years ended December 31, 1997 were as follows:

                                                                   (IN MILLIONS)
      Balance at December 31, 1994...............................    $1,894.3
        Minimum pension liability adjustment, net of tax.........        (6.2)
        Translation adjustment, net of tax.......................       (18.3)
        Free cash flow transferred to Cooper.....................       (98.7)
        Net income...............................................        90.3
                                                                     --------
      Balance at December 31, 1995...............................     1,861.4
        Minimum pension liability adjustment, net of tax.........         (.5)
        Translation adjustment, net of tax.......................        (1.4)
        Free cash flow transferred to Cooper.....................       (37.4)
        Net income...............................................        27.5
                                                                     --------
      Balance at December 31, 1996...............................     1,849.6
        Minimum pension liability adjustment, net of tax.........         4.0
        Translation adjustment, net of tax.......................       (21.0)
        Free cash flow transferred to Cooper.....................       (93.6)
        Net income...............................................        65.6
                                                                     --------
      Balance at December 31, 1997...............................    $1,804.6
                                                                     ========

  Intercompany transactions are principally cash transfers between the Automotive Divisions and Cooper.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

NOTE 10: COOPER STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN

  Under Cooper stock option plans, key employees of the Automotive Divisions were granted options to purchase Cooper Common stock at no less than 100% of the market price on the date the option is granted. Options generally become exercisable ratably over a three-year period commencing one year from the date of grant and have a maximum term of ten years. The plans also provide for the granting of performance-based stock awards to certain key executives.

  Participants in the Cooper Employee Stock Purchase Plan receive an option to purchase Cooper Common stock at a price that is the lesser of 90% of the market value on the offering date or 100% of the market value on the purchase date. On September 8, 1997, a total of 169,878 shares were sold to employees of the Automotive Divisions at $35.33 per share. At December 31, 1997, subscriptions from employees of the Automotive Divisions for the purchase of 220,860 shares of Cooper Common stock were outstanding at $45.68 per share or, if lower, the average market price on September 10, 1999, which is the purchase date.

  Cooper follows the intrinsic value method of accounting for stock options and performance-based stock awards as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, no compensation expense is recognized in the Automotive Divisions' combined income statements under Cooper's stock option plans or Employee Stock Purchase Plan.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

NOTE 11: INCOME TAXES

  Income taxes summarized below are provided as if the Automotive Divisions were filing a separate tax return.

                                                          YEAR ENDED DECEMBER
                                                                  31,
                                                          ---------------------
                                                           1997   1996    1995
                                                          ------  -----  ------
                                                             (IN MILLIONS,
                                                              EXCEPT FOR
                                                             PERCENTAGES)
      Components of income before income taxes:
        U.S. operations.................................. $100.4  $41.0  $140.0
        Foreign operations...............................   19.5   35.6    29.4
                                                          ------  -----  ------
        Income before income taxes....................... $119.9  $76.6  $169.4
                                                          ======  =====  ======
      Components of income tax expense:
        Current:
          U.S. Federal................................... $ 41.6  $19.3  $ 17.1
          U.S. state and local...........................   11.0    6.0     6.2
          Foreign........................................   11.1   21.5     5.3
                                                          ------  -----  ------
                                                            63.7   46.8    28.6
                                                          ------  -----  ------
        Deferred:
          U.S. Federal...................................   (8.0)   6.5    37.9
          U.S. state and local...........................   (1.0)   1.9     6.8
          Foreign........................................    (.4)  (6.1)    5.8
                                                          ------  -----  ------
                                                            (9.4)   2.3    50.5
                                                          ------  -----  ------
          Income tax expense............................. $ 54.3  $49.1  $ 79.1
                                                          ======  =====  ======
      Effective tax rate reconciliation:
        U.S. Federal statutory rate......................   35.0%  35.0%   35.0%
        State and local income taxes.....................    4.4    3.5     4.0
        Foreign statutory rate differential..............   (1.0)  (2.7)   (1.3)
        Nondeductible goodwill...........................    8.9   13.8     9.2
        Automotive asset goodwill write-down.............     --   16.1      --
        Foreign Sales Corporation........................    (.6)  (1.2)    (.5)
        Tax credits......................................   (1.3)   (.3)     --
        Other............................................    (.1)   (.1)     .3
                                                          ------  -----  ------
        Effective tax rate...............................   45.3%  64.1%   46.7%
                                                          ======  =====  ======
            Total income taxes paid...................... $ 40.7  $53.4  $ 67.0
                                                          ======  =====  ======

  The Automotive Divisions pay taxes to, and receive refunds from Cooper which in turn pays or receives the taxes from the various taxing authorities.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

                                                                DECEMBER 31,
                                                               ---------------
                                                                1997     1996
                                                               -------  ------
                                                               (IN MILLIONS)
      Components of deferred tax liabilities and assets:
        Deferred tax liabilities:
          Property, plant and equipment and intangibles....... $ (91.0) $(82.0)
          Inventories.........................................    (3.9)   (4.2)
          Employee medical program funding....................    (2.5)   (4.0)
          Employee stock ownership plan.......................    (3.9)   (5.6)
          Pension plans.......................................    (3.5)   (3.3)
                                                               -------  ------
            Total deferred tax liabilities....................  (104.8)  (99.1)
                                                               -------  ------
        Deferred tax assets:
          Postretirement benefits other than pensions.........   124.0   125.1
          Accrued liabilities.................................    75.2    60.4
          Minimum pension liability...........................    11.5    14.2
          Net operating loss carryforwards....................     6.6     5.2
          Other...............................................    14.5     1.7
                                                               -------  ------
            Total deferred tax assets.........................   231.8   206.6
                                                               -------  ------
        Valuation allowances..................................    (6.6)   (5.2)
                                                               -------  ------
            Net deferred tax assets........................... $ 120.4  $102.3
                                                               =======  ======

  U.S. income taxes have not been provided on $83.0 million of cumulative undistributed earnings of certain non-U.S. subsidiaries at December 31, 1997. The Automotive Divisions intend to indefinitely reinvest these earnings in operations outside the United States.

NOTE 12: PENSION PLANS

  As part of Cooper, employees of the Automotive Divisions participate in numerous pension plans covering substantially all domestic employees and pension and similar arrangements in accordance with local customs covering employees at foreign locations. The assets of the various domestic and foreign plans are maintained in various trusts and consist primarily of equity and fixed-income securities. Funding policies range from five to thirty years. Pension benefits for salaried employees are generally based upon career earnings. Benefits for hourly employees are generally based on a dollar unit, multiplied by years of service. The amount of expense and the funded status with respect to the defined benefit pension plans of the Automotive Divisions, exclusive of the Cooper Salaried Employee Benefit Plan, is set forth in the table below. In addition, most U.S. salaried employees of the Automotive Divisions participate in the Cooper Salaried Employee Benefit Plan. The amount of expense allocated to the Automotive Divisions for this plan was $.7 million, $1.7 million and $2.9 million for the years ended December 31, 1997, 1996 and 1995, respectively. During 1997, 1996 and 1995, the Automotive Divisions' expense with respect to domestic and foreign defined contribution plans (primarily related to various groups of hourly employees) amounted to $5.4 million, $4.4 million and $4.0 million, respectively. The Automotive Divisions' aggregate pension expense amounted to $13.8 million, $14.3 million and $14.9 million during 1997, 1996 and 1995, respectively.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

                                                    YEAR ENDED DECEMBER 31,
                                                    -------------------------
                                                     1997     1996     1995
                                                    -------  -------  -------
                                                         (IN MILLIONS)
Components of defined benefit plan net pension
 expense:
  Service cost--benefits earned during the year.... $   4.3  $   4.0  $   3.8
  Interest cost on projected benefit obligation....    19.4     18.9     18.5
  Actual return on assets..........................   (27.4)   (19.2)   (19.0)
  Net amortization and deferral....................    11.4      4.5      4.7
                                                    -------  -------  -------
    Net pension expense............................ $   7.7  $   8.2  $   8.0
                                                    =======  =======  =======

                                     ASSETS EXCEED       ACCUMULATED BENEFITS
                                 ACCUMULATED BENEFITS        EXCEED ASSETS
                                 ----------------------  ----------------------
                                    1997        1996        1997        1996
                                 ----------  ----------  ----------  ----------
                                                (IN MILLIONS)
Funded status of the plans at
 December 31:
Actuarial present value of:
  Vested benefit obligation....  $    (18.6) $    (49.6) $   (226.4) $   (185.5)
                                 ==========  ==========  ==========  ==========
  Accumulated benefit
   obligation..................  $    (18.6) $    (49.6) $   (251.2) $   (206.7)
                                 ==========  ==========  ==========  ==========
  Projected benefit obligation.  $    (21.0) $    (56.5) $   (257.7) $   (206.7)
Plan assets at fair value......        21.9        57.5       212.4       161.3
                                 ----------  ----------  ----------  ----------
Projected benefit obligation
 less than (in excess of) plan
 assets........................          .9         1.0       (45.3)      (45.4)
Unrecognized net loss..........          .1        11.2        48.0        35.5
Unrecognized net (asset)
 obligation from adoption date.         --          --           .1          .1
Unrecognized prior service
 cost..........................         --           .1         5.1         2.3
Adjustment required to
 recognize minimum liability...         --          --        (33.8)      (37.8)
                                 ----------  ----------  ----------  ----------
Pension asset (liability) at
 end of year...................  $      1.0  $     12.3  $    (25.9) $    (45.3)
                                 ==========  ==========  ==========  ==========

                                       1997                     1996
                              ---------------------- --------------------------
                              DOMESTIC INTERNATIONAL   DOMESTIC   INTERNATIONAL
                              -------- ------------- ------------ -------------
Actuarial assumptions used:
  Discount rate..............  7 1/2%    6-7 1/4%       7 1/2%      7-8 1/4%
  Rate of compensation
   increase..................  4 3/4%    4 1/2-6%      4 3/4-5%       5-6%
  Expected long-term rate of
   return on assets..........  8 1/2%  7 1/2-9 3/4%  8 1/2-8 3/4%   7 1/2-10%

NOTE 13: POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  As part of Cooper, benefits provided to employees of the Automotive Divisions under various postretirement plans other than pensions, all of which are unfunded, include retiree medical care, dental care, prescriptions and life insurance, with medical care accounting for approximately 90% of the total. While the Automotive Divisions have numerous plans, primarily resulting from extensive acquisition activity, the vast majority of the annual expense is related to employees who are already retired. In fact, as a result of actions taken starting in 1989, virtually no active salaried employees continue to earn retiree medical benefits, and the number of active hourly employees earning such benefits has been greatly diminished. Additionally, the Automotive Divisions continue to amend their various plans to provide for appropriate levels of cost sharing and other cost-control measures.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

The components of post-retirement benefit costs, which is included in other expense, net on the combined income statement, and the accrued post-retirement benefit liability are presented below.

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                           -------------------
                                                           1997   1996   1995
                                                           -----  -----  -----
                                                             (IN MILLIONS)
Components of postretirement benefit cost:
  Service cost--benefits earned during the year........... $  .1  $  .1  $  .2
  Interest cost on accumulated postretirement benefit
   obligation.............................................  17.7   17.2   20.2
  Net amortization and deferral...........................  (5.4)  (3.9)  (7.7)
                                                           -----  -----  -----
    Postretirement benefit cost........................... $12.4  $13.4  $12.7
                                                           =====  =====  =====


                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1997   1996
                                                                  ------ ------
                                                                  (IN MILLIONS)
Amounts recognized in the combined balance sheets:
  Accumulated postretirement benefit obligation (APBO):
    Retirees..................................................... $213.2 $260.6
    Employees eligible to retire.................................   13.5    5.0
    Other employees..............................................    8.5    3.0
                                                                  ------ ------
                                                                   235.2  268.6
Unrecognized prior service costs.................................    7.8    9.8
Unrecognized net gain............................................   73.1   40.6
                                                                  ------ ------
      Accrued postretirement benefit liability................... $316.1 $319.0
                                                                  ====== ======

                                                   DECEMBER 31,
                                      ----------------------------------------
                                             1997                 1996
                                      ------------------  --------------------
                                         (IN MILLIONS, EXCEPT PERCENTAGES)
Actuarial assumptions:
  Discount rate......................               6.75%                 7.23%
  Ensuing year to 2002 health care
   cost trend rate................... 11% ratable to 5.5% 11.5% ratable to 5.5%
Effect of 1% change in health care
 cost trend rate:
  Increase in APBO...................              $19.9                 $23.3
  Increase in expense................              $ 1.6                 $ 1.5

NOTE 14: COOPER EMPLOYEE SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLANS

  All full-time domestic employees of the Automotive Divisions, except for certain bargaining unit employees, are eligible to participate in the Cooper Savings Plan ("CO-SAV"). Under the terms of the Plan, employee savings deferrals are partially matched with contributions of Cooper Common stock consisting of either an allocation of shares in Cooper's Employee Stock Ownership Plan ("ESOP") or new shares issued to the ESOP.

  The Automotive Divisions' compensation expense with respect to the CO-SAV plan and the ESOP was $5.8 million, $6.9 million and $6.6 million in 1997, 1996 and 1995, respectively.

NOTE 15: RELATED PARTY TRANSACTIONS

  For purposes of the combined financial statements, the intercompany account between the Automotive Divisions and Cooper has been included as an element of the Automotive Divisions' net assets. All free cash flows and cash requirements of the Automotive Divisions are considered to be transferred to or provided by Cooper and are included in this intercompany account.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

  The Automotive Divisions sell on third party terms small amounts of Automotive Divisions' products to Cooper. The amounts involved are insignificant to the Automotive Divisions.

NOTE 16: DOMESTIC AND INTERNATIONAL OPERATIONS

  The Automotive Divisions operate in a single business segment, Automotive Products. The Automotive Divisions manufacture and distribute spark plugs, wiper blades, lamps, brake friction materials and other products for use by the automotive aftermarket and in automobile assemblies. In addition, the Automotive Divisions manufacture and distribute suspension, steering driveline and brake system components and material for the automotive aftermarket. No single customer accounted for 10% or more of combined revenues in 1997, 1996 or 1995.

  Transfers between domestic and international operations, principally inventory transfers, are designed to charge the receiving organization at third-party arms-length prices that are generally sufficient to recover manufacturing costs and provide a reasonable return. Export sales to unaffiliated customers included in domestic sales were $113.3 million, $90.7 million and $85.2 million in 1997, 1996 and 1995, respectively. Of total export sales, approximately 18% in 1997, 25% in 1996 and 23% in 1995 were to Asia, Africa, Australia and the Middle East; 39% in 1997, 34% in 1996 and 35% in 1995 were to Canada and Europe; 43% in 1997, 41% in 1996 and 42% in 1995 were to Latin America.

  Domestic and international financial information was as follows:

                                   REVENUES             OPERATING EARNINGS        IDENTIFIABLE ASSETS
                          ----------------------------  ---------------------  ----------------------------
                                                        YEAR ENDED DECEMBER
                           YEAR ENDED DECEMBER 31,              31,                   DECEMBER 31,
                          ----------------------------  ---------------------  ----------------------------
                            1997      1996      1995     1997   1996    1995     1997      1996      1995
                          --------  --------  --------  ------  -----  ------  --------  --------  --------
                                                        (IN MILLIONS)
Domestic(1).............  $1,464.1  $1,519.3  $1,391.9  $102.6  $41.8  $140.4  $1,996.2  $2,037.2  $2,039.2
                          --------  --------  --------  ------  -----  ------  --------  --------  --------
International: (1)
 Europe.................  $  281.2  $  293.9  $  277.1  $  4.3  $14.2  $ 18.7  $  443.6  $  476.4  $  460.6
 Other..................     179.3     220.6     207.8    15.8   21.1    12.0     282.5     234.7     231.1
                          --------  --------  --------  ------  -----  ------  --------  --------  --------
 Subtotal International.     460.5     514.5     484.9    20.1   35.3    30.7     726.1     711.1     691.7
Eliminations:
 Transfers to
  International.........     (48.1)    (86.5)    (80.0)                           (17.8)    (23.6)    (26.8)
 Transfers to Domestic..      (3.3)    (44.1)    (38.0)                           (82.5)    (65.5)    (39.6)
 Other..................                                  (1.7)    .1     (.5)     (4.5)     (2.6)     (1.9)
                          --------  --------  --------  ------  -----  ------  --------  --------  --------
                          $1,873.2  $1,903.2  $1,758.8   121.0   77.2   170.6   2,617.5   2,656.6   2,662.6
                          ========  ========  ========
Interest expense........                                  (1.1)   (.6)   (1.2)
                                                        ------  -----  ------
Combined income before
 income taxes...........                                $119.9  $76.6  $169.4
                                                        ======  =====  ======
Investment in uncombined
 affiliates.............                                                            2.1       2.6       2.4
                                                                               --------  --------  --------
Combined assets.........                                                       $2,619.6  $2,659.2  $2,665.0
                                                                               ========  ========  ========

--------
(1) The 1997 Domestic, Europe and Other operating earnings amounts include nonrecurring expenses of $43.4 million, $6.7 million and $5.8 million, respectively. The 1996 Domestic operating earnings amount includes nonrecurring expenses of $102.0 million.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

NOTE 17: OFF-BALANCE-SHEET RISK, CONCENTRATIONS OF CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS, INCLUDING DERIVATIVES

  As a result of having sales and purchases and other transactions denominated in currencies other than the functional currencies used by the Automotive Divisions' businesses, the Automotive Divisions are exposed to the effect of foreign exchange rate fluctuations on their cash flows and earnings. To the extent possible, the Automotive Divisions utilize natural hedges to minimize the effect on cash flows of fluctuating foreign currencies. When natural hedges are not sufficient, it is the Automotive Divisions' policy to enter into forward foreign exchange contracts to hedge all significant transactions for periods consistent with the terms of the underlying transactions. The Automotive Divisions do not engage in speculative transactions. While forward contracts affect the Automotive Divisions' results of operations, they do so only in connection with the underlying transactions. Gains and losses on these contracts offset losses and gains on the transactions being hedged. The volume of forward activity engaged in by the Automotive Divisions from year to year fluctuates in proportion to the level of worldwide cross-border transactions, and contracts generally have maturities that do not exceed one year. The table below summarizes, by currency, the contractual amounts of the Automotive Divisions' forward exchange contracts at December 31, 1997 and 1996.

                                                                       DECEMBER
                                                                         31,
                                                                      ----------
                                                                      1997 1996
                                                                      ---- -----
                                                                         (IN
                                                                      MILLIONS)
      Canadian Dollar................................................ $--  $37.8
      British Pound Sterling.........................................   .8   3.2
      Swiss Francs...................................................  2.2   --
      German Deutschemark............................................   .1   1.4
      Japanese Yen...................................................  1.4    .4
      Other..........................................................   .2   1.4
                                                                      ---- -----
                                                                      $4.7 $44.2
                                                                      ==== =====

  In the normal course of business, the Automotive Divisions have letters of credit, performance bonds and other guarantees that are not reflected in the combined balance sheets. In the past, no significant claims have been made against these financial instruments. Management believes the likelihood of performance under these instruments is minimal and expects no material losses to occur in connection with these instruments. The Automotive Divisions' other off-balance-sheet risks are not material.

 Concentrations of Credit Risk

  The Automotive Divisions grant credit to their customers, which are primarily in the automotive industry. Credit risk with respect to trade receivables is generally diversified due to the large number of entities comprising the Automotive Divisions' customer base and their dispersion across many different countries. The Automotive Divisions perform periodic credit evaluations of their customers and generally do not require collateral.

  During the first quarter of 1998, a large customer of the Automotive Divisions filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Automotive Divisions had receivables from the customer of approximately $12.5 million at the time of the filing and accrued a $12.5 million allowance for doubtful accounts in the December 31, 1997 combined income statement.

 Fair Value of Financial Instruments

  The Automotive Divisions' financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables, debt instruments and foreign currency forward contracts. The book values of cash and cash equivalents, trade receivables and trade payables are considered to be representative of their respective fair values. The Automotive Divisions had approximately $39.1 million and $13.2 million of debt instruments at December 31, 1997 and 1996, respectively. The book value of these instruments was approximately equal to fair value at December 31, 1997 and 1996. Based on year-end exchange rates and the various maturity dates of the foreign currency forward contracts, the Automotive Divisions estimate that the contract value is representative of the fair value of these items at December 31, 1997 and 1996.

NOTE 18: SUMMARY OF NONCASH INVESTING AND FINANCING ACTIVITIES

  The following noncash transactions have been excluded from the combined statements of cash flows:

                                                        YEAR ENDED DECEMBER
                                                                31,
                                                        ---------------------
                                                         1997    1996   1995
                                                        ------  ------  -----
                                                           (IN MILLIONS)
Assets acquired and liabilities assumed or incurred
 from the acquisition of businesses:
  Fair value of assets acquired........................ $ 27.0  $ 65.5  $15.1
  Cash used to acquire businesses, net of cash
   acquired............................................  (20.1)  (55.4)  (8.9)
                                                        ------  ------  -----
    Liabilities assumed or incurred.................... $  6.9  $ 10.1  $ 6.2
                                                        ======  ======  =====

NOTE 19: SUBSEQUENT EVENT

  On August 17, 1998, Cooper signed an agreement to sell the Automotive Divisions to Federal-Mogul Corporation for approximately $1.9 billion.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

                      UNAUDITED COMBINED INCOME STATEMENTS

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              -----------------
                                                                1998     1997
                                                              -------- --------
                                                                (IN MILLIONS)
Revenues..................................................... $1,400.8 $1,423.8
Cost of sales................................................    953.6    985.2
Selling and administrative expenses..........................    259.7    266.7
Goodwill amortization........................................     24.7     24.5
Nonrecurring charges.........................................      --      43.4
Other expense, net...........................................      7.1      9.2
Interest expense.............................................      0.4      0.8
                                                              -------- --------
  Income before income taxes.................................    155.3     94.0
Income taxes.................................................     64.4     42.5
                                                              -------- --------
  Net income................................................. $   90.9 $   51.5
                                                              ======== ========





  The Notes to Unaudited Combined Financial Statements are an integral part of these statements.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

                        UNAUDITED COMBINED BALANCE SHEET

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1998          1997
                                                     ------------- ------------
                                                           (IN MILLIONS)
ASSETS
Cash and cash equivalents...........................   $   28.7      $    1.5
Receivables (net of allowance for doubtful accounts
 of $21.1 million and $17.1 million)................      410.3         382.8
Inventories.........................................      440.6         434.5
Deferred income taxes...............................       54.8          58.0
Other...............................................       25.9          27.5
                                                       --------      --------
  Total current assets..............................      960.3         904.3
                                                       --------      --------
Property, plant and equipment, less accumulated
 depreciation.......................................      509.9         525.5
Intangibles, less accumulated amortization..........    1,114.8       1,110.3
Deferred income taxes and other assets..............      120.3          79.5
                                                       --------      --------
  Total assets......................................   $2,705.3      $2,619.6
                                                       ========      ========
LIABILITIES AND NET ASSETS
Short-term debt, including current portion of
 long-term debt.....................................   $    2.9      $   35.5
Accounts payable....................................      173.4         171.4
Accrued liabilities.................................      191.5         222.7
Accrued income taxes................................       11.1           2.0
                                                       --------      --------
  Total current liabilities.........................      378.9         431.6
                                                       --------      --------
Long-term debt......................................        1.6           3.6
Postretirement benefits other than pensions.........      308.6         316.1
Other long-term liabilities.........................       61.9          63.7
Net assets..........................................    1,954.3       1,804.6
                                                       --------      --------
                                                       $2,705.3      $2,619.6
                                                       ========      ========


  The Notes to Unaudited Combined Financial Statements are an integral part of these statements.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

                  UNAUDITED COMBINED STATEMENTS OF CASH FLOWS

                                                             NINE MONTHS
                                                         ENDED SEPTEMBER 30,
                                                         --------------------
                                                           1998       1997
                                                         ---------  ---------
                                                            (IN MILLIONS)
Cash flows from operating activities:
  Net income............................................ $    90.9  $    51.5
Adjustments to reconcile to net cash provided by
 operating activities:
  Depreciation expense..................................      47.7       49.2
  Goodwill amortization.................................      24.7       24.5
  Deferred income taxes.................................      22.5       (7.3)
  Nonrecurring asset write-down.........................       --        27.6
  Changes in assets and liabilities: (1)
    Receivables.........................................     (28.6)      (9.9)
    Inventories.........................................     (28.8)     (22.1)
    Accounts payable and accrued liabilities............     (26.9)       7.0
    Accrued income taxes................................       8.8       (8.3)
    Other assets and liabilities, net...................      (5.5)      (7.3)
                                                         ---------  ---------
      Net cash provided by operating activities.........     104.8      107.9
                                                         ---------  ---------
Cash flows from investing activities:
  Cash paid for acquired businesses.....................       --       (12.2)
  Capital expenditures..................................     (43.7)     (58.7)
  Investment in Carquest Canada Ltd. preferred stock....      (2.6)       --
  Proceeds from sale of product line....................       4.0        --
  Proceeds from sales of property, plant and equipment..       1.7        2.2
                                                         ---------  ---------
      Net cash used in investing activities.............     (40.6)     (68.7)
                                                         ---------  ---------
Cash flows from financing activities:
  Net borrowings (repayments)...........................     (32.4)      37.4
  Transfers from (to) Cooper Industries, Inc............      (4.5)     (64.2)
                                                         ---------  ---------
      Net cash provided by financing activities.........     (36.9)     (26.8)
                                                         ---------  ---------
Effect of exchange rate changes on cash and cash
 equivalents............................................      (0.1)      (0.2)
                                                         ---------  ---------
Increase in cash and cash equivalents...................      27.2       12.2
Cash and cash equivalents, beginning of period..........       1.5        3.3
                                                         ---------  ---------
Cash and cash equivalents, end of period................ $    28.7  $    15.5
                                                         =========  =========

--------
(1) Net of the effects of acquisitions, divestitures and translation.


  The Notes to Unaudited Combined Financial Statements are an integral part of these statements.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

               NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

NOTE 1. ACCOUNTING POLICIES

  Basis of Presentation--The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (US GAAP) for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-
X. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for the fair presentation have been included. Operating results for the nine-month period ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. For further information, refer to the consolidated financial statements and footnotes thereto included in this document for the year ended December 31, 1997.

  Recently Issued Accounting Standards--In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Financial Instruments and Hedging Activities ("SFAS No. 133"). SFAS No. 133 requires that all derivatives be recognized as assets and liabilities and measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The SFAS is effective for fiscal years beginning after June 15, 1999 and early adoption is permitted. The Automotive Divisions are currently evaluating the effects of the new standard. The Automotive Divisions do not anticipate that the new standard will have an impact on net income. However, the new standard requirement to mark to market certain of the Automotive Divisions' combined financial instruments utilized to hedge currency and commodity price risks will result in fluctuations in the fair value being included as a component of net assets, net of tax. Due to the Automotive Divisions' policies regarding financial instruments, it is not likely that the adoption of the new standard will have a material effect on the Automotive Divisions' Combined Balance Sheets.

NOTE 2. DIVESTITURES

  Effective March 28, 1998, the Moog Division completed the exchange of its automotive temperature control business for the brake products business of Standard Motor Products. In February 1998, the Moog Division completed the sale of its constant velocity joint remanufacturing business. For accounting purposes, the exchange transaction is recorded as the sale of the temperature control business and the purchase of the Standard Motor Products' brake business. The fair market value of the temperature control business assets was equal to the net book value of the brake business assets after the write-down of the temperature control business assets made in the second quarter of 1997. The acquisition cost of the brake business assets was approximately $79 million, based on the actual book value of certain assets at the acquisition date. The constant velocity joint remanufacturing business was sold for approximately $4 million.

NOTE 3. NONRECURRING INCOME AND EXPENSES

  During the second quarter of 1997 the Automotive Divisions incurred a charge of $33.8 million ($20.6 million after income taxes) for actions management committed to during the quarter after concluding an evaluation of certain sales, marketing and distribution activities and information systems relating to year 2000 compliance efforts. The charge included adjustments to the carrying value of assets of $27.6 million and accruals for continuing obligations for replaced systems and facility consolidations of $6.2 million.

  The Automotive Divisions began a consolidation of certain sales, marketing and distribution activities in the second quarter of 1997. Adjustments to the carrying value of assets and accruals were recorded for projects committed to by management. Severance and certain other costs are not expensed until the affected employees are notified even though management has committed to the projects. During the third quarter, the Automotive Divisions incurred charges of $9.6 million for additional consolidations, including severance on certain projects accrued for in the second quarter of 1997. The remaining committed but unannounced consolidations are not expected to result in significant additional expenses.

                AUTOMOTIVE DIVISIONS OF COOPER INDUSTRIES, INC.

         NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS--(CONCLUDED)


  During the second quarter of 1997, the Automotive Divisions also completed their initial analysis of the impact of existing system capabilities to function at the turn of the century. The Moog Division is implementing new enterprise systems and the Cooper Automotive Division is revising or upgrading existing software. Where possible, businesses have abandoned home-grown or highly customized applications with purchased, year 2000 compliant replacements or upgrades. In some situations, operations within a business abandoned existing software and migrated to consolidated hardware and software that is year 2000 compliant. The Automotive Divisions recorded a $11.6 million charge in the second quarter of 1997 related to the adjustment in the carrying value of abandoned hardware and software. While depreciation is reduced by the effect of the write-down, depreciation of new systems, as well as expenses related to revising current software to be year 2000 compliant and implementation of new systems, are likely to exceed the reduction in depreciation in most future periods.

NOTE 4. INVENTORIES

                                                              SEPTEMBER 30, 1998
                                                              ------------------
                                                                (IN MILLIONS)
      Raw materials..........................................       $107.5
      Work-in-process........................................         71.2
      Finished goods.........................................        282.3
      Perishable tooling and supplies........................         36.4
                                                                    ------
                                                                     497.4
      Inventory valuation allowances.........................        (56.8)
                                                                    ------
        Net inventories......................................       $440.6
                                                                    ======

NOTE 5. SUMMARY OF NONCASH INVESTING AND FINANCING ACTIVITIES

  The following noncash transactions have been excluded from the combined statements of cash flows:

                                                              NINE MONTHS
                                                                 ENDED
                                                           SEPTEMBER 30, 1997
                                                           ------------------
                                                             (IN MILLIONS)
      Assets acquired and liabilities assumed or incurred
       from the acquisition of businesses:
        Fair value of assets acquired.....................       $16.1
        Cash used to acquire business.....................       (12.2)
                                                                 -----
      Liabilities assumed or incurred.....................       $ 3.9
                                                                 =====

PROSPECTUS

                                $2,500,000,000

                           FEDERAL-MOGUL CORPORATION

               DEBT SECURITIES, PREFERRED STOCK AND COMMON STOCK

  Federal-Mogul Corporation, a Michigan corporation ("Federal-Mogul" or the "Company"), may offer and sell from time to time, in one or more series, (i) its debt securities, consisting of debentures, notes and/or other evidences of indebtedness representing unsecured obligations of Federal-Mogul (the "Debt Securities"), (ii) shares of its preferred stock, no par value per share ("Preferred Stock"), and (iii) shares of its common stock, without par value ("Common Stock"). The Selling Shareholders (as defined herein) may offer and sell Common Stock as provided for in an accompanying supplement to this Prospectus. See "Plan of Distribution." Debt Securities, Preferred Stock and Common Stock are herein collectively referred to as the "Securities."

  Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"), which will describe, without limitation and where applicable, the following: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior or subordinated Debt Securities, denomination, maturity, premium, if any, interest rate (which may be fixed or variable), method of calculating interest, if any, place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, the currencies or currency units in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, any terms of redemption or conversion, any sinking fund provisions, the purchase price, any listing on a securities exchange, any right of Federal-Mogul to defer payment of interest on the Debt Securities and the maximum length of such deferral period and other special terms; (ii) in the case of Preferred Stock, the specific designation and liquidation preference per share and number of shares offered, the purchase price, dividend rate (which may be fixed or variable), method of calculating payment of dividends, if any, place or places where dividends on such Preferred Stock will be payable, any terms of redemption, dates on which dividends shall be payable and dates from which dividends shall accrue, any listing on a securities exchange, voting and other rights, including conversion or exchange rights, if any, and other special terms; and (iii) in the case of Common Stock, the number of shares offered, the initial offering price, market price and dividend information.

  The offering price to the public of the Securities will be limited to U.S. $2,500,000,000 in the aggregate (or its equivalent (based on the applicable exchange rate at the time of issue), if Securities are offered for consideration denominated in one or more foreign currencies or currency units as shall be designated by Federal-Mogul). The Debt Securities may be denominated in United States dollars or, at the option of Federal-Mogul if so specified in the applicable Prospectus Supplement, in one or more foreign currencies or currency units. The Debt Securities may be issued in registered form or bearer form, or both. If so specified in the applicable Prospectus Supplement, Securities of one or more classes or series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

  The Common Stock is listed on the New York Stock Exchange under the trading symbol "FMO."

  The Securities may be sold to or through underwriters, through dealers or agents or directly to purchasers. See "Plan of Distribution." The names of any underwriters, dealers or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable fee, commission or discount arrangements with them will be set forth in a Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

  The Selling Shareholders will receive the net proceeds from the sale of shares of Common Stock by the Selling Shareholders and will pay all underwriting discounts, selling commissions and transfer taxes, if any, applicable to any such sale. Federal-Mogul is responsible for payment of all other expenses incident to the registration of the shares of Common Stock. The Selling Shareholders and any broker-dealers, agents or underwriters that participate in the distribution of the Common Stock sold by the Selling Shareholders may be deemed "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of certain indemnification arrangements.

  This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                                ---------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION  NOR HAS THE
     SECURITIES  AND   EXCHANGE  COMMISSION   OR  ANY   STATE   SECURITIES
      COMMISSION   PASSED  UPON  THE   ACCURACY  OR  ADEQUACY   OF  THIS
        PROSPECTUS. ANY REPRESENTATION  TO THE CONTRARY  IS A CRIMINAL
          OFFENSE.

                 The date of this Prospectus is June 25, 1998.

                             AVAILABLE INFORMATION

  Federal-Mogul is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of which this Prospectus forms a part, as well as such reports, proxy statements and other information filed by Federal-Mogul with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in Chicago, Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511, and in New York, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and such material is contained on the worldwide web site maintained by the Commission at http://www.sec.gov. Reports, proxy statements and other information concerning Federal-Mogul can be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005.

  Federal-Mogul has filed the Registration Statement with the Commission in Washington, D.C. with respect to the Securities offered hereby. This Prospectus constitutes a part of the Registration Statement and does not contain all the information set forth therein, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Any statements contained herein concerning the provisions of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. For further information regarding Federal-Mogul and the securities offered hereby, reference is made to the Registration Statement and to the exhibits thereto.

                                  THE COMPANY

  Federal-Mogul is a leading global manufacturer and distributor of a broad range of vehicular components for automobiles and light trucks, heavy duty trucks, farm and construction vehicles and industrial products. Such components include powertrain systems components (primarily bearings, rings and pistons), sealing system components (dynamic seals and gaskets) and general products (primarily friction products, sintered products, camshafts and systems protection products). Federal-Mogul markets its products to many of the world's major original equipment ("OE") manufacturers. Federal-Mogul also manufactures and supplies its products and related parts to the aftermarket relating to each of these categories of equipment.

  Founded in 1899, Federal-Mogul traditionally focused on the manufacture and distribution of engine bearings and sealing systems. From 1990 through 1996, Federal-Mogul pursued a strategy of opening retail auto stores in various domestic and international locations. These geographically-dispersed stores proved burdensome to manage and resulted in substantial operating losses. In the fourth quarter of 1996, Federal-Mogul initiated a change of management, following which the Company initiated a significant restructuring program designed to refocus the Company on its core competency of manufacturing. As part of its restructuring, Federal-Mogul closed or sold substantially all of its retail operations. Federal-Mogul also began to pursue a growth strategy of acquiring complementary manufacturing companies that enhance the Company's product base, expand its global manufacturing operations and provide opportunities to capitalize on the Company's aftermarket distribution network and technological resources.

  In connection with its growth strategy, on March 6, 1998 Federal-Mogul acquired T&N plc ("T&N"), a U.K. based supplier of engine and transmission products, for total consideration of approximately (Pounds)1.46 billion ($2.41 billion, converted at a blended exchange rate of 1.6510 U.S. dollars to 1 pound sterling). T&N manufactures and supplies high technology engineered automotive components and industrial materials including pistons, friction products, bearings, systems protection, camshafts and sealing products. On February 24, 1998, Federal-Mogul acquired Fel-Pro, Incorporated and certain affiliated entities ("Fel-Pro"), a privately-owned automotive parts manufacturer, for total consideration of approximately $717 million. Fel-Pro is a premier gasket manufacturer for the North American aftermarket and OE heavy duty market.

  Federal-Mogul operates facilities at over 240 manufacturing locations in 24 countries. On a pro forma basis (giving effect to the acquisitions of T&N and Fel-Pro and the disposition of T&N thinwall and drywall and dry bearings (polymer bearings) operations ("T&N Bearings Business") as if they had occurred on January 1, 1997), Federal-Mogul's total sales for 1997 were $4.8 billion.

  Federal-Mogul is a Michigan corporation with its principal executive offices located at 26555 Northwestern Highway, Southfield, Michigan 48034. The telephone number of those offices is (248) 354-7700.

  RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS

  The following table sets forth Federal-Mogul's ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each year in the five-year period ended December 31, 1997 and the three-month period ended March 31, 1998.

                                           YEAR ENDED DECEMBER 31,
                          THREE MONTHS     --------------------------------
                      ENDED MARCH 31, 1998 1997  1996    1995    1994  1993
                      -------------------- ----  ----    ----    ----  ----
Ratio of Earnings to
 Fixed Charges(1):            1.1x         3.3x  N/A(2)  N/A(3)  4.3x  2.7x

                                              YEAR ENDED DECEMBER 31,
                             THREE MONTHS     --------------------------------
                         ENDED MARCH 31, 1998 1997  1996    1995    1994  1993
                         -------------------- ----  ----    ----    ----  ----
Ratio of Earnings to
 Combined Fixed Charges
 and Preferred Stock
 Dividends(1):                   1.1x         2.9x  N/A(2)  N/A(3)  3.1x  2.2x

--------
(1) Federal-Mogul guarantees the debt of the Federal-Mogul Employee Stock Ownership Plan ("ESOP"); the fixed charges of the ESOP are not included in the above calculations.
(2) Not applicable as 1996 earnings were inadequate to cover fixed charges by $173.0 million.
(3) Not applicable as 1995 earnings were inadequate to cover fixed charges by $53.4 million.

  The ratio of earnings to fixed charges has been computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends has been computed by dividing earnings by the sum of fixed charges and preferred stock dividend requirements. Earnings consist of income before income taxes plus fixed charges excluding capitalized interest. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and the portion of rental expense representative of interest.

                                USE OF PROCEEDS

  Unless otherwise indicated in the accompanying Prospectus Supplement, the net proceeds received by Federal-Mogul from the sale of the Securities offered hereby are expected to be used for general corporate purposes. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any Prospectus Supplement will be described therein. Federal-Mogul will not receive any proceeds from the sale of shares of Common Stock by any Selling Shareholder.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities offered hereby, consisting of notes, debentures and other evidences of indebtedness, are to be issued in one or more series constituting either senior Debt Securities ("Senior Debt Securities") or subordinated Debt Securities ("Subordinated Debt Securities"). Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be issued pursuant to indentures described below (as applicable, the "Senior Indenture" or the "Subordinated Indenture," each, an "Indenture" and, together, the "Indentures"), in each case between Federal-Mogul and the trustee identified therein (the "Trustee"), the forms of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part. Except for the subordination provisions of the Subordinated Indenture, for which there are no counterparts in the Senior Indenture, the provisions of the Subordinated Indenture are substantially identical in substance to the provisions of the Senior Indenture that bear the same section numbers.

  The statements herein relating to the Debt Securities and the following summaries of certain general provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures (as they may be amended or supplemented from time to time), including the definitions therein of certain terms capitalized in this Prospectus. All article and section references appearing herein are to articles and sections of the applicable Indenture and whenever particular Sections or defined terms of the Indentures (as they may be amended or supplemented from time to time) are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated herein or therein by reference.

GENERAL

  The Debt Securities will be unsecured obligations of Federal-Mogul. The Indentures do not limit the aggregate amount of Debt Securities which may be issued thereunder, nor do they limit the incurrence or issuance of other secured or unsecured debt of Federal-Mogul. The Debt Securities issued under the Senior Indenture will be unsecured and will rank pari passu with all other unsecured and unsubordinated obligations of Federal-Mogul. The Debt Securities issued under the Subordinated Indenture will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to all Senior Indebtedness of Federal-Mogul. See "-- Subordination under the Subordinated Indenture."

  Reference is made to the applicable Prospectus Supplement which will accompany this Prospectus for a description of the specific series of Debt Securities being offered thereby, including, but not limited to, the following: (1) the title of such Debt Securities, including whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and whether such Debt Securities will be issued under the Senior Indenture, the Subordinated Indenture or other indenture set forth in the Prospectus Supplement; (2) any limit upon the aggregate principal amount of such Debt Securities; (3) the date or dates on which the principal of and premium, if any, on such Debt Securities is payable or the method of determining such date or dates; (4) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method of calculating such rate or rates of interest, the date or dates from such interest will accrue or the method by which such date or dates will be determined, the date or dates on which interest, if any, will be payable and the record date or dates therefor; (5) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; (6) the right, if any, of Federal-Mogul to defer payment of interest on Debt Securities and the maximum length of any such deferral period; (7) the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the other terms and conditions upon which, such Debt Securities may be redeemed or otherwise purchased, in whole or in part, at the option of Federal-Mogul; (8) the obligation, if any, and the limitations, if any, on Federal-Mogul to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event or at the option of a Holder thereof or at Federal-Mogul's option or otherwise, or to apply any purchases of such Debt Securities to any such redemption, and, if any, the period or periods within which, the price or prices at which, the application of purchases to redemptions, and the other terms and conditions upon which such Debt Securities shall be redeemed or purchased, in whole or in part; (9) the denominations in which such Debt Securities are authorized to be issued; (10) the currency or currencies (including currency unit or units) in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, or in which such Debt Securities will be denominated and whether Federal-Mogul or the holders of any such Debt Securities may elect to receive payments in respect of such Debt Securities in a currency or currency unit other than that in which such Debt Securities are stated to be payable;
(11) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined; (12) the person to whom any interest on any such Debt Security shall be payable if other than the person in whose name such Debt Security is registered on the applicable record date; (13) any addition to, or modification or deletion of, any Event of Default or any covenant of Federal-Mogul specified in the Indenture with respect to such Debt Securities; (14) the application, if any, of such means of defeasance or covenant defeasance as may be specified for such Debt Securities; (15) whether such Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities; (16) whether the Debt Securities of the series are convertible into Common Stock or Preferred Stock, and, if so, the class or series of capital stock of Federal-Mogul into which such Debt Securities are convertible and the terms and conditions upon which such conversion will be effected; and (17) any other special terms pertaining to such Debt Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will not be listed on any securities exchange. (Section 3.1.)

  Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities will be issued in fully-registered form without coupons. Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special United States Federal income tax considerations, applicable to any such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the applicable Prospectus Supplement. Bearer Debt Securities will be transferable by delivery. (Section 3.5.)

  Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain United States Federal income tax consequences and special considerations applicable to any such Debt Securities, or to Debt Securities issued at par that are treated as having been issued at a discount, will be described in the applicable Prospectus Supplement.

  If the purchase price of any of the Debt Securities is payable in one or more foreign currencies or currency units or if any Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Debt Securities is payable in one or more foreign currencies or currency units, or by reference to commodity prices, equity indices or other factors, the restrictions, elections, certain United States Federal income tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currency units or commodity prices, equity indices or other factors will be set forth in the applicable Prospectus Supplement. In general, holders of such series of Debt Securities may receive a principal amount on any principal payment date, or a payment of premium, if any, on any premium payment date or a payment of interest on any interest payment date, that is greater than or less than the amount of principal, premium, if any, or interest, if any, otherwise payable on such dates, depending on the value on such dates of the applicable currency, commodity, equity index or other factor.

GUARANTEES

  Each Prospectus Supplement will describe, as to the Debt Securities to which it relates, any guarantees for the benefit of such Debt Securities, which may be granted by one or more of the following direct and indirect subsidiaries of the Company: Federal-Mogul Dutch Holdings Inc., Federal-Mogul Global Inc., Federal-Mogul U.K. Holdings Inc., Carter Automotive Company, Federal Mogul Venture Corporation, Federal-Mogul World Wide, Inc., Federal-Mogul Global Properties, Inc., Felt Products Mfg. Co., Fel-Pro Management Co. and Fel-Pro Chemical Products, L.P. The first three named Guarantors are holding companies whose sole assets are stock of subsidiaries or intercompany debt. The net book value of each of the other Guarantors is less than $10 million per Guarantor, except for Fel-Pro Chemical Products, L.P., which had a net book value of approximately $40 million at March 31, 1998 and is in the process of being sold. The Guarantees are thus not expected to be of significant value to the holders of the Debt Securities, and Federal-Mogul does not believe that separate financial information or other information in respect of the Guarantors would be material to purchasers of Debt Securities. Each Prospectus Supplement will specify which of these entities will provide guarantees in connection with any series of notes. Each such Prospectus Supplement will also describe any provisions regarding release or addition of guarantors of obligations under such Debt Securities.

PAYMENT, REGISTRATION, TRANSFER AND EXCHANGE

  Unless otherwise provided in the applicable Prospectus Supplement, payments in respect of the Debt Securities will be made in the designated currency at the office or agency of Federal-Mogul maintained for that purpose as Federal-Mogul may designate from time to time, except that, at the option of Federal-Mogul, interest payments, if any, on Debt Securities in registered form may be made (i) by check mailed to the address of the person entitled thereto as specified in the Register or (ii) at Federal-Mogul's expense, by wire transfer to an account maintained by the person entitled thereto as specified in the Register. (Sections 3.7(a) and 9.2.) Unless otherwise indicated in the applicable Prospectus Supplement, payment of any installment of interest on Debt Securities in registered form will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest. (Section 3.7(a).)

  Payment in respect of Debt Securities in bearer form will be made in the currency and in the manner designated in the Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as Federal-Mogul may appoint from time to time. The paying agents outside the United States initially appointed by Federal-Mogul for a series of Debt Securities will be named in the Prospectus Supplement. Federal-Mogul may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if Debt Securities of a series are issuable as Registered Securities, Federal-Mogul will be required to maintain at least one paying agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, Federal-Mogul will be required to maintain a paying agent in a Place of Payment outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment. (Section 9.2.)

  Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities in registered form will be transferable or exchangeable at the agency of Federal-Mogul maintained for such purpose as designated by Federal-Mogul from time to time. (Sections 3.5 and 9.2.) Debt Securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection therewith. (Section 3.5.)

GLOBAL DEBT SECURITIES

  Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities of a series may be issued in whole or in part in the form of one or more fully registered global securities (a "Registered Global Security") that will be deposited with a depositary (the "Depositary") or with a nominee for the Depositary identified in the applicable Prospectus Supplement. In such a case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Registered Global Security or Securities. (Section 3.3.) Unless and until it is exchanged in whole or in part for Debt Securities in definitive certificated form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary for such series or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement. (Section 3.5.)

  The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the applicable Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, Federal-Mogul expects that the following provisions will apply to such depositary arrangements.

  Ownership of beneficial interests in a Registered Global Security will be limited to participants or persons that may hold interests through participants (as such term is defined below). Upon the issuance of any Registered Global Security, and the deposit of such Registered Global Security with or on behalf of the Depositary for such Registered Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of institutions ("participants") that have accounts with the Depositary or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such Debt Securities or by Federal-Mogul, if such Debt Securities are offered and sold directly by Federal-Mogul. Ownership of beneficial interests by participants in such Registered Global Security will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the Depositary for such Registered Global Security or by its nominee. Ownership of beneficial interests in such Registered Global Security by persons that hold through participants will be shown on, and the transfer of such beneficial interests within such participants will be effected only through, records maintained by such participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Registered Global Security.

  So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the applicable Indenture. Unless otherwise specified in the applicable Prospectus Supplement and except as specified below, owners of beneficial interests in such Registered Global Security will not be entitled to have Debt Securities of the series represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the relevant Indenture. (Section 3.8.) Accordingly, each person owning a beneficial interest in such Registered Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the relevant Indenture. The Depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the relevant Indenture. Federal-Mogul understands that, under existing industry practices, if Federal-Mogul requests any action of holders or if any owner of a beneficial interest in such Registered Global Security desires to give any notice or take any action which a holder is entitled to give or take under the relevant Indenture, the Depositary would authorize the participants to give such notice or take such action, and such participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Unless otherwise specified in the applicable Prospectus Supplement, payments with respect to principal, premium, if any, and interest, if any, on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. (Section 3.8.)

  Federal-Mogul expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such Depositary. Federal-Mogul also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants. None of Federal-Mogul, the respective Trustees or any agent of Federal-Mogul or the respective Trustees shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Registered Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 3.8.)

  Unless otherwise specified in the applicable Prospectus Supplement, if the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act and any other applicable statute or regulation and a duly registered successor Depositary is not appointed by Federal-Mogul within 90 days, Federal-Mogul will issue such Debt Securities in definitive certificated form in exchange for such Registered Global Security. In addition, Federal-Mogul may at any time in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive certificated form in exchange for all of the Registered Global Security or Securities representing such Debt Securities. (Section 3.5.)

  The Debt Securities of a series may also be issued in whole or in part in the form of one or more bearer global securities (a "Bearer Global Security") that will be deposited with a depositary, or with a nominee for such depositary, identified in the applicable Prospectus Supplement. Any such Bearer Global Security may be issued in temporary or permanent form. (Section 3.4.) The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of Debt Securities to be represented by one or more Bearer Global Securities will be described in the applicable Prospectus Supplement.

CONSOLIDATION, MERGER OR SALE BY FEDERAL-MOGUL

  Unless otherwise specified in the applicable Prospectus Supplement, Federal-Mogul shall not consolidate with or merge into any other corporation or transfer or lease all or substantially all of its assets, unless: (i) the corporation formed by such consolidation or into which Federal-Mogul is merged or the corporation which acquires its assets is organized in the United States; (ii) the corporation formed by such consolidation or into which Federal-Mogul is merged or which acquires Federal-Mogul's assets expressly assumes all of the obligations of Federal-Mogul under each Indenture; (iii) immediately after giving effect to such transaction, no Default (as hereinafter defined) or Event of Default exists; and (iv) if, as a result of such transaction, properties or assets of Federal-Mogul would become subject to an encumbrance which would not be permitted by the terms of any series of Debt Securities, Federal-Mogul or the successor corporation, as the case may be, shall take such steps as are necessary to secure such Debt Securities equally and ratably with all indebtedness secured thereunder. Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation, or into which Federal-Mogul is merged or to which such sale is made, shall succeed to, and be substituted for Federal-Mogul under each Indenture. (Section 7.1.)

EVENTS OF DEFAULT, NOTICE AND CERTAIN RIGHTS ON DEFAULT

  Each Indenture provides that, if an Event of Default specified therein occurs with respect to the Debt Securities of any series and is continuing, the Trustee for such series or the holders of at least 25% in aggregate principal amount of all of the outstanding Debt Securities of that series, by written notice to Federal-Mogul (and to the Trustee for such series, if notice is given by such holders of Debt Securities), may declare the principal of (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the original principal amount specified in the Prospectus Supplement) and accrued interest, if any, on all the Debt Securities of that series to be due and payable (provided, with respect to any Debt Securities issued under the Subordinated Indenture, that the payment of principal, premium, if any, and interest, if any, on such Debt Securities shall remain subordinated to the extent provided in Article 12 of the Subordinated Indenture). (Section 5.2.)

  Unless otherwise specified in the applicable Prospectus Supplement, Events of Default with respect to Debt Securities of any series are defined in each Indenture as being: (a) default for 30 days in payment of any interest on any Debt Security of that series or any coupon appertaining thereto or any additional amount payable with respect to Debt Securities of such series as specified in the applicable Prospectus Supplement when due and payable; (b) default in payment of principal, or premium, if any, at maturity or on redemption or otherwise, or in the making of a mandatory sinking fund payment of any Debt Securities of that series when due; (c) default for 60 days after notice to Federal-Mogul by the Trustee for such series, or to Federal-Mogul and the Trustee for such series by the holders of at least 25% in aggregate principal amount of the Debt Securities of such series then outstanding, in the performance of any covenant with respect to the Debt Securities of that series; (d) with respect to the Senior Indenture, default with respect to other indebtedness of Federal-Mogul for borrowed money in an aggregate principal amount of at least $25 million, which default shall constitute a failure to pay any portion of the principal when due and payable after the expiration of an applicable grace period with respect thereto or shall result in an acceleration thereof and such acceleration is not rescinded or annulled or such debt shall not be paid in full within 30 days after the written notice thereof to Federal-Mogul by the Trustee or to Federal-Mogul and the Trustee by the holders of 25% in aggregate principal amount of the Debt Securities of such series then outstanding, provided that such Event of Default will be remedied, cured or waived if such default under such other agreement is remedied, cured or waived; and (e) certain events of bankruptcy, insolvency or reorganization of Federal-Mogul. (Section 5.1.) The definition of "Event of Default" in each Indenture specifically excludes a default under a secured debt under which the obligee has recourse (exclusive of recourse for ancillary matters such as environmental indemnities, misapplication of funds, costs of enforcement, etc.) only to the collateral pledged for repayment, and where the fair market value of such collateral does not exceed two percent of Total Assets (as defined in the Indenture) at the time of the default. Events of Default with respect to a specified series of Debt Securities may be added to the Indenture and, if so added, will be described in the applicable Prospectus Supplement. (Sections 3.1 and 5.1(7).)

  Each Indenture provides that the Trustee will, if it is known to a Responsible Officer of the Trustee, within 90 days after the occurrence of a Default with respect to the Debt Securities of any series, give to the holders of the Debt Securities of that series notice of all Defaults known to it unless such Default shall have been cured or waived; provided, that except in the case of a Default in payment on the Debt Securities of that series, the Trustee may withhold the notice if and so long as the board of directors, the executive committee or a committee of its Responsible Officers in good faith determines that withholding such notice is in the interests of the holders of the Debt Securities of that series. (Section 6.6.) "Default" means any event which is, or after notice or passage of time or both, would be, an Event of Default. (Section 1.1.)

  Each Indenture provides that the holders of a majority in aggregate principal amount of the Debt Securities of each series affected (with each such series voting as a class) may, subject to certain limited conditions, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for such series, or exercising any trust or power conferred on such Trustee. (Section 5.8.)

  Each Indenture includes a covenant that Federal-Mogul will file annually with the Trustee a certificate as to Federal-Mogul's compliance with all conditions and covenants of such Indenture. (Section 9.6.)

  The holders of a majority in aggregate principal amount of any series of Debt Securities then outstanding by notice to the Trustee for such series may waive, on behalf of the holders of all Debt Securities of such series, any past Default or Event of Default with respect to that series and its consequences except a Default or Event of Default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security of such series, or except in respect of an Event of Default resulting from the breach of a covenant or provision of either Indenture which, pursuant to the applicable Indenture, cannot be amended or modified without the consent of the holders of each outstanding Debt Security of such series affected. (Section 5.7.)

OPTION TO DEFER INTEREST PAYMENTS

  If provided in the applicable Prospectus Supplement, Federal-Mogul shall have the right at any time and from time to time during the term of the series of Debt Securities to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable Prospectus Supplement (each, an "Extension Period"), subject to the terms, conditions and covenants, if any, specified in such Prospectus Supplement, provided that such Extension Period may not extend beyond the stated maturity of the Debt Securities. Certain material United States Federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the applicable Prospectus Supplement.

  Unless otherwise specified in the applicable Prospectus Supplement, at the end of such Extension Period, Federal-Mogul shall pay all interest then accrued and unpaid together with interest thereon compounded semiannually at the rate specified for the Debt Securities to the extent permitted by applicable law ("Compound Interest"); provided, that during any such Extension Period, (a) Federal-Mogul shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of capital stock of Federal-Mogul in connection with the satisfaction by Federal-Mogul of its obligations under any employee or agent benefit plans or the satisfaction by Federal-Mogul of its obligations pursuant to any contract or security outstanding on the date of such event requiring Federal-Mogul to purchase capital stock of Federal-Mogul, (ii) as a result of a reclassification of Federal-Mogul's capital stock or the exchange or conversion of one class or series of Federal-Mogul's capital stock for another class or series of Federal-Mogul's capital stock, (iii) the purchase of fractional interests in shares of Federal-Mogul's capital stock pursuant to the conversion of exchange provisions of such capital stock or the security being conversed or exchanged, (iv) dividends or distributions in capital stock of Federal-Mogul (or rights to acquire capital stock) or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock or (v) redemptions or repurchases of any rights outstanding under a shareholder rights plan), (b) Federal-Mogul shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Federal-Mogul that rank junior to the Debt Securities, and (c) Federal-Mogul shall not make any guarantee payments with respect to the foregoing. Prior to the termination of any such Extension Period, Federal-Mogul may further defer payments of interest by extending the interest payment period; provided, however, that, such Extension Period, including all such previous and further extensions, may not extend beyond the maturity of the Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, Federal-Mogul may commence a new Extension Period, subject to the terms set forth in this section. No interest during an Extension Period, except at the end thereof, shall be due and payable, but Federal-Mogul may prepay at any time all or any portion of the interest accrued during an Extension Period. Federal-Mogul has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Debt Securities. Federal-Mogul shall give the holders of the Debt Securities notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date upon which Federal-Mogul is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Debt Securities of the record or payment date of such related interest payment.

MODIFICATION OF THE INDENTURES

  Unless otherwise specified in the applicable Prospectus Supplement, each Indenture contains provisions permitting Federal-Mogul and the Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Debt Securities in order (i) to evidence the succession of another corporation to Federal-Mogul and the assumption of the covenants and obligations of Federal-Mogul by a successor to Federal-Mogul; (ii) to add to the covenants of Federal-Mogul or to surrender any right or power of Federal-Mogul; (iii) to add additional Events of Default with respect to any series of Debt Securities; (iv) to add or change any provisions to such extent as necessary to facilitate the issuance of Debt Securities in bearer form or to facilitate the issuance of Debt Securities in global form; (v) to add, change or eliminate any provision affecting only Debt Securities not yet issued; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities; (viii) to evidence and provide for successor Trustees; (ix) if allowed without penalty under applicable laws and regulations, to permit payment in respect of Debt Securities in bearer form in the United States; (x) to correct any defect or supplement any inconsistent provisions or to make any other provisions with respect to matters or questions arising under such Indenture, provided that such action does not adversely affect the interests of the holders of Debt Securities of any series; or (xi) to cure any ambiguity or correct any mistake. The Subordinated Indenture also permits Federal-Mogul and the Trustee thereunder to enter into such supplemental indentures to modify the subordination provisions contained in the Subordinated Debenture except in a manner adverse to any outstanding Debt Securities. (Section 8.1.)

  Unless otherwise specified in the applicable Prospectus Supplement, each Indenture also contains provisions permitting Federal-Mogul and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities affected by such supplemental indenture (with the Debt Securities of each series voting as a class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such Indenture or any supplemental indenture or modifying the rights of the holders of Debt Securities of such series, except that, without the consent of the holder of each Debt Security so affected, no such supplemental indenture may: (i) change the time for payment of principal or premium, if any, or interest, if any, on any Debt Security; (ii) reduce the principal of, or the rate of interest, or premium, if any, on any Debt Security, or change the manner in which the amount of any of the foregoing is determined; (iii) reduce the amount of premium, if any, payable upon the redemption of any Debt Security; (iv) reduce the amount of principal payable upon acceleration of the maturity of any Original Issue Discount Security or Indexed Security; (v) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (vi) reduce the percentage in principal amount of the outstanding Debt Securities affected thereby, the consent of whose holders is required for modification or amendment of such Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; (viii) change the obligation of Federal-Mogul to maintain an office or agency in the places and for the purposes specified in such Indenture; (ix) modify the provisions relating to the subordination of outstanding Debt Securities of any series in a manner adverse to the holders thereof; or (x) modify the provisions relating to waiver of certain defaults or any of the foregoing provisions. (Section 8.2.)

SUBORDINATION UNDER THE SUBORDINATED INDENTURE

  The Subordinated Indenture provides that any Subordinated Debt Securities issued thereunder are subordinate and junior in right of payment to all Senior Indebtedness to the extent provided in the Subordinated Indenture. (Section
12.1 of the Subordinated Indenture.) The Subordinated Indenture defines the term "Senior Indebtedness" as: (i) all indebtedness of Federal-Mogul, whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed, that is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities; (ii) any indebtedness of others of the kinds described in the preceding clause (i) for the payment of which Federal-Mogul is responsible or liable as guarantor or otherwise; and (iii) amendments, renewals, extensions and refundings of any such indebtedness. The Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness. Senior Indebtedness does not include (A) any indebtedness of Federal-Mogul to any of its subsidiaries, (B) indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business, and (C) any indebtedness which by its terms is expressly made pari passu with or subordinated to the Subordinated Debt Securities. (Section 12.2 of the Subordinated Indenture.)

  If (i) Federal-Mogul defaults in the payment of any principal, or premium, if any, or interest, if any, on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise or (ii) an event of default occurs with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default (requesting that payments on Subordinated Debt Securities cease) is given to Federal-Mogul by the holders of Senior Indebtedness, then unless and until such default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or securities, by set-off or otherwise) shall be made or agreed to be made on account of the Subordinated Debt Securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of Subordinated Debt Securities. (Section 12.4 of the Subordinated Indenture.)

  In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Federal-Mogul, its creditors or its property, (ii) any proceeding for the liquidation, dissolution or other winding-up of Federal-Mogul, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,
(iii) any assignment by Federal-Mogul for the benefit of creditors, or (iv) any other marshalling of the assets of Federal-Mogul, all Senior Indebtedness (including, without limitation, interest accruing after the commencement of any such proceeding, assignment or marshalling of assets) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made by Federal-Mogul on account of Subordinated Debt Securities. In any such event, any payment or distribution, whether in cash, securities or other property (other than securities of Federal-Mogul or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the Subordinated Indenture with respect to the indebtedness evidenced by Subordinated Debt Securities, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of Subordinated Debt Securities (including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of Federal-Mogul being subordinated to the payment of Subordinated Debt Securities) shall be paid or delivered directly to the holders of Senior Indebtedness, or to their representative or trustee, in accordance with the priorities then existing among such holders until all Senior Indebtedness shall have been paid in full. (Section 12.3 of the Subordinated Indenture.) No present or future holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of the indebtedness evidenced by Subordinated Debt Securities by any act or failure to act on the part of Federal-Mogul. (Section 12.9 of the Subordinated Indenture.)

  Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash, securities or other property equal to the amount of such Senior Indebtedness then outstanding. After all Senior Indebtedness has been paid in full and until the Subordinated Debt Securities are paid in full, the holders of Subordinated Debt Securities shall be subrogated to the rights of the holders of Senior Indebtedness to receive distributions applicable to the Senior Indebtedness to the extent that distributions otherwise payable to the holders of Subordinated Debt Securities have been applied to the payment of Senior Indebtedness, and such payments or distributions received by any holder of Subordinated Debt Securities, by reason of such subrogation, of cash, securities or other property which otherwise would be paid or distributed to the holders of Senior Indebtedness, shall, as between Federal-Mogul and its creditors other than the holders of Senior Indebtedness, on the one hand, and the holders of Subordinated Debt Securities, on the other, be deemed to be a payment by Federal-Mogul on account of Senior Indebtedness, and not on account of Subordinated Debt Securities. (Section 12.7 of the Subordinated Indenture.)

  The Subordinated Indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of Subordinated Debt Securities, may be changed prior to such issuance. Any such change would be described in the applicable Prospectus Supplement relating to such Subordinated Debt Securities.

DEFEASANCE AND COVENANT DEFEASANCE

  If indicated in the applicable Prospectus Supplement, Federal-Mogul may elect either (i) to defease and be discharged from any and all obligations with respect to the Debt Securities of or within any series (except as otherwise provided in the relevant Indenture) ("defeasance") or (ii) to be released from its obligations with respect to certain covenants applicable to the Debt Securities of or within any series ("covenant defeasance"), upon the deposit with the relevant Trustee (or other qualifying trustee), in trust for such purpose, of money and/or Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of and any premium or interest on such Debt Securities to Maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, Federal-Mogul must deliver to the Trustee an Opinion of Counsel to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the relevant Indenture. (Article 4.) If indicated in the applicable Prospectus Supplement, in addition to obligations of the United States or an agency or instrumentality thereof, Government Obligations may include obligations of the government or an agency or instrumentality of the government issuing the currency or currency unit in which Debt Securities of such series are payable. (Section 3.1.)

  In addition, with respect to the Subordinated Indenture, in order to be discharged, no event or condition shall exist that, pursuant to certain provisions described under "--Subordination under the Subordinated

Indenture" above, would prevent Federal-Mogul from making payments of principal of (and premium, if any) and interest, if any, on Subordinated Debt Securities at the date of the irrevocable deposit referred to above. (Section 4.6(i) of the Subordinated Indenture.)

  Federal-Mogul may exercise its defeasance option with respect to such Debt Securities notwithstanding its prior exercise of its covenant defeasance option. If Federal-Mogul exercises its defeasance option, payment of such Debt Securities may not be accelerated because of an Event of Default. (Section 4.4.) If Federal-Mogul exercises its covenant defeasance option, payment of such Debt Securities may not be accelerated by reason of a Default or an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if such acceleration were to occur by reason of another Event of Default, the realizable value at the acceleration date of the money and Government Obligations in the defeasance trust could be less than the principal and interest then due on such Debt Securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

THE TRUSTEES

  Unless otherwise specified in the applicable Prospectus Supplement, The Bank of New York will be the Trustee under the Senior Indenture and under the Subordinated Indenture. Federal-Mogul may also maintain banking and other commercial relationships with each of the Trustees and their affiliates in the ordinary course of business.

                DESCRIPTION OF PREFERRED STOCK AND COMMON STOCK

  In general, the classes of authorized capital stock are afforded preferences with respect to dividends and liquidation rights in the order listed above. The Board of Directors of Federal-Mogul is empowered, without approval of the shareholders, to cause the Preferred Stock to be issued in one or more series, with the numbers of shares of each series and the rights, preferences and limitations of each series to be determined by it including, without limitation, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preferred Stock (or of the entire class of Preferred Stock if none of such shares have been issued), the number of shares constituting each such series and the terms and conditions of the issue thereof. The descriptions set forth below do not purport to be complete and are qualified in their entirety by reference to the Restated Articles of Incorporation.

  The Prospectus Supplement relating to an offering of Common Stock will describe terms relevant thereto, including the number of shares offered, the initial offering price, market price and dividend information.

PREFERRED STOCK

  The applicable Prospectus Supplement will describe the following terms of any Preferred Stock in respect of which this Prospectus is being delivered (to the extent applicable to such Preferred Stock): (i) the specific designation, number of shares, seniority and purchase price; (ii) any liquidation preference per share; (iii) any date of maturity; (iv) any redemption, repayment or sinking fund provisions; (v) any dividend rate or rates (which may be fixed or variable) and the dates on which any such dividends will be payable and the dates from which such dividends shall accrue (or the method by which such rates or dates will be determined); (vi) any voting rights; (vii) if other than the currency of the United States of America, the currency or currencies, including composite currencies, in which such Preferred Stock is denominated and/or in which payments will or may be payable; (viii) the method by which amounts in respect of such Preferred Stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation; (ix) whether the Preferred Stock is convertible or exchangeable and, if so, the securities or rights into which such Preferred Stock is convertible or exchangeable (which may include other Preferred Stock, Debt Securities, Common Stock or other securities or rights of Federal-Mogul (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or a combination of the foregoing), and the terms and conditions upon which such conversions or exchanges will be effected, including the initial conversion or exchange prices or rates, the conversion or exchange period and any other related provisions; (x) the place or places where dividends and other payments on the Preferred Stock will be payable; and (xi) any additional dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

  All shares of Preferred Stock offered hereby, or issuable upon conversion, exchange or exercise of Securities, will, when issued, be fully paid and non-assessable.

COMMON STOCK

  The holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of Common Stock are entitled to receive, upon any liquidation of Federal-Mogul, all remaining assets available for distribution to shareholders after satisfaction of Federal-Mogul's liabilities and the preferential rights of any preferred stock that may then be issued and outstanding. All shares of Common Stock offered hereby, or issuable upon conversion, exchange or exercise of Securities, will, when issued, be fully paid and non-assessable. The Common Stock is listed on the NYSE. The holders of Common Stock have no preemptive, conversion or redemption rights. The registrar and transfer agent for the Common Stock is The Bank of New York.

CERTAIN PROVISIONS

  The Restated Articles of Incorporation and Bylaws of Federal-Mogul and the Rights Agreement contain provisions, summarized below, that could have the effect of delaying, deterring or preventing a change of control of Federal-Mogul. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Restated Articles of Incorporation and Bylaws and the Rights Agreement.

 Federal-Mogul's Articles of Incorporation

  Federal-Mogul's Restated Articles of Incorporation provide that the approval of a business combination (as hereinafter defined) requires (in addition to any other vote that may be required) the affirmative vote of at least a majority of the outstanding shares of preferred stock entitled to vote thereon and Common Stock, voting as a single class. In addition, (a) where the Restated Articles of Incorporation require the approval of the holder of the preferred stock or one or more series thereof considered as a separate class, such business combination shall also require the affirmative vote of at least a majority of the outstanding shares of the preferred stock of such series thereof considered as a separate class that are not owned by an Interested Shareholder (as hereinafter defined) and (b) where applicable law requires that a transaction be approved by any class or series of Federal-Mogul's stock or any combination thereof considered as a single class, such transaction shall also require the affirmative vote of at least a majority of the shares of each such class or series or combination considered as a single class that are not owned by the Interested Shareholder.

  The voting requirements set forth in the previous paragraph shall not apply to any business combination if (a) Federal-Mogul's Board of Directors includes at least one member who was a duly elected and acting member of the Board of Directors (each being a "Disinterested Director") prior to the time the Interested Shareholder involved became an Interested Shareholder and such business combination has been approved by a majority of the Disinterested Directors and by a majority of the entire Board of Directors, (b) the aggregate amount of the cash and the fair market value of consideration other than cash to be received per share by holders of Common Stock in such business combination shall be at least equal to the Specified Price (as hereinafter defined) or (c) such business combination has been unanimously approved by the Board of Directors and the Board has, in the faithful exercise of its fiduciary duties to the holders of Common Stock, unanimously and expressly determined that the aggregate amount of the cash and the fair market value of the consideration other than cash to be received per share by holders of Common Stock in such business combination, although less than the Specified Price, is nonetheless fair to all holders of Common Stock.

  As used above:

    "business combination" means (a) any merger or consolidation of Federal-Mogul and any subsidiary with or into any Interested Shareholder or any corporation which after such merger or consolidation would be an affiliate of an Interested Shareholder, (b) any sale lease exchange, mortgage, pledge, transfer or other disposition to any Interested Shareholder or its affiliate of assets of Federal-Mogul or any subsidiary having a fair market value of $1 million or more (except in the ordinary course of business and on an arm's-length basis), (c) the issuance or transfer by Federal-Mogul or any subsidiary (in one transaction or a series of related transactions) of any securities of Federal-Mogul or a subsidiary to any Interested Shareholder or its affiliate for cash, securities or property having a fair market value of $1 million or more, (d) the adoption of any plan or proposal for the liquidation or dissolution of Federal-Mogul as a result of which any Interested Shareholder or its affiliate would receive any assets of Federal-Mogul other than cash or (e) any reclassification of securities (including any reverse stock split) or recapitalization of Federal-Mogul or merger or consolidation of Federal-Mogul with any subsidiary or any similar transaction (whether or not with an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportion of outstanding shares of any equity security of Federal-Mogul or a subsidiary directly owned by an Interested Shareholder or its affiliate.

    "Interested Shareholder" means a person who on the record date for determining the shareholders entitled to vote on a business combination is
  (a) the beneficial owner of 10% or more of the outstanding shares of Common Stock, (b) an affiliate of Federal-Mogul and within two years prior to such record date beneficially owned 10% or more of the then outstanding shares of Common Stock or (c) an assignee or other successor to any shares of capital stock of Federal-Mogul which were within two years prior thereto beneficially owned by an Interested Shareholder and such assignment or succession shall have occurred in one or more transactions not involving a public offering.

    "Specified Price" means the highest of (a) the highest per share price paid or agreed to be paid by such Interested Shareholder to acquire beneficial ownership of any shares of Common Stock within the two-year period prior to the consummation of the business combination; (b) the per share book value of the Common Stock at the end of the fiscal month immediately preceding the consummation of such business combination; and
  (c) if the Common Stock of the Interested Shareholder is publicly traded, the price per share equal to the earnings per share of Common Stock for the four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on such business combination (or, if votes are not solicited on such business combination, immediately preceding the consummation of such business combination) multiplied by the ratio (if any) of the highest published sale price of the Interested Shareholder's common stock during its four fiscal quarters immediately preceding such date, to the earnings per share of common stock of the Interested Shareholder for such four fiscal quarters.

 Federal-Mogul's Bylaws

  Federal-Mogul's Bylaws contain provisions that govern nominations of directors by shareholders and presentation of business by shareholders for consideration at the annual meeting of shareholders. Generally, a shareholder must give notice of such nomination or business within 60 to 90 days prior to such meeting, giving specified information as to the shareholder and as to the person nominated and the business proposed to be brought before the meeting.

 Preferred Share Purchase Rights

  In 1988, Federal-Mogul's Board of Directors authorized the distribution of one Preferred Share Purchase Right (a "Right") for each outstanding share of Common Stock. Each Right entitles the holder thereof to buy one-half of one one-hundredth of a share of Series B Junior Participating Preferred Stock at a price of $70.00. The Rights are governed by the Rights Agreement.

  As distributed, the Rights trade together with the Common Stock. They may be exercised or traded separately only after the earlier to occur of: (i) 10 days following a public announcement that a person or group of persons has obtained the right to acquire 10% or more of the outstanding Common Stock (20% in the case of certain institutional investors), or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors) following the commencement or announcement of an intent to make a tender offer or exchange offer which would result in beneficial ownership by a person or group of persons of 10% or more of the outstanding Common Stock. If the acquiring person or group of persons acquires 10% or more of the Common Stock, each Right (other than those held by the acquirer) will entitle its holder to purchase, at the Right's exercise price, shares of Common Stock having a market value of twice the Right's exercise price. Additionally, if Federal-Mogul is acquired in a merger or other business combination, each Right (other than those held by the surviving or acquiring company) will entitle its holder to purchase, at the Right's exercise price, shares of the acquiring company's stock (or Common Stock of Federal-Mogul if it is the surviving corporation) having a market value of twice the Right's exercise price.

  Rights may be redeemed at the option of the Board of Directors for $0.005 per Right at any time before a person or group or persons acquires 10% or more of Federal-Mogul's Common Stock. The Board may amend the Rights at any time without shareholder approval. The Rights will expire by their terms on November 14, 1998.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Federal-Mogul in a manner that causes the Rights to become exercisable. Federal-Mogul believes, however, that the Rights would neither affect any prospective offeror willing to negotiate with the Board of Directors of Federal-Mogul nor interfere with any merger or other business combination approved by the Board of Directors.

                             SELLING SHAREHOLDERS

  The following table sets forth certain information concerning the beneficial ownership of Common Stock held by the Selling Shareholders, as of May 12, 1998. As of such date, none of the Selling Shareholders holds greater than 1% of the shares of the Company's outstanding Common Stock.

                                                                  NUMBER OF
                                                             SHARES BENEFICIALLY
                                                                 OWNED AS OF
                            NAME                               MAY 12, 1998(1)
                            ----                             -------------------
Robert J. Morris Revocable Trust UAD 2/16/83................        69,075
Ellen J. Morris.............................................        97,353
Bruce E. Morris.............................................       113,287
Richard A. Morris Business Trust............................        85,927
Morris 1992 Gift Trust for Ellen UAD 12/10/92...............        16,116
Morris 1992 Gift Trust for Bruce UAD 12/10/92...............        16,116
Morris 1992 Gift Trust for Richard UAD 12/10/92.............        16,116
Robert J. Morris Trust UAD 7/26/65..........................        90,986
Morris Meridian Trust for Ellen UAD 3/1/96..................        41,442
Morris Meridian Trust for Richard UAD 3/1/96................        41,442
Elliot Lehman Trust 5/87....................................        57,930
Frances M. Lehman Trust 5/87................................        99,372
E. Lehman 15 Year Income Trust..............................         3,178
F. Lehman 15 Year Income Trust..............................         4,104
Kenneth A. Lehman 1996 E. Family Trust 6/96.................         3,213
Kenneth A. Lehman 1996 F. Family Trust 6/96.................         3,213
Paul Lehman 1996 E. Family Trust 6/96.......................         3,213
Paul Lehman 1996 F. Family Trust 6/96.......................         3,213
Kay L. Schlozman 1996 E. Family Trust 6/96..................         3,213
Kay L. Schlozman 1996 F. Family Trust 6/96..................         3,213
Kenneth A. Lehman...........................................       106,407
Lucy G. Lehman..............................................        11,405
Paul A. Lehman..............................................        98,514
Kenneth A. Lehman 1992 E Family Trust 12/92.................       121,016
Paul A. Lehman 1992 E Family Trust 12/92....................       121,016
Kay Lehman 1992 E Family Trust 12/92........................       121,016
Ronna Stamm.................................................         5,973
Kay Schlozman Children's Trust 12/82........................         7,690
Schlozman Family Gift Trust 9/85............................        14,456
Kay L. Schlozman 1997 Children's Trust 11/97................         3,845
Daniel A. Schlozman Trust #1 12/81..........................        61,265
Daniel A. Schlozman Trust #2 12/81..........................        61,264
Schlozman 1994 Gift Trust for Julia.........................         5,922
Sylvia M. Radov.............................................       134,413
Lewis C. Weinberg Irrevocable Trust 8/76....................        54,994
DAW Family Trust 9/85.......................................        45,382
Daniel C. Weinberg Revocable Trust 7/97.....................        72,382
Carol Jung..................................................        35,685
Kessler 1996 Gift for David.................................         1,323
Kessler 1996 Gift Trust for Daniel..........................         1,438
DCW Family Trust 9/85.......................................       123,028
Lewis Weinberg Grandchildrens Gift Trust 12/82 Keith........        11,788
Keith A. Kessler............................................        23,921
Lewis Weinberg Grandchildrens Gift Trust 12/82 Arthur.......        11,788

                                                                  NUMBER OF
                                                             SHARES BENEFICIALLY
                                                                 OWNED AS OF
                            NAME                               MAY 12, 1998(1)
                            ----                             -------------------
Arthur J. Kessler...........................................        33,025
Lewis Weinberg Grandchildrens Gift Trust 12/82 Eric.........        11,788
Eric J. Kessler Irrevocable Trust 12/77.....................        33,025
Lewis Weinberg Grandchildrens Gift Trust 12/82 Mindy........        29,872
SMR-DAW Childrens Gift Trust for Mindy 12/82................         6,319
Lewis Weinberg Grandchildrens Gift Trust 12/82 Brian........        29,872
SMR-DAW Childrens Gift Trust for Brian 12/82................         6,319
Sylvia MGP Trust for Daniel 06/96...........................        97,893
Weinberg 1992 Gift Trust for Daniel.........................        41,954
Sylvia 1992 Gift Trust for Barbara..........................       102,185
Sylvia 1992 Gift Trust for David............................       102,185
Sylvia 1992 Gift Trust for Daniel...........................       102,185
LCW-DCW Family Gift Trust 9/85..............................        25,894
SMR-DCW Family Gift Trust 9/85..............................        26,463
Lewis Weinberg Grandchildrens Gift Trust--Zachary...........        20,438
Zachary D. Weinberg Irrevocable Trust 12/81.................         3,144
Abigail Weinberg Trust 2/90.................................        21,825
Abigail Weinberg Annual Gift Trust 12/91....................         1,757
Sylvia MGP Trust for David 6/96.............................        97,893
Sylvia MGP Trust for Barbara 6/96...........................        97,893
H&M Realty Corporation......................................       216,584
McCormick Investments, Inc..................................            81
McCormick Investments, LP...................................         7,926

--------
  (1) Assumes conversion of Series E Stock.

  The Selling Shareholders may from time to time offer and sell pursuant to this Prospectus and a Prospectus Supplement providing therefor, shares of Common Stock held by such Selling Shareholders.

  The shares of Common Stock that may be offered and sold by the Selling Shareholders will be acquired by such Selling Shareholders through conversion of Series E Stock received as part of the consideration received by them in the Federal-Mogul acquisition of Fel-Pro. Pursuant to the Registration Rights Agreement among Federal-Mogul and the Selling Shareholders. Federal-Mogul shall bear all expenses incident to Federal-Mogul's performance of or compliance with the Registration Rights Agreement, except that the Selling Shareholders will pay all underwriting discounts and commissions relating to their shares of Common Stock, brokerage fees, transfer taxes, and the fees and expenses of any counsel, accountants or other representatives retained by the Selling Shareholders, if any. The Selling Shareholders will be indemnified by Federal-Mogul against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                             PLAN OF DISTRIBUTION

  Federal-Mogul may sell any of the Securities being offered hereby in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through dealers; or (iv) directly to purchasers.

  The Prospectus Supplement with respect to the Securities will set forth the terms of the offering of the Securities, including the name or names of any underwriters, dealers or agents; the purchase price of the Securities and the proceeds to Federal-Mogul from such sale; any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  Offers to purchase Securities may be solicited by agents designated by Federal-Mogul from time to time. Any such agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by Federal-Mogul to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the Securities so offered and sold.

  If Securities are sold by means of an underwritten offering, Federal-Mogul will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. If underwriters are utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the Securities, unless otherwise indicated in the Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Securities will be obligated to purchase all such Securities of a series if any are purchased.

  If a dealer is utilized in the sales of the Securities in respect of which this Prospectus is delivered, Federal-Mogul will sell such Securities to the dealer as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

  Offers to purchase Securities may be solicited directly by Federal-Mogul and the sale thereof may be made by Federal-Mogul directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

  Agents, underwriters and dealers may be entitled under relevant agreements to indemnification or contribution by Federal-Mogul against certain liabilities, including liabilities under the Securities Act.

  Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, Federal-Mogul and its subsidiaries in the ordinary course of business.

  Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for Federal-Mogul. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with Federal-Mogul to indemnification or contribution by Federal-Mogul against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for Federal-Mogul and its subsidiaries in the ordinary course of business.

  If so indicated in the applicable Prospectus Supplement, Federal-Mogul may authorize agents, underwriters or dealers to solicit offers by certain types of institutions to purchase Securities from Federal-Mogul at the public offering prices set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on a specified date or dates in the future. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters, dealers and agents soliciting purchases of Securities pursuant to Contracts accepted by Federal-Mogul.

  The Selling Shareholders have informed the Company that, unless otherwise specified in a Prospectus Supplement, they intend to dispose of their shares of Common Stock offered hereby (the "Shares") through underwriters and that they will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement which will be used by the underwriters to make resales of the Shares in respect of which this Prospectus is delivered to the public. The Shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. Shares may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Shares will be obligated to purchase all such Shares if any are purchased.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  Federal-Mogul has filed with the Commission, pursuant to Section 13 of the Exchange Act:

    1. Federal-Mogul's Annual Report on Form 10-K for the year ended December 31, 1997;

    2. Federal-Mogul's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

    3. Federal-Mogul's Current Reports on Form 8-K filed on January 13, 1998, March 11, 1998, March 23, 1998, April 7, 1998, April 17, 1998, May 14, 1998
  and June 11, 1998; and

    4. Federal-Mogul's Proxy Statement for the 1998 Annual Shareholders' Meeting, filed on April 21, 1998.

  All documents filed by Federal-Mogul with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and made a part hereof from the date of filing of such documents, except that the information required by Item 402 (i), (k) and (l) of Regulation S-K under the Securities Act and included in any such document is not incorporated herein. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or therein or in a subsequently filed document, that also is or is deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST DIRECTED TO: EDWARD W. GRAY, JR., ESQ., SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, FEDERAL-MOGUL CORPORATION, 26555 NORTHWESTERN HIGHWAY, SOUTHFIELD, MICHIGAN 48034 (TELEPHONE: (248) 354-7700).

                                 LEGAL MATTERS

  Unless otherwise indicated in the applicable Prospectus Supplement, the validity of Securities being offered hereby will be passed upon for Federal-Mogul by David M. Sherbin, Esq., Associate General Counsel of Federal-Mogul. Mr. Sherbin owns and holds options to purchase approximately 1,550 shares of Common Stock of Federal-Mogul.

                                    EXPERTS

  The consolidated financial statements and schedule of Federal-Mogul as of December 31, 1997 and for each of the three years in the period ended December 31, 1997 incorporated by reference herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule audited by Ernst & Young LLP are incorporated herein by reference in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of T&N as of December 31, 1997 and for each of the three years in the period ended December 31, 1997 incorporated by reference herein have been audited by KPMG Audit Plc, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements audited by KPMG Audit Plc are incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

  The financial statements of Fel-Pro as of December 28, 1997 and December 29, 1996 for each of the three years in the period ended December 28, 1997 incorporated by reference herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated by reference herein. Such financial statements audited by Ernst & Young LLP are incorporated herein by reference in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

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 No dealer, salesperson or other person has been authorized to give any infor-
mation or to make any representations other than those contained or incorpo-rated by reference in this Prospectus Supplement and the Prospectus in connec-tion with the offer contained in this Prospectus Supplement and the Prospectus and, if given or made, such information or representations must not be relied upon. This Prospectus Supplement and the accompanying Prospectus are not an offer to sell, nor do they seek such an offer to buy, these securities in any jurisdiction in which such offer or sale is not permitted.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                          PROSPECTUS SUPPLEMENT
Prospectus Summary........................................................  S-3
Risk Factors..............................................................  S-15
Forward-Looking Statements................................................  S-18
Use of Proceeds...........................................................  S-19
Exchange Rates............................................................  S-19
Recent Acquisitions.......................................................  S-20
Price Range of Common Stock and Dividends.................................  S-22
Capitalization............................................................  S-23
Unaudited Pro Forma Financial Data: T&N, Fel-Pro and Cooper Automotive....  S-24
Selected Consolidated Financial Data--Federal-Mogul.......................  S-39
Selected Consolidated Financial Data--T&N.................................  S-41
Selected Consolidated Financial Data--Fel-Pro.............................  S-43
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................  S-44
Description of Certain Indebtedness.......................................  S-66
Business..................................................................  S-69
Management................................................................  S-80
Principal Shareholders....................................................  S-84
Description of Capital Stock..............................................  S-85
Certain United States Tax Consequences to Non-United States Holders.......  S-90
Underwriting..............................................................  S-91
Presentation of Financial Information.....................................  S-94
Available Information.....................................................  S-94
Incorporation of Certain Information by Reference.........................  S-95
Legal Matters.............................................................  S-95
Experts...................................................................  S-95
Annex I: The Cooper Acquisition
 Business.................................................................  I-1
 Selected Financial Data for Cooper Automotive............................  I-5
 Management's Discussion and Analysis of Financial Conditions and Results
  of Operations...........................................................  I-6
 Index to Cooper Automotive Financial Statements..........................  I-12

                                PROSPECTUS
Available Information......................................................   2
The Company................................................................   3
Ratio Of Earnings To Fixed Charges And Ratio Of Earnings To Combined Fixed
 Charges And Preferred Stock Dividends.....................................   4
Use of Proceeds............................................................   4
Description of Debt Securities.............................................   4
Description of Preferred Stock and Common Stock............................  14
Selling Shareholders.......................................................  18
Plan of Distribution.......................................................  20
Incorporation of Certain Information by Reference..........................  21
Legal Matters..............................................................  22
Experts....................................................................  22

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                               14,000,000 SHARES

                          FEDERAL-MOGUL CORPORATION

                                 COMMON STOCK

                               ----------------

                             PROSPECTUS SUPPLEMENT

                               ----------------

                           BEAR, STEARNS & CO. INC.
                         DONALDSON, LUFKIN & JENRETTE
                              MERRILL LYNCH & CO.
                          MORGAN STANLEY DEAN WITTER
                              SCHRODER & CO. INC.

                               December 14, 1998

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